FOR AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 14, 2001.
                                                    REGISTRATION NO. 333-65018
------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-1
                               AMENDMENT NO. 4
                             REGISTRATION STATEMENT
                                      under
                          THE SECURITIES ACT OF 1933

                               INVESTOOLS INC.
  (Successor Registrant to ZiaSun Technologies, Inc. pursuant to Rule 414 of the Securities Act of 1933)
            (Exact Name of Registrant as Specified in Its Charter)

            DELAWARE                   7373                  76-0685039
            (State or           (Primary Standard             (I.R.S.
              Other                 Industrial                Employer
          Jurisdiction            Classification           Identification
               or                  Code Number)                Number)
          Organization)

     5959 CORPORATE DRIVE, SUITE 2000, HOUSTON, TX 77036; (281) 588-9700
 (Address, Including Zip Code, and Telephone Number, including Area Code, of
                  Registrant's Principal Executive Offices)

    5252 NORTH EDGEWOOD DR., SUITE 325, PROVO, UTAH 84604; (801) 229-2794
 (Previous Address, Including Zip Code, and Telephone Number, including Area
              Code, of Registrant's Principal Executive Offices)

              Lee K. Barba                             COPIES TO:
        Chief Executive Officer                   James C. Lewis, Esq.
            INVESTools Inc.                      Rakesh J. Govindji, Esq.
    5959 Corporate Drive, Suite 2000       Jones, Waldo, Holbrook & McDonough
          Houston, Texas 77036                   1500 Wells Fargo Plaza
             (281) 588-9700                       170 South Main Street
(Name, Address, Including Zip Code, and        Salt Lake City, Utah 84101
           Telephone Number,                         (801) 521-3200
    Including Area Code of Agent for
                Service)

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 As soon as practicable after the effective date of this Registration Statement.

      If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement number of the earlier effective registration statement for the same offering. / /

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

      If this is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

 Title of Each Class                           Proposed Maximum      Proposed Maximum
  of Security to be         Amount to be        Offering Price          Aggregate              Amount of
      Registered             Registered          Per Unit (2)       Offering Price (3)     Registration Fee
 -------------------        ------------       -----------------   -------------------     ----------------
Common Stock,
    par value $0.001         334,450(1)                   $1.69           $615,666.36             $153.92

      (1) The amount to be registered consists of 365,000 shares of common stock issued to certain former shareholders of ZiaSun Technologies, Inc. ("ZiaSun"), who received such shares in connection with the acquisition by ZiaSun of Seminar Marketing Group, Inc. ("SMG"), in a stock-for-stock exchange, completed in the end of September, 2000. These securities are the subject of a rescission offer to be commenced following the effectiveness of this Registration Statement, as more fully described in the Prospectus which is a part of this Registration Statement.

      (2) Reflects the average estimated purchase price per share, excluding interest, to be payable by the Registrant in the Rescission Offer.

      (3) Aggregate estimated purchase price, excluding interest, estimated to be payable if the Rescission Offer is accepted in full.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this Prospectus is subject to completion or amendment. The Company has filed a Registration Statement relating to these securities with the Securities and Exchange Commission. The Company may not sell or accept your offer to buy these securities until the Registration Statement becomes effective. This Prospectus is not an offer to sell these securities or the solicitation of an offer to buy these securities in any state where this offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED          ,  , 2001

                                   PROSPECTUS

                 RESCISSION OFFER TO CERTAIN SHAREHOLDERS OF
                               INVESTOOLS INC.

      INVESTools Inc. (the "Company" or "INVESTools") is offering certain former shareholders of the Company's wholly-owned subsidiary, ZiaSun Technologies, Inc. ("ZiaSun"), upon the terms and conditions described in this Prospectus, the right to rescind their purchase of shares of common stock of ZiaSun received in connection with the acquisition by ZiaSun of Seminar Marketing Group, Inc. ("SMG"), in the end of September, 2000. The Company is making this Rescission Offer as a result of the following two transactions, which did not satisfy the requirements of federal and state securities laws.

     (1) ISSUANCE OF SHARES OF COMMON STOCK IN SMG. In August, 2000, SMG issued shares of common stock to sixty-one (61) individuals for services and other consideration provided for the benefit of ZiaSun's wholly owned subsidiary, Online Investor Advantage, Inc. ("OIA"); and

     (2) EXCHANGE OF SHARES OF SMG FOR SHARES OF THE COMPANY. In September 2000, ZiaSun acquired all of the shares of SMG from the SMG shareholders through the issuance of shares of its common stock in a stock-for-stock exchange (the "exchange").

      On December 6, 2001, ZiaSun and Telescan, Inc., completed a merger which has resulted in ZiaSun and Telescan, Inc. ("Telescan") becoming wholly-owned subsidiaries of the Company, a newly formed Delaware corporation. As a result, the shareholders of ZiaSun have each received one share of the Company for each share of ZiaSun common stock they owned, and the Company, as the successor to ZiaSun, has undertaken this Rescission Offer.

      The Company hereby offers to rescind these transactions by repurchasing the shares of the Company's common stock issued to the shareholders (the "Rescission Stock") in the transactions described above, for an amount equal to the consideration paid, or the value of the consideration provided, for the shares of SMG, plus interest at 12% per annum from the date(s) such consideration was paid or provided. If you have already resold your shares, the Company offers to pay you the difference between the amount offered in this Prospectus, and the consideration you received on the sale, plus accrued interest at 12% per annum.

      Expiration Date of Rescission Offer: __________________ ___, 2002 at 5:00 P.M.

      EITHER REJECTION OR ACCEPTANCE OF THIS RESCISSION OFFER IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. RETAINING AN INVESTMENT IN THE COMPANY IS SUITABLE ONLY FOR PERSONS OF SUBSTANTIAL FINANCIAL MEANS WHO ARE ABLE TO BEAR THE RISK OF LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR A DISCUSSION OF FACTORS WHICH SHOULD BE CONSIDERED BY EACH RECIPIENT OF THIS RESCISSION OFFER.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      The Company urges you to read this Prospectus carefully before acting on this Rescission Offer.

      The date of this Prospectus is              ,        , 2001.

                                TABLE OF CONTENTS

TABLE OF CONTENTS.................................................................................................I

QUESTIONS AND ANSWERS ABOUT THE RESCISSION OFFER..................................................................1

PROSPECTUS SUMMARY................................................................................................2
   INVESTools, Inc................................................................................................2
   Summary of Rescission Offer....................................................................................3
   Risk Factors...................................................................................................3

SUMMARY HISTORICAL FINANCIAL DATA.................................................................................4
   ZiaSun.........................................................................................................4
   Telescan.......................................................................................................5

UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENT OVERVIEW...........................................6

COMPARATIVE PER SHARE DATA.......................................................................................12

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION......................................................13

RISK FACTORS.....................................................................................................13
   Risks Relating To Business....................................................................................13
   Risks Relating To Rescission Offer............................................................................22

THE RESCISSION OFFER.............................................................................................23
   Background and Reasons for the Rescission Offer...............................................................23
   Terms of the Rescission Offer.................................................................................25
   Possible Sale of Bonus Shares Pursuant to Rule 144............................................................26
   How to Accept the Rescission Offer............................................................................26
   How to Reject the Rescission Offer............................................................................27
   Funding the Rescission Offer..................................................................................27
   Additional Terms and Conditions...............................................................................27
   Questions About the Rescission Offer..........................................................................27
   Use of Rescission Stock Repurchased by the Company............................................................27
   Effect of Rescission Offer....................................................................................28
   Federal Income Tax Consequences of the Rescission Offer.......................................................30

CAPITALIZATION...................................................................................................32

BUSINESS.........................................................................................................33
   INVESTools' Business..........................................................................................33
   Completion of Merger..........................................................................................33
   ZiaSun Business...............................................................................................34
   Telescan Business.............................................................................................42

DESCRIPTION OF INVESTOOLS CAPITAL STOCK..........................................................................47
   General.......................................................................................................47
   Description of Common Stock...................................................................................47
   Description Of Series A Preferred Stock.......................................................................47
   Anti-Takeover Effects.........................................................................................48

PER SHARE MARKET PRICE AND DIVIDEND INFORMATION..................................................................49

                                       i


ZIASUN SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA...........................................................50

ZIASUN'S MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.....................51
   Overview......................................................................................................51
   Results of Operations.........................................................................................51
   Liquidity and Capital Resources...............................................................................54
   Recent Accounting Pronouncements..............................................................................55
   Changes In, and Disagreements With, Accountants on Accounting and Financial Disclosure........................57
   Market Risk Disclosure........................................................................................57

TELESCAN SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA.........................................................59

TELESCAN MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.....................60
   Business Overview.............................................................................................60
   Liquidity and Capital Resources...............................................................................65
   Recent Accounting Pronouncements..............................................................................66
   Changes in, and Disagreements with, Accountants on Accounting and Financial Disclosure........................66
   Market Risk Disclosure........................................................................................67

MANAGEMENT.......................................................................................................68
   Directors and Executive Officers..............................................................................68
   ZiaSun Executive Compensation.................................................................................71
   Options/SAR Grants In Last Fiscal Year........................................................................73
   Aggregated Option Exercises In The Last Fiscal Year...........................................................74
   Telescan Executive Compensation...............................................................................75
   Option Grants In Last Fiscal Year.............................................................................77
   Aggregated Option Exercises In Last Fiscal Year And Fiscal Year End Option Values.............................78
   Certain Relationships and Related Transaction with Directors and Executive Officers...........................79

BENEFICIAL OWNERSHIP OF SECURITIES...............................................................................81

LIMITATION ON DIRECTORS' LIABILITY; INDEMNIFICATION..............................................................82

EXPERTS..........................................................................................................82

WHERE YOU CAN FIND ADDITIONAL INFORMATION........................................................................83

APPENDIX A-FORM OF ELECTION.......................................................................................1

               QUESTIONS AND ANSWERS ABOUT THE RESCISSION OFFER

Q: WHY IS THE COMPANY MAKING THE RESCISSION OFFER?

A: The issuance of shares covered by this Rescission Offer did not comply with the Securities Act of 1933, as amended, because those stock issuances were not registered under federal securities law and did not qualify for an exemption from registration. Under federal and state securities laws, the purchasers of those shares are entitled to rescind their purchases.

Q: WHAT WILL I RECEIVE IF I ACCEPT THE RESCISSION OFFER?

A: If you accept the Company's Rescission Offer, the Company will repurchase the shares you hold for an amount equal to the consideration you paid, or the value of consideration provided by you, for the issuance of shares of SMG, plus interest at 12% per annum from the date(s) such consideration was paid or provided. The Company will not make any additional payment to purchase any shares that were given to you as "bonus shares," and if you elect to rescind, you will be entitled to retain your "bonus shares." You will, of course, be able to accept the Rescission Offer, and use the cash paid to you by the Company to purchase stock of the Company at any time in the market.

Q: WHEN DOES THE RESCISSION OFFER EXPIRE?

A: The Rescission Offer expires on              , 2002 (Thirty (30) days from
   the date of effectiveness of the Registration Statement of which this Prospectus is a part).

Q: WHAT DO I NEED TO DO NOW TO ACCEPT THE RESCISSION OFFER?

A: You should complete, sign and date the accompanying Form of Election, and return it to the Company, together with your stock certificates for the shares you want the Company to repurchase, in the enclosed return envelope prior to the Expiration Date.

Q. WHAT HAPPENS IF I DON'T RETURN MY FORM OF ELECTION?

A: If you do not return your Form of Election before the expiration date of the Rescission Offer, you will be deemed to have rejected the Company's Rescission Offer. Rejection of the Rescission Offer may not necessarily extinguish future rights of action against the Company by the rejecting shareholders.

Q. CAN I CHANGE MY MIND AFTER I HAVE MAILED MY SIGNED ELECTION FORM?

A: Yes. You can change your decision about accepting or rejecting the Company's Rescission Offer at any time before the Expiration Date. You can do this by completing and submitting a new Election Form.

Q: WHO CAN HELP ANSWER MY QUESTIONS?

A: You can call James C. Lewis or Rakesh J. Govindji of Jones, Waldo, Holbrook
   & McDonough at (801) 521-3200, with any questions about the Rescission Offer.

                               PROSPECTUS SUMMARY

      This summary highlights information contained elsewhere in this Prospectus. It does not contain all of the information that you should consider before acting on the Rescission Offer. We encourage you to read the entire Prospectus carefully, including the section entitled "Risk Factors" and the financial statements and notes to those financial statements, which appear elsewhere in this Prospectus.

INVESTOOLS INC. (SEE PAGE 33)

5959 Corporate Drive, Suite 2000
Houston, TX 77036
(281) 588-9700

      On December 6, 2001, ZiaSun and Telescan, Inc., consummated a merger, resulting in each company becoming a wholly-owned subsidiary of the Company, a newly formed Delaware corporation. ZiaSun stockholders received one share of INVESTools common stock for each share of ZiaSun common stock they owned, and holders of Telescan common stock received 0.55531 of a share of INVESTools common stock for each share of Telescan common stock they owned. As a result of the completion of the merger, the former ZiaSun shareholders now own approximately 75% of INVESTools and the former Telescan shareholders now own the remaining interest of approximately 25%.

      The Company was incorporated as a Delaware corporation on May 21, 2001, to effect the merger of ZiaSun and Telescan. The Company has had no material operations to date, and, as a result of the merger, is the holding company of ZiaSun and Telescan. Accordingly, the business and financial information presented in this Prospectus pertains to the business and operations of these two wholly-owned subsidiaries.

      INVESTools is a newly formed company which will, as a result of the merger, provide investor education, financial publications and analytical tools worldwide. As a result of the merger, INVESTools owns 100% of ZiaSun and 100% of Telescan. On a pro forma consolidated basis, INVESTools recorded $89.5 million of revenues and $102.7 million in loss from continuing operations for the year ending December 31, 2000. On a pro forma consolidated basis, INVESTools also recorded $75.2 million of accumulated deficit as of June 30, 2001.

      INVESTools will combine ZiaSun's classroom investor education with Telescan's e-finance services and web-delivered analytical tools.

      The combined company is being built on a solid and practical business platform, in which the investor workshops complement the online financial tools. Investors are better able to leverage the power of online financial tools, if they are provided a variety of ways to become familiar with those tools, including live seminars, video tapes, audio tapes and Web based information.

      ZiaSun is a holding company based in Provo, Utah, focused on investor education and e-finance. Currently, all of ZiaSun's revenues are derived from Online Investors Advantage, Inc., a wholly-owned subsidiary. Online Investors Advantage provides in-depth consumer training in the optimum use of Internet-based investment and financial management tools and services via live workshops, home study and online subscriptions. ZiaSun has developed a live two-day workshop and a video-based home-study program, both of which it promotes online and through a multi-step marketing program. Online Investors Advantage has a current customer base of approximately 12,000 individuals and has expanded its operations in 2000 to Singapore, Hong Kong, United Arab Emirates, South Africa, United Kingdom, Saudi Arabia, Puerto Rico, Thailand, Barbados, China and Ireland.

      Telescan delivers investment advice and education to individual investors online through two Web properties, INVESTools.com and WallStreetCity.com. INVESTools.com publishes actionable investment advice and education, and WallStreetCity.com provides an investment search tool, ProSearch. Telescan also offers private-label subscription marketing and e-mail list management services to its business clients. In addition, through its Business-to-Business Division, Telescan offers an array of online financial solutions to businesses seeking to expand their offerings online and gain greater cost efficiency through outsourcing.

SUMMARY OF RESCISSION OFFER (SEE PAGE 23)

      The Company, as the successor of ZiaSun, is offering to certain shareholders, the right to rescind their purchase of shares of common stock of Seminar Marketing Group, Inc. ("SMG"). The shares of SMG were offered and sold and were subsequently exchanged for shares of ZiaSun's common stock, in a stock-for-stock exchange, in a manner that did not satisfy the requirement of federal and state securities laws. Accordingly, ZiaSun may have incurred a contingent liability to the persons receiving shares in these transactions in the aggregate amount of approximately $615,666.36 plus interest of approximately $137,439 as of December 11, 2001. If a shareholder accepts this Rescission Offer, the Company will repurchase his or her shares for an amount equal to the consideration paid, or the value of the consideration provided, for the shares of SMG, together with interest at 12% per annum from the date(s) such consideration was paid or provided. The Company will pay the legal interest rate in the state of Utah of 12%, which is the highest interest rate in each of the states in which purchasers resided at the time of the transactions described in this Prospectus. No additional payment will be made to repurchase shares which were given as "bonus shares" to certain SMG shareholders, and all persons electing to accept or reject the Rescission Offer will be entitled to retain their bonus shares. If you have resold the shares in a bona fide transaction to a third party prior to the date of this Prospectus, the Company will pay an amount equal to the difference between the amount offered in this Prospectus, and the consideration you received on the sale of the shares, plus accrued interest at 12% per annum.

      To accept or reject the Rescission Offer, you must complete, sign and return to us the Form of Election attached to this prospectus as Appendix A prior to the expiration of the Rescission Offer.

IF YOU DO NOT COMPLETE AND RETURN A FORM OF ELECTION PRIOR TO THE EXPIRATION OF THE RESCISSION OFFER, YOU WILL BE DEEMED TO HAVE REJECTED THE RESCISSION OFFER.

RISK FACTORS (SEE PAGE 13)

      Either rejection or acceptance of this Rescission Offer is speculative and involves a high degree of risk. Retaining an investment in the Company is suitable only for persons of substantial financial means who are able to bear the risk of loss of their entire investment.

      Recipients of this Rescission Offer should carefully consider all information set forth in this Prospectus, including the information set forth in "Risk Factors" beginning on page 8, prior to acting on the Rescission Offer. Such risk factors include the following:

         - The Company's subsidiaries, ZiaSun and Telescan, may lose revenue if they are unable to compete effectively;

         - Telescan is not, and has never been, profitable; ZiaSun has not been profitable since 1999;

         -  ZiaSun's and Telescan's businesses are dependent on key employees;

         - The Company's ability to grow may be impaired if a large number of Offerees accept the Rescission Offer; and

         - The Rescission Offer may not bar future claims by Offerees.

                        SUMMARY HISTORICAL FINANCIAL DATA

ZIASUN

      The following table sets forth ZiaSun's summary historical consolidated financial information. The summary historical consolidated financial information as of and for the fiscal years ended December 31, 1996, 1997, 1998 and 1999 has been derived from, and should be read in conjunction with, the Company's audited historical consolidated financial statements and the notes thereto, which have been audited by Jones, Jensen & Company (now known as HJ & Associates, LLC), independent auditors, and which, in the case of the fiscal years ended December 31, 1998 and 1999 are attached to this Prospectus. The summary historical consolidated financial information as of and for the fiscal year ended December 31, 2000 has been derived from, and should be read in conjunction with, ZiaSun's audited historical consolidated financial statements and the notes thereto, which have been audited by BDO Seidman, LLP, independent auditors, and which are attached to this Prospectus. The summary historical consolidated financial information as of and for the nine months ended September 30, 2000 and 2001 has been derived from, and should be read in conjunction with, ZiaSun's unaudited historical consolidated financial statements and the notes thereto attached to this Prospectus. In ZiaSun's opinion, all adjustments (which consist only of normal recurring entries) considered necessary for a fair presentation have been included in ZiaSun's unaudited financial statements. Interim results for the nine months ended September 30, 2001 are not necessarily indicative of, or projections for, the results to be expected for the full fiscal year ending December 31, 2001. The following summary historical consolidated financial information should be read in conjunction with the sections entitled "Selected Historical Financial Data of ZiaSun" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of ZiaSun" below and with the consolidated financial statements of the ZiaSun and the notes thereto attached to this Prospectus.


                                     NINE MONTHS
STATEMENT OF OPERATIONS           ENDED SEPTEMBER 30,                        YEARS ENDED DECEMBER 31,
                                --------------------     -------------------------------------------------------------
                                  2001         2000        2000         1999          1998         1997         1996
                                -------      -------     --------      -------       -------     -------       -------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue.......................  $39,877      $39,139     $ 54,667      $23,620     $      -      $     -       $    -
Goodwill impairment ..........        -            -      (71,756)           -            -            -            -
Other income (expense) .......     (952)         110          167           17            -            -            -

Net income (loss) from
   continuing operations......   (2,441)        (164)     (70,548)       2,632          (77)      (3,511)          (4)
Net income (loss) ............  $(2,635)     $   (25)    $(77,226)     $ 5,964     $    769      $(3,511)      $   (4)

NET INCOME (LOSS) PER
  COMMON SHARE FROM
  CONTINUING OPERATIONS
     Basic....................  $ (0.08)     $ (0.01)    $  (2.37)     $  0.12     $      -      $     -       $    -
                                ========     ========    =========     =======     ========      =======       =======
     Diluted..................  $ (0.08)     $ (0.01)    $  (2.37)     $  0.10     $      -      $     -       $    -
                                ========     ========    =========     =======     ========      =======       =======

WEIGHTED AVERAGE COMMON
  SHARES OUTSTANDING
     Basic....................   32,151       28,721       29,744       21,770       17,023       15,467          800
                                ========     ========    =========     =======     ========      =======       =======
     Diluted..................   32,151       28,721       29,744       25,796       17,023       15,467          800
                                ========     ========    =========     =======     ========      =======       =======



                                                                                DECEMBER 31,
                                                         --------------------------------------------------------------
BALANCE SHEET DATA             SEPTEMBER 30, 2001          2000         1999          1998          1997         1996
                               ------------------        --------     --------      --------      --------      -------
                                                                  (IN THOUSANDS)
Working capital...............     $    445              $     72     $  6,373      $  1,662      $   (12)      $   66
Total assets..................       44,844                47,713       19,457         4,765          123           66
Total stockholders'                  39,193                42,099       15,736         4,165           37           66
equity .......................
Book value per share..........         1.24                  1.42         0.61          0.24         0.00         0.08


TELESCAN

      The following table sets forth certain of Telescan's summary historical consolidated financial information. The summary historical consolidated financial information as of and for the fiscal years ended December 31, 1996, 1997, 1998 and 1999 has been derived from, and should be read in conjunction with, Telescan's audited historical consolidated financial statements and the notes thereto, which have been audited by Hein + Associates LLP, independent auditors, and which, in the case of the fiscal years ended December 31, 1998 and 1999, are attached to this Prospectus. The summary historical consolidated financial information as of and for the fiscal year ended December 31, 2000 has been derived from, and should be read in conjunction with, Telescan's audited historical consolidated financial statements and the notes thereto, which have been audited by Arthur Andersen LLP, independent auditors, and which are attached to this Prospectus. The summary historical consolidated financial information as of and for the nine months ended September 30, 2000 and 2001 has been derived from, and should be read in conjunction with, Telescan's unaudited historical consolidated financial statements and the notes thereto attached to this Prospectus. In Telescan's opinion, all adjustments (which consist only of normal recurring entries) considered necessary for a fair presentation have been included in Telescan's unaudited financial statements. Interim results for the nine months ended September 30, 2001 are not necessarily indicative of, or projections for, the results to be expected for the full fiscal year ending December 31, 2001. The following summary historical consolidated financial information should be read in conjunction with the sections entitled "Selected Historical Consolidated Financial Data of Telescan" and "Telescan Management's Discussion and Analysis of Financial Condition and Results of Operations" below and with consolidated financial statements of Telescan and the notes thereto attached to this Prospectus.


                                      NINE MONTHS
STATEMENT OF OPERATIONS            ENDED SEPTEMBER 30,                        YEARS ENDED DECEMBER 31,
                                 ----------------------    ------------------------------------------------------------
                                    2001         2000         2000         1999         1998         1997         1996
                                 --------     ---------    ---------     --------     --------     -------      -------
                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
 Revenue ..................      $15,224      $ 27,935     $ 35,938      $26,438      $15,234      $16,467      $13,721
 Special and other  charges       (4,538)       (9,182)     (11,742)           -       (1,530)           -            -
 Cost of acquisition
   opportunities ..........         (870)       (5,009)      (5,009)      (3,287)           -            -            -
 Other income (expense)....       (2,094)       21,290       (7,436)         435         (413)         341          349

Net income (loss) from
   continuing operations ..       (9,724)        1,616      (30,644)      (5,850)      (8,220)      (1,155)      (3,781)
 Net income (loss) ........      $(9,724)     $  1,616    $ (30,644)     $(5,850)     $(8,201)     $(1,174)     $(3,781)

NET INCOME (LOSS) PER COMMON
   SHARE FROM CONTINUING
   OPERATIONS
      Basic ...............      $ (0.60)     $   0.10    $   (1.85)     $ (0.39)     $ (0.66)     $ (0.10)     $ (0.32)
                                 ========     ========    ==========     ========     ========     ========     ========
      Diluted .............      $ (0.60)     $   0.09    $   (1.85)     $ (0.39)     $ (0.66)     $ (0.10)     $ (0.32)
                                 ========     ========    ==========     ========     ========     ========     ========

 WEIGHTED AVERAGE COMMON
   SHARES OUTSTANDING
      Basic ...............        16,296       16,737       16,665       15,486       12,654       12,203       11,655
                                 ========     ========    ==========     ========     ========     ========     ========
      Diluted .............        16,296       18,756       16,665       15,486       12,654       12,203       11,655
                                 ========     ========    ==========     ========     ========     ========     ========



                                                                                 DECEMBER 31,
BALANCE SHEET DATA             SEPTEMBER 30, 2001             2000        1999         1998         1997         1996
                               ------------------          --------     --------     ---------    --------     --------
                                                                   (IN THOUSANDS)
 Working capital ..........       $    (4,249)             $  4,156     $ 10,049     $   (641)    $    956     $    436
 Total assets .............             6,377                19,440       82,899       13,401       13,178       11,673
 Total long-term obligations                -                    46       11,500        2,366          507          784
 Total stockholders' equity              (297)                9,427       57,770        4,771        9,160        7,750
 Book value per share......              0.00                  0.57         3.73         0.38         0.75         0.66


                  UNAUDITED PRO FORMA CONSOLIDATED CONDENSED

                          FINANCIAL STATEMENT OVERVIEW

      On May 3, 2001, ZiaSun and Telescan announced the signing of a definitive agreement to merge into a newly formed company, INVESTools. On December 6, 2001, the merger was approved by the shareholders of ZiaSun and Telescan, and the merger was completed. Under the terms of the merger, each outstanding share of ZiaSun common stock was exchanged for one share of INVESTools common stock; and holders of Telescan common stock received 0.55531 of a share of INVESTools common stock for each share of Telescan common stock they owned. Holders of Telescan preferred stock received one share of INVESTools convertible preferred stock for each share of Telescan preferred stock they owned. The merger will be accounted for as a purchase in which ZiaSun is treated as the acquirer of Telescan for financial accounting purposes.

      The following Unaudited Pro Forma Condensed Consolidated Financial Information gives pro forma effect to the merger by application of the pro forma adjustments described in the accompanying notes. The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2001, gives effect to the merger as if it occurred on that date.

      The section entitled "CAPITALIZATION," page 32, gives proforma effect to the acceptance or rejection of the Rescission Offer.

      The Unaudited Pro Forma Condensed Consolidated Statements of Operations for the nine months ended September 30, 2001 and for the year ended December 31, 2000 give effect to the merger as if it occurred on January 1, 2000 and includes adjustments directly attributable to the merger and expected to have a continuing impact on the merged company.

      The Unaudited Pro Forma Condensed Consolidated Financial Information is based, in part, on the following historical financial statements, which have been previously filed with the Securities and Exchange Commission by ZiaSun or Telescan and are included herein:

   - The audited Consolidated Financial Statements of ZiaSun as of and for the year ended December 31, 2000

   - The unaudited Consolidated Financial Statements of ZiaSun as of and for the six months ended September 30, 2001

   - The audited Consolidated Financial Statements of Telescan as of and for the year ended December 31, 2000

   - The unaudited Consolidated Financial Statements of Telescan as of and for the six months ended September 30, 2001

      The pro forma adjustments are based on available information, preliminary estimates and certain assumptions that ZiaSun and Telescan believe are reasonable. The preliminary allocation of the purchase price to assets and liabilities of Telescan reflects the assumption that assets and liabilities are carried at historical amounts which approximate fair market value. The actual allocation of the purchase price may differ from that reflected in the unaudited pro forma financial statements after all relevant information is obtained regarding the fair market value of the assets and liabilities.

      The Unaudited Pro Forma Condensed Consolidated Financial Information and related notes are provided for informational purposes only and are not necessarily indicative of the consolidated financial position or results of operations of the merged company. The Unaudited Pro Forma Condensed Consolidated Financial Information should be read in conjunction with the historical financial statements of ZiaSun and Telescan, and the related notes thereto, which are included elsewhere in this Prospectus.

           Unaudited Pro Forma Consolidated Condensed Balance Sheet
                            As of September 30, 2001
                                (in thousands)


                                                                                    PRO FORMA          CONSOLIDATED
                                                   ZIASUN           TELESCAN       ADJUSTMENTS          PRO FORMA
                                                 ----------        ---------     ----------------      ------------
ASSETS
Current assets:
    Cash and cash equivalents                     $   4,397        $     957     $        -            $      5,354
    Accounts receivable, net                            779            1,275              -                   2,054
    Marketable securities                                 -               21              -                      21
    Other current assets                                241              172              -                     413
                                                 ----------        ---------     ----------------      ------------
         Total current assets                         5,417            2,425              -                   7,842

Property and equipment, net                             269            2,304         (1,454)  (a)             1,119
Investments                                           5,624              731           (461)  (a)             5,894
Software development costs, net                           -              849           (536)  (a)               313
Goodwill                                             32,413                -              -                  32,413
Deferred tax asset                                        -                -         14,116   (c)            14,116
Other assets                                          1,121               68              -                   1,189
                                                 ----------        ---------     ----------------      ------------
    Total assets                                  $  44,844        $   6,377     $   11,665            $     62,886
                                                 ==========        =========     ================      ============
LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
    Deferred revenue                              $   1,167        $   2,405     $        -            $      3,572
    Accounts payable and accrued
      liabilities                                     3,805            4,269              -                   8,074
                                                 ----------        ---------     ----------------      ------------
         Total current liabilities                    4,972            6,674              -                  11,646
                                                 ----------        ---------     ----------------      ------------

Commitments and Contingencies:
    Shares subject to rescission                        654                -              -                     654
    Minority interest                                    25                -              -                      25

Shareholders' Equity:
    Preferred stock                                       -                1              -                       1
    Common stock                                         32              162            215  (f)                431
                                                                                         22  (i)
    Additional paid-in capital                      115,826           67,650        (56,660)                128,494 (g)
                                                                                      1,678  (i)
    Treasury stock                                        -          (56,660)             -                       -
    Accumulated comprehensive income                      -                -              -                       -
    Deferred compensation                               (23)               -              -                  (1,723)
                                                                                     (1,700) (i)
    Accumulated deficit                             (76,642)         (68,110)        68,110  (a)            (76,642)
                                                 ----------        ---------     ----------------      ------------
         Total shareholders' equity                  39,193             (297)        11,665                  50,561
                                                 ----------        ---------     ----------------      ------------
         Total liabilities and
           stockholders' equity                   $  44,844        $   6,377     $   11,665                $62,886
                                                 ==========        =========     ================      ============


     UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001
                     (in thousands except per share data)


                                                                                       PRO FORMA         CONSOLIDATED
                                                  ZIASUN           TELESCAN           ADJUSTMENTS         PRO FORMA
                                                -----------        ---------       -----------------    --------------
REVENUE                                         $   39,877         $  15,224       $      (621)  (d)    $      54,480

Cost and expenses:
    Cost of revenue                                 13,975             5,973              (636)  (d)           19,312
    General and administrative                      23,326             9,624               283   (i)           33,441
                                                                                           208   (h)
    Depreciation and amortization                    3,477             1,758                 -                  5,235
    Special and other charges                            -             5,408                 -                  5,408
                                                -----------        ---------       -----------------    --------------
         Income (loss) from operations                (901)           (7,539)             (476)                (8,916)
                                                -----------        ---------       -----------------    --------------
Other income (expense):
    Loss on equity investments                        (830)                -                 -                   (830)
    Loss on disposal of assets                         (41)                -                 -                    (41)
    Loss on marketable securities                        -            (2,159)                -                 (2,159)
    Interest, net                                      (81)               54                 -                    (27)
    Other, net                                           -                11                 -                     11
                                                -----------        ---------       -----------------    --------------
         Total other income (expense)                 (952)           (2,094)                -                 (9,046)
                                                -----------        ---------       -----------------    --------------
Income (loss) from continuing operations
   before taxes                                     (1,853)           (9,633)             (476)               (11,962)

Income taxes                                          (588)                -               588  (b)                 -
                                                -----------        ---------       -----------------    --------------
Income (loss) from continuing operations            (2,441)           (9,633)              112                (11,962)

Discontinued operations                               (132)                -                 -                   (132)
Loss on disposal of discontinued
   operations                                          (62)                -                 -                    (62)
                                                -----------        ---------       -----------------    --------------
Income (loss) before preferred stock
   dividend                                         (2,635)           (9,633)              112                (12,156)

Preferred stock dividend                                 -               (91)                -                    (91)
                                                -----------        ---------       -----------------    --------------

Income (loss) from continuing operations
   attributable to common stockholders          $   (2,635)        $  (9,724)      $       112          $     (12,247)
                                                ===========        =========       =================    ==============
Earnings per share from continuing operations:
    Basic                                       $    (0.08)        $   (0.60)                           $      (0.30)
                                                ===========        =========                           ==============
    Diluted                                     $    (0.08)        $   (0.60)                           $      (0.30)
                                                ===========        =========                           ==============

Weighted average common shares:
    Basic                                           32,151            16,296            (7,247)               41,200 (e)
                                                ===========        =========       =================    ================
    Diluted                                         32,151            16,296            (7,247)               41,200 (e)
                                                ===========        =========       =================    ================


     UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                     (in thousands except per share data)


                                                                                     PRO FORMA            CONSOLIDATED
                                                   ZIASUN          TELESCAN         ADJUSTMENTS            PRO FORMA
                                                ------------     ------------      ---------------        ------------
REVENUE                                         $    54,667      $    35,938       $  (1,148)  (d)        $    89,457

Cost and expenses:
    Cost of revenue                                  28,369           22,695            (848)  (d)             50,216
    General and administrative                       19,050           16,793           1,133   (i)             37,807
                                                                                         831   (h)
    Depreciation and amortization                     3,106            2,907               -                    6,013
    Special and other charges                        71,756           11,742               -                   83,498
    Cost of acquisition opportunities                     -            5,009               -                    5,009
                                                ------------     ------------      ---------------        ------------
         Income (loss) from operations              (67,614)         (23,208)         (2,264)                 (93,086)
                                                ------------     ------------      ---------------        ------------
Other income (expense):
    Loss on equity investments                         (200)               -               -                     (200)
    Gain on marketable securities                         -           19,432               -                   19,432
    Realized loss on marketable
      securities impairment                               -          (27,668)              -                  (27,668)
    Interest, net                                       351              704               -                    1,055
    Other, net                                           16               96               -                      112
                                                ------------     ------------      ---------------        ------------
         Total other income (expense)                   167           (7,436)              -                   (7,269)
                                                ------------     ------------      ---------------        ------------
Income (loss) from continuing operations
   before taxes                                     (67,447)         (30,644)         (2,264)                (100,355)

Income taxes                                         (3,101)               -             784  (b)              (2,317)
                                                ------------     ------------      ---------------        ------------
Income (loss) from continuing operations            (70,548)         (30,644)         (1,480)                (102,672)
                                                ============     ============      ===============        ============
Preferred stock dividend                                  -             (150)              -                     (150)
                                                ------------     ------------      ---------------        ------------
Income (loss) from continuing operations
   attributable to common stockholders          $   (70,548)     $   (30,794)      $  (1,480)             $  (102,822)
                                                ============     ============      ===============        ============

Earnings per share from continuing operations:
    Basic                                       $     (2.37)     $     (1.85)                             $     (2.64)
                                                ============     ============                             ============
    Diluted                                     $     (2.37)     $     (1.85)                             $     (2.64)
                                                ============     ============                             ============
Weighted average common shares:
    Basic                                            29,744           16,665          (7,411)                  38,998 (e)
                                                ============     ============      ===============        ===============
    Diluted                                          29,744           16,665          (7,411)                  38,998 (e)
                                                ============     ============      ===============        ===============


                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                        CONSOLIDATED FINANCIAL STATEMENTS

(a) To record the effect of the merger of ZiaSun and Telescan into INVESTools.

                                                                         Common          Preferred
Purchase consideration is as follows:                                     Stock            Stock          Options
                                                                       -----------      ----------      ----------
Telescan shares/options outstanding at May 3, 2001                      16,296,026         120,000       2,016,150

Exchange ratio to convert shares/options into common stock
equivalents                                                                      1              25               1
                                                                       -----------      ----------      ----------
Telescan's equivalent shares/options acquired in merger                 16,296,026       3,000,000       2,016,150

Exchange ratio                                                             0.55531         0.55531         0.55531
                                                                       -----------      ----------      ----------
ZiaSun equivalent shares/options                                         9,049,346       1,665,930       1,119,588

Eight day average closing share price of ZiaSun with the
date of the merger announcement as the midpoint/Black Scholes
option valuation                                                            $ 0.92*         $ 0.92*         $ 0.40**
                                                                       -----------      ----------      ----------
Fair value of shares/options acquired                                  $ 8,325,398      $1,532,656      $  459,952***
                                                                       ===========      ==========      ==========

* Average share price for the common and preferred stock was calculated based on the average daily closing prices for ZiaSun stock for the four days prior to the merger announcement and the four days following the announcement.
** The fair value of the options was estimated using the Black Scholes option pricing model with the following assumptions; risk free rate of 5.03%; volatility factor of 63.9%; expected lives ranging from one to ten years; and no assumed dividend yield.
*** Represents the fair value of all options outstanding. The fair value of the vested and unvested options granted in exchange for the Telescan options surrendered will be less than or equal to the fair value of the Telescan options surrendered. Approximately 63% of options outstanding are vested. Unvested options vest ratably over an average of approximately two years. All unvested options have an intrinsic value of less than zero, and accordingly, no prepaid compensation costs has been recorded. We anticipate that the intrinsic value of all unvested options will continue to be zero at the consummation date.

Total value of shares and options issued             $  10,318
Estimated merger costs                                   1,050
                                                     -------------
Total purchase consideration                         $  11,368
                                                     =============

Preliminary allocation of purchase consideration is as follows:

  Current assets                                     $   2,425
  Long term assets                                       1,501
  Deferred tax asset                                    14,116 (c)
  Current liabilities                                   (6,674)
                                                     -------------
   Total purchase consideration allocation           $  11,368
                                                     =============

The preliminary allocation of the purchase price to Telescan's acquired assets and liabilities reflects the assumption that assets and liabilities are carried at historical amounts which approximate fair market value. Negative goodwill was allocated to long term assets on a pro rata basis in accordance with SFAS 141 as follows:

   Property, plant and equipment.............................$1,454
   Investments...............................................$  461
   Software................................................. $  536

The actual allocation of the purchase price may differ from that reflected in the unaudited pro forma financial statements after all relevant information is obtained regarding the fair market value of the assets and liabilities.

Total common shares issued by INVESTools:      ZiaSun    Telescan    INVESTools
                                               ------    --------    ----------
  Shares outstanding at September 30, 2001     31,838      16,296
  Exchange ratio                                 1.00     0.55531
                                               ------    --------    ----------
                                               31,838       9,049        40,887
                                               ======    ========    ==========

(b) To adjust the pro forma tax provision (benefit) to reflect the estimated utilization of the deferred tax asset of the merged company. This utilization is subject to a limitation under IRS code Section 382 of $784,000 per year.
(c) This asset represents management's estimate of the fair value of the deferred tax asset. Although ZiaSun reported losses for the year ended December 31, 2000 and the nine months ended September 30, 2001, a large portion of these losses is attributable to goodwill amortization and other write-offs, which are not deductible for federal income tax purposes. Therefore, ZiaSun is currently generating taxable income and providing for such in its financial statements. Based on historical operating results and estimates of future taxable income, management believes that the deferred tax asset recorded will be utilized in future periods.
(d) To eliminate transactions between ZiaSun and Telescan. Differences in intercompany amounts reflect timing differences in recording the transactions.

(e) The calculation of the combined weighted average shares outstanding and basic and diluted earnings per share is as follows:


                                                                            Fiscal Year Ended 2000
                                                               -------------------------------------------------
                                                                 ZiaSun            Telescan           Combined
                                                               ----------        ------------       ------------
Basic and diluted:
Weighted average shares outstanding                              29,744              16,665
Exchange ratio to convert ZiaSun/Telescan shares into
   INVESTools shares                                               1.00             0.55531
                                                               ----------        ------------       ------------
INVESTools equivalent weighted average shares
   outstanding - basic                                           29,744               9,254             39,998
                                                               ==========        ============       ============


                                                                     Nine Months Ended September 30, 2001
                                                               -------------------------------------------------
                                                                 ZiaSun            Telescan           Combined
                                                               ----------        ------------       ------------
Basic and diluted:
Weighted average shares outstanding                              32,151              16,296
Exchange ratio to convert ZiaSun/Telescan shares into
   INVESTools shares                                               1.00             0.55531
                                                               ----------        ------------       ------------
INVESTools equivalent weighted average shares
   outstanding - diluted                                         32,151               9,049             41,200
                                                               ==========        ============       ============

(f)  Adjustments to common stock:
    INVESTools issuance of 40,887 shares of $0.01 par value
      common stock in exchange for ZiaSun common stock
      outstanding and Telescan's common stock outstanding            $     409
    Elimination of ZiaSun common stock                                     (32)
    Elimination of Telescan common stock                                  (162)
                                                                     ---------
                                                                     $     215
                                                                     =========

(g)  Adjustments to additional paid in capital:
    Purchase price, net of merger costs                              $  11,368
    Par value of INVESTools common stock issued at merger                 (409)
    Par value of INVESTools preferred stock issued at merger                (1)
    Additional paid in capital for ZiaSun at September 30, 2001        115,826
    Elimination of ZiaSun common stock                                      32
    Deferred compensation related to the merger transition award         1,678
                                                                     ---------
                                                                     $ 128,494
                                                                     =========

(h) Additional executive compensation effective upon consummation of the merger.
(i) Merger transition award of cash and stock. This award vests equally over a three year period on the anniversary of the merger.

                           COMPARATIVE PER SHARE DATA

      The following table sets forth selected historical and pro forma per common share data for income and stockholders' equity as of and for the periods ended on the dates specified (i) on a historical basis for ZiaSun,
(ii) on a historical basis for Telescan, (iii) on a pro forma basis for ZiaSun and Telescan combined, (iv) on a pro forma consolidated ZiaSun equivalent basis and (v) on a pro forma consolidated Telescan equivalent basis. The following information should be read in conjunction with the historical consolidated financial statements of ZiaSun and Telescan included in this Prospectus. Neither ZiaSun nor Telescan has paid any cash dividends to common stockholders during the periods ended on the dates specified below.

                                                          AS OF AND FOR THE NINE            AS OF AND FOR THE
                                                               MONTHS ENDED                     YEAR ENDED
                                                            SEPTEMBER 30, 2001              DECEMBER 31, 2000
                                                          ----------------------            -----------------
ZIASUN HISTORICAL
    Income (loss) per share from continuing
      operations, fully diluted...................                 $(0.08)                         $(2.37)
    Stockholders' equity per share................                   1.24                            1.42

TELESCAN HISTORICAL
    Income (loss) per share, fully diluted........                 $(0.60)                         $(1.85)
    Stockholders' equity per share................                   0.00                            0.57

PRO FORMA CONSOLIDATED ENTITY
    Income (loss) per share from continuing
    operations, fully diluted.....................                 $(0.30)                         $(2.64)
    Stockholders' equity per share................                   1.23                            N/A

ZIASUN EQUIVALENT PRO FORMA BASIS
    Income (loss) per share from continuing
    operations, fully diluted.....................                 $(0.30)                         $(2.64)
    Stockholders' equity per share................                   1.23                            N/A

TELESCAN EQUIVALENT PRO FORMA BASIS
    Income (loss) per share, fully diluted........                 $(0.17)                         $(1.47)
    Stockholders' equity per share................                   0.68                            N/A

                         CAUTIONARY STATEMENT CONCERNING
                           FORWARD-LOOKING INFORMATION

      This Prospectus contains some forward-looking statements within the meaning of federal securities laws concerning the operations, economic performance, and financial condition of the Company, as well as the operations, economic performance and financial condition of its two wholly-owned subsidiaries, ZiaSun and Telescan. These statements are based upon a number of assumptions and estimates which are inherently subject to uncertainties and contingencies, many of which are beyond the control of the Company, and reflect future business decisions which are subject to change. Some of these assumptions may not materialize and unanticipated events may occur which would affect the results of the Company. Important factors that could cause the actual results of the Company to differ from their expectations are discussed in more detail in this prospectus under the caption "Risk Factors." When considering these forward-looking statements you should keep in mind the risk factors and other cautionary statements contained in this Prospectus. These forward-looking statements are made as of the date of this Prospectus and the Company assumes no obligation to update them.

                                  RISK FACTORS

      AN INVESTMENT IN THE COMPANY IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. THEREFORE, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS CONCERNING THE COMPANY AND THE RESCISSION OFFER, BEFORE DECIDING WHETHER TO ACCEPT OR REJECT THE RESCISSION OFFER. ANY OF THE FOLLOWING RISKS COULD SERIOUSLY HARM THE COMPANY'S BUSINESS AND FINANCIAL RESULTS, AND COULD CAUSE THE VALUE OF THE SECURITIES OF THE COMPANY TO DECLINE, WHICH COULD, IN TURN, CAUSE YOU TO LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATING TO BUSINESS

THE COMPANY MAY FAIL TO REALIZE THE ANTICIPATED BENEFITS OF THE MERGER.

      The Company may not realize the anticipated benefits and value of the merger if it fails to successfully integrate the businesses of ZiaSun and Telescan. For example:

      -  cross-marketing synergies may not achieve expected results;

      -  INVESTools may also incur unanticipated integration related costs;
         and

      -  existing relationships with customers may be impaired.

THE COMPANY'S ABILITY TO OPERATE ITS BUSINESS COULD BE SERIOUSLY HARMED IF IT LOSES KEY OFFICERS.

      The Company will be heavily dependent on the abilities and services of Lee K. Barba, Chief Executive Officer, and D. Scott Elder and Ross W. Jardine, Executive Vice Presidents, who will contribute essential technical and management experience to the Company. Loss of services of any of the current officers and directors could have a significant adverse effect on the operations and prospects of the Company. There can be no assurance that it will be able to employ qualified persons on acceptable terms to replace officers that become unavailable.

TELESCAN'S POST-MERGER CASH FLOW NEEDS MAY REQUIRE ADDITIONAL CASH INFUSIONS FROM ZIASUN TO CONTINUE TELESCAN'S CURRENT LEVEL OF OPERATIONS.

      Telescan has never been profitable and there is a risk that Telescan may require additional cash from ZiaSun to continue its operations. The use of ZiaSun's cash to maintain the operations of Telescan may result in ZiaSun having to cut back its marketing and sales efforts which would have a direct impact on attendance at ZiaSun's Online Investors Advantage, Inc. ("OIA") investor seminars and a corresponding decrease in ZiaSun's revenues.

E-FINANCE AND INVESTOR EDUCATIONAL MODELS CREATED OR DEVELOPED BY ZIASUN MAY NOT BE COMPATIBLE WITH TELESCAN'S ESTABLISHED DISTRIBUTION CHANNELS OR THE ABILITIES AND SKILLS OF TELESCAN'S SALES PERSONNEL.

      If INVESTools is unable to integrate and effectively market the investor education models of ZiaSun through Telescan's established channels there may be a lag and decrease in OIA's seminar revenue until such time as integration is made compatible and Telescan marketing and sales personnel are trained to market OIA investor education products.

AN INCREASE IN ZIASUN'S MARKETING EXPENDITURE MAY NOT RESULT IN INCREASED
REVENUE.

      For the nine months ended September 30, 2001, ZiaSun had revenues of $39.9 million compared to $39.1 million for the same period in 2000, an increase of about $0.8 million. ZiaSun believes that in order to maintain or increase revenues additional marketing costs will have to be incurred. No assurance can be given that ZiaSun will be able to maintain or increase revenues by expanding marketing costs. Further, ZiaSun has no control over the stock market or over the effect that its fluctuations have on the demand for investor training seminars and materials. It is ZiaSun's intention to continue increasing its marketing efforts and to explore new opportunities to generate additional revenue.

ZIASUN HAS AN ACCUMULATED DEFICIT AND LOW WORKING CAPITAL.

      At September 30, 2001, ZiaSun had an accumulated deficit of $76.6 million. An accumulated deficit could indicate that ZiaSun may not be able to meet its long term obligations. At September 30, 2001 ZiaSun had only $4.4 million of cash and cash equivalents and working capital of only $0.4 million. Low working capital could indicate that ZiaSun may not have sufficient cash to meet its current obligations.

ZIASUN'S MARKET SHARE AND REVENUES MAY SUFFER IF IT IS UNABLE TO COMPETE EFFECTIVELY.

      There are several corporations, firms and individuals engaged in the type of business activities in which ZiaSun is presently engaged. Many of those entities are more experienced and possess substantially greater financial technological, marketing, operational and other resources than ZiaSun or its subsidiaries. Some of ZiaSun's competitors have longer operating histories. In addition, certain of ZiaSun's competitors offer a wider range of services and financial products than ZiaSun, and thus may be able to respond more quickly to new or changing opportunities, technologies and customer requirements. Certain of ZiaSun's competitors also have greater name recognition and larger customer bases that could be leveraged, thereby gaining market share from ZiaSun. Such competitors could conduct more extensive promotional activities and offer better terms and lower prices to customers than ZiaSun can.

      Certain competitors have established cooperative relationships among themselves or with third parties to enhance their services and products. Accordingly, it is possible that new competitors or alliances among existing competitors may significantly reduce ZiaSun's market share.

      While ZiaSun cannot predict the type and extent of competitive services that commercial banks and other financial institutions ultimately may offer, or whether legislative barriers will be modified, ZiaSun may be adversely affected by such competition or legislation. To the extent ZiaSun's competitors are able to attract and retain customers based on the convenience of one-stop shopping, the ZiaSun's business or ability to grow could be adversely affected.

      There can be no assurance that ZiaSun will be able to compete effectively with current or future competitors or that such competition will not have a material adverse effect on ZiaSun's business, financial condition and operating results.

ZIASUN MAY NOT BE ABLE TO EXPAND INTO NEW MARKETS.

      One element of ZiaSun's strategy is to leverage ZiaSun's brand names and services that ZiaSun and its wholly-owned subsidiary OIA provide. No assurance can be given that ZiaSun will be able to successfully adapt ZiaSun's products and services for use in other markets. Even if ZiaSun does adapt ZiaSun's products to other markets, no assurance can be given that ZiaSun will be able to compete successfully in any such new markets. There can be no assurance that ZiaSun's marketing efforts or ZiaSun's pursuit of any new opportunities will be successful. If ZiaSun's efforts are not successful, ZiaSun could realize less than expected earnings, which in turn could result in a decrease in the market value of ZiaSun common stock. Furthermore, such efforts may divert management attention or inefficiently utilize ZiaSun's resources.

ZIASUN'S BUSINESS IS SUBJECT TO THE RISKS INHERENT IN DOING BUSINESS IN FOREIGN MARKETS.

      One component of ZiaSun's strategy is a planned increase in efforts to attract additional international customers and to expand ZiaSun's OIA seminars, services and products into international markets.

      There are certain risks inherent in doing business in international markets, such as: unexpected changes in regulatory requirements, tariffs and other trade barriers; difficulties in staffing and managing foreign operations; political instability; fluctuations in currency exchange rates; reduced protection for intellectual property rights in some countries; seasonal reductions in business activity during the summer months in Europe and certain other parts of the world; and potentially adverse tax consequences. Any of the foregoing could adversely impact the success of ZiaSun's international operations. In some of the countries in which ZiaSun does business, ZiaSun relies upon third parties for a variety of business and regulatory compliance matters. ZiaSun has limited control over the management and direction of these third parties. ZiaSun runs the risk that their action or inaction could harm ZiaSun's operations and/or the goodwill associated with ZiaSun's brand names. As a result, the risk to its operations and goodwill is higher. There can be no assurance that one or more of the factors described above will not have a material adverse effect on ZiaSun's future international operations, if any, and, consequently, on its business, financial condition and operating results.

ZIASUN'S BUSINESS COULD BE DISRUPTED OR SEVERELY IMPACTED BY A FAILURE IN THE ELECTRONIC SYSTEM SUPPORTING ITS PROVISION OF SERVICES THROUGH THE INTERNET, ONLINE PROVIDERS AND TOUCH-TONE TELEPHONE.

      Many of the services and products offered by ZiaSun and its subsidiaries are through the Internet, online service providers and touch-tone telephone. Thus, ZiaSun depends heavily on the integrity of the electronic systems supporting this activity, including the ZiaSun's internal software programs and computer systems. The ZiaSun's systems or any other systems of third parties utilized by it could slow down significantly or fail for a variety of reasons including: undetected errors in ZiaSun's internal software programs or computer systems; ZiaSun's inability to effectively resolve any errors in ZiaSun's internal software programs or computer systems once they are detected; or heavy stress placed on ZiaSun's system during certain peak hours of usage of either ZiaSun's own or its third party provider systems. ZiaSun could also be affected by computer viruses, electronic break-ins or other similar disruptions. If any of these systems slows down significantly or fails even for a short time, ZiaSun's customers would suffer delays and dissatisfaction.

      ZiaSun could experience a number of adverse consequences as a result of these systems failures including the loss of existing customers and the inability to attract or retain new customers. There can be no assurance that ZiaSun's network structure or those of third party service providers will operate appropriately in any of the following events: subsystem, component or software failure; a power or telecommunications failure; human error; an earthquake, fire or other natural disaster; or an act of God or war. There can be no assurance that in any such event, ZiaSun will be able to prevent an extended systems failure. Any such systems failure that interrupts ZiaSun's operations could have a material adverse effect on ZiaSun's business, financial condition and operating results.

A SECURITY BREACH, VIRUS OR INAPPROPRIATE USE BY INTERNET USERS COULD DISRUPT ZIASUN'S SERVICE.

      A significant barrier to online commerce is the secure transmission of confidential information over public networks. The security of ZiaSun's customers' confidential transaction data could be jeopardized as a result of the accidental or intentional acts of Internet users, current and former employees or others or computer viruses. ZiaSun could lose customers and be liable for damages caused by these security breaches, which could result in poor operating results. Security breaches experienced by other electronic commerce companies could reduce consumers' confidence in ZiaSun. There can be no assurance that advances in computer and cryptography capabilities or other developments will not result in a compromise of the encryption and authentication technology ZiaSun uses to protect customer transaction data.
If any such compromise of ZiaSun's security were to occur, it could have a material adverse effect on ZiaSun's business, financial condition and operating results. In addition, the costs required to continually upgrade ZiaSun's security measures could be prohibitively expensive and could result in delays or interruption of service that could result in a loss of customers.

ZIASUN'S BUSINESS IS SUBJECT TO FLUCTUATIONS WHICH MAY NEGATIVELY IMPACT THE PRICE OF ITS COMMON STOCK.

      ZiaSun expects to experience large fluctuations in future quarterly operating results that may be caused by many factors, including: the timing of introductions or enhancements to online investing services and other products by ZiaSun or its competitors; market acceptance of online investing services and products; the pace of development of the market for online commerce; changes in trading volume in securities markets; trends in securities markets; domestic and international regulation of the brokerage industry; changes in pricing policies by ZiaSun or its competitors; changes in strategy; the success of or costs associated with acquisitions, joint ventures or other strategic relationships; changes in key personnel; seasonal trends; the extent of international expansion; the mix of international and domestic revenues; changes in the level of operating expenses to support projected growth; and general economic conditions. ZiaSun has also experienced fluctuations in the average number of customer transactions per day. Thus, the rate of growth in customer transactions at any given time is not necessarily indicative of future transaction activity.

      The operating expenses of ZiaSun are based in part on ZiaSun's expectations of its future revenues and are relatively fixed in the short term. ZiaSun's short-run, fixed corporate office costs, including rent, utilities, telephone, remuneration packages, D&O Insurance, PR Service, FICA, worker's compensations, P&L Insurance, medical insurance, and stock transfer agent fees, is approximately $833,000 per month. ZiaSun may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall. If ZiaSun has a shortfall in revenues in relation to its expenses, or if its expenses precede increased revenues, then ZiaSun's results of operations and financial condition would be materially adversely affected. It is also possible that in some future periods ZiaSun's results of operations may be below the expectations of investors. In this event, the price of ZiaSun's common stock is likely to fall.

THE COST OF ZIASUN'S OPERATIONS MAY OUTPACE ITS REVENUES.

      ZiaSun's cost per seminar is higher in 2001 than in 2000 because the average attendance at the seminars has declined from approximately 51 attendees per seminar in the first nine months of 2000 to approximately 41 attendees per seminar in the first nine months of 2001 and ZiaSun strives to provide the same quality of meeting facilities and speakers regardless of the attendance. Management attributes this average attendance decrease to overall decline in the stock market.

RAPID GROWTH MAY STRAIN ZIASUN'S ABILITY TO EXPAND ADEQUATELY.

      If ZiaSun's information management systems do not expand to meet increasing demands, ZiaSun fails to attract, assimilate and retain qualified personnel, or ZiaSun fails to manage ZiaSun's expansion effectively, there could be a material adverse effect on ZiaSun's business, financial condition and operating results. The rapid growth in the use of ZiaSun's services may strain ZiaSun's ability to adequately expand technologically.

      As ZiaSun acquires new equipment and applications quickly, ZiaSun has less time and ability to test and validate hardware and software, which could lead to performance problems. ZiaSun also relies on a number of third parties to process the ZiaSun's transactions, including online and Internet service providers, back office processing organizations, service providers and market-makers, all of which will need to expand the scope of the operations they perform for ZiaSun. Any backlog caused by a third party's inability to expand sufficiently to meet ZiaSun's needs could have a material adverse effect on its business, financial condition and operating results. As trading volume increases, ZiaSun may have difficulty hiring and training qualified personnel at the necessary pace, and the shortage of licensed personnel could cause a backlog in the processing of orders that need review, which could lead not only to unsatisfied customers, but also to liability for orders that were not executed on a timely basis. Such loss of business could have a material adverse effect on ZiaSun's business financial condition and operation results.

IF ZIASUN'S NEW SERVICES AND PRODUCTS ARE NOT ACCEPTED BY CONSUMERS OF IF INTERNET USAGE DOES NOT CONTINUE TO GROW, ZIASUN MAY NOT BE ABLE TO GROW ITS BUSINESS AND INCREASE REVENUE.

      The market for online investing services is rapidly evolving. Consequently, demand and market acceptance for recently introduced services and products are subject to a high level of uncertainty. For ZiaSun, this uncertainty is compounded by the risks that consumers will not adopt online commerce and that commerce on the Internet will not adequately develop or flourish to permit ZiaSun to succeed.

      Sales of many of ZiaSun's services and products will depend on consumers adopting the Internet as a method of doing business. This may not occur because of inadequate development of the necessary infrastructure, such as a reliable network infrastructure, or complementary services and products such as high-speed modems and communication lines. The Internet has grown and is expected to grow both in number of users and amount of traffic. There can be no assurance that the Internet infrastructure will continue to be able to support the demands placed on it by this continued growth. In addition, the Internet could lose its viability due to slow development or adoption of standards and protocols to handle increased Internet activity, or due to increased governmental regulation.

      Moreover, critical issues including security, reliability, cost, ease of use, accessibility and quality of service remain unresolved and may negatively affect the growth of Internet use or commerce on the Internet. Because use of the Internet for commerce is new and evolving, there can be no assurance that the Internet will prove to be a viable commercial marketplace. If these critical issues are not resolved, if the necessary infrastructure is not developed, or if the Internet does not become a viable commercial marketplace, ZiaSun's business, financial condition and operating results will be materially adversely affected. Adoption of online commerce by individuals that have relied upon traditional means of commerce in the past will require such individuals to accept new and very different methods of conducting business.

      Additionally, ZiaSun's services over the Internet will require on-going marketing and sales efforts to educate prospective customers regarding the Internet's uses and benefits. For example, consumers who trade with more traditional brokerage firms, or even discount brokers, may be reluctant or slow to change to obtaining brokerage services over the Internet. Also, concerns about security and privacy on the Internet may hinder the growth of online investing research and trading, which could have a material adverse effect on ZiaSun's business, financial condition and operating results.

ZIASUN'S STOCK PRICE HAS DECLINED OVER THE PAST YEAR AND MAY CONTINUE TO DECLINE IN THE FUTURE ON ACCOUNT OF MARKET PRICE AND TRADING VOLUME DECLINES OF PUBLICLY HELD INTERNET COMPANIES.

      The market price of ZiaSun's stock has declined over the past year and may continue to decline in the future. In addition, most publicly held Internet companies have experienced market price and trading volume declines. These broad market and industry factors may materially adversely affect the market price of ZiaSun's stock, regardless of ZiaSun's actual operating performance. In the past, following periods of decline in the market price of a company's securities, securities class action litigation often has been instituted against such company. This type of litigation, if instituted, could result in substantial costs and a diversion of ZiaSun's management's attention and resources.

A DECLINE IN GENERAL ECONOMIC CONDITIONS OR IN THE POPULARITY OF THE STOCK MARKET WITH INDIVIDUAL INVESTORS MAY DECREASE ZIASUN'S REVENUE.

      All of ZiaSun's revenue in the past has been from ZiaSun's online investor services and products, and ZiaSun expects this business to continue to account for all of ZiaSun's revenue in the foreseeable future. ZiaSun, like other companies in the Internet securities industry, is directly affected by economic conditions, broad trends in business and finance and changes in volume and price levels of securities and futures transactions. In recent months, the U.S. securities markets have fluctuated considerably and a downturn in these markets could affect customer's interest in its products and services and adversely affect ZiaSun's operating results.

      The stock market has recently suffered major declines, as a result of which many companies and firms suffered financial losses, and the level of individual investor trading activity decreased after these events. Reduced trading volume and prices have historically resulted in reduced revenues to companies such as ZiaSun. When trading volume is low and investor and customer interest in or use of ZiaSun's products and services diminishes, ZiaSun's operating results may be adversely affected because ZiaSun's overhead remains relatively fixed. Severe market fluctuations in the future could have a material adverse effect on ZiaSun's business, financial condition and operating results.

ZiaSun MAY NOT SUCCESSFULLY DEVELOP AND MARKET NEW SERVICES AND PRODUCTS IN A TIMELY OR COST-EFFECTIVE MANNER.

      ZiaSun's future success depends in part on ZiaSun's ability to develop and enhance ZiaSun's services and products and to adapt to rapidly changing Internet technologies. There are significant technical risks, as well as costs, in the development of new services and products or enhanced versions of existing services and products. There can be no assurance that ZiaSun will be successful in achieving any of the following: effectively using new technologies; adapting ZiaSun's services and products to emerging industry standards; developing, introducing and marketing service and product enhancements; or developing, introducing and marketing new services and products. ZiaSun may also experience difficulties that could delay or prevent the development, introduction or marketing of these services and products. Additionally, these new services and products may not adequately meet the requirements of the marketplace or achieve market acceptance. If ZiaSun is unable to develop and introduce enhanced or new services and products quickly enough to respond to market or customer requirements, or if they do not achieve market acceptance, ZiaSun's business, financial condition and operating results will be materially adversely affected.

ZiaSun MAY NOT BE ABLE TO COMPETE EFFECTIVELY IF IT IS UNABLE TO PROTECT ITS PROPRIETARY RIGHTS.

      ZiaSun does not presently hold any patents, but does hold some registered copyrights. ZiaSun is also currently in the process of seeking copyright and trademark protection of its trade names and Web site addresses. ZiaSun's success and ability to compete are dependent to a degree on ZiaSun's name and product recognition. Accordingly, ZiaSun will primarily rely on copyright, trade secret and trademark law to protect its products, services and brand names under which ZiaSun conducts its business. Effective trademark protection may not be available for the ZiaSun's trademarks. There can be no assurance that ZiaSun will be able to secure significant protection for ZiaSun's trademarks.

      ZiaSun's competitors or others may adopt product or service names similar to ZiaSun's, thereby impeding ZiaSun's ability to build brand identity and possibly leading to customer confusion. ZiaSun's inability to protect its product, brand, trade names and trademarks adequately would have a material adverse effect on ZiaSun's business, financial condition and operating results. Despite any precautions ZiaSun takes, a third party may be able to copy or otherwise obtain and use ZiaSun's software or other proprietary information without authorization or to develop similar software independently.

      In addition, ZiaSun does not know whether it will be able to defend its proprietary rights since the validity, enforceability and scope of protection of proprietary rights in Internet-related industries is still evolving. Policing unauthorized use of ZiaSun's technology is made especially difficult by the global nature of the Internet and the difficulty in controlling the ultimate destination or security of software or other data transmitted thereon. The laws of other countries may afford ZiaSun little or no effective protection for ZiaSun's intellectual property.

      There can be no assurance that the steps ZiaSun takes will prevent misappropriation of ZiaSun's technology or that agreements entered into for that purpose would be enforceable. In addition, litigation may be necessary in the future to enforce ZiaSun's intellectual property rights; protect ZiaSun's trade secrets; determine the validity and scope of the proprietary rights of others; or defend against claims of infringement or invalidity. Such litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources, either of which could have a material adverse effect on ZiaSun's business, financial condition and operating results.

ZiaSun MAY INCUR SUBSTANTIAL COSTS IF IT IS ACCUSED OF INFRINGING UPON THE PROPRIETARY RIGHTS OF OTHERS.

      ZiaSun may in the future receive notices of claims of infringement on other parties' proprietary rights. There can be no assurance that claims for infringement or invalidity (or any indemnification claims based on such claims) will not be asserted or prosecuted against ZiaSun. Any such claims, with or without merit, could be time consuming and costly to defend or litigate, divert ZiaSun's attention and resources or require ZiaSun to enter into royalty or licensing agreements. There can be no assurance that such licenses would be available on reasonable terms, if at all, and the assertion or prosecution of any such claims could have a material adverse effect on ZiaSun's business, financial condition and operating results.

ZiaSun'S BUSINESS MAY BE AFFECTED IF THE COMPANY IS DEEMED TO BE AN INVESTMENT ADVISER.

      On May 2, 2001, the California Department of Corporations advised ZiaSun that it could not grant ZiaSun's application to qualify to offer and sell certain shares of ZiaSun common stock in California, as the California Department of Corporations believed that ZiaSun's wholly owned subsidiary OIA was acting as an unlicensed investment adviser in California. In May 2001, ZiaSun renewed its request that the application be approved, asserting that based on existing case law and an opinion previously issued by the California Department of Corporations, OIA does not engage in the activities of an investment adviser. On August 7, 2001, the California Department of Corporations challenged ZiaSun's legal analysis that OIA was not acting as an investment adviser and requested further legal analysis and additional information on OIA's operations. ZiaSun's business would be adversely affected if the Company or OIA is deemed to be an "investment adviser" by any state in which ZiaSun currently conducts or may conduct business. ZiaSun's financial condition could be materially adversely affected due to the cost associated with registering as an investment adviser and maintaining that status. Further, if ZiaSun or OIA were required to register as an investment adviser, OIA might be required to cease holding workshops in one or more states until such registration was completed. The loss of revenue from the canceled workshops could have a material adverse effect on ZiaSun's financial condition. Should OIA be held to be an investment adviser it will have to register as such in California and instructors for its seminars may have to obtain appropriate licenses and pass certain examinations. In addition, there may be additional similar filings to be made in other states which may result in considerable expense to ZiaSun.

ZiaSun HAS HIRED A COMPANY MAJORITY-OWNED BY CERTAIN OF ITS DIRECTORS TO CONDUCT ZiaSun'S MEDIA MARKETING.

      D. Scott Elder, Ross Jardine, David McCoy and Scott Harris, each an officer and/or a director of ZiaSun and/or OIA, each owns a 20% interest in Generation Marketing, LLC, which conducts business with OIA. Generation Marketing is a newly formed media marketing company managed by an ex-employee of the company previously used to handle OIA's marketing requirements. In the second half of 2000, OIA began contracting with Generation Marketing for international marketing services and paid Generation Marketing approximately $40,000. In 2001, OIA transferred all its marketing business to Generation Marketing and through September 30, 2001 has made payments approximating $5,214,419. This ownership interest of officers and directors of the Company and OIA in Generation Marketing could give rise to conflicts of interest.

THE COMPANY MAY BE A "PENNY STOCK," WHICH MAY MAKE IT MORE DIFFICULT FOR YOU TO SELL THE SHARES OF THE COMPANY'S COMMON STOCK THAT YOU RECEIVE.

      The Company's common stock may, at some future time, be deemed to be a "penny stock" as that term is defined in Rule 3a51-1 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Penny stocks are stocks other than those (i) with a price of five dollars per share or more; (ii) that are traded on a "recognized" national exchange; (iii) whose prices are quoted on the Nasdaq automated quotation system; or (iv) of an issuer with net tangible assets of more than $2,000,000 (if the issuer has been in continuous operation for at least three years) or $5,000,000 (if in continuous operation for less than three years), or with average annual revenues of more than $6,000,000 for the last three years.

      Section 15(g) and Rule 3a51-1 of the Exchange Act requires broker-dealers dealing in INVESTools common stock to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account. Potential investors in INVESTools common stock are urged to obtain and read such disclosures carefully before purchasing any shares that are deemed to be "penny stock."

      Moreover, Rule 15g-9 of the Exchange Act requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in
(ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for investors in INVESTools common stock to resell their shares to third parties or to otherwise dispose of them.

NECESSARY ADDITIONAL FINANCING REQUIRED BY ZIASUN TO REACH BOTH VERTICAL AND HORIZONTAL EXPANSION OPPORTUNITIES THROUGH THE USE OF TELESCAN'S NETWORK OF FINANCIAL AND E-FINANCE INDUSTRY RELATIONSHIPS MAY NOT BE FORTHCOMING.

      It is anticipated that additional financing will be required for ZiaSun to take advantage of Telescan's network and relationships to further expand ZiaSun's operations. If such financing cannot be obtained, INVESTools will not be able to benefit from Telescan's industry relations as expected and there may be a delay in ZiaSun's vertical and horizontal expansion.

THERE IS SUBSTANTIAL DOUBT AS TO TELESCAN'S ABILITY TO CONTINUE AS A GOING CONCERN.

      Telescan has incurred losses and is not achieving its fiscal year 2001 revised projected revenues or cash flows from operations. Telescan has an accumulated deficit of $58.4 million through December 31, 2000 and had negative cash flows from operations of $6.1 million, $2.5 million and $2.1 million for 2000, 1999, and 1998, respectively. Telescan incurred $4.5 million in investment losses and severance costs in the nine months ended September 30, 2001. Additionally, the fair value of Telescan's remaining marketable securities has continued to decline. These matters raise substantial doubt about Telescan's ability to continue as a going concern, as indicated in the report of Telescan's auditors dated February 21, 2001 (see page F-46 and Notes 16 and 17 to Telescan's audited consolidated financial statements on page F-71). As a result of the merger, management believes the combined entity will have sufficient cash flows to fund operations and capital requirements.

TELESCAN HAS AN ACCUMULATED DEFICIT AND NEGATIVE WORKING CAPITAL.

      At September 30, 2001, Telescan had an accumulated deficit of $68.1 million. An accumulated deficit could indicate that Telescan may not be able to meet its long term obligations. At September 30, 2001, Telescan had $0.9 million in cash and negative working capital of $4.2 million. A negative working capital could indicate that Telescan may not have sufficient cash to meet its current obligations.

TELESCAN'S SUBSCRIBER BASE HAS DECLINED WITH THE RECENT DECLINE IN STOCK PRICES AND MAY CONTINUE TO DECLINE IF GENERAL ECONOMIC CONDITIONS WORSEN OR THE POPULARITY OF THE STOCK MARKET DECREASES.

      The demand for Telescan's informational Internet services is highly influenced by the general economic conditions, individual investor interest and popularity in the stock market. In general, the subscriber base tends to increase with rising market conditions and decline in depressed periods. The recent decline in stock prices has resulted in a decline in Telescan's subscriber base, which declined 43% from September 30, 2000 to September 30, 2001. No assurance can be given that its subscriber base will not decline further (even if the stock market does not decline further) nor can there be any assurance that the subscriber base will increase when the stock market increases in the future.

TELESCAN'S BUSINESS COULD BE DISRUPTED OR SEVERELY IMPACTED BY A NATURAL DISASTER OR A SECURITY BREACH OR VIRUS.

      Telescan's operations are dependent on its ability to protect its computer equipment, telecommunications network, and the information stored in its data center against damage caused by unexpected events, including fire, power loss, telecommunications failures, and unauthorized intrusion from outside third party "hackers" or from "computer viruses" introduced into the system. There can be no assurances that measures can be taken that are sufficient to eliminate the risk of interruption in Telescan's operations resulting from unexpected events. Any damage or failure that causes interruptions in Telescan's operations could have a material adverse effect on Telescan's business. Telescan does not currently have an alternative off-site computer system available for use in the event of damage to its data center. Telescan has business interruption insurance, which provides for some compensation during the period business is interrupted, however, the coverage may not be adequate to compensate Telescan for all losses that may occur.

TELESCAN MAY NOT BE ABLE TO COMPETE EFFECTIVELY IF IT IS UNABLE TO PROTECT ITS PROPRIETARY RIGHTS, AND TELESCAN MAY INCUR SUBSTANTIAL COSTS IF IT IS ACCUSED OF INFRINGING UPON THE PROPRIETARY RIGHTS OF OTHERS.

      Although Telescan intends to protect and defend its proprietary rights vigorously, there can be no assurance that it will be successful.

      There can be no assurance that third parties will not assert infringement claims against Telescan with respect to current or future features, contents or services, or that any such assertion may not result in litigation or require Telescan to enter into royalty arrangements.

TELESCAN IS DEPENDENT ON THIRD PARTIES FOR INFORMATION INCLUDED IN ITS DATABASE, AND ITS BUSINESS MAY SUFFER IF THEY TERMINATE THEIR RELATIONSHIP WITH TELESCAN.

      Telescan's business is dependent upon its ability to enter into contracts with private information compilers to provide access to information, both real time and historical, electronically for inclusion in Telescan's database. Telescan also obtains information pursuant to non-exclusive licenses from private information compilers, some of which are current or potential competitors of Telescan. The private sector contracts typically provide for royalties based on usage or minimums. Telescan has such licenses from certain data suppliers to provide business information that such suppliers also market in competition with Telescan. There can be no assurance that Telescan will be able to renew its current contracts with data sources, maintain comparable price levels for information, or negotiate additional contracts with data sources as necessary to maintain existing services or introduce new services. There is no assurance comparable alternative sources of information could be obtained should existing contracts be terminated or not renewed. Termination of Telescan's relationship with one or more information suppliers could have a material adverse effect on Telescan's operation.

TELESCAN'S LICENSE AGREEMENT WITH NBC AND HOSTING AND DEVELOPMENT SERVICES AGREEMENT WITH BPI HAVE BEEN TERMINATED WHICH MAY HAVE A MATERIAL ADVERSE EFFECT ON TELESCAN'S REVENUE.

      Telescan had a license agreement with NBC, whereby NBC used Telescan's proprietary Internet technology tools for use on CNBC.com, a comprehensive Web site for personal finance. Under the agreement, Telescan developed the financial content portion of the CNBC.com Web site and provided hosting services for such content. Revenue from these services accounted for 10% and 13% of total revenue in 2000 and 1999, respectively, and 13% and 11% of total revenue for the nine month periods ended September 30, 2001 and 2000, respectively. Telescan generated revenue under the agreement from cost reimbursement, fixed monthly license fees and a percentage of advertising revenue generated from the site.

      A Settlement and Termination Agreement was entered into on June 8, 2001 between Telescan and NBC, which terminated the above-mentioned license agreement. In accordance with the settlement agreement, Telescan continued to host NBC's website until July 27, 2001. All other obligations under the license agreement terminated with the settlement agreement. NBC paid Telescan $1.5 million to satisfy outstanding receivables and to comply with the negotiated early termination costs included as part of the original agreement. Telescan recognized approximately $900,000 in additional revenue in June 2001 as a result of the termination of the license agreement.

In July 2001, Telescan recognized approximately $200,000 in revenue related to the remaining licensing and hosting fees.

      Telescan had an agreement with BPI Communications, Inc. ("BPI") to provide hosting and development services for multiple BPI Web sites. Revenue for these services represented 12% and 10% of total revenue for 2000 and 1999, respectively. Revenue from these services accounted for 3% and 13% of total revenue for the nine month periods ended September 30, 2001 and 2000, respectively.

      In the fourth quarter of 2000, BPI notified Telescan that it would no longer use Telescan's services. As a result, on December 31, 2000 the parties renegotiated the contract agreeing that Telescan would discontinue development services and only provide fixed fee hosting services to BPI on a month-to-month basis for the first three months of 2001 and then month-to-month thereafter. After April 2001, BPI no longer required hosting services from Telescan, therefore Telescan is no longer recording revenues from this customer.

TELESCAN'S MARKET SHARE AND REVENUES MAY SUFFER IF IT IS UNABLE TO COMPETE EFFECTIVELY WITH ESTABLISHED AND NEW OPERATORS OF PROPRIETARY PLATFORMS AND INTERNET FINANCIAL WEB SITES.

      Telescan competes with companies that operate proprietary platforms and/or Internet financial Web sites, many of which have significantly greater financial, technical and marketing resources than Telescan. Despite recent market volatility, new competitors continue to enter the marketplace as a result of perceived future opportunities. Telescan believes the principal competitive factors in the Internet financial services market include system performance, product differentiation, quality of content, user friendliness, price, customer support, effective marketing techniques and the ability to earn a profit. Continued competitive pressures could result in price reductions, increased spending on product development and reduced market share, which could adversely affect Telescan's financial condition and operating results.

RISKS RELATING TO RESCISSION OFFER

EFFECT OF RESCISSION LIABILITY ON FINANCIAL POSITION

      The Company's actual aggregate liability under the Rescission Offer will depend on the number of Offerees who accept this offer. The Company will have no liability under this Rescission Offer if all of the Offerees reject this Rescission Offer. On the other hand, if all of the Offerees accept this Rescission Offer, the Company estimates that its aggregate liability under this Rescission Offer will equal approximately $615,666 plus interest, estimated at $137,439 as of December 11, 2001. Interest will continue to accrue at the rate of approximately $202 per day. Although the Company has adequate funds to pay the aggregate liability, if necessary, the payment of any liabilities in excess of $450,000 could have an adverse effect on the Company's business and financial condition, including, but not limited to, impairing the Company's ability to grow its business.

SURVIVAL OF MATERIAL CONTINGENT LIABILITIES

      It is not certain that this Rescission Offer will have the effect of barring claims relating to the non-compliance of ZiaSun or SMG with the applicable federal and state securities laws. The rights remaining to the recipients of a rescission offer are not clearly delineated under the federal or most state securities laws. The staff of the SEC has taken the position that a person's federal right of rescission, which may survive for one year following the date of the sale, may survive a rescission offer. If a person accepts the Rescission Offer, the Company takes the position that its potential liability to that person will be eliminated. Should the Rescission Offer be rejected by any or all recipients, the Company may continue to be contingently liable for rescission or damages in an indeterminate amount, which liability could be material. The Company cannot presently quantify the number or the magnitude of the possible claims related to the Rescission Offer. Thus, the Company cannot quantify its or ZiaSun's potential continuing exposure upon completion of the Rescission Offer.

      Recipients who do not accept this Rescission Offer may be able to assert claims against the Company or ZiaSun relating to possible non-compliance with federal and state securities laws. Should any or all of such claims prevail, the Company's business, financial condition and results of operations could all be materially adversely affected. Even if the Company is successful in defending any claims under applicable securities laws, the mere assertion of such claims could result in costly litigation and significant diversion of effort.

      In addition, the Company is not offering to repurchase any of the shares issued to persons at the time of the exchange as "bonus shares," because the Company believes such shares were gifted to the holders, and not sold "for value." However, the failure of the Company to offer to repurchase the "bonus shares" could result in additional contingent liability to the Company.

      In addition, the rescission offer will not prevent the SEC or any state securities agency in which the securities were sold, from pursuing enforcement action or imposing penalties and fines against the Company with respect to any violations of federal or state securities laws.

                              THE RESCISSION OFFER

BACKGROUND AND REASONS FOR THE RESCISSION OFFER

      The Company, the successor to ZiaSun as a result of the merger completed on December 6, 2001, is offering certain holders of common stock the right to rescind their purchase of shares of ZiaSun resulting from the acquisition by ZiaSun of Seminar Marketing Group, Inc. ("SMG") in September, 2000. This rescission offer ("Rescission Offer") is being made as a result of the following two transactions:

      a) The issuance by Seminar Marketing Group, Inc. ("SMG") of a total of 370,000 shares of unregistered and restricted common stock to certain independent contractors and employees of ZiaSun's wholly-owned subsidiary, Online Investors Advantage ("OIA"), in August, 2000; and

      b) The subsequent acquisition of SMG by ZiaSun, through the issuance of a total of 370,000 shares of the Company's unregistered and restricted common stock to the shareholders of SMG, in exchange for all of the issued and outstanding shares of SMG.

      SMG was organized on August 9, 2000, for the purpose of providing certain independent contractors and employees of OIA with an ownership interest in the Company through a subsequent stock for stock exchange, described below, and creating a means by which these individuals would be compensated for unpaid services rendered and other consideration provided on behalf of OIA. Shortly following its organization, SMG issued a total of 370,000 shares of unregistered and restricted common stock to 62 individuals, all of whom were either employees or independent contractors of OIA. The majority of these shares were issued in consideration of unpaid amounts for marketing, consulting and other services rendered on behalf of OIA, or other arrangements with independent contractors of OIA, including the termination of certain royalty and other incentive arrangements and other obligations for the benefit of OIA, described below. In addition, at organization, SMG issued a total of 31,550 shares of stock to 31 individuals, as a "bonus," to provide such individuals with a proprietary interest in SMG and an added financial incentive. At the time of its organization, the officers and directors of SMG were Lincoln Holbrook, who was an employee of OIA, and George Wright III and George Wright, Sr., both of whom were independent contractors of OIA.

      The shares of SMG described above, were issued to the independent contractors and employees of OIA as a result of a number of different arrangements. Several months prior to the organization of SMG, a total of 40 independent contractors and 16 employees of OIA, had agreed to have a specific portion of compensation for future marketing, consulting and other services, withheld from payment, in exchange for the subsequent issuance of shares of common stock of ZiaSun. In the months prior to the organization of SMG, these individuals performed services on behalf of OIA, and had a portion of the compensation owed to them, withheld from payment pursuant to these agreements. A total of 111,050 shares of unregistered shares of SMG were issued to employees and independent contractors under this arrangement. Under a different arrangement, an independent contractor who was engaged by OIA to develop workshop content, agreed to accept stock in exchange for the termination of an arrangement with OIA under which he would receive a per-head development fee for each workshop and home study program sold by OIA. In a number of cases, independent contractors who were either speakers or directors of seminars, or persons providing services for seminars and workshops, agreed to accept shares of common stock in lieu of a per head fee, reductions in workshop fees, commissions or other incentive arrangements with OIA. Two travel agents providing travel services to OIA, agreed to reduce their fees in exchange for common stock. One individual agreed to accept shares of common stock in exchange for the transfer of website development technology. One independent contractor agreed to accept shares of stock in exchange for services provided in the development of OIA's website. Finally, two independent contractors agreed to accept shares of stock in exchange for their agreement to leave their employment and come to work for OIA, and two other contractors agreed to accept shares of stock in exchange for their agreement to assist OIA in creating a telesales department. The shares of SMG were subsequently issued in payment of the services and other consideration, described above, which were previously provided by these employees and independent contractors. A total of 222,400 shares of common stock of SMG was issued to independent contractors under these arrangements.

      In connection with the organization of SMG, a total of 31,550 shares of unregistered common stock were issued to 23 independent contractors and 8 employees of OIA, as "bonus" stock. None of these individuals, all but five (5) of whom received stock of SMG under the arrangements described above, paid any additional consideration for these shares. Neither the SMG nor ZiaSun had any contractual or legal obligation to issue these shares, nor did these individuals have any expectation of receiving the shares. This stock was issued as a "gift," and as a means of rewarding individuals who OIA considered to be valuable to its continuing business, for their efforts on behalf of OIA, to provide an ownership and financial interest in ZiaSun to these individuals, and to secure the loyalty of these individuals. The number of shares issued to each recipient was arbitrarily determined, and was not based on any calculation or assessment of actual value. Because ZiaSun has determined that it received no value or consideration for the "bonus" shares, the Company will not repurchase the shares, and holders of bonus shares will be entitled to retain the bonus shares.

      All of these individuals who were issued unregistered and restricted shares of common stock of SMG in the transactions described above, subsequently exchanged such common stock, for shares of the ZiaSun's common stock in connection with the acquisition of SMG, as described below. As a result of the merger, each ZiaSun shareholder, including the Offerees of this Rescission Offer, received one share of the Company's common stock for each share of ZiaSun held by him or her, and the Company has undertaken this Rescission Offer, which was initiated by ZiaSun prior to the merger.

      SMG was organized for the purpose of providing certain employees and independent contractors of OIA, with a means by which they could acquire an ownership interest in ZiaSun. Accordingly, the shares of SMG were issued in contemplation of the subsequent acquisition by ZiaSun of all of the issued and outstanding shares of SMG in exchange for the issuance of shares of ZiaSun's common stock. Consequently, on or about September 29, 2000, ZiaSun completed the acquisition of SMG through the issuance of a total of 370,000 shares of unregistered and restricted common stock of ZiaSun to the SMG shareholders (the "exchange"). Following the closing of this transaction, one individual residing in the state of Utah returned 5,000 shares received in the transaction to ZiaSun for cancellation, due to a conflict of interest with his employer.

      SMG did not conduct any business prior to its acquisition by ZiaSun, because it was organized for the purpose of facilitating the transactions described above. As a result, ZiaSun, upon advice of counsel, has concluded that the two transactions described above should be "collapsed" and treated in this Rescission Offer as one transaction resulting in the issuance of a total of 365,000 shares of unregistered common stock of ZiaSun for the consideration described above.

      The Company and ZiaSun have been advised by counsel that the issuances of shares of common stock in the two transactions described above - the issuance of common stock following the organization of SMG, and the subsequent exchange of such shares for unregistered shares of the ZiaSun's common stock - did not satisfy the requirements of Section 5 of the Securities Act of 1933, as amended (the "Securities Act"), because no registration statement was filed with the U.S. Securities and Exchange Commission pertaining to either transaction, and the issuances were not eligible for an exemption from the registration requirements under the Securities Act. Further, ZiaSun and SMG failed to comply with the securities laws of the states in which the shareholders resided. ZiaSun did not register the exchange transaction with the SEC or any state regulatory agency, because ZiaSun intended to issue the shares of common stock in a transaction it erroneously believed was exempt from the registration requirements under the Securities Act pursuant to Rule 506 of Regulation D.

      In connection with the acquisition of SMG, ZiaSun provided to each of the SMG shareholders, an Offering Term Sheet, providing detailed information regarding ZiaSun and the exchange transaction. In addition, each SMG shareholder was required to complete and execute a subscription agreement and investment letter, representing his or her understanding that the securities being purchased were "restricted securities" within the meaning of the Securities Act of 1933, as amended, and indicating his or her intent to purchase the shares for investment. However, despite these efforts by ZiaSun, and upon subsequent review of the transaction by ZiaSun 's attorneys, it was determined that, because of the number of persons who received offers and who purchased ZiaSun's securities, and the manner and nature of the transaction, and other reasons, the issuances were not eligible for any exemption from the registration requirements of the Securities Act, and under state securities laws. Accordingly, ZiaSun has determined, upon advice of counsel, that it may have incurred a contingent liability of approximately $615,666, plus interest of approximately $137,439 as of December 11, 2001, increasing at the rate of approximately $202 per day, with respect to these transactions.

      The Company has decided to offer to rescind the two transactions described above - the purchase of shares of SMG by each of the original SMG shareholders, and the subsequent issuance of shares of ZiaSun in exchange for the shares of SMG (the "Rescission Stock"). Accordingly, on February 12, 2001, ZiaSun provided notice to the persons who received shares of common stock in the exchange (the "Offerees"), that the transactions would be rescinded and that, following the filing and effectiveness of an appropriate registration statement, a Rescission Offer would be delivered to the Offerees. Prior to the completion of the merger, ZiaSun had filed with the SEC a registration statement on Form S-1 covering the Rescission Offer, which was under SEC review. The Company has subsequently filed a subsequent amendment to the Registration Statement, of which this Prospectus forms a part, as the successor registrant of such Registration Statement.

      The persons receiving shares in the transactions described above, resided, at the time of the transactions, in the states of Utah, Arizona, Texas, Wyoming and Idaho. The legal rate of interest for the repurchase of the Rescission Stock provided by law in each of these states is as follows: 12 percent in Utah; 10 percent in Texas and Arizona; and 6 percent in Wyoming and Idaho. Because the legal rate of interest in the state of Utah, of 12% per annum, is the highest legal interest rate of all of these states, and because a total of 51 of the 56 Offerees of this Rescission Offer resided in Utah at the time of the transactions described above, the Company has decided it will offer the 12% legal interest rate in the state of Utah to all of the Offerees of this Rescission Offer.

      The following table sets forth information regarding (i) the states in which the Offerees resided at the time of the transactions described above; (ii) the number of Offerees in each state; and (iii) the aggregate amount of Rescission Stock in each state, and the aggregate amount of Rescission Stock issued by the Company.


                  Number of       Aggregate Number
     State        Offerees            of Shares
--------------------------------------------------
Utah                    52            215,500
Arizona                  1              3,500
Texas                    1            120,000
Wyoming                  1              8,000
Idaho                    1             18,000
--------------------------------------------------
           TOTAL        56            365,000
--------------------------------------------------

TERMS OF THE RESCISSION OFFER

      The Company offers to repurchase all of the Rescission Stock, exclusive of the "bonus" shares, at a price equal to all amounts paid by the SMG shareholders for the purchase of SMG stock, or the value of other consideration provided for the issuance of SMG stock, plus interest at 12% per annum from the date(s) such consideration was paid or provided.

      The Company will not repurchase "bonus" shares that were issued without any consideration, and Offerees will be entitled to retain their "bonus" shares. An Offeree who accepts this Rescission Offer will have ALL of the Rescission Stock, owned by him, exclusive of "bonus" shares, cancelled.

      Each Offeree must accept or reject the Rescission Offer in full with respect to all Rescission Stock owned by him or her, excluding "bonus" shares.

      The Company will pay to the Offeree the full amount of the rescission price, described above, within ten (10) days of receipt by the Company of:

         1) A properly completed and executed Form of Election in the form of Appendix A to this Prospectus; and

         2) The stock certificate(s) representing such Offeree's shares of Rescission Stock.

      In addition, the Company will pay to each Offeree who sold shares of the Rescission Stock at a loss prior to the date of this Prospectus, an amount equal to the difference between the amount offered above, less the proceeds from the sale of the Rescission Stock, plus interest on such amount at 12% per annum. Such payment will be made upon receipt by the Company of a properly completed and executed Form of Election, and proof reasonably satisfactory to the Company evidencing the bona fide sale of such shares to a third party at a loss. Satisfactory proof of the price paid to an Offeree for the securities of the Company may take the form of a canceled check or a receipt from the broker, dealer or other person conducting such sale. The purchase price may have been paid in either cash or property. If the purchase price was paid in property, the price will be deemed to be the fair market value of such property at the time of the sale. If the proof of the purchase price is not reasonably satisfactory to the Company, it may require additional proof. In addition, the Company will require evidence that any sale of the shares of Rescission Stock was a bona fide transfer to a third party of such shares. Finally, the Company may require that an improperly completed Form of Election be properly completed.

POSSIBLE SALE OF BONUS SHARES PURSUANT TO RULE 144

      All 31,550 of the bonus shares may be deemed to be "restricted securities" as that term is defined in Rule 144 adopted under the Securities Act of 1933, as amended. Rule 144 provides, in essence, that as long as there is available current public information about the Company, as required by Rule 144(c), a person holding restricted securities for a period of at least one (1) year may sell in each three (3) month period, provided he is not part of a control group or acting in concert, an amount equal to the greater of the average weekly trading volume of the Company's common stock during the four (4) calendar weeks immediately preceding the sale, or one percent (1%) of the Company's total issued and outstanding shares of common stock.

HOW TO ACCEPT THE RESCISSION OFFER

      A HOLDER OF SHARES OF RESCISSION STOCK IS NOT REQUIRED TO ACCEPT THIS RESCISSION OFFER. Acceptance of the Rescission Offer is optional for each Offeree. You are urged to consider this Prospectus carefully before reaching a decision. The Form of Election for persons desiring to accept the Rescission Offer is attached hereto as Appendix A. If you wish to accept the Rescission Offer, you should complete and execute the appropriate sections of the Form of Election enclosed with this prospectus and return it (along with your stock certificate(s) representing shares to be surrendered in acceptance of the offer to rescind and other required documents) to us, in care of the Company, 5959 Corporate Drive, Suite 2000, Houston, TX 77036, as soon as practicable after the date of receipt this Prospectus, but in no event being received by us, after the Expiration Date of this Rescission Offer, which is __________________ ____, 2002 (thirty (30) days after the effective date of the Registration Statement filed with this Prospectus).

      You are encouraged to promptly return your acceptance materials by certified mail or overnight courier.

IF YOU DO NOT COMPLETE AND RETURN A FORM OF ELECTION PRIOR TO THE EXPIRATION DATE OF THE RESCISSION OFFER, YOU WILL BE DEEMED TO HAVE REJECTED THE RESCISSION OFFER.

HOW TO REJECT THE RESCISSION OFFER

REJECTION OF THIS RESCISSION OFFER, AND RETENTION OF YOUR INVESTMENT IN THE RESCISSION STOCK, IS SPECULATIVE, INVOLVES A HIGH DEGREE OF RISK, AND IS SUITABLE ONLY FOR PERSONS WHO HAVE SUBSTANTIAL FINANCIAL RESOURCES IN RELATION TO THIS INVESTMENT, HAVE NO NEED FOR LIQUIDITY IN THIS INVESTMENT, AND UNDERSTAND THE RISK FACTORS AND ALL OTHER ASPECTS OF THE INVESTMENT.

      The Form of Election for Offerees desiring to reject the Rescission Offer is attached hereto as Appendix A. If you wish to reject the Rescission Offer, you should complete and execute the Form of Election enclosed with this Prospectus and return it to us, in care of the Company, 5959 Corporate Drive, Suite 2000, Houston, TX 77036, as soon as practicable after the date of receipt of this Prospectus.

IF YOU DO NOT COMPLETE AND RETURN A FORM OF ELECTION PRIOR TO THE EXPIRATION DATE OF THE RESCISSION OFFER, YOU WILL BE DEEMED TO HAVE REJECTED THE RESCISSION OFFER.

FUNDING THE RESCISSION OFFER

      The Company will fund the Rescission Offer from available cash assets. In the event all of the Offerees accept the Rescission Offer, the Company will be required to make payments totaling approximately $615,666.36 plus interest at 12% per annum from the date(s) the consideration was paid or the consideration was provided for the purchase of the SMG shares to the date of repurchase, or approximately $137,439 as of December 11, 2001.. Although the Company has adequate funds to pay the aggregate liability, if necessary, the payment of a substantial portion of the total contingent liability could have an adverse effect on the Company's financial condition, including, but not limited to, impairing the Company's ability to grow its business.

ADDITIONAL TERMS AND CONDITIONS

      The Company has not retained, nor does it intend to retain, any person to make solicitations or recommendations to the Offerees in connection with the Rescission Offer.

      Neither the Company, nor its officers and directors, may make any recommendations to any Offerees with respect to the Rescission Offer. Each person is urged to read this Prospectus carefully and to make an independent evaluation with respect to the Rescission Offer.

      All questions as to the validity, form, eligibility (including time of delivery) and proper completion of the Form of Election will be determined by the Company, which determination will be final and binding. The Company reserves the right to reject any Form of Election not properly completed, or to waive any irregularity in the Form of Election. The Company's interpretation of the terms and conditions of the Rescission Offer will be final and binding.

QUESTIONS ABOUT THE RESCISSION OFFER

      Persons entitled to participate in the Rescission Offer may call either James C. Lewis or Rakesh J. Govindji of Jones, Waldo, Holbrook & McDonough at
(801) 521-3200, with any questions about the Rescission Offer between 8:30 a.m. and 5:30 p.m., Mountain Standard Time.

USE OF RESCISSION STOCK REPURCHASED BY THE COMPANY

      The shares of common stock purchased by the Company pursuant to the Rescission Offer, if any, will be canceled and returned to the status of unauthorized and unissued shares and available for future issuance.

EFFECT OF RESCISSION OFFER

      If you affirmatively reject or fail to accept the Rescission Offer, you will retain ownership of your shares and you will not receive any cash for those securities. The Company has been advised by its counsel that is unclear whether the Rescission Offer will terminate ZiaSun's or the Company's liability, if any, for failure to register the issuances of the Rescission Stock with the SEC under the Securities Act. The staff of the SEC takes the position that a person's right of rescission under federal securities law may, under certain circumstances, survive a rescission offer. There have been certain instances in which a competent court has held that non-acceptance of a rescission offer terminated the company's liability for rescission damages under federal law. Generally, the statute of limitations for non-compliance with the requirement to register securities under the Securities Act is one year. The state securities laws, remedies and statutes of limitation vary and depend upon the state in which the securities were purchased.

      UTAH

      Under the laws of the State of Utah ("Utah Law"), a person may sue, either at law or in equity, any person who offers or sells a security in violation of the registration requirements of Utah Law (a "Utah Violation"), to recover the consideration paid for the security, together with interest at twelve percent (12%) per annum from the date of payment, costs, and reasonable attorneys' fees, less the amount of any income received on the security, upon the tender of the security, or for damages if he no longer owns the security. Damages equal the amount that would be recoverable upon a tender less (i) the value of the security when the buyer disposed of it, and
(ii) interest at twelve percent per annum from the date of disposition.

      Pursuant to Utah Law, no person may sue based on a Utah Violation, unless brought before the expiration of four years after the act or transaction constituting the violation, or the expiration of two years after the discovery of the facts constituting the violation, whichever expires first. Notwithstanding any of the foregoing, no person may sue if the buyer has received a bona fide offer in writing (a "Utah Rescission Offer") to refund the consideration paid together with interest at twelve percent per annum from the date of payment, less the amount of any income received on the security, and such person has failed to accept the Utah Rescission Offer within 30 days of its receipt. The Company believes that the Rescission Offer complies in all material respects with the rescission offer requirements under Utah Law, and that the registration statement filed with this Prospectus satisfies the registration requirements under Utah Law.

      WYOMING

      Under the laws of the State of Wyoming ("Wyoming Law"), a person may sue, either at law or in equity, any person who (i) offers or sells a security in violation of the registration requirements of Wyoming Law (a "Wyoming Violation"), or (ii) offers to sell or sells a security by means of any untrue statement of a material fact or any omission to state a material fact necessary in order to make the statements made, not misleading (the buyer not knowing of the untruth or omission) and who does not sustain the burden of proof that he did not know, and in the exercise of reasonable care could not have known, the untruth or omission (an "Untrue Statement or Omission under Wyoming Law"), to recover the consideration paid for the security, together with interest at six percent per annum from the date of payment, costs, and reasonable attorneys' fees, less the amount of any income received on the security, upon the tender of the security, or for damages if he no longer owns the security. Damages equal the amount that would be recoverable upon a tender less (i) the value of the security when the buyer disposed of it, and (ii) interest at six percent per annum from the date of disposition.

      Pursuant to Wyoming Law, no person may sue based on a Wyoming Violation or Untrue Statement or Omission under Wyoming Law more than two years after the contract of sale. Notwithstanding any of the foregoing, no person may sue if the buyer has received a bona fide offer in writing (a "Wyoming Rescission Offer") to refund the consideration paid together with interest at six percent per annum from the date of payment, less the amount of any income received on the security, and failed to accept the Wyoming Rescission Offer within 30 days of its receipt.

      IDAHO

      Under the laws of the State of Idaho ("Idaho Law"), a person may sue, either at law or in equity, any person who (i) offers or sells a security in violation of the registration requirements of Idaho Law (an "Idaho Violation"), or (ii) offers to sell or sells a security by means of any untrue statement of a material fact or any omission to state a material fact necessary in order to make the statements made, not misleading (the buyer not knowing of the untruth or omission) and who does not sustain the burden of proof that he did not know, and in the exercise of reasonable care could not have known, the untruth or omission (an "Untrue Statement or Omission under Idaho Law"), to recover the consideration paid for the security, together with interest at six percent per annum from the date of payment, costs, and reasonable attorneys' fees, less the amount of any income received on the security, upon the tender of the security, or for damages if he no longer owns the security. Damages equal the amount that would be recoverable upon a tender less (i) the value of the security when the buyer disposed of it, and
(ii) interest at six percent per annum from the date of disposition.

      Pursuant to Idaho Law, no person may sue based on a Idaho Registration Violation or Untrue Statement or Omission under Idaho Law more than three years after the contract of sale. Notwithstanding any of the foregoing, no person may sue if the buyer has received a bona fide offer in writing (an "Idaho Rescission Offer") to refund the consideration paid together with interest at six percent per annum from the date of payment, less the amount of any income received on the security, and failed to accept the Idaho Rescission Offer within 30 days of its receipt.

      ARIZONA

      Under the laws of the State of Arizona ("Arizona Law"), a person may sue, either at law or in equity, any person who (i) offers or sells a security in violation of the registration requirements of Arizona Law (an "Arizona Violation"), or (ii) offers to sell or sells a security by means of any untrue statement of a material fact or any omission to state a material fact necessary in order to make the statements made, not misleading (the buyer not knowing of the untruth or omission) and who does not sustain the burden of proof that he did not know, and in the exercise of reasonable care could not have known, the untruth or omission (an "Untrue Statement or Omission under Arizona Law"), to recover the consideration paid for the security, together with interest at ten percent per annum from the date of payment, costs, and reasonable attorneys' fees, less the amount of any income received on the security, upon the tender of the security, or for damages if he no longer owns the security. Damages equal the amount that would be recoverable upon a tender less (i) the value of the security when the buyer disposed of it, and (ii) interest at ten percent per annum form the date of disposition.

      Pursuant to Arizona Law, the Arizona statute of limitations for non-compliance with the requirement to register or qualify securities under the Arizona Securities Act is one year after the non-compliance occurred, and the statute of limitations for an Untrue Statement or Omission is two years from the date of discovery or the date after the buyer should have discovered such Untrue Statement or Omission. If a buyer does not accept the Rescission Offer, he will still retain his right of rescission under Arizona law. However, if the applicable statue of limitation has expired, he will not have any right of rescission. The Arizona Corporation Commission also has the administrative power to order a rescission offer. It is unclear whether such an administrative action would be precluded by the Company's Rescission Offer or any statute of limitation.

      TEXAS

      Under the laws of the state of Texas ("Texas Law"), a person may sue at law or in equity, any person who offers or sells a security in violation of Texas Law, to recover the consideration paid for the security, together with interest at ten percent per annum, costs and reasonable attorneys' fees, less the amount of any income received on the security upon tender of the security, or damages if the person no longer holds the security. Damages equal the amount that the buyer paid for the security plus interest thereon at 10% per annum from the date of payment, less the greater of: (a) the value of the security at the time the buyer disposed of it, plus the amount of any income the buyer received on the security; or (b) the actual consideration received for the security at the time of disposition, plus the amount of income received on the security. If an Offeree in Texas accepts the Rescission Offer, the Offeree will be paid the rescission amount within thirty (30) days of receipt by the Company of the Election Form and the Stock Certificate(s) of the Offeree, as described above (or evidence of sale if the stock was sold).

      Under Texas Law, no person may sue based on a violation of Texas Law more than three years after the sale, or, if the violation is based on a fraud or misrepresentation, more than three years after discovery of the fraud or misrepresentation, or five years after the sale. If a buyer received a rescission offer meeting the requirements of

Texas Law, no person may bring an action unless he (a) rejected the Rescission Offer, and expressly reserved the right to sue within thirty (30) days of receipt of the Rescission Offer, or (b) the buyer accepts the Rescission
Offer but does not receive from the Company the rescission amount within the time specified above.

      The Company is also subject to the anti-fraud provisions of applicable securities law or rights under common law or equity in respect of the issuance of the Rescission Stock.

      Rescission Stock held by Offerees who choose not to accept the Rescission Offer will, for purposes of applicable federal and state securities laws, be registered securities as of the Expiration Date and, unless held by persons who may be deemed to be "affiliates" of the Company, will be freely tradable in the public market.

FEDERAL INCOME TAX CONSEQUENCES OF THE RESCISSION OFFER

      The following discussion is a general summary of certain United States federal income tax consequences associated with the Rescission Offer. No attempt has been made to comment on all United States federal tax matters relevant to the Rescission Offer. The summary is based on existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Department regulations promulgated thereunder, published revenue rulings and revenue procedures of the Internal Revenue Service ("IRS"), applicable legislative history, and judicial decisions. All such authorities are subject to change at any time, either prospectively or retroactively, and any such change could adversely affect the federal income tax consequences associated with the Rescission Offer. No ruling has been requested from the IRS regarding any of the matters discussed in this summary.

      This summary represents the judgment of the Company and its advisors regarding the United States federal income tax consequences of the Rescission Offer. However, there is no assurance that the tax consequences discussed in this summary will be accepted by the IRS or the courts if the Rescission Offer becomes the subject of administrative or judicial proceedings. Realization of the tax consequences discussed in this summary with respect to the Rescission Offer is subject to the risk that the IRS may challenge the tax treatment and that a court could sustain such challenge. In such case, the federal income tax consequences of the Rescission Offer could be materially and adversely affected.

      This summary does not attempt to specifically address the United States federal income tax consequences of each Offeree who accepts the Rescission Offer. Additionally, this summary does not discuss all of the tax consequences, including state, local, and foreign tax consequences, that may be significant to particular Offerees, such as dealers in securities, foreign persons, persons who are not individuals, and Offerees who are subject to the alternative minimum tax.

      ACCORDINGLY, ALL OFFEREES WHO ACCEPT THE RESCISSION OFFER ARE STRONGLY URGED TO CONSULT, AND MUST RELY UPON, THEIR OWN TAX ADVISORS AS TO THE SPECIFIC. TAX CONSEQUENCES TO THEM WITH RESPECT TO AN ACCEPTANCE OF THE RESCISSION OFFER, INCLUDING THE APPLICABILITY OF FEDERAL, STATE, LOCAL, AND FOREIGN TAX LAWS.

      The transaction resulting from an acceptance of the Rescission Offer should be analyzed as a taxable redemption of the shares of Company stock involved in the transaction. In such case, the redemption will be treated as a sale or exchange of the shares only if the redemption satisfies the requirements of one or more of the provisions of Section 302(b) of the Code. This determination is made separately for each Offeree who accepts the Rescission Offer. Assuming that a redemption satisfies the requirements of one or more of the provisions of Section 302(b) of the Code, the Offeree who accepts the Rescission Offer recognizes gain or loss on the redemption in an amount equal to the difference between the Offeree's adjusted basis in the shares immediately prior to the redemption and the proceeds that the Offeree receives in connection with the redemption (including the portion of the proceeds measured by applying an interest factor to the Offeree's original purchase price for the shares). The character of any such gain or loss will depend on whether the shares constitute a capital asset in the hands of the Offeree who accepts the Rescission Offer. If the shares constitute a capital asset and have been held by the Offeree for at least 12 months at the time of the redemption, any gain or loss on such redemption will be long-term capital gain or loss.

      If a redemption does not satisfy the requirements of one or more of the provisions of Section 302(b) of the Code, it will be treated as a distribution by the Company that is subject to Section 301 of the Code. In such case, the proceeds will be treated first as a dividend (taxed as ordinary income) to the extent of the Company's current and accumulated earnings and profits, if any, at the time of the redemption (on a pro rata basis taking into account other

Section 301 distributions made by the Company during the year, including other redemptions resulting from the Rescission Offer that are treated as
Section 301 distributions), next as a non- taxable return of the Offeree's adjusted basis in the shares immediately prior to the redemption, and finally as amounts received from the sale or exchange of the shares.

      Under Section 302(b) of the Code, a redemption will be treated as a sale or exchange of the shares if it either: (i) results in a "complete redemption" of the Offeree's interest in the Company; (ii) is "substantially disproportionate" with respect to the Offeree; or (iii) is "not essentially equivalent to a dividend" with respect to the Offeree. These three tests, which are more fully described below, are collectively referred to as the "Redemption Tests" for purposes of this summary. The Redemption Tests are applied on an Offeree-by-Offeree basis. As a result, it is possible that some redemptions will satisfy the requirements of one or more of the Redemption Tests, while other redemptions do not satisfy the requirements of one or more of the Redemption Tests. Accordingly, it is possible that some persons will receive sale or exchange treatment under Section 302(b) with respect to their redemptions while other persons will be subject to Section 301 with respect to their redemptions.

      In determining whether the requirements of any of the Redemption Tests are satisfied, an Offeree must take into account not only all shares of Company stock that are actually owned by the Offeree but also all shares of Company stock that the Offeree is deemed to own within the meaning of the constructive ownership rules under Section 318 of the Code. Under Section 318, an Offeree may constructively own shares of Company stock actually owned (and, in some cases, constructively owned) by certain individuals or entities that are considered related to the Offeree for this purpose, as well as shares of Company stock that the Offeree has the right to acquire by exercise of an option, warrant or a conversion right. Additionally, contemporaneous or related transactions involving the stock, or rights to acquire the stock, of the Company may affect an Offeree's ability to satisfy one or more of the Redemption Tests.

      A redemption will constitute a "complete redemption" of all shares of Company stock owned by an Offeree for purposes of the first Redemption Test specified above if all shares of Company stock owned by such Offeree are sold pursuant to the Rescission Offer. For this purpose, an individual Offeree can disregard shares of Company stock that he or she constructively owns by attribution from family members if certain requirements specified in Section 302(c) of the Code are satisfied. However, if the Offeree continues to actually own shares of Company stock following the redemption (e.g., shares owned by the Offeree which are not subject to the Rescission Offer), the redemption will not constitute a "complete redemption" under the Redemption Tests.

      A redemption will be considered "substantially disproportionate" with respect to an Offeree if the following requirements are satisfied: (i) the percentage of the voting stock of the Company owned by the Offeree immediately after the redemption (taking into account all transactions consummated pursuant to the Rescission Offer) equals less than 80% of the percentage of the voting stock of the Company owned by such Offeree immediately before the redemption; (ii) the percentage of the common stock of the Company (whether voting or nonvoting) owned by the Offeree immediately after the redemption (taking into account all transactions consummated pursuant to the Rescission Offer) equals less than 80% of the percentage of the common stock of the Company owned by such Offeree immediately before the redemption; and (iii) the Offeree owns, immediately after the redemption (taking into account all transactions consummated pursuant to the Rescission Offer), less than 50% of the total combined voting power of all classes of stock of the Company entitled to vote. A redemption will satisfy the "not essentially equivalent to a dividend" test with respect to an Offeree if, in light of the particular facts and circumstances surrounding the Offeree's ownership of Company stock, the redemption results in a "meaningful reduction" of the Offeree's interest in the Company (taking into account all transactions consummated pursuant to the Rescission Offer)

      THE FOREGOING SUMMARY IS FOR GENERAL INFORMATION ONLY, AND IS NOT INTENDED TO CONSTITUTE, AND SHALL NOT BE CONSTRUED TO ANY EXTENT AS, LEGAL, TAX, OR FINANCIAL ADVICE. EACH OFFEREE IS STRONGLY URGED TO CONSULT THE OFFEREE'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THE OFFEREE FROM THE RESCISSION OFFER IN LIGHT OF THE OFFEREE'S SPECIFIC CIRCUMSTANCES, INCLUDING THE TRANSACTION(S) IN WHICH THE OFFEREE ACQUIRED OWNERSHIP OF SHARES OF THE COMPANY'S STOCK.

      If the amount received by the recipient of this Rescission Offer upon his or her acceptance of the Rescission Offer is deemed to constitute a distribution in redemption of stock covered under Section 302 of the Internal Revenue Code of 1986, as amended (the "Code"), the amounts received by such recipient of this Rescission Offer who accepts the Rescission Offer and tenders his or her shares to the Company will constitute a tax-free return of basis up to the amount of cash such person paid for the securities of the Company. Amounts received by a recipient of the Rescission Offer who accepts the Rescission Offer and who resold his or her shares of Rescission Stock at a loss prior to the date hereof (the "Sold Stock") will constitute taxable income. The taxable income will be characterized as capital gain up to an amount equal to the difference between the amount of cash such person paid for the stock and the amount realized upon the prior sale of such stock. The characterization of such capital gain as long-term or short-term is dependent upon the length of time such person held the Sold Stock. Capital gain on Sold Stock which was held by the Offeree for more than 12 months qualifies as long-term capital gain.

      However, if the amount received by the recipient of the Rescission Offer upon his or her acceptance of the Rescission Offer is deemed to constitute a distribution of property covered under Section 301 of the Code, with respect to amounts received by such person who accepts the Rescission Offer and tenders his or her shares to the Company (i) that portion of the amounts received constituting a dividend (as defined in Section 316 of the Code) will constitute ordinary taxable income, and (ii) that portion of the amount received which is not a dividend, will be applied against and reduce such person's basis in such shares.

                                 CAPITALIZATION

      The following table sets forth ZiaSun's capitalization as of September 30, 2001, (i) on an actual basis; and (ii) on a pro forma basis after giving effect to the acceptance of the Rescission Offer by all Offerees; and (iii) on a pro forma basis after giving effect to the total rejection of the Rescission Offer. You should read this information together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's financial statements and notes to those statements included elsewhere in this Prospectus.

                                                      ACTUAL                           PROFORMA
                                                  SEPTEMBER 30, 2001              SEPTEMBER 30, 2001
                                                  ------------------              ------------------
                                                                         ASSUMING ALL          ASSUMING ALL
                                                                           REJECTED              ACCEPTED
                                                                           --------              --------
Current Liabilities                                   $4,972,343            $4,972,343            $4,972,343
Shares Subject to Rescission                             654,370                     0                     0
Minority Interest                                        $25,000               $25,000               $25,000
Stockholders' Equity                                 $39,192,593           $39,846,963           $39,231,297
                                                   -------------           -----------          ------------
Total Liabilities and Stockholders' Equity           $44,844,306           $44,844,306           $44,228,640
                                                   =============           ===========          ============

                                    BUSINESS

INVESTOOLS' BUSINESS

      INVESTools Inc. is a newly formed Delaware company that will, as a result of the merger completed on December 6, 2001, provide investor education, financial publications and analytical tools worldwide. INVESTools owns 100% of ZiaSun and 100% of Telescan as a result of the merger. On a pro forma combined basis, INVESTools recorded $89.5 million of revenues and $102.7 million in loss from continuing operations for the year ending December 31, 2000. On a pro forma combined basis, INVESTools also recorded $76.6 million of accumulated deficit as of September 30, 2001.

      As discussed below, INVESTools will combine ZiaSun's classroom investor education with Telescan's e-finance services and web-delivered analytical tools.

      The combined company is being built on a solid and practical business platform, in which the investor workshops complement the online financial tools. Investors are better able to leverage the power of online financial tools, if they are provided a variety of ways to become familiar with those tools, including live seminars, video tapes, audio tapes and Web based information.

      Effective May 21, 2001, INVESTools was incorporated in Delaware to effect the merger of ZiaSun and Telescan. Currently, INVESTools' consolidated financial statements consist solely of a consolidated balance sheet, and, until the completion of the merger on December 6, 2001, INVESTools had no operations or equity activity since its initial incorporation. Accordingly, the business and financial information presented in this Prospectus pertains to the operations of the Company's two wholly-owned subsidiaries, ZiaSun and Telescan.

COMPLETION OF MERGER

      On December 6, 2001, the shareholders of ZiaSun and Telescan approved a merger agreement, under the terms of which ZiaSun and Telescan completed a business combination that resulted in each company becoming a wholly-owned subsidiary of the Company, a newly formed Delaware corporation. At the closing, newly formed wholly-owned subsidiaries of INVESTools merged with and into ZiaSun and Telescan, with ZiaSun and Telescan becoming the surviving entities. As a result, ZiaSun and Telescan are now wholly-owned subsidiaries of INVESTools.

      In the merger, each outstanding share of ZiaSun common stock was converted into one share of INVESTools common stock, each outstanding share of Telescan common stock was converted into 0.55531 of a share of INVESTools common stock, and each outstanding share of Telescan preferred stock was converted into one share of INVESTools preferred stock. No fractional INVESTools shares were issued and cash (without interest) was paid instead of fractional shares. As a result of the merger, the former ZiaSun stockholders now own approximately 75% of INVESTools common stock and the former Telescan stockholder now own the remaining interest of approximately 25%.

      None of the holders of ZiaSun common stock exercised dissenters' rights in connection with the merger under Sections 92A.300 to 92A.500, inclusive, of the Nevada Revised Statutes.

      Under generally accepted accounting principles, ZiaSun will be treated as the acquiring entity in the merger and will account for the merger as a purchase of Telescan for financial reporting and accounting purposes. After the closing on December 6, 2001, the results of operations of the Company and Telescan will be included in the consolidated financial statements of INVESTools.

      Prior to completion of the merger, INVESTools adopted a 2001 Stock Option Plan to provide key employees and directors with stock options to acquire common stock of INVESTools. INVESTools will appoint a committee of its board of directors to administer the stock option plan (and the existing stock option plans of ZiaSun and Telescan, which will be assumed by INVESTools as a result of the merger). The grant price, performance criteria and vesting terms of any stock options will be governed by individual agreements between the participant and INVESTools.

      Under the terms of the merger agreement, INVESTools has assumed each outstanding ZiaSun and Telescan employee stock option and each option will be deemed to constitute an option to acquire a number of shares of INVESTools common stock equal to the number of shares of ZiaSun or Telescan subject to the option multiplied by the ZiaSun and Telescan exchange ratio, respectively, rounded down if necessary to the nearest whole share. The exercise price per share for the assumed options will be the exercise price per share under the ZiaSun or Telescan stock options divided by the exchange ratio, rounded to the nearest one-hundredth of a cent. The other material terms of all assumed ZiaSun and Telescan options referred to above will continue to apply.

      INVESTools has agreed to promptly file a registration statement covering the issuance of the shares of INVESTools common stock subject to each converted ZiaSun and Telescan option and will maintain the effectiveness of that registration statement for as long as any of the options remain outstanding.

ZiaSun BUSINESS

      ZiaSun was organized under the laws of the State of Nevada on March 19, 1996, under the name "Carlisle Enterprises, Inc." ZiaSun was originally incorporated for the purpose of executive search and recruitment of employees for businesses. On April 29, 1997, the board of directors, in accordance with
Section 78.315(2) of the Nevada Revised Statutes, authorized a name change to "BestWay, USA."

      BestWay, USA owned the exclusive America/Mexico license rights for the sales, distribution and service of a beverage center developed by Fountain Fresh International ("FFI"), subsequently renamed BEVEX, Inc., which allowed consumers to self fill their own soft drink bottles at a considerable cost reduction over other carbonated soft drink brands. The FFI technology proved very problematic, and FFI ceased operations due to financial insolvency on January 19, 1998. As a result, shortly thereafter Bestway, USA ceased sales, service and distribution operations relating to the beverage centers. In October 1998, ZiaSun (formerly BestWay, USA) transferred all rights relating to the beverage centers and related license to a newly formed wholly-owned subsidiary Best Way Beverages, Inc., which was dissolved in 2001.

      On September 4, 1998, the articles of incorporation were amended to:
(a) change the name to its current name "ZiaSun Technologies, Inc.," and (b) authorize a 1-for-2 reverse split of issued and outstanding common stock of ZiaSun. The reverse split and name change became effective upon the filing of the Certificate of Amendment of the Articles of Incorporation with the Secretary of Nevada on September 10, 1998.

      Following the restructuring of ZiaSun, it acquired: Momentum Internet ("MII"), a corporation organized under the laws of the British Virgin Islands, on October 5, 1998; Momentum Asia, Inc. ("MAI"), a corporation organized under the laws of the Republic of Philippines, on October 5, 1998; Asia4sale.com Ltd., a Hong Kong corporation, on March 25, 1999; and Online Investors Advantage, Inc. ("OIA"), a Utah Corporation, on April 1, 1999.

      ZiaSun is a holding company focused on international e-finance and investor education, along with selective e-commerce opportunities. ZiaSun, through its subsidiary OIA, competes in the "Individual Investor Education" market, conducting seminars, workshops, and video-based self-directing learning programs. Domestically, ZiaSun and Wade Cook Seminars are the two main providers of these types of services and on an international level ZiaSun is expanding the offering of its investor education seminars and workshops. ZiaSun's wholly-owned subsidiaries include: OIA and Seminar Marketing Group, Inc. ("SMG") and Memory Improvement Systems, Inc. ("MIS"), through OIA. Additionally, ZiaSun owns a 75% equity position in Online Investors Advantage Asia Pacific Private, Ltd. ("OIA Singapore"), a 60% equity position in MKZ Fund, LLC ("MKZ") which in turn owns 43% of McKenna Venture Accelerator, LLC ("MVA"), a venture fund, and a 25% equity position in Asia4sale.com, Inc. (formerly H&L Investments, Inc.) which ZiaSun has agreed to sell as described in more detail below.

      At its board meeting on March 22, 2001, the board of directors of ZiaSun adopted a plan to discontinue its foreign operations which are unrelated to OIA. The foreign subsidiaries are small in comparison to the U.S. operations and are difficult to manage at a long distance. The intent of management is to either resell the foreign operations to the parties which originally sold the foreign subsidiaries to ZiaSun, or to seek third-party purchasers. In May 2001, ZiaSun completed the sale of MAI and has entered into negotiations for the sale of Asia PrePress

Technology ("APT") and Asia Internet Services ("AIS"). The net assets of the discontinued operations are shown as a separate line item in the other assets section of ZiaSun's balance sheets.

      ZiaSun actively seeks to acquire, structure, manage and consolidate other select holdings through its wholly owned subsidiaries operating in the U.S. and in foreign markets. Its objective is to acquire holdings which will provide marketing and operating synergy with one another, are well positioned and profitable in their targeted markets, and/or have demonstrated technical expertise in certain areas of e-commerce. While ZiaSun pursues certain business opportunities, alliances and joint ventures which will enhance profitable growth and development, and help maximize the stockholders' equity, ZiaSun does not typically advertise to attract such opportunities. MAI, Asia4sale.com Ltd., and OIA were profitable in 1999. APT was profitable in 2000. ZiaSun's other subsidiaries were unprofitable at all times.

      The two basic challenges in effectively implementing this strategy, while preserving and continually developing ZiaSun's core technology, are:
(1) maintaining an active pipeline of potentially desirable, acquirable companies through various business contacts and financial institutions and
(2) maintaining the financial wherewithal to move quickly enough, when an opportunity for a synergistic acquisition arises, to complete the acquisition, and effectively integrate the acquired entity into ZiaSun's holdings at minimum cost and/or disruption to the other entities. In some instances this will include the challenge of effectively restructuring the acquired entities with one or more existing entities to maximize their contribution to ZiaSun's revenues and profits.

      The growth in use of online financial services in the foreign markets is one key to ZiaSun's future growth. ZiaSun is focused on capturing a large number of these foreign users and a significant percentage of the growing number of U.S. users of Internet tools and services. ZiaSun has already completed seminars and workshops in Australia and New Zealand, Canada Singapore, Hong Kong, United Arab Emirates, South Africa, United Kingdom, Saudi Arabia, Ireland, and sold home study courses in Thailand, Barbados, and China. Sales in 2000 in Australia and New Zealand were $339,059, in Canada were $5,607,542, in Hong Kong and Singapore were $1,187,373, United Kingdom and the rest of Europe were $519,940, in United Arab Emirates and Saudi Arabia were $380,030, in South Africa were $187,836, and Thailand, Barbados and China were $18,070. The U.S. domestic market is also projected to sustain its growth in domestic e-commerce and online financial services usage, and is still developing in terms of the number of educated users of these services.

      ZiaSun may, from time-to-time, divest or "spin off" its equity interest in one or more of its entities or holdings when it proves strategically and economically advantageous to its stockholders to do so. This could increase the stockholders' equity, and, at the same time, allow ZiaSun to continually refine its core operations and holdings, once it has adequately established itself in the more profitable targeted markets. To date the only equity interest which ZiaSun has spun off is its ownership in Asia4sale.com, Ltd. which resulted in a gain of $4,778,596 in 1999.

      ZiaSun's revenues are largely derived from OIA through its instructor led education workshops, home-study courses, and its Investor Toolbox Web site. OIA contributed 100% of continuing revenues for the twelve-month period ended December 31, 2000. E-finance services and training constitute the major portion of ZiaSun's current business. Revenues are generated from attendance fees for live workshops in major cities worldwide, sales of home-study programs and online subscription services.

      CONTINUING OPERATIONS

      ONLINE INVESTORS ADVANTAGE, INC. OIA, a wholly owned subsidiary of ZiaSun acquired in April 2000, provides in-depth consumer training in the optimum use of Internet-based investment and financial management tools and services via workshops, home study, and online subscriptions. OIA's current client base consists of individual investors who either are interested in making their own stock investing decisions and managing their own portfolios or desire to be more active in the stock investing process and portfolio management with their broker or financial division. OIA recently expanded into the international marketplace. OIA has a current customer base of some 12,000 individuals.

      OIA has a strategic working relationship with Telescan, its primary data provider. Telescan consolidates financial data, provides financial analytical tools, develops financial web sites, and hosts service for client web sites. OIA has been working with Telescan since OIA started in business. OIA first began teaching people how to use a

Telescan owned and operated financial Web site know as Wall Street City.com, and bought these subscriptions at a discount, building the subscription service into the workshop and video packages offered by OIA. Afterward, OIA had Telescan build and host a proprietary Web site, www.investortoolbox.com, around the format of the educational workshops and video-based programs.

      OIA has developed a video-based home-study program, which sells for $1,995, and a live 2-day workshop, which costs $2,995 to attend if the attendee registers at the live preview, or $3,995 if the attendee registers after the fact. Both programs are promoted online and through a traditional multi-step marketing program. The multi-step marketing program includes direct mail, radio, television, newspaper, free "Introduction to Online Investing seminars," the Internet, and word-of-mouth incentives. Prior workshop attendees are allowed to attend a refresher workshop at no charge, or extend their subscription to www.investortoolbox.com for six months at no charge if they refer another person to an OIA workshop. This incentive has a $495.00 value. OIA's brochures and audio tapes are used to build further interest and customer loyalty. The two-day workshop is OIA's principal revenue generator.

      Those introduction seminar attendees who do not elect to attend the two-day training workshops are candidates for video-based home-study educational programs. Accordingly, OIA is well positioned to continue providing both e-finance and investing education and services, while developing a growing customer base for its online subscription service and other compatible products and services.

      SEMINAR MARKETING GROUP, INC. SMG, a wholly owned subsidiary of OIA acquired on September 29, 2000, was acquired to secure various marketing and support services for OIA such as in-house telephone marketing and consulting for OIA's marketing process. These services are now handled by OIA directly and SMG is inactive.

      MEMORY IMPROVEMENT SYSTEMS, INC. MIS, a wholly owned subsidiary of OIA acquired on October 16, 2000, provides the platform speaking services, which consists of recruiting, training, and monitoring the seminar speakers who present the free introduction to OIA Investing seminars, as well as the recruiting and training of professional presenters for OIA's 90-minute introductory seminars.

      MCKENNA VENTURE ACCELERATOR, LLC. On July 3, 2000, ZiaSun and The McKenna Group entered into a venture fund agreement and formed MKZ, a joint venture fund that is owned 60% by ZiaSun and 40% by McKenna Enterprises, an affiliate of The McKenna Group, managed by McKenna Enterprises and funded by ZiaSun. At the same time, MKZ committed to make investments in MVA, a venture fund created by The McKenna Group under Delaware law for the purpose of acquiring securities of start-up and early stage companies. MVA is a partially-owned subsidiary of MKZ, in which MKZ is the owner of a 43% membership interest with the other investors owning the remaining interest. The McKenna Group, under the direction of an investment board made up of members from MKZ, the other investors and The McKenna Group, manages the day-to-day operations of MVA.

      On April 13, 2001, ZiaSun and The McKenna Group, as the sole members of MKZ, entered into an agreement that modified certain terms of the venture fund agreement for MKZ and ZiaSun's capital commitment to MKZ. As of the date of the agreement, ZiaSun had invested $7.5 million in cash into MKZ, of which $5.6 million had been invested into MVA by MKZ. Pursuant to the modified agreement, ZiaSun's total capital commitment to MKZ is capped $9,150,000 and, other than the remaining $1,650,000 to be invested by ZiaSun into MKZ, ZiaSun's will have no obligation to provide any further funding to MKZ. ZiaSun made a capital contribution of $250,000 in cash to MKZ upon execution of the agreement and has a remaining capital contribution obligation of $1.4 million. As of September 30, 2001, ZiaSun had not satisfied its remaining capital commitment to MKZ.

      The MVA partners total capital commitment to MVA is $18.5 million, of which MKZ committed to invest $8 million. In 2000, MKZ invested $5.6 million in MVA. On April 20, 2001, MVA, MKZ, McKenna Enterprises and ZiaSun entered into a letter agreement under which MVA amended MKZ's obligation to complete its capital commitment of $2.4 million. Under the terms of the letter agreement, $250,000 in cash was paid from cash transferred to MKZ by ZiaSun, $750,000 was paid in the form of cash held by MKZ and 318,339 shares of ZiaSun common stock held by Geoffrey Mott of McKenna Enterprises. McKenna Enterprises further provided a surety to MVA and guaranteed the difference between the realized cash value from the sale of the 318,339 shares of ZiaSun common stock and $386,000. MKZ, McKenna Enterprises and ZiaSun had until June 15, 2001 to satisfy the remaining $1.4 million capital commitment balance, either in cash or through the sale of MKZ's interest in MVA. This sale may be up to a $2.4 million interest but not less than a $1.4 million interest. As of October 24, 2001 the commitment balance had not been paid but an additional extension to obtain a signed commitment to purchase MKZ's interest in MVA has been granted until December 31, 2001.

      MVA makes highly selective investments primarily in early stage business-to-business Internet technology companies with a principal focus on three core areas: mobile communications, networking and communications and e-business. MVA offers companies financial and infrastructure support to accelerate operations, business and market strategy support to accelerate time-to-market, and partnering support to accelerate scale-up, all of which creates a highly attractive entrepreneurial environment. MVA's board of directors set forth specific guidelines for choosing and approving investments to be complied with by the managing member. An investment may be made only upon the approval of sixty percent or more of the members of the investment committee. The investment committee consists of five members:
MVA's chief executive officer and four representatives appointed by the four largest equity holders in MVA. Other than the members of the investment committee, members of MVA do not participate in the approving or choosing of MVA's investments.

      MVA has acquired equity positions in the following four companies:

      - Last Mile Services (www.lastmileservices.com) develops software that allows immediate deployment of disparate broadband services between service providers and customer premises.

      - IControl Incorporated is a brand new company (with no Web site to-date) dedicated to delivering security and authentication solutions to mobile commerce.

      - QEDSoft (www.qedsoft.com) develops software designed to enable delivery of high-quality 3D animation on the Web across multiple platforms with zero latency and with low bandwidth requirements.

      - Sirenic (www.sirenic.com) develops server software intended to enable personalized content delivery and m-commerce applications across a broad range of access devices.

      MKZ has also invested directly in small equity positions in the following group of companies, who are also clients of The McKenna Group. These companies are typically further along than the firms MVA invests in, and their equity is available to MKZ only because they seek out the consulting services of The McKenna Group.

      - OneSecure (www.onesecure.com) is a provider of secure managed network solutions to large enterprises.

      - Home Director (www.homedirector.com) provides complete home networking and management solutions.

      - B2B Web (www.b2bweb.com) is a supplier of global supply chain management platforms and solutions to manufacturers and retailers.

      - PortfolioScope (www.portfolioscope.com) is an applications services provider of portfolio tracking and analysis solutions to portfolio managers and individual investors.

      - Tradeworx (www.tradeworx.com) provides analytical and decision support tools to the online and offline financial services industry.

      - Vision provides 3-D search engines capable of handling all media types including video.

      - iSX (www.isx.com) provides rapid-retrieval database tools to emerging e-business markets.

      - Last Mile Services (www.lastmileservices.com) is also held directly by MKZ as well as in the MVA fund.

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

      ONLINE INVESTORS ADVANTAGE ASIA PACIFIC PRIVATE LIMITED. On September 27, 2001, OIA and two Singapore residents, Hon Leong Chong and Eric Lip Meng Tan, entered into a joint venture agreement with respect to a recently formed Singapore corporation, "Online Investors Advantage Asia Pacific Private Limited," to expand OIA's business in the Asian marketplace, including the performance of marketing services, the distribution of OIA's materials and conducting workshops initially in Singapore, Malaysia, Brunei and Hong Kong. OIA Singapore is owned 75% by OIA and 25% by Messrs. Chong & Tan.

      DISCONTINUED OPERATIONS

      SALE OF MOMENTUM ASIA, INC. On May 10, 2001, ZiaSun consummated the sale of all the outstanding shares of its subsidiary MAI to Momentum Media, Ltd. ZiaSun had acquired MAI on October 5, 1998 in a stock-for-stock exchange. Under the terms of the sale agreement, Momentum Media acquired all of the outstanding shares of MAI in consideration for 200,000 shares of ZiaSun common stock that were owned by Momentum Media with a market value of $206,000 as of May 10, 2001. In connection with the sale, ZiaSun paid MAI $50,000 to provide MAI with working capital and MAI transferred to ZiaSun 130,000 shares of ZiaSun common stock that were owned by MAI. All the shares of ZiaSun common stock acquired by ZiaSun were canceled.

      SALE OF ASIA PREPRESS TECHNOLOGY, INC. On June 29, 2001, ZiaSun consummated the sale of all outstanding shares of APT, a wholly-owned subsidiary of ZiaSun. Under the terms of the share purchase agreement with Patrick R. Cox and Calvin A. Cox, ZiaSun sold all the issued and outstanding shares of APT to Mr. Cox in consideration for 100,000 restricted shares of ZiaSun common stock owned by Messrs. Cox, which shares had a market value of $70,000 and have been canceled, and for $50,000 in cash payable by Patrick R. Cox to ZiaSun over a three year period. Further, APT obtained the release of ZiaSun's guaranty of APT's line of credit with First Union National Bank. In May 2000, in an effort to expand ZiaSun's Asia operations, ZiaSun had acquired APT, an Internet-based provider of electronic book and document conversion and data entry services.

      SALE OF ASIA INTERNET SERVICES.COM, INC. On June 29, 2001, ZiaSun consummated the sale of all outstanding shares of AIS, a wholly-owned subsidiary of ZiaSun. Under the terms of the share purchase agreement with Patrick R. Cox and Calvin A. Cox, ZiaSun sold all the issued and outstanding shares of AIS in consideration for 150,000 restricted shares of ZiaSun common stock owned by Messrs. Cox, which shares had a market value of $105,000 and have been canceled, and for $100,000 in cash payable by Patrick R. Cox to ZiaSun over a three year period. In May 2000, in an effort to expand ZiaSun's Asia operations, ZiaSun had acquired AIS, an Internet-based provider of background customer service for its client's websites.

      ASIA4SALE.COM, INC. On November 20, 2001, ZiaSun consummated the sale of its entire equity interest in Asia4sale.com, Inc. Under the terms of the share purchase agreement with Ko Jen Wang, ZiaSun agreed to sell its entire 25% equity interest (5,400,000 restricted shares) in Asia4sale.com, Inc. (formerly H&L Investments, Inc.) in consideration for 200,000 shares of ZiaSun and $30,000 in cash payable at closing. All the shares of ZiaSun common stock acquired by ZiaSun were canceled.

      ZiaSun's decisions to sell Asia4sale.com, Inc., APT and AIS is a result of its change of business focus in conjunction with the recent announcement of the contemplated merger of ZiaSun and Telescan. With the sale of Asia4sale.com, Inc., APT and AIS, and ZiaSun's previous sales of MII and MAI, ZiaSun has divested itself of all Asian operations, except for OIA Singapore.

      The discontinued operations generated revenues of $2,937,715 in 2000. This constituted approximately 5% of ZiaSun's total revenues in 2000.

      DISTRIBUTION

       Management seeks out and investigates business opportunities by various means and methods, including personal contacts, verified professionals, securities broker dealers, venture capital personnel, members of the financial community and others who may present unsolicited proposals.

      RECENT ACQUISITIONS AND INVESTMENTS

      SEMINAR MARKETING GROUP, INC. On September 29, 2000, ZiaSun acquired all of the outstanding stock of SMG. The outstanding stock of SMG was owned by a number of employees and independent contractors of OIA who agreed to have a portion of the compensation owed to them for services on behalf of OIA withheld from payment in consideration of the acquisition of SMG. Pursuant to the terms of the acquisition agreement, ZiaSun issued an aggregate of 370,000 restricted shares of common stock to stockholders of SMG in exchange for such stock. The shares issued to the SMG stockholders are subject to piggyback registration rights. The acquisition of SMG had the effect of eliminating various existing royalties and overrides of OIA which are or were being paid by OIA for marketing, seminar development, hosting and speaking services, thus reducing certain ongoing commissions and other expense obligations of OIA.

      The issuance of these shares was intended to be a transaction exempt from the registration requirements under the Securities Act pursuant to Rule 506 of Regulation D. Upon subsequent review of the transaction by ZiaSun's attorneys, it was determined that the issuance of the shares did not meet the technical requirements of the Securities Act. Therefore, on February 12, 2001, ZiaSun provided notice to the prior stockholders of SMG who received shares as a result of the acquisition of SMG by ZiaSun, that the transaction would be rescinded and that following the filing and effectiveness of an appropriate registration statement, that a rescission offer would be delivered to such stockholders in the near future.

      MEMORY IMPROVEMENT SYSTEMS, INC. On October 16, 2000, ZiaSun acquired all of the outstanding stock of MIS. Pursuant to the terms of the acquisition agreement, ZiaSun issued an aggregate of 400,000 restricted shares of common stock to stockholders of MIS in exchange for such MIS stock. The shares issued to the MIS stockholders are subject to piggyback registration rights. MIS provides the recruiting, training, and monitoring of the seminar speakers who present the free introduction to OIA Investing seminars, as well as the recruiting and training of professional platform presenters at OIA's 90 minute "Introduction to Online Investing" seminars, and was acquired in order to eliminate fees paid to MIS as a percentage of workshops sales.

      RAW MATERIALS AND SUPPLIES

      ZiaSun does not utilize any specialized raw materials. All necessary required materials, if any, are readily available. ZiaSun is not aware of any existing or future problem that will materially affect the source and availability of any such materials which would be required by ZiaSun.

      INTELLECTUAL PROPERTY

      U. S. TRADEMARK APPLICATIONS. ZiaSun and/or its subsidiaries have made, and/or hold registrations for the following trademarks:

                                                                  REG/APPLN
          MARK                        CLASS         STATUS         NUMBER
          ----                        -----         ------        ---------
Investor Toolbox                        36          Pending       75/893296
Online Investors Advantage               9          Pending       75/893299
Online Investors Advantage              41          Pending       75/893295
Online Investor Toolbox                 36          Pending       75/893280
Online Investor Toolbox Advantage       36          Pending       75/192920
Online Investor Toolbox Advantage       41          Pending       75/192922
Secrets To Online Investing             16          Pending       76/055455
Secrets To Online Investing             41          Pending       76/055249
Stock Market Investor Toolbox           16          Pending       76/198670

Stock Market Investor Toolbox           41          Pending       76/198669
Wall Street Investor Toolbox            16          Pending       76/198671
Wall Street Investor Toolbox            41          Pending       76/198672
Wall Street Mentor                      16          Pending       76/198464
Wall Street Mentor                      41          Pending       76/198463
Where People Learn to Invest Online     41          Registered    2,412,540
5 Step Online Investing Formula         41          Pending       75/893298
7 Cash-Flow Investing Strategies        41          Pending       75/893294
ZiaSun                                  35          Pending       76/084808
ZiaSun                                  36          Pending       76/084807
ZiaSun                                  37          Pending       76/084806
ZiaSun                                  41          Pending       76/084899
ZiaSun                                  42          Pending       76/084898

OIA will discontinue the use of the trademark "Online Investors Advantage."

      U.S. COPYRIGHT APPLICATIONS.   ZiaSun and/or its subsidiaries have made
and/or hold registrations for the following copyrights:

            1.  Online Investors Advantage - Workshop Manual - Version 5.0
            2.  The 5 Step Online Investing Formula - Overview Handout
            3.  Online Investor Toolbox - Speakers Biography
            4.  Online Investing Workshop 2000 - Registration Form
            5.  Money Talks - Flyer
            6.  Online Investors Advantage - Ticket
            7.  Learn the Secrets of Online Investing - Prospect Letter
            8.  Here's Your Free Ticket to Retiring Early and Retiring Rich
                - Ticket
            9.  What I Discovered About Using the Internet - Letter
            10. The Internet is Empowering People - Brochure
            11. Online Investors Advantage - Computer Mouse Pad
            12. Online Investing - Videotape Set
            13. Online Investing Advantage - Welcome Kit

      GOVERNMENT REGULATION

      With the exception of the requirement that ZiaSun and its subsidiaries be registered or qualified to do business in the States and foreign countries in which they will be doing business, the products and services provided through use of ZiaSun's technology are not subject to approval of any government regulation.

      For OIA to conduct workshops in the country of Australia, OIA is registered under the proper authority with Australian Securities and Investments Commission and has a compliance officer residing in Australia.

      On May 2, 2001, the California Department of Corporations advised ZiaSun that it could not grant ZiaSun's application to qualify to offer and sell certain shares of ZiaSun common stock in California, as the California Department of Corporations believed that ZiaSun's wholly owned subsidiary OIA was acting as an unlicensed investment adviser in California. In May 2001, ZiaSun renewed its request that the application be approved, asserting that based on existing case law and an opinion previously issued by the California Department of Corporations, OIA does not engage in the activities of an investment adviser. On August 7, 2001, the California Department of Corporations challenged ZiaSun's legal analysis that OIA was not acting as an investment adviser and requested further legal analysis and additional information on OIA's operations. The matter is currently pending.

      EMPLOYEES

      As of September 30, 2001, ZiaSun and its subsidiaries employ approximately 315 full time employees.

      PROPERTY

      ZiaSun's corporate headquarters are located at 5252 North Edgewood Drive, Provo, Utah, which also serves as OIA's headquarters, and houses ZiaSun's and OIA's accounting staff, information services department, customer support, data entry, international office and travel coordinator. These premises are leased through July 20, 2004 with an option to renew the lease for one additional term of 5 years. The lease rate as of the year ended December 31, 2000, was $8,006.14. On April 1, 2000, the lease rate increased to $8,175.77 per month. The lease rate increases to $8,350.48 and $8,530.43 on April 1, 2001, and April 1, 2003, respectively.

      OIA also leases 1,940 square feet of office space at 852 North 1430 West, Unit #3, Westpoint Business Park, Orem, Utah, at a monthly rate of $1,309. OIA has vacated these premises which are leased through October 31, 2001 and subleases the same for $1,250 per month.

      OIA leases approximately 7,750 square feet of space at 555 East 1860 South, Provo, Utah which house the OIA home study sales department, shipping and fulfillment department. These premises are leased through April 30, 2005. The lease rate through November 30, 2001, is $5,340. The lease rate increases to $6,180 per month for period December 1, 2001, through July 31, 2003, and $7,020 per month for period August 1, 2003, through April 30, 2005.

      LEGAL PROCEEDINGS

      ZiaSun TECHNOLOGIES, INC. V. CONTINENTAL CAPITAL & EQUITY CORPORATION. ZiaSun is a party plaintiff in the matter of ZiaSun Technologies, Inc. v. Continental Capital & Equity Corporation, Superior Court of California, County of San Diego, Case No. GIC-759797. ZiaSun seeks a refund of $130,000 of the $250,000 paid to Continental Capital, alleging breach of contract, intentional misrepresentation and negligent misrepresentation on the part of Continental Capital. The matter is pending.

      SUNTRUST BANKS, INC. V. ONLINE INVESTORS ADVANTAGE, INC. OIA was a party defendant in the matter of SunTrust Banks, Inc. v. Online Investors Advantage, Inc., United States District Court, Eastern District of Virginia, Case No. 00-1721-A. SunTrust, as the owner of the trademark "Investors Advantage," filed a civil action to enjoin OIA from the use of the mark and name "Investors Advantage." On January 19, 2001, SunTrust and OIA entered into a Settlement Agreement under which SunTrust and OIA would explore the possible assignment of the mark and name "Investors Advantage" to OIA under mutually agreeable terms. The parties also agreed that in the event an agreement as to the assignment was not reached in 3 months, then OIA will within 9 months from January 19, 2001, terminate any use of the mark and name "Investors Advantage." Based on this agreement the pending action was dismissed without prejudice. OIA has agreed to phase out public use of the "Investors Advantage" name by October 19, 2001.

      SETTLEMENT OF OIA V. WALL STREET MENTORS, INC. ET AL. On or about April 13, 2001, ZiaSun's wholly owned subsidiary, OIA, entered into a settlement agreement with Wall Street Mentors, Inc., five former independent contractors of OIA and other individuals, providing for the settlement of the matter entitled Online Investors Advantage, Inc., v. Varlin Law, Rhett Anderson, David Nicolson, Roger Taylor, Bart Coon, Steve Admundsen, Tim Anderson, David Shamy, Brock Madsen and Wall Street Mentors, Inc., filed by OIA on or about February 23, 2001, in the United States District Court for the District of Utah, Case No. 2:01 CV0129 C, as well as other possible claims of the defendants. In this action, OIA has alleged, among other things, copyright infringement, misappropriation of trade secrets, unfair competition, libel, deceptive trade practices, and breach of non-competition agreements and confidentiality agreements by the defendants. Subject to the performance of the parties under the settlement agreement, OIA and the defendants have each agreed to release the other from any and all claims arising out of the OIA lawsuit described above, and Wall Street Mentors and the individual defendants have released OIA, ZiaSun and its officers, directors and affiliates, from any additional claims or actions they may have, in law or equity. The parties have agreed that the terms of the settlement agreement will be kept confidential.

      SCOTT BOWEN V. ZiaSun TECHNOLOGIES, INC. ZiaSun is a party defendant in the matter of Scott Bowen v. Bryant D. Cragun, et al. Superior Court of California, County of San Diego, Case No. 762921. The plaintiff alleges to have purchased shares of common stock of ZiaSun and various other companies through Amber Securities Corporation, a registered broker deal formerly known as World Trade Financial Corporation, and it sales associates, who were acting as agents of ZiaSun. The plaintiff alleges that Amber and its sales associates made misstatements regarding ZiaSun, upon which the plaintiff relied when purchasing ZiaSun shares. The plaintiff fails to specify the exact number of shares of ZiaSun common stock purchased and the amount paid. The plaintiff is seeking the return of his investment plus a legal rate of interest, punitive damages, costs and attorney fees. ZiaSun denies the allegations and is proceeding with defending itself.

      LEIF FREDSTED V. ZIASUN TECHNOLOGIES, INC. ZiaSun is a party defendant in the matter of Leif Fredsted v. Bryant D. Cragun, et al., Superior Court of California, County of San Diego, Case No. 72344. The plaintiff alleges to have purchased shares of common stock of Asia4sale.com Ltd., a former subsidiary of ZiaSun, and various other companies through Amber Securities Corporation, a registered broker dealer formerly known as World Trade Financial Corporation, and Carlton Capital and their respective sales associates. The plaintiff alleges that Amber and its sales associates made misstatements regarding ZiaSun and Asia4sale.com Ltd. However, the plaintiff does not claim to have purchased any shares of ZiaSun. The plaintiff is seeking the return of his investment plus a legal rate of interest, punitive damages, costs and attorney fees. ZiaSun denies the allegations and is proceeding with defending itself.

      With the exception of the legal proceedings, claims and threatened litigation set forth above, ZiaSun is not a party to any legal proceeding that is material to ZiaSun. No director, executive officer or affiliate of ZiaSun or owner of record or beneficially of more than five percent of ZiaSun common stock is a party adverse to ZiaSun or has a material interest adverse to ZiaSun in any proceeding.

TELESCAN BUSINESS

      Telescan is committed to helping investors improve their investment results through advice and the educated use of proprietary investment search tools. Telescan provides financial products and services marketed through two divisions.

- The Consumer Division delivers investment advice and education to individual investors online through two Web properties, INVESTools.com and WallStreetCity.com. INVESTools.com publishes actionable investment advice and education, and WallStreetCity.com is well known for its investment search tool, ProSearch. The Consumer Division also offers private-label subscription marketing and e-mail list management services.

- The Business-to-Business Division offers an array of online financial solutions, including quotes, charts, news, portfolio reports and stock and mutual fund screening tools, to businesses seeking to expand their offerings online and gain greater cost efficiency through outsourcing.

      CORPORATE BACKGROUND

      Telescan, Inc., a Texas corporation, was formed in 1983 to manufacture software and an online database containing analytical tools for financial analysis. In 1986, D.B. Technology, Inc., a Texas corporation ("DB"), was formed for the purpose of acquiring Telescan, Inc. Telescan, Inc. merged into D.B., which filed a d.b.a. to use the name Telescan, Inc. In 1988, Max Ret, Inc., a Delaware corporation, was formed for the purpose of acquiring the outstanding common stock of D.B. In 1989, Max Ret, Inc. issued 75% of its then outstanding stock to acquire all of the outstanding common stock of D.B. Max Ret, Inc. then changed its name to Telescan, Inc.

      On May 28, 1999, Telescan completed the acquisition of INVESTools, Inc. pursuant to which the sellers exchanged all of their shares of INVESTools, Inc. for shares of Telescan common stock in a business combination that was accounted for as a pooling-of-interests.

      The Web property, WallStreetCity.com, was created by Telescan.

      SERVICES

      CONSUMER DIVISION. The Consumer Division publishes investment advice, education, tools and analytics for individual investors online through two Web properties, INVESTools.com and WallStreetCity.com. In addition, the Consumer Division operates a subscription marketing service and an e-mail list management service. The division manages more than 40,000 paying subscribers.

- INVESTools.com features continually updated portfolio advice from independent money managers. The site receives 300,000 unique visitors per month and provides more than 200,000 investors with a free weekly e-mail digest of recommendations. Customers pay a monthly fee to access content delivered by 34 independent investment advisors. The content is enhanced by interactive online tools such as e-mail hotlines, discussion threads and portfolio alerts. INVESTools.com differentiates itself from standard investment newsletter Web sites by developing and supporting online interfaces that encourage interactive relationships between advisors and subscribers, and among the subscribers themselves.

      WallStreetCity.com provides investors with a historical market database, free real-time quotes, streaming real-time data feeds, industry group analysis and investment search and portfolio tools. WallStreetCity.com's ProSearch(TM) stock screening tool allows investors to search for stocks that match their unique investment goals. By selecting up to 40 different criteria in a single search, investors can screen thousands of stocks through customized searches or select pre-built searches that are complemented with commentary and education. While a wealth of information is available on the site at no charge, Telescan's search technology and streaming real-time data are available only to paid subscribers.

      The Subscription Marketing Service helps online financial information companies acquire new subscribers through the use of e-mail lists in which the subscriber has elected to receive financial-related advertisements. The E-mail Marketing Service helps online financial information companies manage their subscriber e-mail list, send value-added e-mail content and track advertising results. Although e-mail addresses are made available to third parties as part of a list rental, subscriber information is not transferred to the third party and INVESTools.com retains the right to such information.

      BUSINESS-TO-BUSINESS DIVISION. As an Application Service Provider
(ASP), Telescan's Business-to-Business Division offers businesses of varying sizes an array of online financial solutions to create or enhance an existing financial Web site, along with site development and hosting services. Financial online solutions include quotes, charts, news, portfolio reports, equity and mutual fund screening tools, Telescan commentary and third-party products. Solutions can be developed and operational in a fraction of the time and cost it would take an organization to do it independently, without major investments in hardware, networking or technical support.

      BUSINESS STRATEGY

      In late 1999, Telescan began to pursue an aggressive three to five-year growth target to penetrate global markets and to expand organically and through acquisitions. As Telescan witnessed the weakness in the Internet financial marketplace during 2000, particularly related to technology companies, Telescan reevaluated its business strategy and made adjustments designed to ensure Telescan would emerge as a key player in the industry. As part of this reevaluation, Telescan began refocusing its attention on its core domestic operations and made organizational and governance changes designed to enhance growth. Telescan's resulting strategy seeks to expand Telescan's revenue base and scale Telescan's cost structure in line with revenues. Management will execute this strategy through: 1) new services and technology; 2) new market penetration; and 3) mergers with or acquisitions of complementary businesses.

      NEW SERVICES. Telescan reviewed its internet services and determined that additional services would need to be added. To enhance existing offerings, Telescan added new services through relationships with third parties and redesigned its WallStreetCity.com Web site.

      The Consumer Division introduced several new investment advisory publications during 2000. The publications are available to investors by subscription through INVESTools.com and include:

   - "Schaeffer's Internet Stock Alert" and "10 Days to Successful Options Trading" by Bernie Schaeffer

   -  "The Pure Fundamentalist" by Alvin Toral

   -  "The Technology Digest" by Nancy Zambell

   -  "The MoneyPaper" by Vita Nelson

   -  "The Buyback Premium Portfolio" by David Fried

   -  "FXC's Top 10 Stock Picks for 2001 Report" by Frank Curzio

   -  "The 2001 Investor Survival Guide"

      Investment advisors are independent contractors operating under non-exclusive distribution agreements in which INVESTools.com pays the advisor royalty fees. Advisors are selected based on their successful long-term track record, the ability to clearly communicate with subscribers on a regular basis and the ability to stick to an understandable, actionable investing style that serves to immediately benefit users. Although this approach limits the number of advisors Telescan will work with, it reinforces INVESTools.com's position as a trusted distributor of investment advice in the marketplace. During 2000, the Consumer Division also relaunched WallStreetCity.com with a new interface allowing investors to easily navigate the site's suite of analytical tools. The redesigned site features a new floating stock ticker and redesigned portfolios.

      With the addition of third-party products from FinanceCenter.com, Money.net, Prophet Financial and TeamVest LLC, Telescan continues to offer its business clients a unique set of solutions to meet their changing needs.

      NEW TECHNOLOGY. In addition to new products, Telescan modified its technology during 2000 to build a stable, scalable platform for the future and to support Telescan's product development culture. Changes made to Telescan's technological platform created a more flexible and modularized architecture. In addition, implementation of caching technology increased the speed and performance of Telescan's hosting services. Telescan also expanded its offerings to wireless platforms, including Wireless Application Protocol
(WAP) enabled cellular phones and the Palm(TM) VII and modem equipped Palm V series of handheld computers.

      MARKET PENETRATION. Telescan redirected its focus to the domestic market and will continue to concentrate its efforts on penetrating the previously untapped middle market of small and mid-sized companies. Telescan began to market its application services to smaller companies more aggressively during the second half of 2000, following completion of changes to Telescan's technology platform.

      As a result of changes in the Internet and the high technology industries during 2000, Telescan began redirecting its focus from aggressive global expansion to keeping pace with the changing market and meeting clients' needs. With the addition of multiple foreign exchanges to Telescan's products and services throughout 2000, Telescan believes current market data feeds are sufficient to meet anticipated demands at this time. Telescan will continue to explore opportunities to penetrate global markets, particularly in Europe, Asia and Latin America.

      MERGERS & ACQUISITIONS. During 2000, Telescan evaluated a number of opportunities to add key technologies, enhance market presence and complement existing services through merger and acquisition activities. Aggressive consolidation within the technology and financial services industries continues to encourage Telescan to explore merger and acquisition opportunities to add products and/or technologies, increase market share, add to critical mass and improve liquidity.

      MARKETING

      Telescan's marketing objectives are focused on increasing the number of new customers, selling additional products and services to existing customers and lowering customer acquisition costs. Telescan utilizes public relations campaigns, e-mail and print advertising, banner ads, joint marketing agreements and trade show participation as marketing tools to achieve these objectives. Customer retention is also an integral component in Telescan's marketing strategy. Maintaining and developing the existing customer base is accomplished by providing comprehensive and high quality data, ongoing content and product updates, offering customer training and conducting reactivation campaigns to encourage inactive customers to return.

      CUSTOMERS

      Telescan had an agreement with BPI Communications, Inc. to provide BPI hosting and development services for multiple BPI Web sites. Revenue for these services represented 12% and 10% of total revenue for 2000 and 1999, respectively. Revenue from these services accounted for 3% and 13% of total revenue for the nine month periods ended September 30, 2001 and 2000, respectively.

      In the fourth quarter of 2000, BPI notified Telescan that it would no longer use Telescan's services. This action resulted in a renegotiation of the contract at December 31, 2000 to discontinue development services and only provide fixed fee hosting services on a month-to-month basis for the first three months of 2001 and then month-to-month thereafter. Subsequent to April 2001, BPI no longer required hosting services from Telescan and therefore, revenues will no longer be recorded from this customer.

      Telescan has a license agreement with NBC, whereby NBC uses Telescan's proprietary Internet technology for use on CNBC.com, a comprehensive Web site for personal finance. Under the agreement, Telescan developed the financial content portion of the CNBC.com Web site and currently provides hosting services for such content. Revenue from these services accounted for 10% and 13% of total revenue in 2000 and 1999, respectively, and 13% and 11% of total revenue for the nine month periods ended September 30, 2001 and 2000, respectively. Telescan generated revenue under the agreement from cost reimbursement, fixed monthly license fees and a percentage of advertising revenue generated from the site.

      A Settlement and Termination Agreement was entered into on June 8, 2001 between Telescan and NBC, which terminated the above-mentioned license agreement. In accordance with the settlement agreement, Telescan will continue to host NBC's website until July 27, 2001. All other obligations under the license agreement are terminated with the settlement agreement. NBC paid Telescan $1.5 million to satisfy outstanding receivables and to comply with the negotiated early termination costs included as part of the original agreement. Telescan recognized approximately $900,000 in additional revenue in June 2001 as a result of the termination of the license agreement. In July 2001, Telescan recognized approximately $200,000 in revenue related to the remaining licensing and hosting fees.

      There were no other customers that generated greater than 10% revenue in 2000, 1999, 1998 or in the first six months of 2001.

      PROPRIETARY RIGHTS

      Telescan attempts to protect its trade secrets and other proprietary information with product development partners, employees and consultants through nondisclosure agreements, contract provisions and copyright, patent, trademark and trade secret laws. With respect to technologies that Telescan has licensed to third parties for use in specific applications or platforms, Telescan has entered into technology licensing agreements, which are intended to protect the proprietary rights of Telescan related to the source code of Telescan's products as a trade secret and as an unpublished copyright work.

      Telescan believes that its products, trademarks and other proprietary rights do not infringe on the proprietary rights of third parties, and Telescan is not aware of any current infringement claims against Telescan.

      COMPETITION

      Telescan competes with companies that operate proprietary platforms and/or Internet financial Web sites, many of which have significantly greater financial, technical and marketing resources than Telescan. Despite recent market volatility, new competitors continue to enter the marketplace as a result of perceived future opportunities. Telescan believes the principal competitive factors in the Internet financial services market include system performance, product differentiation, quality of content, user friendliness, price, customer support, effective marketing techniques and the ability to earn a profit. With a redirected focus towards profitability, Telescan believes that it competes effectively in these areas. However, continued competitive pressures could result in price reductions, increased spending on product development and reduced market share, which could adversely affect Telescan's financial condition and operating results. Telescan believes that its revenue expansion strategy to: 1) add new products and technology; 2) penetrate new markets; and 3) merge with or acquire complementary businesses, will serve to lessen the impact of future competitive pressures on Telescan.

      EMPLOYEES

      As of September 30, 2001, Telescan had 71 full-time employees. Although Telescan experienced a series of layoffs in 2000 and early 2001 to align staffing and expenses with forecasted revenues, Telescan believes that its relationship with its employees is good. In an effort to motivate and retain Telescan's remaining core talent pool in the existing tight employment market, Telescan accelerated the annual distribution of fiscal year 2001 stock option awards to the staff and management to October 2000. Additionally, Telescan vested all outstanding stock options, most of which had an exercise price that was significantly higher than Telescan's current stock price. None of Telescan's employees is represented by a labor union and Telescan has never experienced a work stoppage.

      GOVERNMENTAL REGULATION

      Telescan is not subject to direct regulation other than regulation generally applicable to businesses. However, changes in the regulatory environment relating to the Internet industry could have an effect on Telescan's business, financial condition and operating results. Telescan is unable at this time to predict the impact, if any, future regulation may have on its business. While not currently regulated, there is a possibility that Telescan may become subject to laws governing investment advisors or other securities professionals. Regulations in this area are complex and ensuring compliance could cause a financial burden and become a time consuming process.

      DESCRIPTION OF PROPERTY

      Telescan's principal executive offices, as well as its principal marketing, computer operations and product development activities, are located in leased facilities in Houston, Texas, consisting of a total of 77,116 square feet. Telescan also leases office space for marketing and administrative personnel in New York, New York and Menlo Park, California. The monthly costs of these leases are: Houston, Texas: $82,126; New York, New
York: $9,936; and Menlo Park, California: $29,036.

      In an effort to further reduce costs, Telescan is exploring options to sub-lease excess office space, primarily located at Telescan's Houston facility, while maintaining adequate reserves for future needs.

      LEGAL PROCEEDINGS

      From time to time Telescan is involved in certain legal actions arising in the ordinary course of business. It is the opinion of management that such litigation will be resolved without a material effect on Telescan's financial position or results of operations. In August 2000, a lawsuit (Avner Hacohen v. Telescan, Inc., No. 00CIV.5937) was filed against Telescan in the United States District Court for the Southern District of New York by a former employee, Avner Hacohen, alleging that Telescan failed to grant him certain stock options to which he was entitled. The plaintiff seeks monetary compensation for damages alleged to exceed $1 million, plus interest and attorney fees. Telescan has responded to the complaint and the case is proceeding before the court. Although no assurances can be given, Telescan believes that the ultimate resolution of the litigation will not have a material adverse impact on Telescan's financial position or results of operations. Telescan believes that (i) Mr. Hacohen's claim is without merit since he has no signed formal grant of stock options and (ii) almost ten years has elapsed since the termination of his employment and the statute of limitations has expired on Mr. Hacohen's claim.

                     DESCRIPTION OF INVESTOOLS CAPITAL STOCK

GENERAL

      INVESTools has 61,000,000 shares of authorized capital stock. Those shares consist of 1,000,000 shares of preferred stock, par value $0.01 per share, and 60,000,000 shares of common stock, par value $0.01 per share. INVESTools has a total of approximately 42,556,106 shares issued and outstanding.

DESCRIPTION OF COMMON STOCK

      DIVIDENDS. Dividends may be declared and paid on the INVESTools common stock at such time and in the amounts as the board of directors in its discretion shall determine, subject to any dividend preferences of any outstanding preferred stock. INVESTools has no present intention of declaring and paying cash dividends on the common stock at any time in the foreseeable future.

      VOTING RIGHTS. Each share of common stock is entitled to one vote in the election of directors and all other matters submitted to stockholder vote, except that holders of common stock are not entitled to vote on any amendments to INVESTools' certificate of incorporation that relate solely to the terms of any preferred stock if the holders of the preferred stock affected thereby are entitled to vote thereon as a separate class or series pursuant to INVESTools' certificate of incorporation or Delaware law.

      LIQUIDATION RIGHTS. If INVESTools liquidates, dissolves, or winds-up its business, whether voluntarily or not, INVESTools common stockholders will share equally in the distribution of all assets remaining after payment to creditors and preferred stockholders.

ADDITIONAL SERIES OF PREFERRED STOCK

      INVESTools' certificate of incorporation provides that the number of authorized shares of any stock may be increased or decreased by an affirmative vote of a majority of the stockholders entitled to vote thereon. The board of directors is authorized to create and issue one or more series of preferred stock and to determine the rights and preferences of each series within the limits set forth in the certificate of incorporation and applicable law.

DESCRIPTION OF SERIES A PREFERRED STOCK

      At the time of the merger, 120,000 shares of INVESTools Series A Preferred Stock will be issued. The holders of Series A Preferred Stock will have no voting rights except as described below:

   - Holders of Series A Preferred Stock, voting separately as a class, will be entitled to vote for, and remove without cause and replace at any time, one additional director in the event that dividends on the Series A Preferred Stock are in arrears in an amount equal to at least two quarterly dividends, or if for five consecutive trading days there has not been a sufficient number of shares of common stock authorized and reserved for issuance to cover the number of shares of common stock into which Series A Preferred then outstanding shall be convertible. This right terminates when the above defaults are cured. The holders of the Series A Preferred, voting separately as a class, are entitled to remove without cause at any time and replace any director that such stockholders elected under the above defaults.

   - The consent of a majority of the holders of the Series A Preferred Stock is required to modify INVESTools' certificate of incorporation or by-laws if any terms of the Series A Preferred Stock are affected thereby, or to pay any dividends or distributions to stockholders.

      Holders of shares of Series A Preferred Stock will be entitled to receive cumulative dividends at the rate of $1.00 per share per annum, payable quarterly, when and as declared by the board of directors. The dividend will be paid at a priority to any payment of any dividend on the common stock or any other class or series of stock of INVESTools. Dividends shall accrue commencing on January 1, 2001, and shall do so daily, whether or not earned or declared.

      In the event that there is a liquidation, dissolution or winding up of INVESTools, holders of Series A Preferred Stock shall be entitled to receive $25 per share plus any accrued but unpaid dividends prior to any distribution of assets to holders of any other class or series of shares.

      Holders of shares of Series A Preferred Stock have the option to convert at any time each of their shares of Series A Preferred Stock into approximately 13.9 (plus the pro rata portion of any due and unpaid dividends) shares of INVESTools common stock. On May 15, 2002, all then outstanding shares of Series A Preferred Stock will each automatically convert into approximately 13.9 (plus the pro rata portion of any due and unpaid dividends) shares of INVESTools common stock.

ANTI-TAKEOVER EFFECTS

      INVESTools is subject to the provisions of Delaware law described below regarding business combinations with interested stockholders.

      Section 203 of the Delaware General Corporation Law applies to a broad range of business combinations between a Delaware corporation and an interested stockholder. The Delaware law definition of "business combination" includes mergers, sales of assets, issuances of voting stock and certain other transactions. An "interested stockholder" is defined as any person who owns, directly or indirectly, 15% or more of the outstanding voting stock of a corporation.

      Section 203 prohibits a corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder, unless:

        - the board of directors approved the business combination before the stockholder became an interested stockholder, or the board of directors approved the transaction that resulted in the stockholder becoming an interested stockholder;

        - upon completion of the transaction which resulted in the stockholder becoming an interested stockholder, such stockholder owned at least 85% of the voting stock outstanding when the transaction began other than shares held by directors who are also officers and other than shares held by certain employee stock plans; or

        - the board of directors approved the business combination after the stockholder became an interested stockholder and the business combination was approved at a meeting by at least two-thirds of the outstanding voting stock not owned by such stockholder.

      INVESTools' certificate of incorporation and by-laws provide that the board of directors shall be divided into three classes, with each class consisting, as nearly as possible, of one-third of the total number of directors constituting the entire board. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as equal as possible.

      Ninety days' written notice or the consent of the board of directors is required for a holder of Series A Preferred Stock to acquire over 5% of INVESTools common stock.

      INVESTools must indemnify present and former officers and directors, and may indemnify employees and agents.

               PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

      Since the completion of the merger on December 6, 2001, INVESTools' common stock has been quoted on the OTC Bulletin Board of the NASD under the symbol "INVS." On December 11, 2001, the closing bid price of the Company's common stock was $0.85 per share, the high price was $1.40 per share and the low price was $0.85 per share. The Company's common stock was not traded prior to December 6, 2001.

      ZiaSun is a wholly-owned subsidiary of the Company, and its common stock ceased trading on December 6, 2001, the completion date of the merger. Prior to the completion of the merger, ZiaSun's common stock was traded on the OTC Bulletin Board of the NASD under the symbol "ZSUN." There was relatively limited trading activity in ZiaSun's stock since inception. The following table represents the high and low closing prices for ZiaSun's common stock for each quarter of the years ended December 31, 2000 and 1999 and the first three quarters (or portion thereof) through December 5, 2001.

     YEAR ENDED DECEMBER 31, 1999                    HIGH             LOW
     ----------------------------------------    ------------     -------------
     First Quarter                                  $25.88            $4.94
     Second Quarter                                  27.13             6.38
     Third Quarter                                   13.38             7.00
     Fourth Quarter                                  14.63             6.97

     YEAR ENDED DECEMBER 31, 2000                    HIGH             LOW
     ----------------------------------------    ------------     -------------
     First Quarter                                  $15.75           $10.00
     Second Quarter                                  11.38             4.16
     Third Quarter                                    5.63             1.80
     Fourth Quarter                                   2.93             1.03

     YEAR ENDED DECEMBER 31, 2001                    HIGH             LOW
     ----------------------------------------    ------------     -------------
     First Quarter                                   $1.63            $0.54
     Second Quarter                                   1.40             0.51
     Third Quarter                                    0.84             0.38
     Fourth Quarter (through December 5,              1.01             0.27
     2001)

      The quotes reflect interdealer prices without retail mark-up or commissions and may not necessarily reflect actual transactions.

      On May 3, 2001, the last full trading day prior to the Company's announcement of the signing of the merger agreement, the closing price of ZiaSun's common stock was $0.69 per share, the high price was $0.70 per share and the low price was $0.69 per share. On December 5, 2001, the day immediately preceding the merger, the closing price of ZiaSun's common stock was $0.68 per share, the high price was $0.68 per share and the low price was $0.60 per share.

      ZiaSun has not declared any cash dividends with respect to its common stock, and does not intend to declare dividends in the foreseeable future. There are no material restrictions limiting, or that are likely to limit, the ZiaSun's ability to pay dividends on its securities.

   SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA AND MANAGEMENT DISCUSSION
        AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The Company was organized on May 21, 2001, to effect the merger of ZiaSun and Telescan, completed on December 6, 2001, and has had no material operations, separate from its two wholly-owned subsidiaries, ZiaSun and Telescan. Set forth below are the required selected historical consolidated financial information, and management discussion of the Company's predecessors, ZiaSun and Telescan, for the periods indicated.

ZIASUN SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

      The following table sets forth ZiaSun selected historical consolidated financial information. The summary historical consolidated financial information as of and for the fiscal years ended December 31, 1996, 1997, 1998 and 1999 has been derived from, and should be read in conjunction with, the Company's audited historical consolidated financial statements and the notes thereto, which have been audited by Jones, Jensen & Company (now known as HJ & Associates, LLC), independent auditors, and which, in the case of the fiscal year ended December 31, 1998 and 1999, are attached to this Prospectus. The selected financial historical consolidated financial information as of and for the fiscal year ended December 31, 2000 has been derived from, and should be read in conjunction with, the Company's audited historical financial statements and the notes thereto, which have been audited by BDO Seidman LLP, independent auditors, and which are attached to this Prospectus. The selected historical consolidated financial information as of and for the nine months ended September 30, 2000 and 2001 has been derived from, and should be read in conjunction with, the Company's unaudited consolidated financial statements and the notes thereto attached to this Prospectus. In the Company's opinion, all adjustments (which consist only of normal recurring entries) considered necessary for a fair presentation have been included in the Company's unaudited consolidated financial statements. Interim results for the nine months ended September 30, 2001 are not necessarily indicative of, or projections for, the results to be expected for the full fiscal year ending December 31, 2001. The following summary historical consolidated financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company" and the consolidated financial statements and the notes thereto attached to this Prospectus.

                                   NINE MONTHS
STATEMENT OF OPERATIONS          ENDED SEPTEMBER 30,                        YEARS ENDED DECEMBER 31,
                                --------------------     -------------------------------------------------------------
                                 2001         2000         2000         1999          1998         1997         1996
                                -------      -------     --------      -------      -------       -------      -------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue.......................  $39,877      $39,139      $54,667      $23,620         $  -        $    -      $     -
Goodwill impairment ..........        -            -      (71,756)           -            -             -            -
Other income (expense) .......     (952)         110          167           17            -             -            -

Net income (loss) from
   continuing operations......   (2,441)        (164)     (70,548)       2,632          (77)       (3,511)          (4)
Net income (loss) ............  $(2,635)        $(25)    $(77,226)      $5,964         $769       $(3,511)         $(4)

NET INCOME (LOSS) PER
  COMMON SHARE FROM
  CONTINUING OPERATIONS

     Basic....................  $ (0.08)     $ (0.01)     $ (2.37)       $0.12          $ -           $ -          $ -
                                ========     ========     ========     =======       =======      =======      =======
     Diluted..................  $ (0.08)     $ (0.01)     $ (2.37)       $0.10          $ -           $ -          $ -
                                ========     ========     ========     =======       =======      =======      =======
WEIGHTED AVERAGE COMMON
  SHARES OUTSTANDING

     Basic....................   32,151       28,721       29,744       21,770       17,023        15,467          800
                                ========     ========     ========     =======       =======      =======      =======
     Diluted.....................32,151       28,721       29,744       25,796       17,023        15,467          800
                                ========     ========     ========     =======       =======      =======      =======

                                                                                DECEMBER 31,
                                                         ----------------------------------------------------------------
BALANCE SHEET DATA                      SEPTEMBER 30, 2001        2000         1999         1998         1997         1996
                                        ------------------     ----------   ----------   ----------   ----------   ----------
                                                                  (IN THOUSANDS)
Working capital.......................          $445                $72       $6,373       $1,662        $(12)          $66
Total assets..........................        44,844             47,713       19,457        4,765          123           66
Total stockholders'
equity ...............................        39,193             42,099       15,736        4,165           37           66
Book value per share..................          1.24               1.42         0.61         0.24         0.00         0.08

ZIASUN'S MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

      SHARES ISSUED UNDER OIA ACQUISITION AGREEMENT, AS AMENDED. In accordance with the terms of the original OIA acquisition agreement, the former OIA stockholders were to receive one share of ZiaSun common stock for each $0.50 of earnings before interest, income taxes, depreciation and amortization ("EBITDA") for the year from April 1, 1999 through March 31, 2000. OIA's audited EBITDA earnings during this period were $10,910,076. Accordingly, ZiaSun would owe 21,820,152 shares of its common stock at March 31, 2000, to the former OIA stockholders. The value of these shares at March 31 was $248,204,230. This value would have been added to the goodwill on ZiaSun's balance sheet.

      However, pursuant to negotiations between ZiaSun and the former OIA stockholders, and their joint recognition that it would clearly not be in the best interests of ZiaSun to have such a large goodwill burden going forward, ZiaSun and the former OIA stockholders agreed to amend the original terms and conditions of the earn-out. An agreement was reached wherein the former OIA stockholders would exchange 12,000,000 of the earn-out shares, to which they were originally entitled, for $6,000,000 in cash. An agreement was reached on May 9, 2000.

      Therefore, under the terms and conditions of the amended earn-out agreement, the former OIA stockholders received 9,820,152 shares (of which 5,000,000 had been previously issued and were held in escrow), rather than the 21,820,152 shares as set forth in the original agreement. This reduced the goodwill burden to ZiaSun by $138,646,269, from $248,204,230 to $109,557,961, and this is the value that was added to ZiaSun's balance sheet going forward from April 1, 2000.

      Due to the accrual of a liability for sales taxes payable by OIA, ZiaSun and the former OIA stockholders have determined that a further adjustment to the number of shares received by the former OIA stockholders pursuant to the earn-out may be required. On July 26, 2001, ZiaSun and Messrs. Elder, Jardine, McCoy and Harris agreed that if any sales tax liability is assessed for sales made by OIA during the earn-out period, (i) ZiaSun will be solely responsible for the payment of the first $554,000 of these taxes and (ii) Messrs. Elder, Jardine, McCoy and Harris will return to ZiaSun on a pro rata basis one share of ZiaSun common stock for each $0.50 that these taxes exceed $554,000.

      DISCONTINUED OPERATIONS. At its board meeting on March 22, 2001, the board of directors of ZiaSun adopted a plan to discontinue its foreign operations that are unrelated to OIA. The foreign subsidiaries are small in comparison to the U.S. operations and are difficult to manage at a long distance. ZiaSun completed the sale of MAI in May 2001 and of APT and AIS in June 2001. Accordingly, ZiaSun's financial statements and the related management's discussion and analysis, have been restated to present the continuing operations which are the operations of OIA. The net assets of the discontinued operations are shown as a separate line item in the other assets section of ZiaSun's balance sheets. ZiaSun will continue to operate OIA Singapore as its marketing arm in the Far East and Australia. OIA also intends to expand its marketing efforts in Europe, the Middle East and Africa.

RESULTS OF OPERATIONS

      FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2001 COMPARED TO SEPTEMBER 30, 2000. The Company's sales decreased by $2,744,845 or 21% for the three months ended September 30, 2001 compared to the same period in 2000. Management believes the decrease is largely attributable to a decline in domestic workshop sales caused by the continued volatility in the US stock market and the effects of the terrorist events of September 11, 2001. The Company plans to respond to the decline in sales by increasing its marketing efforts and initiating new marketing campaigns.

      The gross margin for the quarter ended September 30, 2001 decreased to 63% from 74% for the same period in 2000 due to higher cost of seminars in the international markets and decreased attendance at the domestic seminars. The Company has found that the cost for each foreign attendee is higher than for each North American attendee. This is due in large part to higher travel costs. However, the market abroad is large and management believes that the gross margin is adequate. The higher cost of domestic seminars is due to a decline in the average attendance at the seminars, thereby increasing the average cost per attendee. Management attributes the average attendance decrease to the overall decline in the stock market. The Company has attempted to offset the decline in sales by offering more seminars in more locations despite the decline in average attendance.

      General and administrative expenses increased slightly to $6,414,164 for the three months ended September 30, 2001 from $6,031,063 for the same period in 2000. This $383,101, or 6% increase is primarily due to increased administrative and sales payroll from expansion efforts started at the beginning of 2001 but have ceased toward the end of the third quarter.

      Depreciation and amortization expense decreased $1,797,774 primarily due to reduced amortization during 2001 resulting from a write down of the goodwill in the fourth quarter of 2000. The goodwill arose from the acquisition of OIA. During the fourth quarter of 2000, as part of management's routine review of the value of long-lived assets, it was determined that an impairment of $71,755,840 of the goodwill was required after reviewing management's best estimate of future cash flows from the operations of the OIA subsidiary.

      For The Nine Months Ended September 30, 2000 Compared To September 30, 2001. The Company's sales increased $738,123, or 2% to $39,877,394 for the nine months ended September 30, 2001. This reflects the continued softness in the demand for the seminars domestically due to the increased volatility in the US stock market which softness has been partially offset by an increasing international seminar presence. While the Company has discontinued its non-strategic foreign subsidiaries, its largest subsidiary, OIA, has been expanding its seminar and workshop business internationally through its new subsidiary, OIA Singapore.

      Gross margin decreased slightly to 65% for the nine months ended September 30, 2001 from 68% for the same period in 2000. Management attributes the decline to the increase in the higher cost of seminars as described above.

      Deprecation and amortization expense decreased $2,270,335 or 15% for the nine months ended September 30, 2001 as compared to the same period in 2000. The decrease was due to the write down of the goodwill, as discussed above.

      General and administrative expenses increased $5,986,684, or 35%, for the nine months ended September 30, 2001 as compared to the same period in 2000. This increase is primarily due additional marketing costs of $1,962,687 and an increase in administrative and sales payroll from the expansion efforts started at the beginning of 2001 but have ceased toward the end of the third quarter. The Company's sales are directly related to the amount of marketing it performs. The Company continues to budget significant dollars for advertising its seminars. While the Company has discontinued its non-strategic foreign subsidiaries, OIA has been expanding its seminar and workshop business, which has resulted in an increase in advertising costs. As a result, marketing costs increased during the first nine months of 2001 in comparison to the first nine months of 2000.

      Income tax expense for the first nine months of 2001 was $587,531 compared to $3,756,846 for the first nine months of 2000. While there is a loss from continuing operations before income taxes for the first nine months of 2001 of $1,853,633, the Company still incurred income tax expense in 2001 because the amortization of goodwill is not deductible for tax purposes.

      The Company recorded a loss from discontinued operations of $132,367 in the first nine months of 2001 compared to a loss of $1,172,164 in the first nine months of 2000. These discontinued operations were in the Philippines and Hong Kong. The Company's principal operations are headquartered in the United States. Management believed that it was in the best interest of the Company to sell these operations so that it could focus its time and resources on its profitable enterprises. Also, with the downturn in the Asian-rim economies, and especially in the Philippines, these once profitable subsidiaries no longer provided positive cash flow to the Company by the end of 2000. However, the Company's new subsidiary, OIA Singapore has been successful in generating sales in Singapore and Malaysia.

      YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999. ZiaSun's sales increased by $31,047,887 from 1999 to 2000. This is an increase of 131%. ZiaSun's gross margin was 45% of sales in 1999 compared to 48% in 2000. This increase in gross margin was due to higher sales of video seminars in 2000 than

1999. ZiaSun's cost of videos is lower than live presentations because ZiaSun does not have to provide meeting facilities and speakers. During 1999, ZiaSun sold 1,040 home study units compared to 4,286 in 2000. ZiaSun also had 13,920 seminar attendees in 2000 compared to 8,257 in 1999.

      If the sales of OIA for the first three months of 1999 (I.E., prior to the purchase by ZiaSun) are included on a pro forma basis, the sales of ZiaSun for the year ended December 31, 1999 would have been $28,320,817. Therefore, the pro forma sales increase was $26,346,660 or 93%. The pro forma 12-month gross margin was 29%.

      ZiaSun recorded an increase in its depreciation and amortization expense in 2000 of $2,565,580. The increase was due to the amortization of the additional goodwill recorded on the OIA earn-out. ZiaSun also recorded an impairment of its goodwill in the fourth quarter of 2000. The impairment of $71,755,840 was computed using management's best estimate of the future discounted cash flows from OIA. The estimate is based upon the recent downturn in the stock market which may affect ZiaSun's sales of internet investment seminars, thereby impacting the value of OIA.

      General and administrative expenses increased by $13,556,325 from 1999 to 2000. General and administrative expenses was 35% of sales in 2000 compared to 23% in 1999. Included in general and administrative expenses is payroll expense of $3,895,537, an increase of $3,095,050 over 1999. This increase was due to the expansion of the home study and preview payrolls as well as increased compensation to the office staff. $375,000 was due to staffing increases and $200,000 was due to increased compensation levels. Also included in general and administrative expenses is ZiaSun's marketing expense. ZiaSun spent $6,933,753 for radio and television advertising in 2000 compared to $2,594,379 in 1999. Travel expense increased from $2,645,677 to $4,873,370. On a pro forma basis general and administrative expenses increased by $13,253,725 for the year ended December 31, 2000 over 1999. Bad debt expense increased from $0 in 1999 to $93,526 in 2000 due to charge backs on credit cards by OIA's customers.

      ZiaSun's income tax for 2000 was $3,101,153 compared to $1,754,690 for 1999. ZiaSun showed a loss from continuing operations before income taxes for 2000 of $67,446,515 compared to income of $4,386,724 in 1999. However, because the amortization and impairment of goodwill is not deductible for taxes, ZiaSun still incurred income taxes.

      ZiaSun recorded a loss from discontinued operations of $2,921,969 in 2000 compared to income of $648,457 in 1999 and $846,365 in 1998. These discontinued operations were in the Philippines and Hong Kong.

      ZiaSun realized a loss on the disposal of MAI, MII, APT and AIS of $3,756,700 in 2000 because of the write off of the goodwill it had recorded on the purchase. ZiaSun was able to recover and retire 725,000 shares of its common stock from the sale of MII, and recovered and canceled another 330,000 shares from the sale of MAI in 2001. These share retirements along with the cancellation of the repurchased shares discussed in the liquidity section, should have a positive effect on earnings per share in 2001.

      YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998. During 1998, ZiaSun was winding down its activities with the beverage centers. By January 1999 those operations had entirely ceased. The operations of MAI and MII are not included because they were discontinued in 2000.

      ZiaSun's acquisition of OIA on March 31, 1999 has had a considerable impact on the operating income of ZiaSun since that date.

      Sales for the year ended December 31, 1999 were $23,619,590 compared to $0 for 1998. Cost of goods sold for the year ended December 31, 1999 was $13,026,015 or 55% of sales, resulting in gross profit of $10,593,575, or 45% of sales.

      Operating expenses primarily include depreciation and amortization expense and general and administrative expenses. Depreciation and amortization expense for the year ended December 31, 1999 includes depreciation and amortization of goodwill of $540,825 and deferred compensation amortization of $10,000. ZiaSun recorded goodwill for the acquisition of OIA. General and administrative expenses were $5,493,459 or 23% of sales for the twelve months ended December 31, 1999 and $77,045 for 1998 resulting in an increase of $5,416,414 or 7030%. The increase is due to the operating expenses of OIA from April 1 to December 31, 1999.

LIQUIDITY AND CAPITAL RESOURCES

      SEPTEMBER 30, 2001 AND DECEMBER 31, 2000. The Company's current assets at December 31, 2000 were $5,072,363 compared to $5,417,234 at September 30, 2001. The Company's current liabilities were $5,000,257 and $4,972,343 at the same dates, respectively. This represents an increase in the Company's working capital from $72,106 to $444,891. This increase occurred because the Company generated $1,659,424 from its continuing operations. The cash generated from operations also was used to increase the Company's investment in equity investments through the MVA/MKZ equity fund by $399,509. Another material use of the cash from operations was the payment of $1,102,547 in acquisition costs related to the Telescan merger. Included in current liabilities is sales tax payable of $1,849,683. The Company is currently negotiating with the various states of the United States to determine what if any sales tax it owes on its video and seminar sales. In the interim the Company has accrued the Company's estimate of the sales tax liability.

      During the nine months ended September 30, 2001, the Company's significant sources and uses of cash were as follows: (1) The Company paid $773,141 in income taxes; (2) Trade receivables decreased by $175,612; (3) Accounts payable and accrued expenses increased by $1,060,455; and (4) Taxes payable decreased by $1,206,480.

      At September 30, 2001, the Company has no long-term debt. The Company has sufficient cash flow from its continuing operations to meet its current obligations. The Company anticipates continued positive cash flow during the next twelve months. Of the amount budgeted approximately $1,100,000 has been spent through September 30, 2001 in connection with the merger with Telescan.

      YEAR ENDED DECEMBER 31, 2000. ZiaSun's current assets at December 31, 2000, were $5,072,363 compared to $10,093,565 at December 31, 1999. ZiaSun's current liabilities were $5,000,257 and $3,720,657 for the same periods, respectively. This represents a decrease in ZiaSun's working capital from $6,372,908 to $72,106. This decrease occurred even though ZiaSun generated $7,199,151 from its continuing operations. The decrease was largely the result of ZiaSun's investment of $7,500,000 in MVA and MKZ. Another material cause of the decrease was the decision of ZiaSun to amend the earn-out agreement with the OIA stockholders by paying them $6,000,000 in lieu of issuing an additional 12,000,000 shares of its common stock. ZiaSun also used $765,508 of its cash to repurchase 297,500 shares of its common stock through the market.

      ZiaSun spent $300,000 to acquire its now discontinued subsidiaries APT and AIS in 2000. ZiaSun received $100,000 from the exercise of options by its president. ZiaSun also was relieved of $690,000 of debt owing to Bryant Cragun through the conversion of the debt into restricted stock of ZiaSun at a price of $6.67 per share which represents the average bid price for ZiaSun common stock as of April 20, 2000. As a result, 103,500 shares of newly issued shares of restricted ZiaSun common stock were issued to Mr. Cragun.

      During 2000, ZiaSun paid $4,992,587 in income taxes, of which $1,947,264 was used to pay prior-year liabilities, and $3,045,323 was paid against current tax liabilities. ZiaSun has also accrued $3,004,914 in 2000 for potential sales tax liabilities relating to its seminar and video sales in the various states of the United States. Accounts payable increased by $983,480, and cash decreased by $5,431,413 as a result of these uses of ZiaSun resources.

      YEAR ENDED DECEMBER 31, 1999. On March 25, 1999, ZiaSun acquired Asia4sale.com Ltd. (Hong Kong), a Hong Kong registered company, by issuing restricted common stock of ZiaSun for all of the stock of Asia4sale.com Ltd. (Hong Kong) and $15,000 cash. On December 31, 1999, ZiaSun sold Asia4sale.com Ltd (Hong Kong) to Internet Ventures, Ltd., a Samoa registered company ("Internet Ventures") by selling 100% of the issued and outstanding stock of Asia4sale.com Ltd. (Hong Kong) for $5,000,000 cash and 30% of the stock of Internet Ventures. On February 7, 2000, H&L Investments Inc., a Nevada Corporation acquired Asia4sale.com Ltd (Hong Kong) from Internet Ventures in exchange for 9,000,000 shares of the common stock of H&L Investments Inc. H&L Investments Inc. the parent and new owner of Asia4sale.com Ltd. (Hong Kong) changed its name to Asia4sale.com Inc. Internet Ventures delivered 2,700,000 shares of the Asia4sale.com Inc. (formerly H&L Investments, Inc.) stock that it had received from H&L Investments Inc. to ZiaSun, which represent ZiaSun's 30% interest in Internet Ventures. As a result of a 2-for-1 forward split by Asia4sale.com Inc. (formerly H&L Investments, Inc.), ZiaSun currently owns 5,400,000 restricted shares, or 25% of the issued and outstanding stock of Asia4sale.com Inc. (formerly H&L Investments, Inc.), which ZiaSun has agreed to sell as described above.

      On March 31, 1999, ZiaSun also acquired OIA for restricted common stock of ZiaSun and $400,000 cash. These acquisitions were accounted for as purchases. The acquisition of OIA has made a substantial, positive contribution to the financial condition of ZiaSun through year-end. The balance of current assets at December 31, 1999 was $10,093,565 compared to a balance of $2,261,618 at December 31,1998. The current liabilities balances were $3,720,657 and $600,013 for the same periods, respectively.

      The increase of current assets at December 31, 1999 over December 31, 1998 is due primarily to the increase of cash from $517,781 to $9,283,310, an increase of $8,765,529 or 1,692%. This increase is due primarily to the $5,000,000 in cash generated from the sale of Asia4sale, the positive cash flow generated from the operations of OIA of approximately $5,000,000 at year end, and the cash generated from the sale of equity securities.

      Current assets at December 31, 1999 also increased due to the increase of prepaid expenses from $0 to $65,962, an increase of $65,962. The increase in prepaid expenses is primarily due to the advance payments by OIA for costs such as newspaper, radio and television advertising for future seminars. Additionally, accounts receivable increased from $0 at December 31, 1998, to $744,293 at December 31, 1999. The balance of accounts receivable at December 31, 1999 includes primarily OIA's fees for completed seminars that are in the process of being charged and collected by ZiaSun's credit card processor.

      The balance of current liabilities at December 31, 1999, is $3,720,657 and at December 31, 1998, was $586,000. The increase of $3,634,657, or 605%, was due primarily to the income taxes payable at December 31, 1999 of $2,083,763 relating to the U.S. earnings of OIA. There were no income taxes payable at December 31, 1998. Current liabilities at December 31, 1999 also increased for a related party payable of $690,000, which was converted to 103,500 shares of ZiaSun's common stock in 2001. Accounts payable and accrued expenses increased $786,064 from $86,000 at December 31, 1998, to $872,064 at December 31, 1999.

      Other assets increased $9,080,776 from $0 at December 31, 1998 to $9,080,776 at December 31, 1999. The increase is due primarily to the addition of $2,538,567 of goodwill, (net) resulting from the acquisition of OIA. Goodwill is the book value given to the difference between the purchase price and the estimated fair market value of the net assets of OIA, and is amortized over the estimated life of 10 years. Additionally other assets increased $6,148,270 for the net assets of now discontinued operations, including MAI, MII and Asia4sale.com Ltd.

RECENT ACCOUNTING PRONOUNCEMENTS

      In October 2000, ZiaSun adopted Financial Accounting Standards Board SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards requiring every derivative instrument, including certain derivative instruments embedded in other contracts to be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement also requires changes in the derivative's fair value to be recognized in earnings unless specific hedge accounting criteria are met. The adoption of SFAS 133 as of January 2001, did not have a material impact on the consolidated financial statements.

      In December 1999, the SEC released Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation and disclosure of revenue in the financial statements filed with the SEC. Subsequently, the SEC released SAB 101B, which delayed the implementation date of SAB 101 for registrants with fiscal years that begin between December 16, 1999, and March 15, 2000. ZiaSun was required to be in conformity with the provisions of SAB 101, as amended by SAB 101B, no later than October 1, 2000. ZiaSun believes the adoption of SAB 101, as amended by SAB 101B, has not had a material effect on the financial position, results of operations or cash flows of ZiaSun for the year ended December 31, 2000.

      In March 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation, the Interpretation of APB Opinion No. 25" ("FIN44"). The Interpretation is intended to clarify certain problems that have arisen in practice since the issuance of APB No. 25, "Accounting for Stock Issued to Employees." The effective date of the Interpretation was July 1, 2000. The provisions of the Interpretation apply prospectively, but they will also cover certain events occurring after December 14, 1998, and after January 12, 2000. The adoption of FIN 44 did not have a material adverse affect on the current and historical consolidated financial statements.

      In July, 2000 ZiaSun adopted Emerging Issues Task Force No. 00-2, "Accounting for Web Site Development Costs" (EITF 00-2). The Task Force issue outlined the capitalization and expense requirements of costs incurred to develop internet web sites. The adoption of EITF 00-2 did not have a material impact on the consolidated financial statements.

      In June 2001, the Financial Accounting Standards Board finalized FASB Statements No. 141, Business Combinations (SFAS 141), and No. 142, Goodwill and Other Intangible Assets (SFAS 142). SFAS 141 requires the use of the purchase method of accounting and prohibits the use of the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001. SFAS 141 also requires that the Company recognize acquired intangible assets apart from goodwill if the acquired intangible assets meet certain criteria. SFAS 141 applies to all business combinations initiated after July 1, 2001 and for purchase business combinations completed on or after July 1, 2001. It also requires, upon adoption of SFAS 142, that the Company reclassify the carrying amounts of intangible assets and goodwill based on the criteria in SFAS 141.

      SFAS 142 requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS 142 requires that the Company identify reporting units for the purposes of assessing potential future impairments of goodwill, reassess the useful lives of other existing recognized intangible assets, and cease amortization of intangible assets with an indefinite useful life. An intangible asset with an indefinite useful life should be tested for impairment in accordance with the guidance in SFAS 142. SFAS 142 is required to be applied in fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized at that date, regardless of when those assets were initially recognized. SFAS 142 requires the Company to complete a transitional goodwill impairment test six months from the date of adoption. The Company is also required to reassess the useful lives of other intangible assets within the first interim quarter after adoption of SFAS 142.

      The Company's previous business combinations were accounted for using the purchase method. As of September 30, 2001, the net carrying amount of goodwill is $32,413,059. Amortization expense during the nine-month period ended September 30, 2001 was $3,389,388. Currently, the Company is assessing but has not yet determined how the adoption of SFAS 141 and SFAS 142 will impact its financial position and results of operations.

      In August 2001, the FASB issued SFAS No. 143, ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS. SFAS No. 143 requires the fair value of a liability for an asset retirement obligation to be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The Company believes the adoption of this Statement will have no material impact on its financial statements.

      In October 2001, the FASB issued SFAS No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS. SFAS 144 requires that those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. SFAS 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001 and, generally, are to be applied prospectively. The Company believes the adoption of this Statement will have no material impact on its financial statements.

CHANGES IN, AND DISAGREEMENTS WITH, ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

         a. PREVIOUS INDEPENDENT ACCOUNTANTS

                  i. On October 3, 2000, ZiaSun dismissed HJ & Associates,
                     LLC, as its independent public accountants.

                 ii. Neither of the reports of HJ & Associates, LLC, on the financial statements for the past two years contained an adverse opinion or disclaimer of opinion or were qualified or modified as to uncertainty, audit scope or accounting principles.

                iii. The dismissal of HJ & Associates, LLC, was
                     recommended and approved by the Audit Committee of the board of directors of ZiaSun.

                 iv. During the fiscal year ended December 31, 1999 and through
                     September 30, 2000, there were no disagreements with HJ & Associates, LLC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreements, if not resolved to the satisfaction of HJ & Associates, LLC, would have caused HJ & Associates to make reference to the subject matter of the disagreement(s) in their reports on the consolidated financial statements for such years.

                  v. During 1998 and 1999 and through the period from December
                     31, 1999, to September 30, 2000, there have been no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)).

                 vi. ZiaSun provided HJ & Associates with a copy of the
                     disclosure it made in response to Item 304 (a) of Regulation S-K, in its Current Report on Form 8-K filed October 10, 2000. ZiaSun requested HJ & Associates, LLC, to furnish, and HJ & Associates, LLC, furnished to ZiaSun, a letter addressed to the SEC stating that it agreed with the statements made by ZiaSun.

         b. NEWLY ENGAGED INDEPENDENT ACCOUNTANTS

                  i. On October 3, 2000, ZiaSun engaged BDO Seidman, LLP, as its new independent accountant. Through September 30, 2000, neither ZiaSun nor anyone on its behalf consulted BDO Seidman, LLP, regarding (i) the application of accounting principles to any transaction, either completed or proposed, or (ii) the type of audit opinion that might be rendered by BDO Seidman, LLP, on ZiaSun's financial statements.

MARKET RISK DISCLOSURE

      ZiaSun is exposed to market risk, which is the potential loss arising from adverse changes in market prices and rates. ZiaSun's exposure to interest rates changes is not considered to be material to ZiaSun. ZiaSun does not enter, or intend to enter, into derivative financial instruments for trading or speculative purposes.

      ZiaSun is exposed to the impact of changes in the market values of its investments. ZiaSun invests in equity instruments of privately held, information technology companies for business and strategic purposes. These investments are included in long-term assets and are accounted for under the cost method when ownership is less than 20%. For these non-quoted investments, ZiaSun's policy is to regularly review the assumptions underlying the operating performance and cash flow forecasts in assessing the carrying values. ZiaSun identifies and records impairment losses on long-lived assets when events and circumstances indicate that such assets might be impaired. During the year ended December 31, 2000, ZiaSun recorded an impairment to the carrying amount of goodwill generated from the OIA acquisition in the amount of $71,755,840. The amount of impairment was computed using management's best estimate of the future discounted cash flows of OIA. Goodwill was determined to be impaired during the year ended December 31, 2000 based on recent downturns in the stock market, which may effect ZiaSun's sales of internet investment seminars, thereby impacting the value of OIA. To date, no other impairment charges have been recorded. Equity investments, which are in the Internet industry, are subject to significant fluctuations in fair market value due to the volatility of the stock market, and are recorded as long-term investments.

      A downturn in the equity markets could cause a reduction in revenue since the number of subscribers and workshop attendees tends to increase in an upward market. This downturn could have an adverse effect on ZiaSun's financial position and results of operations; however, ZiaSun believes that the effect of such adverse conditions would be minimized by its alliances with third parties, which in some cases provide for guaranteed minimum payments.

TELESCAN SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

      The following table sets forth certain of Telescan's summary historical consolidated financial information. The summary historical consolidated financial information as of and for the fiscal years ended December 31, 1996, 1997, 1998 and 1999 has been derived from, and should be read in conjunction with, Telescan's audited historical consolidated financial statements and the notes thereto, which have been audited by Hein + Associates LLP, independent auditors, and which, in the case of the fiscal years ended December 31, 1998 and 1999, are attached to this Prospectus. The summary historical consolidated financial information as of and for the fiscal year ended December 31, 2000 has been derived from, and should be read in conjunction with, Telescan's audited historical consolidated financial statements and the notes thereto, which have been audited by Arthur Andersen LLP, independent auditors, and which are attached to this Prospectus. The summary historical consolidated financial information as of and for the nine months ended September 30, 2000 and 2001 has been derived from, and should be read in conjunction with, Telescan's unaudited historical consolidated financial statements and the notes thereto attached to this Prospectus. In Telescan's opinion, all adjustments (which consist only of normal recurring entries) considered necessary for a fair presentation have been included in Telescan's unaudited financial statements. Interim results for the nine months ended September 30, 2001 are not necessarily indicative of, or projections for, the results to be expected for the full fiscal year ending December 31, 2001. The following summary historical consolidated financial information should be read in conjunction with the sections entitled "Selected Historical Consolidated Financial Data of Telescan" and "Telescan Management's Discussion and Analysis of Financial Condition and Results of Operations" below and with consolidated financial statements of Telescan and the notes thereto attached to this Prospectus.

                                       NINE MONTHS
STATEMENT OF OPERATIONS              ENDED SEPTEMBER 30,                        YEARS ENDED DECEMBER 31,
                                 ----------------------- --------------------------------------------------------------
                                   2001         2000         2000         1999         1998         1997         1996
                                  -------      -------     --------      -------      -------      -------      -------
                                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
 Revenue ....................      $15,224      $27,935      $35,938      $26,438      $15,234      $16,467      $13,721
 Special and other  charges..       (4,538)      (9,182)     (11,742)           -       (1,530)           -            -
 Cost of acquisition
   opportunities ............         (870)      (5,009)      (5,009)      (3,287)           -            -            -
 Other income (expense)......       (2,094)      21,290       (7,436)         435         (413)         341          349

Net income (loss) from
   continuing operations ....      (9,724)       1,616      (30,644)      (5,850)      (8,220)      (1,155)      (3,781)
 Net income (loss) ..........     $(9,724)      $1,616     $(30,644)     $(5,850)     $(8,201)     $(1,174)     $(3,781)

NET INCOME (LOSS) PER COMMON
   SHARE FROM CONTINUING
   OPERATIONS

      Basic .................      $(0.60)       $0.10       $(1.85)      $(0.39)      $(0.66)      $(0.10)      $(0.32)
                                  =======      =======     ========      =======      =======      =======      =======
      Diluted ...............      $(0.60)       $0.09       $(1.85)      $(0.39)      $(0.66)      $(0.10)      $(0.32)
                                  =======      =======     ========      =======      =======      =======      =======
 WEIGHTED AVERAGE COMMON
   SHARES OUTSTANDING

      Basic .................      16,296       16,737       16,665       15,486       12,654       12,203       11,655
                                  =======      =======     ========      =======      =======      =======      =======
      Diluted ...............      16,296       18,756       16,665       15,486       12,654       12,203       11,655
                                  =======      =======     ========      =======      =======      =======      =======


                                                                                    DECEMBER 31,
                                                            ------------------------------------------------------------
BALANCE SHEET DATA             SEPTEMBER 30, 2001             2000         1999        1998          1997          1996
                               ------------------           -------      -------      ------        ------       -------
                                                                   (IN THOUSANDS)
 Working capital ............           $(4,249)             $4,156      $10,049       $(641)         $956         $436
 Total assets ...............             6,377              19,440       82,899       13,401       13,178       11,673
 Total long-term obligations.                 -                  46       11,500        2,366          507          784
 Total stockholders' equity..              (297)              9,427       57,770        4,771        9,160        7,750
 Book value per share........              0.00                0.57         3.73         0.38         0.75         0.66

TELESCAN MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

BUSINESS OVERVIEW

      Telescan is committed to helping investors improve their investment results through advice and the educated use of proprietary investment search tools. Telescan provides financial products and services marketed through two divisions.

      - The Consumer Division delivers investment advice and education to individual investors online through two Web properties, INVESTools.com and WallStreetCity.com. INVESTools.com delivers actionable investment advice and education, and WallStreetCity.com is well known for its investment search tool, ProSearch. The Consumer Division also offers private-label subscription marketing and e-mail list management services.

      - The Business-to-Business Division offers an array of online financial solutions, including quotes, charts, news, portfolio reports and stock and mutual fund screening tools, seeking to expand their offerings online and gain greater cost efficiency through outsourcing.

RESULTS OF OPERATIONS

      THREE MONTHS ENDED SEPTEMBER 30, 2001 COMPARED TO THREE MONTHS ENDED SEPTEMBER 30, 2000. For the three months ended September 30, 2001, the Company continues to be impacted by the effects of the softening demand for services in the Internet market. Revenues decreased a total of $5.5 million, or 59%, compared to the prior year quarter. The continuing depressed market for Internet advertising and online services contributed to a decrease of $1.7 million, or 44%, compared to the prior year quarter. In addition, the termination of contracts with some of the Company's more significant customers, GlobalNet Financial.com, Inc. ("GlobalNet"), BPI Communications, Inc. ("BPI") and National Broadcasting Company, Inc. ("NBC") have directly reduced revenues $3.4 million, or 65%, from the same period in 2000. Amortization of deferred revenue has also decreased by approximately $500,000 from 2000 as there are fewer contracts remaining to amortize. Development revenues have also declined compared to the prior year as more companies are performing web site development in house and, therefore, not utilizing the Company for these services.

      Cost of revenues decreased $2.7 million, or 65%, from the prior year quarter. The decrease is primarily to due to (i) the decline in revenues, which drive royalty and data costs, (ii) the termination of the BPI and NBC contracts during 2001 for which cost of revenues averaged 67%, and (iii) decreased compensation costs due to staff reductions in the last 12 months. As a percentage of revenue, cost of revenues decreased significantly from 46% in the third quarter of 2000 to 39% in the third quarter of 2001.

      Selling and marketing expenses decreased $1.5 million, or 78%, from the prior year quarter primarily due to decreased compensation costs resulting from the reduction in headcount. As a percentage of revenue, selling and marketing costs decreased from 22% in the third quarter of 2000 to 12% in the third quarter of 2001.

      General and administrative expenses decreased $2.3 million, or 49%, from the prior year quarter primarily due to the decreased compensation costs resulting from the headcount reductions and decreased legal and accounting fees, travel costs and depreciation. As a percentage of revenue, general and administrative costs increased from 52% in the third quarter of 2000 to 66% in the third quarter of 2001.

      During the third quarter of 2001, the Company recognized a $2.0 million gross loss on sales of marketable securities. The Company received approximately $500,000 in proceeds from these sales.

      During the third quarter of 2001, special and other charges of $600,000 were incurred related to (i) a write-down of the investment in IIGP of approximately $400,000 because the Company does not expect to recover its investment, and (ii) severance costs as the Company continues efforts to control costs by further reducing staff. Special and other charges in the third quarter of 2000 included the following:

      - $1.8 million to write-off the Company's investment in InvestorIQ.com, plc because that company was in liquidation.

      -  $100,000 to write-off costs related to discontinued product lines.

      - $100,000 for severance due to efforts to control costs by reducing staff.

      Cost of acquisition opportunities in the third quarter of 2001 were incurred in connection with the merger with ZiaSun. In the third quarter of 2000, costs of approximately $4.5 million were associated with the termination of the merger agreement with GlobalNet, including:

      -  $1.7 million loss on sale of GlobalNet shares.

      -  $1.6 million loss on exchange of shares.

      - $1.1 million in acquisition costs for legal, accounting, investment banking and other fees.

      -  $90,000 write-off of GlobalNet receivables.

      NINE MONTHS ENDED SEPTEMBER 30, 2001 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2000. For the nine months ended September 30, 2001, the Company continues to be impacted by the effects of the softening demand for services in the Internet market. Revenues decreased a total of $12.7 million, or 46%, compared to the prior period. The continuing depressed market for Internet advertising and online services contributed to a decrease of $3.3 million, or 37%, as compared to the prior period. In addition, the termination of contracts with some of the Company's significant customers, GlobalNet, BPI and NBC have directly reduced revenues $7.6 million, or 83%, from the same period in 2000. Amortization of deferred revenue has also decreased by $1.6 million from 2000 as there are fewer contracts remaining to amortize. Development revenues have also declined compared to the prior year period as more companies are performing web site development in house and, therefore, not utilizing the Company for these services.

      Other revenue declined $3.2 million, or 89%, compared to the prior period primarily due to changes in the BPI contract initiated in December 2000 converting the contract to a flat monthly hosting fee and the subsequent termination of the contract in early April 2001.

      Cost of revenues decreased $7.7 million, or 55%, compared to the prior period. The decrease is primarily due to (i) the decline in revenues, which drive royalty and data costs, (ii) the termination of the BPI and NBC contracts during 2001, for which costs of revenues averaged 67%, and (iii) decreased amortization of software development costs due to the write-off of capitalized software costs in the second quarter of 2000. As a percentage of revenue, cost of revenues decreased from 49% in 2000 to 39% in 2001.

      Selling and marketing expenses decreased $2.6 million, or 51%, compared to the prior year period primarily due to decreased compensation costs resulting from the reduction in headcount. As a percentage of revenue, selling and marketing costs decreased slightly from 19% in 2000 to 17% in 2001.

      General and administrative expenses decreased $5.7 million, or 39%, compared to the prior year period primarily due to the decreased compensation costs resulting from the headcount reductions and decreased legal and accounting fees, travel, recruiting and investor relations expenses. These decreases were partially offset by increased equipment rental costs and rent for additional office space leased in the second quarter of 2000. As a percentage of revenue, general and administrative costs increased from 52% in 2000 to 58% in 2001.

      During the nine months ended September 30, 2001, the Company recognized $66,000 in gross gains and $2.2 million in gross losses related to sales of marketable securities. The Company received $1.3 million in proceeds from these sales.

      Special and other charges for the nine months ended September 30, 2001 included the following:

      - $2.4 million to reduce the investment in TeamVest LLC to fair value based on current valuation.

      - $700,000 to write-off the investment in GRO Corporation because the Company no longer expects to recover its investment.

      - $400,000 to write-down its investment in Individual Investor Group, Inc. because the Company no longer expects to recover its investment.

      - $300,000 to write-off the investment in FreeRealTime.com, Inc., which filed for voluntary bankruptcy.

      - $200,000 to write-off the investment in Tachyon Systems, LLC because the Company no longer expects to recover its investment.

      - $500,000 for severance as the Company continues efforts to control costs by further reducing staff.

      Special and other charges for the nine months ended September 30, 2000 included the following:

      - $4.1 million to write-down technology assets that were no longer strategic or generating revenues.

      - $1.8 million to write-off the investment in InvestorIQ, plc because that company is in liquidation.

      -  $1.1 million settlement of a terminated contract with CyberAction
         Ltd.

      - $900,000 to write-off the investment in Trading Technologies Corporation as the company does not have a viable product.

      - $400,000 to write-off the investment in Telebuild as the Company does not expect to recover its investment based on discussions with interested parties.

      - $400,000 severance as the Company continues efforts to control costs by reducing staff.

      - $300,000 to write-off costs associated with discontinued product lines no longer considered strategic.

      OTHER SIGNIFICANT FINANCIAL STATEMENT ACTIVITY. In January 2001, Telescan received a $1.5 million cash payment on a $4.2 million note receivable due from TeamVest LLC pursuant to a note that Telescan entered into in November 1999. Telescan then exercised its option to convert the remaining balance due on the note, plus accrued interest of $407,000, into 1,893,066 shares of TeamVest LLC common stock which, on the conversion date, was valued at $3.1 million and represented approximately a 14% interest in TeamVest LLC.

      In January 2001, the two holders of the 120,000 shares of Class A 5% Convertible Preferred Stock agreed to exchange all of their shares for new Class B 4% Convertible Preferred Stock. The Class B 4% Convertible Preferred Stock pays $1.00 per share per annum in dividends and is convertible at any time at the option of the holder into 3,000,000 shares of common stock, which Telescan has reserved for such conversion. The preferred stock automatically converts on May 15, 2002.

      2000 COMPARED TO 1999. During 2000, Telescan's revenue increased $9.8 million, or 38%, as compared to 1999. In the Consumer Division, revenue increased $3.9 million, or 32%, primarily due to a $4.1 million increase in online subscription sales and a $1.9 million increase in advertising revenue. These gains were offset by approximately $2.1 million in declines in fees from dial up and modem accessed subscriptions as Telescan continued to migrate its customers to Internet services.

      Revenue from the Business-to-Business Division increased $5.7 million, or 62%, as compared to 1999. Contracts with new customers added approximately $1.6 million in development revenue as compared to 1999. Amortization of deferred license and hosting revenue was approximately $2.5 million in 2000, an increase of approximately $1.3 million as compared to 1999. An additional $1.7 million of deferred revenue was recognized in 2000 due to the early termination or modification of contracts with GlobalNet Financial.com, Inc., GRO Corporation and InvestorIQ, plc. Cancellation of these contracts, or elimination of certain provisions, relieved Telescan of future performance obligations under these contracts and thus, the related deferred license and hosting fees were recognized in 2000 as revenue.

      Cost of revenue increased $2.2 million, or 15%, as compared to 1999, but decreased as a percentage of revenue from 56% in 1999 to 47% in 2000. The increase in costs was primarily due to increased royalties in the Consumer Division, which was offset by decreased software amortization costs in the Business-to-Business Division.

      Selling and marketing expenses increased $1.9 million, or 41%, as compared to 1999 consistent with the growth in revenue. As a percentage of revenue, selling and marketing expenses were 18% in 2000 and 1999.

      General and administrative expenses increased $8.9 million, or 92%, as compared to 1999. As a percentage of revenue, these expenses increased to 52% from 37% in 1999. Much of this increased cost was due to fluctuations in the size of Telescan's organization during 2000. By May 2000, Telescan had 287 employees, a 21% increase over December 1999 in anticipation of market expansion. In addition, Telescan had expanded the leased space in its Houston operations by an additional 23,000 square feet, or 43%, as compared to 1999. This growth in personnel and space increased expenses for salaries, recruitment, rent, equipment, consultants, contract labor and other costs during the first half of 2000. As Telescan reevaluated its strategy, it began to reduce headcount and take aggressive steps to control costs. As a result of these efforts, in the fourth quarter of 2000, headcount decreased to 167 and general and administrative expense decreased compared to the third quarter of 2000.

      During 2000, Telescan evaluated a number of opportunities to add key technologies, enhance market presence and complement existing products and services through merger and acquisition activities. In August 2000, Telescan entered into a merger agreement with GlobalNet in which each share of Telescan common stock would have been exchanged for 0.50 shares of GlobalNet common stock. During the ensuing due diligence period, the companies determined that their business strategies would be best served if they were pursued separately. In September 2000, a termination agreement was signed and costs totaling $4.5 million associated with this acquisition opportunity were expensed. A summary of the material terms of the termination agreement is as follows:

      - Telescan exchanged 272,500 shares of GlobalNet common stock Telescan owned for the 545,000 shares of Telescan common stock that GlobalNet owned. These shares of Telescan common stock were subsequently canceled.

      - GlobalNet purchased 276,495 shares of GlobalNet common stock Telescan owned for $6.00 per share.

      - GlobalNet paid Telescan $250,000 in cash as compensation for expenses incurred in connection with the proposed acquisition opportunity.

      - Telescan and GlobalNet terminated most of their commercial contracts and agreements, and dismissed all related outstanding receivables. Telescan accelerated recognition of deferred revenue of $1.0 million currently into revenue on these contracts as the termination relieved Telescan of future performance obligations under these contracts.

      - Telescan agreed it would not sell, transfer, or dispose of its remaining 1.9 million shares of GlobalNet common stock until July 2001, except for up to 50,000 shares per month for six consecutive months beginning October 1, 2000. During the fourth quarter of 2000, Telescan sold 150,000 shares of GlobalNet stock on the open market under the terms of this agreement.

      Additional merger and acquisition opportunities Telescan explored during 2000 resulted in an additional $545,000 in cost of acquisition opportunities expensed. Aggressive consolidation within the technology and financial services industries encourages Telescan to explore merger and acquisition opportunities to add products and/or technologies, increase market share, add to critical mass and improve liquidity.

      During 2000, Telescan modified its technology to build a stable, scalable platform for the future and to support Telescan's product development culture. Changes made to Telescan's technological platform created a more flexible and modularized architecture. In May 2000, Telescan relaunched its WallStreetCity.com Web site with a completely new interface to make navigation easier, a new floating ticker, and redesigned portfolios. As a result of these changes, Telescan wrote off approximately $3.4 million of unamortized capitalized costs that were determined to be in excess of the net realizable value of the older products.

      As Telescan witnessed weaknesses in the Internet financial marketplace, particularly related to technology companies, Telescan reevaluated its business strategy and made adjustments designed to ensure Telescan would emerge as a key player in the industry. As part of this reevaluation, Telescan began refocusing its attention on its core domestic operations and made organizational and governance changes designed to enhance growth. This reevaluation included shedding all operations that were not related to the core business, were generating insufficient returns, or were no longer considered strategic for Telescan's future. As a result, Telescan wrote off $1.1 million in assets related to product lines that were no longer considered strategic. Telescan also recognized approximately $900,000 in severance costs associated with these changes in strategy.

      The weaknesses in the Internet financial marketplace also took a toll on investments Telescan made during 1999 and the early part of 2000. During 2000, Telescan continuously monitored the financial health and the market value of the companies in which Telescan had investments, both public and private. Telescan wrote down its investments in Tachyon Systems and Telebuild when it became apparent from sale offers that Telescan would not recover its investment in the event of a sale. Telescan also wrote off investments in Trading Technologies when Trading Technologies ceased operations in 2000 and in InvestorIQ, plc when InvestorIQ, plc was forced into liquidation in the United Kingdom in November 2000. These write downs and write offs totaled $5.1 million in 2000.

      Telescan's investments in marketable securities suffered as well and Telescan determined that the market value would not return to the level Telescan had invested at any time in the near future. Therefore, in accordance with SFAS 115, Accounting for Debt and Equity Securities, Telescan established a new cost basis at the market value on December 31, 2000 and recognized a $27.7 million loss on the impairment into income. The impact of this impairment was offset by $19.4 million in net realized gains and losses on sales of GlobalNet securities during 2000. During the fourth quarter, Telescan began to sell off its marketable securities portfolio in an effort to shed non-strategic assets and redistribute the proceeds to core business opportunities.

      In May 2000, Telescan terminated an agreement with CyberAction Ltd. This agreement granted certain international marketing rights to CyberAction, and the parties disagreed about the contractual provisions and obligations. Therefore, as part of its strategic reevaluation, Telescan terminated the contract and expensed $1.1 million of settlement costs.

      At the beginning of 2000, the Consumer Division, headquartered in Menlo Park, CA, sought to expand, and entered into a lease agreement on a new facility. During the fourth quarter, as part of its cost containment strategy, Telescan terminated the new lease agreement and recognized $235,000 of associated expenses, including a $100,000 write off of leasehold improvement costs.

      1999 COMPARED TO 1998. Revenues for the year ended December 31, 1999 increased $11.2 million, or 74%, as compared to the same period in 1998, reflecting dramatic growth in the Internet service business. In 1999, Telescan recognized approximately $4.9 million in revenue from new private label and licensing agreements, of which approximately $3.5 million came from an agreement with NBC. Telescan has licensed its proprietary Internet and online financial services technology to NBC for CNBC.com, a comprehensive Web site for personal finance. Under the agreement, Telescan is responsible for web site development and hosting services. Telescan's revenue comes from fixed monthly fees, cost reimbursement and a percentage of the revenue from the site. Revenue from INVESTools increased $3.5 million over 1998 to $5.0 million as demand for online newsletters increased. Telescan's WallStreetCity.com Web site added $690,000 to revenue in 1999 primarily due to advertising revenue.

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

Other service revenues increased $1.2 million, or 84%, primarily due to growing demand for the various Internet publications while dial up modem revenue declined $1.1 million, reflecting Telescan shifting its growth to more Internet services.

      Cost of revenue increased $4.6 million, or 46%, as compared to 1998, resulting in a gross margin increase of $6.8 million, or 154%. Cost of revenue associated with the NBC agreement represented approximately $1.9 million of the total cost of revenue increase. Cost of revenue for INVESTools was $1.3 million higher for 1999 due to higher royalty obligations associated with increased revenue.

      Marketing expenses increased 15% as compared to 1998, as Telescan shifted its marketing focus. General and administrative expenses increased $2.7 million, or 38%, primarily due to increased staffing costs to accommodate the development requirements associated with the growing businesses.

      During 1999, Telescan recorded a one-time charge of $3.3 million for costs related to the acquisition of INVESTools. These costs consisted of investment banking fees, legal and accounting fees, and certain other expenses directly related to the acquisition.

      RECENT DEVELOPMENTS. In July 2001, Telescan sold its remaining shares of GlobalNet stock in a private placement for approximately $500,000 or $0.3016 per share. Telescan will realize a loss on the transaction of approximately $2 million in July. As of September 30, 2001, Telescan has an unrealized loss of $2.1 million related to these securities included in shareholders' equity.

      September 25, 2001 was the last day the Company's common stock was traded on the Nasdaq National Market. On September 26, 2001, the Company's common stock began trading on the OTC Bulletin Board of the NASD.

      In October 2001, the Company entered into an Asset Purchase Agreement with Individual Investor Group, Inc. ("IIGP") to purchase certain assets from it in exchange for all of the IIGP stock held by the Company, which was classified as a marketable security. The assets included a database of registered users and use of the domain name IndividualInvestor.com. No gain or loss was recorded on the transaction in the fourth quarter of 2001. Refer to the following analysis for a discussion of the write-down the Company recognized on the marketable security during the third quarter of 2001.

LIQUIDITY AND CAPITAL RESOURCES

      At September 30, 2001, cash and cash equivalents totaled $1.0 million, a $537,000 decrease from December 31, 2000. The decrease was primarily due to net cash used in operating activities partially offset by net cash provided by investing activities. Working capital, which includes $3.1 million of deferred revenue at September 30, 2001, decreased by $8.4 million from December 31, 2000 to a deficit of $4.2 million primarily due to the conversion of the note receivable from TeamVest to an investment, as well as sales of the Company's marketable securities holdings.

      Net cash used in operating activities totaled $2.5 million for the nine months ended September 30, 2001. The net loss of $9.6 million included non-cash charges of $4.0 million for write-downs of investments in addition to the $1.8 million routine non-cash charge for depreciation and amortization.

      Investing activities added $2.2 million in cash primarily from the $1.5 million payment on the $4.2 million note receivable from TeamVest received in January and the $1.3 million in proceeds on the sales of marketable securities partially offset by approximately $500,000 of capitalized software development costs.

      It is the Company's intention to control its operating expenses while continuing to focus on its existing products. In addition, the Company has implemented changes intended to reduce certain operating expenses and sold its remaining marketable securities in October 2001.

      These conditions raise substantial doubt about the Company's ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on many factors. As disclosed in the Company's financial statements for the year ended December 31, 2000, the opinion of Arthur Andersen LLP, the independent public accountants for the Company, included an explanatory fourth paragraph stating that there is substantial doubt about Telescan's ability to continue as a going concern.

RECENT ACCOUNTING PRONOUNCEMENTS

      In August 2001, the Financial Accounting Standards Board ("FASB") issued Statement No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS. Statement No. 144 supersedes FASB Statement No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF and the accounting and reporting provisions of APB Opinion No. 30, REPORTING THE RESULTS OF OPERATIONS - REPORTING THE EFFECTS OF DISPOSAL OF A SEGMENT OF A BUSINESS, AND EXTRAORDINARY, UNUSUAL AND INFREQUENTLY OCCURRING EVENTS AND TRANSACTIONS for the disposal of a segment of a business. The purpose of this statement was to bring together two accounting models for disposing of long-lived assets under one framework. In addition, Statement No. 144 eliminates the exception to consolidation for a subsidiary for which control is likely to be temporary. This Statement is effective for financial statements issued for fiscal years beginning after December 15, 2001.

      In June 2001, the FASB issued Statement No. 143, ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS. Statement No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated retirement costs.

      In June 2001 the Financial Accounting Standards Board issued Statement No. 141, BUSINESS COMBINATIONS and Statement No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. Statement No. 141 addresses financial accounting and reporting for goodwill and other intangible assets acquired in a business combination upon acquisition. Statement No. 142 addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This Statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements.

      The provisions of Statement No. 141 apply to all business combinations initiated after June 30, 2001. The provisions also apply to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001 or later.

      The provisions of Statement No. 142 are required to be applied starting with fiscal years beginning after December 15, 2001. Goodwill and intangible assets acquired after June 30, 2001, will be subject immediately to the amortization provisions of this Statement.

      Management believes adoption of these pronouncements will not have a material impact on the consolidated results of operations or financial position of the Company.

CHANGES IN, AND DISAGREEMENTS WITH, ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

      PREVIOUS INDEPENDENT ACCOUNTANTS.

                 i. On April 10, 2000, Telescan dismissed Hein + Associates LLP as its independent accountant.

                ii. Neither of the reports of Hein + Associates LLP on the financial statements for years 1998 and 1999 contained an adverse opinion or disclaimer of opinion or were qualified or modified as to uncertainty, audit scope or accounting principles.

               iii. The dismissal of Hein + Associates LLP was recommended and approved by the Audit Committee of the board of directors of Telescan.

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

                iv. During Telescan's fiscal years 1998 and 1999 and through the period from December 31, 1999 to April 10, 2000, there were no disagreements with Hein + Associates LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Hein + Associates LLP would have caused them to make reference thereto in their reports on the consolidated financial statements for such years.

                 v. During Telescan's fiscal years 1998 and 1999 and through the period from December 31, 1999 to April 10, 2000, there were no reportable events (as defined in Regulation S-K Item 304 (a) (1) (v)).

                vi. Telescan provided Hein + Associates LLP with a copy of the disclosure it made in response to Item 304 (a) of Regulation S-K. Telescan requested Hein + Associates LLP to furnish, and Hein + Associates LLP furnished to Telescan, a letter addressed to the SEC stating that it agreed with the statements made by Telescan.

      NEWLY ENGAGED INDEPENDENT ACCOUNTANTSOn April 10, 2000, Telescan engaged Arthur Andersen LLP as its new independent accountant. Through April 10, 2000, neither Telescan nor anyone on its behalf consulted Arthur Andersen LLP regarding (i) the application of accounting principles to any transaction, either completed or proposed, or (ii) the type of audit opinion that might be rendered by Arthur Andersen LLP on Telescan's financial statements. In addition, through April 10, 2000, neither Telescan nor anyone on its behalf consulted Arthur Andersen LLP regarding any matter that was the subject of a disagreement (as defined in Regulation S-K Item 304 (a) (i)
(iv)) or a reportable event (as defined in Regulation S-K Item 304 (a) (1)
(v)).

MARKET RISK DISCLOSURE

      Telescan is exposed to market risk, which is the potential loss arising from adverse changes in market prices and rates. Telescan's exposure to interest rate changes is not considered to be material to Telescan. Telescan does not enter, or intend to enter, into derivative financial instruments for trading or speculative purposes.

      Telescan is exposed to the impact of changes in the market values of its investments. Telescan invests in equity instruments of privately held, information technology companies for business and strategic purposes. These investments are included in long-term assets and are accounted for under the cost method when ownership is less than 20% and Telescan does not significantly influence or control the operations. For these non-quoted investments, Telescan's policy is to regularly review the assumptions underlying the operating performance and cash flow forecasts in assessing the carrying values. During the nine months ended September 30, 2001, Telescan recorded $3.3 million of impairment to these non-quoted investments. Telescan believes its financial instruments to be properly stated at fair value at September 30, 2001.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

      The following persons are officers and directors of the Company:

      Name                       Age   Position*
      ----------------           ---   -------------------------------------
      Lee K. Barba                50   Chief Executive Officer and Director
      William D. Savoy            36   Chairman of the Board
      D. Scott Elder              43   Executive Vice President and Director
      Ross W. Jardine             40   Executive Vice President and Director
      Paul A. Helbling            48   Chief Financial Officer
      Stephen C. Wood             49   Director
      Hans von Meiss              54   Director

      *Each of these individuals were appointed to their positions in connection with the merger.

      There are no arrangements or understandings between any of the directors or executive officers, or any other person or persons pursuant to which they were selected as directors and/or officers.

      LEE K. BARBA. Mr. Barba was appointed Chief Executive Officer and a Director of the Company immediately following the completion of the merger on December 6, 2001. He has served as a Director of Telescan beginning in April of 2000 and served as Chief Executive Officer of Telescan beginning in February 2000. Mr. Barba is well known for fostering innovative global growth strategies among companies he has managed. He worked at Open Link Financial, an Enterprise Risk Management Software company from 1998 to 1999 where he implemented the European expansion, and doubled the company's revenues in one year by forming strategic partnerships with several Fortune 500 companies. From 1997 to 1998, Mr. Barba served as President of Coral Energy, a wholly owned subsidiary of Shell Oil, with $4 billion in revenue, which was Shell's marketing arm in the deregulated natural gas and electricity markets. From 1989 to 1997, Mr. Barba worked for Bankers Trust Company where he was responsible for managing global trading businesses. While based in London he was responsible for managing their European offices, as well as the Global Risk Management Advisory practice which had offices in Asia and Latin America. Upon returning to New York, Mr. Barba was the senior executive of the bank responsible for managing and consolidating the firm's technology and operations functions for the global capital markets businesses, which included over 2,100 in staff operating throughout Asia, Europe and North America. Earlier in his career Mr. Barba served as co-head of the Fixed Income Division at PaineWebber and as a Vice President of Lehman Brothers Kuhn Loeb. He earned his M.B.A. from Columbia University and his B.A. from the University of North Carolina.

      WILLIAM D. SAVOY. Mr. Savoy was appointed Chairman of the Board of the Company immediately following the completion of the merger on December 6, 2001. He served as Chairman of the Board of Telescan, which position he was appointed to, in August of 2000. Since 1990, he has worked for Vulcan Ventures Incorporated, the investment organization of Paul G. Allen, and he currently serves as President. From 1987 until November 1990, Mr. Savoy was employed by Layered, Inc., a company controlled by Mr. Allen, and became its President in 1988. Mr. Savoy serves on the Advisory Board of Dream Works SKG of Los Angeles, California and serves on the Board of Directors of Charter Communications, Inc., drugstore.com, High Speed Access Corporation, Metricom, Inc., Peregrine Systems, Inc., RCN Corporation, and USA Networks, Inc. Mr. Savoy holds a B.S. in Computer Science, Accounting and Finance from Atlantic Union College. Mr. Savoy has been a director since 1993.

      D. SCOTT ELDER. Mr. Elder was appointed Executive Vice President and a Director of the Company immediately following the completion of the merger on December 6, 2001. He was elected a director of ZiaSun in May 1999, and as the Chairman of the Board in June 1999. On September 27, 2000, Mr. Elder was appointed Chief Executive Officer of ZiaSun. From 1994 to 1997, Mr. Elder owned and operated two consulting businesses, D. Scott Elder & Associates and the Business Alliance Company, which developed marketing and training programs. In 1998 Mr. Elder continued to operate the consulting business of
D. Scott Elder & Associates and founded OIA with Ross

W. Jardine. Mr. Elder served as the President of OIA until his appointment as the CEO and Chairman of the Board of ZiaSun in June 1999. Before devoting himself full time to OIA, Mr. Elder was the owner of the Business Alliance Company, which developed joint venture marketing and training programs. Some of the companies Mr. Elder has developed joint venture projects with include General Mills, Procter & Gamble, Rubbermaid, and Zane Publishing, a company that markets educational programs through Amway. Mr. Elder has a degree in Communications from Brigham Young University and an M.B.A. from the University of Phoenix.

      ROSS W. JARDINE. Mr. Jardine was appointed Executive Vice President and a Director of the Company immediately following the completion of the merger on December 6, 2001. He was appointed a director of ZiaSun on April 7, 1999, and Vice President and Chief Financial Officer on September 27, 2000. Mr. Jardine is also the President of OIA. Mr. Jardine graduated cum laude from Brigham Young University in 1987 with a degree in communications. In 1990 Mr. Jardine founded Jacobson & Jardine, Inc., a Sports Marketing and Promotion company. Mr. Jardine served as President until August 1994 during which time Mr. Jardine was responsible for operations and he developed and marketed licensed products for major sporting events. These clients included National Football League, Indy 500, Kentucky Derby, America's Cup 1992, Nabisco, Albertsons, Coca-Cola, Fisher Price, American Home Products, RJ Reynolds and many others. In 1994 he became interested in the Internet and moved his business online. This experience led him to start a consulting business focused on teaching other business owners how to get their own businesses online. Mr. Jardine founded Electronic Marketing Services (later renamed iMALL, Inc.) in 1994 and served as President until January 1996. From January 1996, through August 1997, Mr. Jardine served as speaker/consultant for iMALL. iMALL went public in 1996 and was recently sold to Excite@home for $425 million. In 1997, Mr. Jardine left iMALL to focus on creating a program to train investors in using the Internet to invest. Together with D. Scott Elder, Mr. Jardine founded OIA.

      PAUL A. HELBLING. Mr. Helbling joined Telescan as Chief Financial Officer in 1999. From 1997 until joining Telescan, Mr. Helbling was Vice President of Finance at PCC Flow Technologies, Inc., a subsidiary of Precision Castparts Corporation and a $350 million manufacturer of pumps and valves in the U.S. and Europe. From 1991 to 1997 Mr. Helbling served as Vice President and Chief Financial Officer of HydroChem Industrial Services, a $150 million provider of industrial cleaning services to the petrochemical, refining, and utility industries. Mr. Helbling became a Certified Public Accountant in 1978, with experience in Big-5 public accounting, and in the contract drilling and oil and gas exploration and production industries. Mr. Helbling holds B.A. and M.A. degrees from Rice University.

      STEPHEN C. WOOD. Mr. Wood is currently President and Chief Executive Officer of Wireless Services Corporation based in Bellevue, Washington where he has worked since April 1996. Until May 1996, Mr. Wood was President and
CEO of Notable Technologies, L.L.C., which filed for bankruptcy in 1996. From 1993 through 1994, Mr. Wood served as Vice President of Information Broadcasting for McCaw Development Corporation located in Kirkland, Washington. Until February 1993, he was President of Starwave Corporation, a company he formed in 1991 with Microsoft Corporation co-founder Paul G. Allen to develop and market data and information products. From 1986 through 1991, Mr. Wood served in several executive positions at Asymetrix Corporation, a software development and marketing firm founded by Mr. Allen. From 1980 until 1985, Mr. Wood was in charge of building a microcomputer software development organization for Datapoint Corporation in Austin, Texas, after serving in research & development and marketing positions. Mr. Wood began his career in 1976 when he became the sixth employee of Microsoft Corporation, where he was general manager from 1977 to 1980. Mr. Wood holds a B.S. in Computer Engineering from Case Western Reserve University and an M.S. in Electrical Engineering from Stanford University. Mr. Wood has been a director since 1992.

      HANS VON MEISS. Mr. von Meiss was appointed a Director of the Company immediately following the completion of the merger on December 6, 2001. He has been a director of ZiaSun since January 17, 2000. Mr. von Meiss received a Bachelors Degree in Economics in 1973 from the University of St. Gallen, Switzerland. After receiving an MBA in 1977 from INSEAD, Fontainebleau, France, he spent seven years in investment banking with Bankers Trust International Ltd. and Chase Manhattan Ltd. in London. Then, from 1984 to 1988, Mr. von Meiss served as the CEO of Dr. Ing. Koenig AG, a leading Swiss service center for flat steel and industrial fasteners. He spent the following 3 years from 1988 to 1991 as an independent financial consultant. Then, in 1991, Mr. von Meiss became the CEO of a publicly-quoted Dutch company after its privatization from the Dutch government, and served in that position until 1994. In 1994, he became the CEO of Swiss Textile Group via an acquisition and completed a turnaround and eventual sale of the business in 1997. Since 1997, Mr. von Meiss has been involved in financial management and consulting, and pursued investments in Internet-related businesses. He also serves on the board of an industrial concern, an M&A consulting company, and his own company, G. von Meiss AG.

      OTHER DIRECTORSHIPS. No director of the Company or person nominated or chosen to become a director holds any other directorship in any company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act or any other company registered as an investment company under the Investment Company Act of 1940.

      FAMILY RELATIONSHIPS. There are no family relationships between any directors or executive officers of the Company, either by blood or by marriage.

      INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS. During the past five years, no present or former director, executive officer or person nominated to become a director or an executive officer of the Company:

   - was a general partner or executive officer of any business against which any bankruptcy petition was filed, either at the time of the bankruptcy or two years prior to that time;

   - was convicted in a criminal proceeding or named subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

   - was subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

   - was found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

      SECTION 16 (a) BENEFICIAL OWNERSHIP COMPLIANCE. Section 16(a) of the Exchange Act requires the Company's executive officers, directors and persons who own more than ten percent of the Company common stock, to file initial reports of beneficial ownership on Form 3, changes in beneficial ownership on Form 4 and an annual statement of beneficial ownership on Form 5, with the SEC. Such executive officers, directors and greater than ten percent stockholders are required by SEC rules to furnish the Company with copies of all such forms that they have filed.

      Based solely on its review of the copies of such forms received by the Company and representations from certain reporting persons, the Company believes that during the period from November 16, 1999 (the date which the Company first became subject to Section 16(a)) until December 31, 2000, all Section 16(a) filing requirements applicable to its executive officers, directors and ten-percent stockholders were complied with.

                             EMPLOYMENT AGREEMENTS

      Immediately following the closing date of the merger, Messrs. Jardine, Elder and Barba each entered into employment agreements with the Company upon the terms described below.

      EMPLOYMENT CONTRACT BETWEEN ROSS JARDINE AND INVESTOOLS. Mr. Jardine's employment agreement provides for a base salary of $425,000 and an annual bonus. Upon approval of the board of directors, Mr. Jardine will be granted options to purchase, at fair market value determined as of the grant date, an aggregate of 550,000 shares of INVESTools common stock (which vest in four equal annual installments beginning one year after the merger). As determined by the board of directors, Mr. Jardine will be eligible to receive stock option grants and/or restricted stock awards. Additionally, under his employment agreement, Mr. Jardine is entitled to a merger transition award of $600,000 (payable in three equal annual installments beginning one year after the merger) and $600,000 worth of shares of restricted stock of INVESTools (which vests in three equal annual installments beginning one year after the merger). All unpaid amounts or unvested shares will vest upon a change of control of INVESTools. If within 24 months after a change of control of INVESTools Mr. Jardine is terminated, he shall receive a lump sum payment of two times the sum of his annual salary and the greater of the target and actual bonus.

      EMPLOYMENT CONTRACT BETWEEN D. SCOTT ELDER AND INVESTOOLS. Mr. Elder's employment agreement provides for a base salary of $425,000 and an annual bonus. Upon approval of the board of directors, Mr. Elder will be granted options to purchase, at fair market value determined as of the grant date, an aggregate of 550,000 shares of INVESTools common stock (which vest in four equal annual installments beginning one year after the merger). As determined by the board of directors, Mr. Elder will be eligible to receive stock option grants and/or restricted stock awards. Additionally, under his employment agreement, Mr. Elder is entitled to a merger transition award of $600,000 (payable in three equal annual installments beginning one year after the merger) and $600,000 worth of shares of restricted stock of INVESTools (which vests in three equal annual installments beginning one year after the merger). All unpaid amounts or unvested shares will vest upon a change of control of INVESTools. If within 24 months after a change of control of INVESTools Mr. Elder is terminated, he shall receive a lump sum payment of two times the sum of his annual salary and the greater of the target and actual bonus.

      EMPLOYMENT CONTRACT BETWEEN LEE K. BARBA AND INVESTOOLS. Mr. Barba's employment agreement provides for a base salary of $425,000 and an annual bonus. As determined by the board of directors, Mr. Barba will be eligible to receive stock option grants and/or restricted stock awards. If, within 24 months after a change of control of INVESTools, Mr. Barba is terminated, he will receive a lump sum payment of two times the sum of his annual salary and the greater of the target and actual bonus.

                            EXECUTIVE COMPENSATION

      The Company has not paid any executive compensation since its inception on May 21, 2001. Set forth below is information regarding executive compensation of the Company's two wholly-owned subsidiaries, ZiaSun and Telescan.

ZiaSun EXECUTIVE COMPENSATION

      The following table sets forth the aggregate compensation paid by ZiaSun for services rendered during the periods indicated:

                                                                                         LONG TERM COMPENSATION
                                                                                             AWARDS PAYOUTS
                                                                                  -------------------------------------
                                                           OTHER                   SECURITIES
                                                           ANNUAL     RESTRICTED   UNDERLYING     LTIP      ALL OTHER
NAME AND PRINCIPAL         YEAR     SALARY     BONUS    COMPENSATION    STOCK     OPTIONS/SAR'S  PAYOUTS   COMPENSATION
POSITION                   ENDED     ($)        ($)         ($)       AWARDS(1)      (#)(1)        ($)          ($)
------------------         -----   --------  --------   ------------  ----------  -------------  -------   ------------

D. Scott Elder(2)           2000   $117,500  $204,000     $2,433,065      17,500       25,000       -          -
Chief Executive Officer     1999   $102,360   $40,930         -           -            -            -        $378,000
Chairman of the Board       1998    $31,500    -            $174,127      -            -            -          -

Allen D. Hardman(3)         2000   $184,692    -              $6,600      22,365       75,000       -          -
Former President and COO    1999   $132,000    -              -           -            -            -          -
                            1998   $132,000    -              -           -            -            -          -

Ross D. Jardine(4)          2000   $115,500  $204,000     $2,435,215      17,500       25,000       -          -
Vice President and          1999    $46,860  $123,430         -           -            -            -        $378,000
Chief Financial Officer     1998     -         -            $208,520      -            -            -          -

Hans von Meiss(5)           2000     -         -              -           11,445        5,000       -        $187,500
Director                    1999     -         -              -           -            -            -          -
                            1998     -         -              -           -            -            -          -

Christopher D. Outram       2000     -         -              -           10,350        5,000       -          -
Director                    1999     -         -              -           -            -            -          -
                            1998     -         -              -           -            -            -          -

Anthony L. Tobin(6)         2000     -         -              -           -            -            -          -
Vice President              1999   $120,000    -              -           -            -            -          -
and COO of Asia
Operations                  1998   $121,800    -             $31,200      -            -            -          -

Dennis E. McGrory(7)        2000    $11,393    -              -           -            -            -          -
Secretary                   1999     -         -              -           -            -            -          -
                            1998     -         -              -           -            -            -          -

-------------------------
 (1) As a result of the merger, all ZiaSun shares have been converted to an equal number of shares of the Company, and all options have been converted to equivalent options in the Company.

 (2) In 2000, Mr. Elder received a base salary of $117,500, a bonus of $204,400 and additional compensation of $2,433,065 comprised of $2,100,000 received from the purchase of 4,200,000 shares which Mr. Elder would have received from the earn-out provided in the OIA acquisition agreement, and $333,065 of overrides based on workshop attendance. In 1999, Mr. Elder received a base salary of $102,360, a bonus of $40,930 and $378,000 in payment of deferred compensation from OIA, for total 1999 compensation of $521,290. In 1998, Mr. Elder received a base salary of $31,500, consulting fees of $24,127, and $150,000 in payment of deferred compensation, for total 1998 compensation of $205,627.

 (3) Mr. Hardman, the former President and COO of ZiaSun, resigned effective September 28, 2001.

 (4) In 2000, Mr. Jardine received a base salary of $115,500, a bonus of $204,400 and additional compensation of $2,435,215 comprised of $2,100,000 received from the purchase of 4,200,000 shares which Mr. Jardine would have received from the earn-out provided in the OIA acquisition agreement, and $335,215 of overrides based on workshop attendance. In 1999, Mr. Jardine received a base salary of $46,860, a bonus of $123,430 and $378,000 in payment of deferred compensation from OIA, for total 1999 compensation of $548,290. In 1998, Mr. Jardine received consulting fees of $58,520 and $150,000 in payment of deferred compensation from OIA, for total 1998 compensation of $208,520.

 (5) In April 2000, ZiaSun authorized and issued 50,000 shares of ZiaSun common stock to each of Hans von Meiss and Credico Inc. in consideration for their services in introducing The McKenna Group to ZiaSun and negotiating the creation of the joint venture funds MKZ and MVA. The total book value attributed to the aggregate 100,000 shares was $375,000.

 (6) Mr. Tobin, who resigned as an officer and director of ZiaSun effective as of April 21, 2000, is the owner of Crossbow Consultants Limited which previously received $10,000 per month from ZiaSun's prior subsidiary, MII, for the services provided by Crossbow Consultants. In 1999, Crossbow received a total of $120,000 from ZiaSun's subsidiary, MII, for the services provided by Crossbow Consultants. On September 13, 2000, ZiaSun completed the sale of MII, to Vulcan Consultants Limited, thereby divesting any interest in MII, and subsidiaries and Web site of MII, which ZiaSun had. In 1998, in addition to the $10,000 per month Crossbow received, Mr. Tobin through his employment agreement with Momentum Associates Limited, a subsidiary of MII, also received a monthly housing allowance of approximately $2,600 and a management fee of approximately $150 per month, for total 1998 compensation of $153,000.

 (7)  Dennis McGrory resigned as the Secretary of ZiaSun on July 12, 2000.

      EMPLOYMENT AND COMPENSATION AGREEMENTS. In conjunction with the transition and relocation of ZiaSun's corporate offices to Provo, Utah and the merger, Allen D. Hardman resigned as the President, Chief Operating Officer and a director of ZiaSun effective September 28, 2001. Pursuant to the terms of Mr. Hardman's amended and restated employment agreement, ZiaSun paid Mr. Hardman a severance of $100,000 in one lump sum

      STOCK OPTIONS. On July 1, 1997, Mr. Hardman was granted an option to acquire 100,000 shares of the common stock of ZiaSun, at $2.00 per share, in equal yearly installments, beginning one year after employment. As of this date, Mr. Hardman has exercised options to purchase 75,000 shares. On My 1, 2001, Mr. Hardman was granted an option to purchase 25,000 shares of common stock of ZiaSun pursuant to ZiaSun's 1999 Stock Option Plan, at an exercise price of $6.38 per share, with 50% of said options vesting immediately and the remaining 50% of said options vesting on May 1, 2002. These options expire on April 30, 2007. On August 2, 2000, Mr. Hardman was granted an option to purchase 50,000 shares of common stock of ZiaSun pursuant to ZiaSun's 1999 Stock Option Plan, at an exercise price of $3.625 per share, with 50% of said options vesting immediately and the remaining 50% of said options vesting on May 1, 2002. These options expire on July 31, 2007. On March 29, 2001, Mr. Hardman was granted an option to purchase 140,000 shares of common stock of ZiaSun pursuant to ZiaSun's 1999 Stock Option Plan at an exercise price of $0.75 per share, with 25% of said options vesting each year beginning March 29, 2002. These options expire on March 28, 2008.

      All of the options described above have become equivalent options in the Company as a result of the merger.

      At a meeting on March 22, 2001, the Board of Directors of ZiaSun, agreed that in conjunction with the proposed merger and the subsequent departure of Mr. Hardman, as a director of ZiaSun, the options held by Mr. Hardman would immediately vest and become exercisable and that expiration date of the options would be extended to the full terms of the options as originally granted. Accordingly, on July 13, 2001, the options granted to Mr. Hardman to purchase 315,000 shares of ZiaSun common stock, of which 75,000 have been exercised and purchased, were amended and restated to reflect the acceleration of vesting and extension of the expiration date.

  GRANT DATE          GRANT        EXERCISED        CURRENTLY HELD     EXPIRATION
  ----------         -------       ---------        --------------     ----------
    7/1/97           100,000        75,000              25,000          6/30/04
    5/1/00            25,000             0              25,000          4/30/07
    8/2/01            50,000             0              50,000          7/31/07
    3/29/01          140,000             0             140,000          3/28/08
     TOTAL           315,000        75,000             240,000

      On December 15, 1999, the board of directors adopted the ZiaSun Technologies, Inc. 1999 Stock Option Plan. The ZiaSun 1999 Stock Option Plan allows ZiaSun to attract and retain employees and directors of the Company and its subsidiaries and to provide such persons with incentives and awards for superior performance. The ZiaSun 1999 Stock Option Plan is administered by a committee appointed by the board of directors of ZiaSun, which has broad flexibility in designing stock-based incentives. The board of directors determines the number of shares granted and the option exercise price, but such exercise price of Incentive Stock Options (ISOs) may not be less than one hundred percent of the fair market value of common stock on the grant date.

      OPTION GRANTS TABLE. The following tables reflect certain information, with respect to stock options granted under ZiaSun's stock option plans to certain executive officers and directors during 2000.

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                                       % of Total
                                     Number of           Options
                                     Securities         granted to
                                     Underlying        Employees in     Exercise or
                                      Options           Fiscal Year      Base Price      Expiration
NAME                               Granted (#)(1)           (%)          ($/Sh)(2)          Date
----                               --------------      ------------     -----------      ----------

D. Scott Elder (2)                     25,000            7.30%             $6.380        04/30/2007
Allen D. Hardman (2)(3)(4)             25,000            7.30%             $6.380        04/30/2007
Allen D. Hardman (2)(3)(4)             50,000           14.60%             $3.625        06/30/2007
Ross W. Jardine (2)                    25,000            7.30%             $6.380        04/30/2007
Hans von Meiss (5)                      5,000            1.46%             $2.125        11/19/2007
Christopher Outram (5)                  5,000            1.46%             $2.125        11/19/2007
Anthony D. Tobin (6)                    -                0.00%              -                      -
Dennis McGrory (7)                      -                0.00%              -                      -

-------------------------
  (1) As a result of the merger, all ZiaSun options have been converted to options to purchase the equivalent number of shares of the Company on the same terms.

  (2) Does not include an option granted on March 29, 2001, to purchase 140,000 shares of common stock at exercise price of $0.75. Said options expire on March 28, 2008.

  (3) Does not include an option granted on May 30, 1997, to purchase 100,000 shares of common stock at exercise price of $2.00, of which 75,000 have been exercised. Said options expire on June 30, 2004.

  (4) Allen D. Hardman resigned as an officer and director of ZiaSun effective as of September 28, 2001.

  (5) Does not include an option granted on March 29, 2001, to purchase 40,000 shares of common stock at exercise price of $0.75. said options expire on March 28, 2008.

  (6) Anthony D. Tobin resigned as an officer and director of ZiaSun effective as of April 21, 2000.

  (7) Dennis McGrory resigned as the Secretary of ZiaSun on July 12,
      2000.

      OPTION EXERCISE AND YEAR END-VALUE TABLE. The following tables reflect certain information, with respect to the exercise of stock options by certain executive officers during fiscal 2000.

AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR

                                                                                                       Value Of
                                                                        Number of Securities         Unexercised
                                                                       Underlying Unexercised        In-The-Money
                                                                       Options At Fiscal Year         Options At
                                                                             End(#)(1)            Fiscal Year End($)
                                                                       ----------------------     ------------------
                              Shares Acquired      Value Realized           Exercisable/             Exercisable/
NAME                         On Exercise(#)(1)           ($)               Unexercisable            Unexercisable
----                         -----------------     --------------      ----------------------     ------------------

D. Scott Elder                       -                    -                12,500/12,500                 -/-
Allen D. Hardman (2)               50,000             $100,000             37,500/62,500                 -/-
Ross W. Jardine                      -                    -                12,500/12,500                 -/-
Hans von Meiss                       -                    -                 1,250/3,750                  -/-
Christopher Outram                   -                    -                 1,250/3,750                  -/-
Anthony D. Tobin (3)                 -                    -                     -/-                      -/-
Dennis McGrory (4)                   -                    -                     -/-                      -/-

-------------------------
  (1) As a result of the merger, all shares of ZiaSun have been converted to an equivalent number of shares, and all options have been converted to equivalent options in the Company.

  (2) Allen D. Hardman resigned as an officer and director of ZiaSun effective as of September 28, 2001.

  (3) Anthony D. Tobin resigned as an officer and director of ZiaSun effective as of April 21, 2000.

  (4) Dennis McGrory resigned as the Secretary of ZiaSun on July 12,
      2000.

TELESCAN EXECUTIVE COMPENSATION

      The following table reflects all forms of compensation for services to Telescan for the years ended December 31, 2000, 1999, and 1998, of the individuals serving as Telescan's Chief Executive Officer during 2000 and Telescan's four most highly compensated executive officers who were serving Telescan at the end of 2000 and who earned more than $100,000 that year.

                           SUMMARY COMPENSATION TABLE

                                                                                                        LONG-TERM
                                                            ANNUAL COMPENSATION                       COMPENSATION
                                                ---------------------------------------------         ------------
                                                                                                       SECURITIES
                                                                                                       UNDERLYING
                 NAME                           YEAR              SALARY               BONUS           OPTIONS(1)
                 ----                           ----           ------------           -------          ----------

Lee K. Barba                                    2000           $ 248,103(2)           $45,866            833,321
Chief Executive Officer

David L. Brown                                  2000             138,300                   -              58,378
Former Chief Executive Officer                  1999             158,750                   -               4,393
                                                1998             140,000                   -              28,800

David M. Berray(4)                              2000             160,240(2)            18,982            109,459
Chief Operating Officer

Roger C. Wadsworth                              2000             118,750               25,299             41,478
Senior Vice President                           1999              96,000                   -               2,662
                                                1998              84,000                   -              13,200

Paul A. Helbling                                2000             130,625               27,829             31,626
Chief Financial Officer                         1999              42,096(3)                -              12,729

Joseph Frantz(4)                                2000             116,375               33,480             22,801
Vice President, Chief Information               1999              93,460                3,727                932
   Officer                                      1998              83,659                   -               6,890

---------------------------
 (1) As a result of the merger, all Telescan options have been converted to options in the company at the rate of 0.55531 shares underlying Company options for each share exercisable under Telescan options, at an exercise price equal to the exercise price of the Telescan options, divided by $0.55531 per share.

 (2) Mr. Barba joined Telescan on February 28, 2000; and Mr. Berray joined Telescan on March 14, 2000.

 (3) Mr. Helbling joined Telescan during 1999. Therefore, the amounts reflected for 1999 are for a partial year.

 (4) The following employees resigned subsequent to December 31, 2000, but are named executives; Mr. Berray - resigned January, 2001; Mr. Frantz - resigned June 2001.

      The following table reflects all forms of compensation for services to Telescan for the years ended December 31, 2000, 1999, and 1998, of two executive officers who would have been included above had they been employed by Telescan at December 31, 2000 and who earned more than $100,000 that year.

                                                                                 LONG-TERM
                                               ANNUAL COMPENSATION              COMPENSATION
                                   ---------------------------------------      ------------
                                                                                 SECURITIES
                                                                                 UNDERLYING
             NAME                    YEAR         SALARY          BONUS          OPTIONS(1)
--------------------------------   -------     -----------      ----------    ---------------
Ronald Warren                        2000        $147,692         $30,359          24,137
Former President                     1999         118,269               -          13,195
         Resigned August 2000        1998         100,000               -          14,000

Edward C. Oliver                     2000         117,500          27,829           6,000
Former Vice President                1999          60,429 2           -            17,929
         Resigned May 2000

---------------

   1 As a result of the merger, all Telescan options have been converted to options in the company at the rate of 0.55531 shares underlying Company options for each share exercisable under Telescan options, at an exercise price equal to the exercise price of the Telescan options, divided by $0.55531 per share.

   2 Mr. Oliver joined Telescan during 1999. Therefore, the amounts reflected for 1999 are for a partial year.

      STOCK OPTIONS. The following tables set forth information relating to the named executive officers with respect to (i) stock options granted in 2000, and
(ii) the total number of exercised options through 2000 and the value of the unexercised in-the-money options at the end of 2000.

OPTION GRANTS IN LAST FISCAL YEAR

                                          PERCENT OF                                  POTENTIAL REALIZABLE VALUE AT
                         NUMBERS OF         TOTAL                                     ASSUMED ANNUAL RATE OF STOCK
                         SECURITIES        OPTIONS                                    PRICE APPRECIATION FOR OPTION
                         UNDERLYING       GRANTED TO       EXERCISE                               TERM
                          OPTIONS        EMPLOYEES IN     PRICE PER     EXPIRATION    -----------------------------
       NAME              GRANTED(1)      FISCAL YEAR       SHARE(1)        DATE            5%               10%
--------------------    ------------     ------------     ----------   -----------    ------------    -------------
Lee K. Barba              400,000(2)          20.03%        $19.00       02/27/10      $4,779,599     $12,114,443
                           12,401(3)           0.62           5.00       08/10/10          38,995          98,820
                          420,920(4)          21.08           2.00       10/29/10         529,429       1,341,676
David L. Brown             20,000(5)           1.00          21.63       01/31/10         272,060         689,453
                            3,892(3)           0.19          19.25       02/24/10          47,117         119,405
                            8,349(3)           0.42          10.94       05/07/10          57,442         145,569
                            6,936(3)           0.35           5.00       08/10/10          21,810          55,271
                            7,500(3)           0.38           2.00       10/16/10           9,433          23,906
                           11,701(3)           0.59           2.00       10/29/10          14,717          37,297
David M. Berray           100,000(6)           5.01          22.50       03/13/10       1,415,013       3,585,921
                            9,459(3)           0.47           5.00       08/10/10          29,744          75,376
Roger C. Wadsworth         10,000(5)           0.50          21.63       01/31/10         136,030         344,726
                            2,359(3)           0.12          19.25       02/24/10          28,559          72,373
                            5,255(3)           0.26           5.00       08/10/10          16,524          41,876
                           15,000(7)           0.75           2.00       10/16/10          18,867          47,812
                            8,864(3)           0.44           2.00       10/29/10          11,149          28,254
Paul A. Helbling            6,000(5)           0.30          21.63       01/31/10          81,618         206,836
                            2,595(3)           0.13          19.25       02/24/10          31,416          79,613
                            5,780(3)           0.29           5.00       08/10/10          18,175          46,059
                            7,500(7)           0.38           2.00       10/16/10           9,433          23,906
                            9,751(3)           0.49           2.00       10/29/10          12,265          31,081
Joseph P. Frantz            6,000(5)           0.30          21.63       01/31/10          81,618         206,836
                            1,651(3)           0.08          19.25       02/24/10          19,987          50,652
                            5,150(3)           0.26           5.00       08/10/10          16,194          41,039
                           10,000(7)           0.50           2.00       10/16/10          12,578          31,875
Ronald Warren              15,000(5)           0.75          21.63       08/08/01 8       204,045         517,090
                            2,831(3)           0.14          19.25       08/08/01 8        34,273          86,854
                            6,306(3)           0.32           5.00       08/08/01 8        19,829          50,251
Edward C. Oliver            6,000(5)           0.30          21.63       05/21/01 8        81,618         206,836

------------------------------
1 As a result of the merger, each outstanding Telescan share has been converted to 0.55531 of a share of the Company. All Telescan options have been converted to an equal number of options of the Company multiplied by the exchange ratio (0.55531), at an exercise price equal to the exercise price of the Telescan options divided by 0.55531 per share.

2 Option vests in 3 components: (a) 100,000 shares vest six months from the date of grant, (b) 100,000 vest annually in equal installments over five years beginning one year after the date of grant subject to acceleration of vesting over four years if performance targets are met, and (c) 200,000 shares vest five years from the date of grant subject to acceleration of vesting to four years if performance targets are met.

3     Options vest immediately upon grant.

4 Option vests in 3 components: (a) 220,920 shares vest immediately, (b) 100,000 vest annually in equal installments over four years beginning one year after the date of grant subject to acceleration of vesting over three years if performance targets are met, and (c) 100,000 shares vest four years from the date of grant subject to acceleration of vesting to three years if performance targets are met.

5 On October 17, 2000, the vesting of these options was accelerated to vest 100% on that date.

6 Options vest in three components: (a) 25,000 shares vest six months from date of grant, (b) 25,000 vest ratably over five years from date of grant subject to acceleration to four years if certain performance targets are met, and (c) 50,000 vest at the end of five years subject to acceleration to four years if certain performance targets are met.

7     Options vest 50% annually beginning 12 months after date of grant.

8 Per their severance agreements, the expiration date of these options was extended one year.


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

                                                                                     VALUE OF
                                                                                   UNEXERCISED
                                                                                  IN-THE-MONEY
                                                    NUMBER OF SECURITIES           OPTIONS AT
                                                   UNDERLYING UNEXERCISED        FISCAL YEAR END
                           SHARES               OPTIONS AT FISCAL YEAR END(1)     -------------
                        ACQUIRED ON    VALUE      -------------------------        EXERCISABLE/
        NAME             EXERCISE     REALIZED    EXERCISABLE/UNEXERCISABLE       UNEXERCISABLE
---------------------   -----------   --------  -----------------------------    ---------------
Lee K. Barba                  -            -         333,321/    500,000              -/-

David L. Brown                -            -         139,506/         -               -/-

David M. Berray               -            -          34,459/     75,000              -/-

Roger C. Wadsworth            -            -          63,536/     15,000              -/-

Paul A. Helbling              -            -          36,855/      7,500              -/-

Joseph F. Frantz           6,373      $34,622         20,623/     10,000              -/-

Ronald Warren                 -            -          72,748/         -               -/-

Edward C. Oliver           2,595      $49,954         23,929/         -               -/-


1 As a result of the merger, each outstanding Telescan share has been converted to 0.55531 of a share of the Company. All Telescan options have been converted to an equal number of options of the Company multiplied by the exchange ratio (0.55531).

      EMPLOYEE AGREEMENTS. In February 2000, Telescan entered into an employment agreement with Mr. Barba to serve as Chief Executive Officer. The term of the agreement is for three years with an automatic one-year extension on the anniversary date. Mr. Barba is to receive an annual base salary of $295,000 and an option to purchase 400,000 shares of Telescan Common Stock. This option vests over a period ranging from six months to five years, which may be shortened to four years if certain stock price goals are met. The option expires in ten years. Mr. Barba is eligible to participate in the Officer Bonus Plan, the Telescan benefit plans, and will be reimbursed for routine business and entertainment expenses and club membership costs.

      DIRECTOR COMPENSATION. Prior to the merger, Telescan paid non-employee Directors cash fees of $1,500 per Board meeting attended and reimburses expenses incurred by Directors to attend such meetings. Directors who are not officers of Telescan are typically granted stock options annually, at an exercise price consistent with the market.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTION WITH DIRECTORS AND EXECUTIVE OFFICERS

      ZiaSun

      SHARES ISSUED UNDER OIA ACQUISITION AGREEMENT, AS AMENDED. In accordance with the terms of the original OIA acquisition agreement, the former OIA stockholders, D. Scott Elder, Ross W. Jardine, David McCoy and Scott Harris, were to receive one share of ZiaSun common stock for each $0.50 of earnings before interest, income taxes, depreciation and amortization (EBITDA) for the year from April 1, 1999 through March 31, 2000. OIA's audited EBITDA earnings during this period were $10,910,076. Accordingly, ZiaSun would owe 21,820,152 shares of its common stock at March 31, 2000, to the former OIA stockholders. The value of these shares at March 31 was $248,204,230. This value would have been added to the goodwill on ZiaSun's balance sheet.

      However, pursuant to negotiations between ZiaSun and the former OIA stockholders, and their joint recognition that it would clearly not be in the best interests of ZiaSun to have such a large goodwill burden going forward, ZiaSun and the former OIA stockholders agreed to amend the original terms and conditions of the earn-out. An agreement was reached wherein the former OIA stockholders would exchange 12,000,000 of the earn-out shares, to which they were originally entitled, for $6,000,000 in cash. An agreement was reached on May 9, 2000.

      Therefore, under the terms and conditions of the amended earn-out agreement, the former OIA stockholders received 9,820,152 shares (of which 5,000,000 had been previously issued and were held in escrow), rather than the 21,820,152 shares as set forth in the original agreement. This reduced the goodwill burden to ZiaSun by $138,646,269, from $248,204,230 to $109,557,961, and this is the value that was added to the ZiaSun's balance sheet going forward from April 1, 2000.

      Due to the accrual of a liability for sales taxes payable by OIA, ZiaSun and the former OIA stockholders have determined that a further adjustment to the number of shares received by the former OIA stockholders pursuant to the earn-out may be required. On July 26, 2001, ZiaSun and Messrs. Elder, Jardine, McCoy and Harris agreed that if any sales tax liability is assessed for sales made by OIA during the earn-out-period, (i) ZiaSun will be solely responsible for the payment of the first $554,000 of these taxes and (ii) Messrs. Elder, Jardine, McCoy and Harris will return to ZiaSun on a pro rata basis one share of ZiaSun common stock for each $0.50 that these taxes exceed $554,000.

      GENERATION MARKETING, LLC. D. Scott Elder, Ross Jardine, David McCoy and Scott Harris, each an officer and/or a director of ZiaSun and/or OIA, each owns a 20% interest in Generation Marketing, LLC, which conducts business with OIA. Generation Marketing is a newly formed media marketing company managed by an ex-employee of the company previously used to handle OIA's marketing requirements. In the second half of 2000, OIA began contracting with Generation Marketing for international marketing services and paid Generation Marketing approximately $40,000. In 2001, OIA transferred all its marketing business to Generation Marketing and through September 30, 2001 has made payments approximating $5,214,419. ZiaSun believes the rates charged by Generation Marketing to OIA for these services are competitive in the marketplace.

      As an inducement to ZiaSun's willingness to enter into the merger agreement, Vulcan Ventures, Inc., which owns approximately 8% of Telescan's outstanding common stock, entered into a lock-up agreement with ZiaSun that provides that upon closing of the merger and during the six month period immediately following closing, this principal stockholder will not sell any shares of INVESTools stock, and that during the six month period following this initial period it will not sell more than 100,000 shares of INVESTools common stock in any calendar month. As an inducement to Telescan's willingness to enter into the merger agreement, Messrs. Elder, Jardine, Harris and McCoy (who collectively own approximately 25% of the Company's outstanding common stock) each entered into similar lock-up agreements with Telescan.

      TELESCAN

      In the normal course of business some members of the Board of Directors have proposed business alliances between Telescan and companies with which they are associated. In the opinion of management, each of these transactions or arrangements was entered into on terms as favorable to Telescan as could have been obtained in transactions or arrangements with unaffiliated third parties.

      VULCAN VENTURES, INCORPORATED. Pursuant to the terms of a May 20, 1992 stock purchase agreement between Vulcan Ventures and Telescan, Vulcan has the right to designate one nominee director to Telescan's Board of Directors for as long as Vulcan Ventures (or its affiliate) owns at least 540,000 shares of common stock of Telescan. In addition, Telescan has agreed not to take any corporate action to increase its number of directors to more than seven without the unanimous written consent of all directors for as long as Vulcan Ventures (or its affiliate) owns at least 540,000 shares of common stock of Telescan. As a result of the merger, Vulcan Ventures does not have the legal right to designate a director to the INVESTools board although Mr. Savoy (an officer of Vulcan Ventures) has been requested to, and has agreed to serve, as chairman of the INVESTools board after the merger.

      KNOWLEDGE EXPRESS DATA SYSTEMS, L.C. ("KEDS"). At December 31, 2000, Telescan owned 55.58% of KEDS and a joint venture controlled by GRF Interests, Inc. ("GRF") owned the remaining interest. G. Robert Friedman, a significant stockholder and a former director of Telescan, controls GRF. Telescan and the joint venture sold their interests in KEDS to an unrelated third party in February 2001. Through that date, Telescan provided computer hardware, programming, systems maintenance, data loading, telecommunications and certain administrative services to KEDS. For the year ended December 31, 2000, KEDS assets were reclassified as net liabilities held for sale, totaling $15,000.

      TELEBUILD, L.C. ("TELEBUILD"). Friedman Interests, Inc., a company controlled by G. Robert Friedman, owns 45.42% of Telebuild. Telescan and the Brown Family Partnership own 15.83% and 25.44%, respectively, of Telebuild. The Brown Family Partnership is owned by David L. Brown, a Director and the former Chairman of Telescan, and other members of the Brown family. Through December 31, 2000, Telescan performed services under contract for Telebuild, which consisted primarily of the development, maintenance and operation of the Telebuild database system and the provision of office space, equipment and furniture. Telescan charged Telebuild for its personnel at a stipulated rate, which reflected the full absorption of overhead costs to Telescan. Non-personnel expenditures under the agreement are billed at actual cost. During 2000, Telescan wrote off $384,000 of intercompany receivables due from Telebuild when it became apparent that they would never be recovered. At December 31, 2000, Telescan had no investment recorded for Telebuild and Telebuild owed Telescan an additional $19,000, which was subsequently paid. For the year ended December 31, 2000, $55,000, or less than 1%, of Telescan's total revenue was derived from services provided to Telebuild.

      NATIONAL BROADCASTING COMPANY, INC. In a letter agreement dated February 22, 1999 between NBC and Telescan, NBC was granted the right to have an individual designated by NBC (the "NBC Designee") included as a nominee for the Board of Directors of Telescan. NBC shall have this right until GE Capital Equity Investments, Inc. ("GE Equity") owns less than 5% of the outstanding common stock of Telescan or the license agreement with NBC terminates or expires, whichever event occurs earlier. Pursuant to this agreement, NBC has designated, and the Board of Directors has approved, Ms. Elisabeth Y. Sami.

      In addition, GE Equity has the right to designate an individual to be present at all Board of Directors meetings. Such individual will not be a participating or voting member of the Board of Directors and may remain as a designee as long as GE Equity owns at least 5% of Telescan's outstanding common stock.

      GRO CORPORATION. Mr. Greg E. Gensemer, an officer of Telescan, serves on the Board of Directors for GRO Corporation. Telescan has entered into licensing and servicing agreements with this company. In December 2000, the licensing agreement was amended to terminate development of a new product for GRO. As a result of this modification, $153,000 of deferred license fees for GRO were accelerated and recognized into revenue in December. At December 31, 2000, Telescan still had approximately $358,000 of deferred license fees from GRO to be recognized into revenue through 2003. Telescan recognized $190,000 in revenue during 2000 from this licensing agreement, excluding the accelerated revenue. Telescan owned 603 shares of GRO Corporation representing an ownership interest of 5.1% at December 31, 2000.

                       BENEFICIAL OWNERSHIP OF SECURITIES

      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS. The following table sets forth security ownership information as of the close of business on December 11, 2001, for any person or group known by the Company to own more than 5% of the Company's voting securities.

           Title of               Name of                Amount of      Percent of
            Class             Beneficial Owner           Ownership        Class
         ------------        ---------------------       ---------      ----------
         Common Stock        D. Scott Elder              3,804,553          8.9%
         Common Stock        Ross W. Jardine             3,804,553          8.9%
         Common Stock        Momentum Media Ltd.         3,499,980          8.2%

      SECURITY OWNERSHIP OF MANAGEMENT. The following table sets forth security ownership information as of the close of business on December 10, 2001, for individuals or entities in the following categories: (i) each director, (ii) each named executive officer listed, and (iii) all directors and executive officers as a group.

                                               Amount and Nature of Beneficial Ownership
                                       -------------------------------------------------------
                                                       Presently
Executive Officers, Directors            Common       Exercisable
And Principal Shareholders             Stock (1)      Options (2)         Total        Percent
--------------------------------       ----------     -----------       ---------      -------
Lee K. Barba                                   0        210,085           210,085          *
William D. Savoy                          18,310         14,299            32,606          *
Stephen C. Wood                           22,189         11,245            33,427          *
D. Scott Elder                         3,804,553         12,500         3,817,053        9.0%
Ross W. Jardine                        3,804,553         12,500         3,817,053        9.0%
Paul A. Helbling                           3,331         23,211            26,542          *
Hans von Meiss (3)                       274,445          2,500           276,045          *
All Directors and Officers             7,927,376        286,334         8,212,811       19.3%
as a Group


   * Represents less than one percent

      (1) Each person has sole investment power and sole voting power over the shares listed unless otherwise indicated.

      (2) Represents options to purchase shares, which are exercisable within the next sixty days.

      (3) Includes shares, as to which beneficial ownership is disclaimed of 113,000 shares held for the benefit of family members.

      To the best of the Company's knowledge there are no present arrangements or pledges of the Company's securities which may result in a change in control of the Company.

             LIMITATION ON DIRECTORS' LIABILITY; INDEMNIFICATION

      Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages under certain conditions and circumstances. The Articles of Incorporation of the Company limit the liability of directors of the Company to the Company or its shareholders to the fullest extent permitted by Delaware law. Specifically, no director of the Company will be personally liable to the Company or its shareholders for monetary damages for any act or omission in such director's capacity as a director, except for (i) a breach of the director's duty of loyalty to the Company or its shareholders; (ii) acts or omissions not in good faith which involve intentional misconduct or a knowing violation of the law; (iii) an act or omission for which the liability of a director is expressly provided for by an applicable statute or (iv) any transaction from which the director derived an improper personal benefit, whether or not the benefit resulted from an action taken in the person's official capacity.

      The inclusion of this provision in the Company's Articles of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and its shareholders. However, such limitation on liabilities does not affect the standard of conduct with which directors must comply, the availability of equitable relief or any causes of action based on federal law.

      The Company's Articles of Incorporation provide for the indemnification of its current and former officers and directors to the fullest extent permitted by applicable law.

                                     EXPERTS

      The consolidated financial statements of ZiaSun included in this Prospectus have been audited by Jones, Jensen & Company, and BDO Seidman, LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firms as experts in accounting and auditing.

      The December 31, 2000 consolidated financial statements and schedules of Telescan included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and will be included herein by amendment in reliance upon the authority of said firm as experts in accounting and auditing. Reference is made to said reports which include an explanatory paragraph with respect to the uncertainty regarding Telescan's ability to continue as a going concern as discussed in Note 16 to said financial statements.

      The consolidated financial statements and schedules of Telescan as of or for periods ending prior to December 31, 2000 this Prospectus have been audited by Hein + Associates LLP, independent public accountants, as indicated in their reports with respect thereto, and will be included herein by amendment in reliance upon the authority of said firm as experts in accounting and auditing.

                  WHERE YOU CAN FIND ADDITIONAL INFORMATION

      The Company has filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to this Rescission Offer. While this Prospectus, which forms a part of the registration statement, contains the information that the Company believes is material relative to the Rescission Offer, it does not contain all of the information set forth in the registration statement. Statements contained in this Prospectus as to the contents of any document are not necessarily complete, and, in each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement. Copies of the registration statement may be examined without charge at the Public Reference Section of the SEC, 450 Fifth Street, N.W. Room 1024, Washington, D.C. 20549. Copies of all or any portion of the registration statement can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC maintains a World Wide Web site that contains registration statements, reports, proxy and information statements and other information regarding registrants (including us) that file electronically with the SEC. The address of such site is http://www.sec.gov.

      The Company will file annual, quarterly and current reports, and other information with the SEC. Prior to the completion of the merger on December 6, 2001, ZiaSun and Telescan filed annual, quarterly and current reports and other information with the SEC. You may read and copy any documents the Company files, or any of the documents previously filed by ZiaSun and Telescan, at the SEC's public reference section, referenced in the above paragraph.

      Request for documents of the Company should be directed to:

            Investor Relations
            INVESTools, Inc.
            5959 Corporate Drive, Suite 2000
            Houston, TX 77036
            (281) 588-9700

                            ZIASUN TECHNOLOGIES, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                               ----
Report of Independent Public Accountants........................................................................F-2
Independent Auditors' Report....................................................................................F-3
Consolidated Balance Sheets as of December 31, 2000 and December 31, 1999.......................................F-4
Consolidated Statements of Operations and Comprehensive Income for the Three Years Ended
     December 31, 2000..........................................................................................F-6
Consolidated Statements of Stockholders' Equity for the Three Years Ended December 31, 2000.....................F-8
Consolidated Statements of Cash Flows for the Three Years Ended December 31, 2000..............................F-10
Notes to Consolidated Financial Statements.....................................................................F-12
Selected Quarterly Financial Data (unaudited)..................................................................F-32
Unaudited Consolidated Balance Sheets as of September 30, 2001 and December 31, 2000...........................F-33
Unaudited Consolidated Statements of Operations for Nine Months and the Three Months Ended
     September 30, 2001 and September 30, 2000.................................................................F-35
Unaudited Consolidated Statements of Stockholders' Equity for the Year Ended December 31, 2000
     and the Nine Months Ended September 30, 2001..............................................................F-36
Unaudited Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2001
     and September 30, 2000....................................................................................F-38
Notes to the Unaudited Consolidated Financial Statements.......................................................F-40

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Boards of Directors of
ZiaSun Technologies, Inc.

         We have audited the accompanying balance sheet of ZiaSun Technologies, Inc. and subsidiaries (the "Company") as of December 31, 2000 and the related statements of operations and comprehensive income, changes in stockholders' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of ZiaSun Technologies, Inc. and subsidiaries as of December 31, 2000 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

BDO Seidman, LLP

Los Angeles, California
March 9, 2001, except for
Notes 3 and 10, which are as of
April 13, 2001

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders
ZiaSun Technologies, Inc. and Subsidiaries
Solana Beach, California

We have audited the accompanying consolidated balance sheet of ZiaSun Technologies, Inc. and Subsidiaries as of December 31, 1999 and the related consolidated statements of operations and comprehensive income, stockholders' equity, and cash flows for the years ended December 31, 1999 and 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ZiaSun Technologies, Inc. and Subsidiaries as of December 31, 1999 and the results of their operations and their cash flows for the years ended December 31, 1999 and 1998 in conformity with generally accepted accounting principles.

Jones, Jensen & Company
Salt Lake City, Utah
March 25, 2000

                   ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                           Consolidated Balance Sheets


                                     ASSETS

                                                                                    DECEMBER 31,
                                                                            ------------------------------
                                                                               2000              1999
                                                                            ------------      ------------
CURRENT ASSETS

Cash and cash equivalents.........................................          $  3,851,897      $  9,283,310
Trade receivables.................................................               954,848           744,293
Prepaid expenses..................................................               265,618            65,962
                                                                            ------------      ------------
Total Current Assets..............................................             5,072,363        10,093,565
                                                                            ------------      ------------
EQUIPMENT

Machinery and equipment...........................................               288,905           174,947
Office equipment..................................................               169,663           125,371
Leasehold improvements ...........................................                76,681            57,857
                                                                            ------------      ------------
                                                                                 535,249           358,175
Less: accumulated depreciation....................................             (171,585)          (75,632)
                                                                            ------------      ------------
Equipment, Net....................................................               363,664           282,543
                                                                            ------------      ------------
OTHER ASSETS

Equity investment (Note 3).......................................              6,055,000                 -
Net assets of discontinued operations (Note 10)..................                403,915         6,148,270

Goodwill - net of accumulated amortization of $3,849,826 and
    $223,535 (Note 2, 11 and 15)..................................            35,802,447         2,756,932
Receivables - related parties (Note 6)...........................                      -            68,236
Other assets.....................................................                 16,048           107,338
                                                                            ------------      ------------
Total Other Assets...............................................             42,277,410         9,080,776
                                                                            ------------      ------------
TOTAL ASSETS ....................................................           $ 47,713,437      $ 19,456,884
                                                                            ============      ============


                 See accompanying notes to consolidated financial statements.

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                                    DECEMBER 31,
                                                                            ------------------------------
                                                                               2000              1999
                                                                            ------------      ------------
CURRENT LIABILITIES

Accounts payable and accrued expenses.............................          $  1,855,544      $    872,064
Related party payable (Note 6)                                                        --           690,000
Income tax payable (Note 5).......................................                26,958         1,947,264
Sales tax payable.................................................             3,004,914           136,499
GST payable.......................................................               112,841            74,830
                                                                            ------------      ------------
Total Current Liabilities.........................................             5,000,257         3,720,657

Total Liabilities.................................................             5,000,257         3,720,657

COMMITMENTS AND CONTINGENCIES (Notes 3 and 4)

Shares subject to rescission (Note 14)............................               613,830                 -

STOCKHOLDERS' EQUITY (Note 1, 12 and 13)

Common stock: 250,000,000 shares authorized of $0.001 par value,
    32,675,330 shares issued and 32,314,630 outstanding at
    December 31, 2000, 22,205,018 shares issued and 22,141,818
    outstanding, at December 31, 1999.............................               32,675            22,205
Additional paid-in capital........................................          116,909,372        12,504,547
Treasury stock, 360,700 and 63,200 shares, respectively...........             (799,538)          (34,030)
Other comprehensive income........................................                     -           54,230
Deferred compensation.............................................              (36,097)          (30,000)
Retained earnings / (Accumulated Deficit).........................          (74,007,062)        3,219,275
                                                                            ------------      ------------
Total Stockholders' Equity.......................................            42,099,350        15,736,227
                                                                            ------------      ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........................          $47,713,437       $19,456,884
                                                                            ============      ============

                 See accompanying notes to consolidated financial statements.

                     ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
            Consolidated Statements of Operations and Comprehensive Income

                                                                      FOR THE YEARS ENDED
                                                                         DECEMBER 31,
                                                      --------------------------------------------------
                                                          2000               1999               1998
                                                      ------------       ------------       ------------
SALES, NET......................................      $ 54,667,477       $ 23,619,590       $         --

COST OF GOODS SOLD..............................        28,275,184         13,026,015                 --
                                                      ------------       ------------       ------------
Gross Margin....................................        26,392,293         10,593,575                 --
                                                      ------------       ------------       ------------
OPERATING EXPENSES
General and administrative......................        19,049,784          5,493,459             77,045
Depreciation and amortization expense...........         3,106,395            540,815                 --
Goodwill impairment (Note 2 and 15).............        71,755,840                 --                 --
Bad debt expense................................            93,526                 --                 --
Consulting fees - related party (Note 6)........                --            190,060                 --
                                                      ------------       ------------       ------------
Total Operating Expenses.......................         94,005,545          6,224,334             77,045
                                                      ------------       ------------       ------------
Income (Loss) from Operations..................        (67,613,252)         4,369,241            (77,045)
                                                      ------------       ------------       ------------
OTHER INCOME (EXPENSE)

Loss on equity investments (Note 3).............          (200,000)                 --                --
Interest expense................................            (4,393)           (21,247)                --
Interest and dividend income....................           355,707             53,868                 --
Other income (expense)..........................            15,423           (15,138)                 --
                                                      ------------       ------------       ------------
Total Other Income (Expense)....................           166,737             17,483                 --
                                                      ------------       ------------       ------------
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE
    INCOME TAXES................................       (67,446,515)         4,386,724            (77,045)

INCOME TAXES (Note 5)...........................        (3,101,153)        (1,754,690)                --
                                                      ------------       ------------       ------------
NET INCOME (LOSS) FROM CONTINUING OPERATIONS....       (70,547,668)         2,632,034            (77,045)
                                                      ------------       ------------       ------------
DISCONTINUED OPERATIONS

Income (Loss) from Discontinued Operations......        (2,921,969)           648,457            846,365
Gain (Loss) on Disposal of Discontinued
    Operations, net of income tax provision of
    $-0-, $2,029,420 and $-0-, respectively.....        (3,756,700)         2,683,748                 --
                                                      ------------       ------------       ------------
NET INCOME (LOSS)...............................      $(77,226,337)      $  5,964,239       $    769,320
                                                      =============      ============       ============

             See accompanying notes to consolidated financial statements.

                                                                 FOR THE YEARS ENDED DECEMBER 31,
                                                         -----------------------------------------------
                                                             2000              1999              1998
                                                         -----------       -----------       -----------
INCOME (LOSS) PER COMMON SHARE (Note 9)............

BASIC WEIGHTED AVERAGE COMMON
    SHARE..........................................       29,744,300        21,769,583        17,022,767

NET INCOME (LOSS) PER SHARE
    COMMON SHARE

    Continuing Operations..........................      $    (2.37)       $    (0.12)       $        --
    Discontinued Operations........................           (0.23)            (0.15)              0.05
                                                         -----------       -----------       -----------
BASIC NET INCOME (LOSS) PER
    COMMON SHARE...................................      $    (2.60)       $      0.27       $      0.05
                                                         ==========        ===========       ===========

DILUTED WEIGHTED AVERAGE
    COMMON SHARES..................................       29,744,300        25,796,000        17,022,767

DILUTED NET INCOME (LOSS) PER
    COMMON SHARES

    Continuing Operations..........................      $    (2.37)       $      0.10       $        --
    Discontinued Operations........................           (0.23)              0.13              0.05
                                                         -----------       -----------       -----------
DILUTED NET INCOME (LOSS) PER
    COMMON SHARE...................................      $    (2.60)       $      0.23       $      0.05
                                                         ==========        ===========       ===========

COMPREHENSIVE INCOME AND ITS COMPONENTS CONSIST OF THE FOLLOWING:

Net income (loss)................................        $(77,226,337)     $ 5,964,239       $   769,320

Foreign currency translation adjustment..........             (54,230)          15,436           (2,967)
                                                         ------------      -----------       -----------
NET COMPREHENSIVE INCOME (LOSS)..................        $(77,280,567)     $ 5,979,675       $   766,353
                                                         ============      ===========       ===========

            See accompanying notes to the consolidated financial statements.

                     ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                   Consolidated Statements of Stockholders' Equity

                           COMMON STOCK                                      OTHER                    RETAINED
                       ---------------------   ADDITIONAL                    COMPRE-    DEFERRED      EARNINGS
                                                 PAID-IN        TREASURY     HENSIVE     COMPEN-    (ACCUMULATED
                       SHARES        AMOUNT      CAPITAL         STOCK        INCOME     SATION       DEFICIT)       TOTAL
                      ----------    --------   ------------     ----------   -------  ----------   -------------    ---------
Balance
December 31, 1997.... 15,800,000    $ 15,800     $3,576,129       $   -       $   -   $ (40,000)   $(3,514,284)     $  37,645
Purchase of
Momentum ASIA, Inc.
and Momentum
Internet, Inc.
(Note 1)............. 5,130,000        5,130      5,347,265    (70,000)      41,761            -             -     5,324,156
Currency
translation
adjustment...........         -            -              -           -     (2,967)            -             -       (2,967)
Net income for the
year ended December
31, 1998.............         -            -              -           -           -            -       769,320       769,320
                      ----------    --------   ------------     ----------   -------  ----------   -------------    ---------
Balance
December 31,
1998................. 20,930,000      20,930      8,923,394    (70,000)      38,794     (40,000)   (2,744,964)     6,128,154
                      ----------    --------   ------------     ----------   -------  ----------   -------------    ---------
Purchase of
Asia4sale.com, Ltd.
(Note 1).............   100,000          100        249,900           -           -            -             -       250,000
Purchase of Online
Investors
Advantage, Inc.
(Note 1)............. 1,150,000        1,150      2,873,850           -           -            -             -     2,875,000
Exercise of stock
option at $2.00 per
share (Note 8).......    25,000           25         49,975           -           -            -             -        50,000
Amortization of
deferred
compensation.........         -            -              -           -           -       10,000             -        10,000
Proceeds from the
sale of the
Company's common
stock by a
Subsidiary (Note 12).         -            -        407,428      35,970           -            -             -       443,398
Adjustment for
forward stock split
(Note 1).............        18            -              -           -           -            -             -             -
Currency
translation
adjustment...........         -            -              -           -      15,436            -             -        15,436
Net income for the
year ended December
31, 1999.............         -            -              -           -           -            -     5,964,239     5,964,239
                      ----------    --------   ------------     ----------   -------  ----------   -------------    ---------
Balance
December 31, 1999.... 22,205,018    $ 22,205    $12,504,547  $ (34,030)    $ 54,230   $ (30,000)    $3,219,275    15,736,227
                      ----------    --------   ------------     ----------   -------  ----------   -------------    ---------


                                       F-8

Balance
December 31, 1999     22,205,018    $ 22,205    $12,504,547  $ (34,030)    $ 54,230   $ (30,000)    $3,219,275    15,736,227
                      ----------    --------   ------------  ----------    --------   ----------    -----------   ----------
Exercise of stock
options (Note 8)         50,000           50         99,950           -           -            -             -       100,000
Earn-out agreement
of Online
Investors,
Advantage, Inc.
(Note 1)              9,820,152        9,820    100,567,674           -           -            -             -   100,577,494
Common stock issued
for services            201,660          201        843,120           -           -            -             -       843,321
Sale of Momentum
Internet, Inc.
Subsidiary (Note 10)  (725,000)        (725)              -           -           -            -             -         (725)
Discontinuance of
foreign
Subsidiaries
(Note 10)                     -            -              -           -    (54,230)            -             -      (54,230)
Amortization of
deferred
compensation                  -            -              -           -           -       43,752             -        43,752
Deferred
compensation
(Note 8)                      -            -         49,849           -           -     (49,849)             -             -
Common stock issued
for related party
debt (Note 6)           103,500          104        689,896           -           -            -             -       690,000
Acquisition of
subsidiaries
(Note 1)              1,020,000        1,020      2,074,350           -           -            -             -     2,075,370
Warrant grant
(Note 13)                     -            -         70,935           -           -            -             -        70,935
Options granted for
services (Note 8)             -            -          9,051           -           -            -             -         9,051
Repurchase of
common stock by the
Company                       -            -              -   (765,508)           -            -             -     (765,508)
Loss for the
year ended
December 31, 2000             -            -              -           -           -            -   (77,226,337)  (77,226,337)
                      ----------    --------   ------------  ----------    --------   ----------    -----------   ----------
Balance
December 31, 2000     32,675,330    $ 32,675   $116,909,372  $(799,538)        $  -   $ (36,097)  $(74,007,062)  $42,099,350
                      ==========    ========   ============  ==========    ========   ==========  =============  ===========

        See accompanying notes to consolidated financial statements.

                    ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows

                                                                            FOR THE YEARS ENDED DECEMBER 31,
                                                                     ------------------------------------------------
                                                                         2000               1999              1998
                                                                     --------------      -----------       ----------
CASH FLOWS FROM OPERATING ACTIVITIES

Net income (loss) from continuing operations..................       $ (70,547,668)      $ 2,632,034       $ (77,045)
Adjustments to reconcile income (loss) to net cash provided by
   (used in) operating activities:
Common stock for services.....................................              843,321                -                -
Cancellation of common stock..................................                (725)                -                -
Depreciation and amortization.................................            3,140,147          283,458                -
Goodwill impairment...........................................           71,755,840                -                -
Loss on equity investment.....................................              200,000                -                -
Loss and disposal of assets...................................                9,335                -                -
Stock warrant granted for services............................               70,935                -                -
Stock options granted for services............................                9,051                -                -
Changes in operating assets and liabilities:
Increase in trade receivables.................................            (210,555)        (404,536)                -
Increase in prepaids..........................................            (199,656)         (65,962)                -
(Increase) in related party, receivables......................               68,236         (68,236)                -
Decrease in other assets......................................               91,290           38,612                -
Increase in accounts payable and accrued expenses.............              983,480          586,113                -
Increase (decrease) in income taxes payable...................          (1,920,306)        1,947,264                -
Increase in goods and services tax payable....................               38,011           74,830                -
Increase in sales tax payable.................................            2,868,415          136,499                -
                                                                     --------------      -----------       ----------
Net Cash Provided by Continuing Operating Activities..........            7,199,151        5,160,076         (77,045)

Net Cash Provided by (Used in) Discontinued Operations........              929,186      (1,940,256)          521,797

Net Cash Provided by Operating Activities.....................            8,128,337        3,219,820          444,752

CASH FLOWS FROM INVESTING ACTIVITIES

Purchase of equity investment.................................          (6,255,000)                -                -
Purchase of discontinued subsidiary...........................            (300,000)                -                -
Sale of subsidiary............................................                    -        5,000,000                -
Earn-out payment to former shareholders of
   subsidiary (Note 7)........................................          (6,000,000)                -                -
Purchases of property and equipment...........................            (196,512)        (237,689)                -
Acquisition of subsidiary.....................................                    -        (400,000)                -
Investing activities of discontinued operations...............             (53,502)                -                -
                                                                     --------------      -----------       ----------
Net Cash Provided by
 (Used in) Investing Activities...............................         (12,805,014)        4,362,311                -
                                                                     --------------      -----------       ----------
CASH FLOWS FROM FINANCING ACTIVITIES

Financing activities of discontinued operations...............             (89,228)                -                -
Purchase of treasury stock....................................            (765,508)                -                -
Sale of the Company's common stock by a subsidiary............                    -          443,398                -
Proceeds from borrowings - related parties....................                    -          690,000                -
Proceeds from exercise of stock options.......................              100,000           50,000                -
                                                                     --------------      -----------       ----------
Net Cash Provided by
(Used in) Financing Activities................................         $  (754,736)       $1,183,398            $   -
                                                                     --------------      -----------       ----------

             See accompanying notes to consolidated financial statements.

                                                                                  FOR THE YEARS ENDED
                                                                                      DECEMBER 31,
                                                                      ------------------------------------------------
                                                                         2000                1999              1998
                                                                      -------------      -----------        ----------
NET INCREASE (DECREASE) IN CASH...............................        $ (5,431,413)       $8,765,529        $  444,752

CASH AND CASH EQUIVALENTS AT
BEGINNING OF YEAR.............................................           9,283,310           517,781            73,029
                                                                      -------------      -----------        ----------
CASH AND CASH EQUIVALENTS AT END OF YEAR......................        $  3,851,897        $9,283,310        $  517,781
                                                                      =============      ===========        ==========
SUPPLEMENTAL CASH FLOW INFORMATION:

Cash Paid For:

Interest......................................................        $     4,392         $   22,299        $        -
Income taxes..................................................        $ 4,992,587         $1,514,000        $        -

Schedule of Non-Cash Financing Activities:

Purchase of subsidiaries for common stock.....................        $102,652,864        $3,125,000        $5,534,156
Conversion of note receivable to treasury stock...............        $          -        $        -        $   70,000
Conversion of note payable related party to
     Common stock.............................................        $    690,000        $        -        $        -
Issuance of stock subject to rescission.......................        $    614,200        $        -        $        -

               See accompanying notes to consolidated financial statements.

                   ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

         The financial statements presented are those of ZiaSun Technologies, Inc. (the "Company"). The Company was incorporated in the State of Nevada on March 19, 1996. The Company is a holding company originally in the business of acquiring companies and operations with business models developed around the Internet. The Company is currently in the business of providing investment seminars. The Company was considered a development stage company as defined in SFAS No. 7 until the acquisition of Momentum Asia, Inc. and Momentum Internet, Inc. in 1998. The Company changed its name to "BestWay U.S.A., Inc." on April 17, 1997 and, subsequently, changed its name to ZiaSun Technologies, Inc. during 1998. On September 10, 1998 in connection with the agreement and plan of reorganization described below, the shareholders of the Company authorized and the Company completed a reverse stock split of 1-for-2. On May 14, 1999, the Company's common stock was forward split on a 2 shares for 1 share basis. All references to shares of common stock have been retroactively restated.

         BestWay Beverages, Inc. (BBI), a wholly-owned subsidiary, was incorporated in the State of Nevada on September 23, 1998. BBI holds the exclusive distribution franchise rights in the U.S. and Mexico for a patented in-store beverage center. BBI is a U.S. based corporation. BBI was dissolved in 2001.

         Momentum Asia, Inc. (MAI), a wholly-owned subsidiary, was incorporated in Manila, Philippines on September 6, 1994 under the name of New Age Publications, Inc. On June 17, 1998, the name was changed to Momentum Asia, Inc. MAI provides a wide range of compatible graphic design, writing, printing, database management, direct mailing and e-mail customer service operations.

         Momentum Internet, Inc. (MII), a former wholly-owned subsidiary, was incorporated under the laws of the British Virgin Islands on November 7, 1997. MII controls a range of Internet products and services, including a copyrighted international on-line stock trading web-site, a premium web-based e-mail service, an advertising banner network, a finance web-site and an Asia-focused search engine. MII has its main offices in Hong Kong.

         On October 5, 1998, the Company completed an agreement and plan of reorganization whereby ZiaSun issued 5,130,000 shares of its common stock in exchange for all the outstanding common stock of MAI and MII. 4,000,000 shares were issued for MAI and 1,130,000 shares were issued for MII. The reorganization was accounted for as a purchase of MAI and MII. At the time of the acquisition, ZiaSun had 15,800,000 shares outstanding. The financial statements of ZiaSun reflected a license valued at $50,000 and minimal liabilities.

         Online Investors Advantage, Inc. (OIA), a wholly owned subsidiary, was incorporated under the laws of the State of Utah in 1997 to engage in the business of providing workshops to individuals regarding investing in the stock market.

         On March 31, 1999, the Company entered into an Acquisition Agreement and Plan of Reorganization under which the Company acquired OIA. OIA is in the business of training individuals how to effectively use the financial planning and investment tools available on the internet to manage their own investment portfolios. The training is structured around a five-step discipline, which includes searching for an investment, evaluating the investment and assessing the risk, timing the purchase, establishing an exit point and monitoring the investment. This is done through live workshops, and video-based, self-directed home learning programs, which include the use of OIA's proprietary website, www.investortoolbox.com. In exchange for all of the capital stock of OIA, the Company issued 1,150,000 shares of restricted common stock and paid $400,000 in cash, all of which was distributed pro-rata to the shareholders of OIA, thereby making OIA a wholly-owned subsidiary of the Company. Under the terms of the acquisition agreement, the former shareholders of OIA, were to be issued 5,000,000 (post-split adjusted) shares, to be adjusted upwards or downwards on a one-share basis for each $0.50 of actual earnings of OIA greater than or less than $2,500,000, for the period from April 1, 1999 through March 31, 2000 (the "Earn-out"). Pursuant to an amendment to the acquisition agreement, the former OIA shareholders agreed to accept $6,000,000 in cash and 9,820,152 shares of the Company's common stock in satisfaction of 21,820,152 shares of common stock that would have been issued pursuant to the original Earn-out terms. The acquisition was completed on April 7, 1999 and was accounted for as a purchase.

         Asia4sale was incorporated on April 9, 1996, duly organized, validly existing and in good standing under the laws of Hong Kong. Asia4sale was organized to buy and sell merchandise over the internet, buying and selling goods directly from manufacturers in Asia. To be competitive in the Asian market, the Company also acquired the assets of Pacific Barter, Ltd., a company specializing in barter in Asia.

         On March 25, 1999, the Company entered into an Acquisition Agreement and Plan of Reorganization, under which the Company acquired Asia4sale.com, Ltd., (Asia4sale). In exchange for 99 of the 100 shares of Asia4sale, the Company issued 100,000 shares of restricted common stock and paid $15,000 cash to the majority holder of the capital stock of Asia4sale, thereby making Asia4sale a majority owned subsidiary of the Company. In addition, the Company made an unsecured loan of $50,000 to Asia4sale upon closing of the acquisition and agreed to issue one additional share of restricted common stock for each dollar ($1.00) of actual earnings of Asia4sale for the period from April 1, 1999 through September 30, 2000. No additional shares were granted. Asia4sale is in the business of Internet related international e-commerce. In addition, the Company was granted the option to repurchase the 100,000 shares issued in the acquisition of Asia4sale for a period of one (1) year at a price of $1.50 per share in the event that Asia4sale failed to reach profitability from its operations by September 30, 2000. The option went unexercised. The acquisition was completed on May 12, 1999. The acquisition of Asia4sale was accounted for as a purchase.

         On December 31, 1999, the Company sold Asia4sale for $5,000,000 cash and 300,000 shares of Internet Ventures, Ltd (IVL), a Samoan investment company. No value was attributed to the shares of IVL because the value was determined to be de minimis. The Company realized a gain of $4,713,163 on the sale. Based on subsequent financing transactions of IVL, the Company's holdings in IVL became 5,400,000 shares of Asia4sale.com restricted common stock. These holdings are being recorded as an equity investment with a zero carrying value as of December 31, 2000.

         In May 2000, the Company entered into an Acquisition Agreement, under which the Company acquired all of the outstanding stock of Asia Prepress Technology, Inc. (APT) and Asia Internet Services, Inc. (AIS) for 250,000 shares of restricted common stock and paid $300,000 cash to the former shareholders, thereby making APT and AIS wholly-owned subsidiaries of the Company. APT and AIS are in the business of providing data entry services to publishers and are incorporated in the state of Maryland.

         In September and October 2000, the Company acquired Seminar Marketing Group, Inc. (SMG) and Memory Improvement Systems, Inc. (MIS) for 770,000 shares of restricted common stock, thereby making SMG and MIS wholly-owned subsidiaries of the Company. Both companies are incorporated in the state of Utah. SMG, through its broad base of employees, provides marketing, seminar development, hosting and speaking services to OIA. MIS develops preview seminar sales presentations, provides key personnel to be the preview sales presenters and recruits and trains additional preview seminar sales presenters for OIA.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.   Accounting Method

         The Company's financial statements are prepared using accounting principles generally accepted in the United States of America. The Company has elected a December 31 year end.

b.   Cash and Cash Equivalents

         The Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents. The detail of cash and cash equivalents is as follows:


                                                              DECEMBER 31,
                                                      -------------------------------
                                                        2000                 1999
                                                      ----------          -----------
Demand deposits:
U.S...................................                $2,355,686          $ 3,479,299
Foreign...............................                   384,678                    -
                                                      ----------          -----------
                                                       2,740,364            3,479,299
                                                      ----------          -----------
Money market funds:
U.S...................................                 1,111,533            5,804,011
                                                      ----------          -----------
                                                      $3,851,897          $ 9,283,310
                                                      ==========          ===========


c.   Trade Receivables

         Accounts receivable represents credit card payments made by customers who have attended OIA's investment seminars. No allowance for doubtful accounts is provided as accounts receivable are collected from credit card companies shortly after the completion of OIA's seminars.

d.   Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financials statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

e.   Foreign Operations

         The Company currently conducts printing, database management, customer service and direct mailing activities in the Philippines, a country with a developing economy. The Philippines has experienced recently, or is experiencing currently, economic and political instability. Hyperinflation, volatile exchange rates and rapid political and legal change, often accompanied by military insurrection, have been common in this and certain other emerging markets in which the Company may conduct operations. The Company may be materially adversely affected by possible political or economic instability in any one or more of those countries. The risks include, but are not limited to, terrorism, military repression, expropriation, changing fiscal regimes, extreme fluctuations in currency exchange rates, high rates of inflation and the absence of industrial and economic infrastructure. Changes in investment policies or shifts in the prevailing political climate in any of the countries in which the Company conducts exploration and development activities could adversely affect the Company's business. Operations may be affected in varying degrees by government regulations with respect to production restrictions, price controls, export controls, income and other taxes, expropriation of property, maintenance of claims, environmental legislation, labor, welfare benefit policies, land use, land claims of local residents, water use and safety. The effect of these factors cannot be accurately predicted. As of December 31, 2000 the Company had adopted, and the Board of Directors approved a plan to discontinue all of these operations. See Note 10.

f.    Equipment

         Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful life or lease term of the related asset. Estimated useful lives are as follows:


Printing equipment................................................7 years
Machinery and equipment...........................................5 years
Office equipment..................................................5 years
Vehicles.........................................................10 years
Leasehold improvements............................................5 years


g.   Income and Loss per Share

         In 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share" effective for financial statements issued for periods ending after December 15, 1997, including interim periods. SFAS 128 requires dual presentation of basic and diluted earnings per share ("EPS") on the face of the income statement. It also requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. (See Note 9) Basic income and loss per common share is computed by dividing net income or loss available to common shareholders by the weighted average number of common shares outstanding during each period presented. Diluted EPS is based on the weighted average number of common shares outstanding as well as dilutive potential common shares, which in our case consist of shares issuable under stock benefit plans, shares issuable pursuant to warrants, shares issuable on convertible debt and contingent shares relating to the purchase of its OIA subsidiary. Potential common shares are not included in the diluted loss per share computation for the year ended December 31, 2000 as they would be anti-dilutive.

h.   Foreign Currency Translation

         The value of the U.S. dollar rises and falls day-to-day on foreign currency exchanges. Since the Company does business in certain foreign countries (principally the Philippines), these fluctuations affect the Company's financial position and results of operations. In accordance with SFAS No. 52, "Foreign Currency Translation," all foreign assets and liabilities have been translated in the preparation of the consolidated financial statements at the exchange rates prevailing at the respective balance sheet dates, and all income statement items have been translated using the weighted average exchange rates during the respective periods. The net gain or loss resulting from translation upon consolidation of the financial statements is reported as a component of comprehensive income of each period with the accumulated foreign currency gain or loss reported as a component of the equity category for comprehensive income. Some translations of the Company and its foreign subsidiaries are made in currencies different from their own. Translation gains and losses from these transactions in foreign currencies are included in income as they occur.

         In accordance with SFAS No. 95, "Statement of Cash Flows," the cash flows of the Company's foreign subsidiary is translated using the weighted average exchange rates during the respective period. As a result, amounts in the statement of cash flows related to changes in assets and liabilities will not necessarily agree with the changes in the corresponding balances on the balance sheet which were translated at the exchange rate at the end of the period. The effect of exchange rate changes on foreign cash and cash equivalents is reported as a separate element of the statement of cash flows, if significant.

i.   Fair Value of Financial Instruments

         As of December 31, 2000 and 1999, the fair value of cash, trade receivables, notes payable and accounts payable, including amounts due to and from related parties, approximate carrying values because of the short-term maturity of these instruments.

j.   Advertising and Customer Acquisition Costs

         Advertising costs are expensed as incurred. During the years ending December 31, 2000, 1999 and 1998, the Company incurred advertising costs of $6,933,753, $2,594,379 and $-0-, respectively. At the investment workshop, the attendee learns that he or she is allowed to attend a refresher course at no charge, or to extend their subscription to the Company's website for six months at no charge if he or she refers another person to an OIA workshop. These customer acquisition costs are accounted for as deferred customer acquisition cost and expensed at the time the referred customer attends the investment workshop. To date, the incremental costs for such incentives have not been significant.

k.   Principles of Consolidation

         The consolidated financial statements include the Company and its wholly-owned subsidiaries. In addition, the Company accounts for certain of its investments on the equity method accounting. All significant intercompany accounts and transactions have been eliminated.

l.   Impairment of Long-Lived Assets

         The Company periodically assesses the recoverability of the carrying amounts of long-lived assets, including intangible assets. A loss is recognized when expected undiscounted future cash flows are less than the carrying amount of the asset. The impairment loss is the difference by which the carrying amount of the asset exceeds its fair value. The Company did not record any losses due to impairment of long-lived assets during the years ended December 31, 1999, and 1998. The Company recorded an impairment of goodwill in the year ended December 31, 2000. See Note 15.

m.   Treasury Stock

         The Company accounts for its investment in treasury stock using the cost method.

n.   Reclassification

         Certain reclassifications have been made to the prior year financial statements to conform with the 2000 presentation.

o.   Revenue Recognition Policy

         The Company generates revenues from the sale of investment seminars, the sale of home study courses and through subscriptions to the Company's website. The Company recognizes revenue as investment seminars are completed. Revenue is accrued for partially completed seminars as of the Company's year end. The Company recognizes revenue on product sales as the materials are shipped. Revenue related to online subscriptions to the Company's website are deferred and recognized ratably over the subscription period.

p.   Goodwill

         The Company has recorded goodwill on the purchases of MAI, MII, OIA, AIS, APP and Asia4sale for the excess of the purchase price over the fair value of the assets acquired and the liabilities assumed. Goodwill is amortized using the straight-line method over 10 years. The goodwill is evaluated annually for any impairment. If an impairment is recognized it is charged to expense in that period. See Note 15.


Total goodwill.................................             $ 114,533,800
Goodwill impairment............................              (71,755,840)
Disposal of subsidiaries.......................               (3,125,687)
Accumulated amortization.......................               (3,849,826)
                                                            -------------
Net goodwill at December 31, 2000..............             $  35,802,447
                                                            =============


q.   Stock-Based Compensation

         Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), establishes a fair value method of accounting for stock-based compensation plans and for transactions in which a company acquires goods or services from non-employees in exchange for equity instruments. SFAS 123 also gives the option to account for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock issued to Employees," or SFAS 123. The Company has chosen to account for stock-based compensation for employees utilizing the intrinsic value method prescribed in APB 25 and not the method established by SFAS 123. Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair market price of the Company's stock at the measurement date over the amount an employee must pay to acquire stock.

         Under SFAS 123, the Company presents in a footnote the effect of measuring the cost of stock-based employee compensation at the grant date based on the fair value of the award and recognizes this cost over the service period. The value of the stock-based award is determined using a pricing model whereby compensation cost is the excess of the fair value of the option as determined by the model at grant date or other measurement date.

r.   Income Taxes

         The Company uses the asset and liability method of accounting for income taxes. Deferred income taxes are recognized based on the differences between financial statement and income tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax payable or benefit for the period and the change during the year in deferred tax assets and liabilities.

s.   Investment Transactions and Investment Income

         Investment transactions are recorded on the transaction date. Interest income is recognized on an accrual basis. Realized gains and losses on investment transactions are computed based on the purchase price of the security on a specific-identification basis and the proceeds realized from the sale.

t.    Investments

         Investments, include investment in U.S. equities, where there is no recognized established securities market in which there exists independent bona fide offers to buy and sell so that a price reasonably related to the last sales price or current bona fide competitive bid and offer quotations can be determined for a particular security almost instantaneously and where payment will be received in settlement of a sale at such price within a relatively short time conforming to trade custom.

         Investments are valued at estimated fair value as determined by management. Determination of fair value of securities not readily marketable may involve subjective judgment since the amount which may be realized in a sales transaction can only be determined by negotiation between parties to such a transaction. The amounts realized from future transactions may differ materially from the market values reflected in the statement of financial condition. The Company did not record any impairment of fair value on investment holdings for the years ended December 31, 2000, 1999, and 1998.

         The Company may receive warrants in portfolio companies in conjunction with investment transactions. Generally, such warrants are exercisable for shares of investment securities that cannot be publicly offered or sold unless registration has been effected under the Securities Act of 1933 or cannot be sold because of other arrangements, restrictions, or conditions applicable to the investment securities. These non-marketable warrants are valued using the Black-Scholes Option Pricing Model discounted for minority interest and restrictions.

         u. Start-up Costs

         Statement of Opinion 98-5, "Reporting on the Costs of Start-up Activities," is effective for financial statements for fiscal years beginning after December 31, 1998. The SOP provides guidance and examples of the types of expenses associated with one-time (start-up) activities with under this SOP must be expensed as incurred. The adoption of SOP 98-5 had no effect on our financial position or results of operations.

         v. Cost of Acquisition Opportunities

         Internal costs associated with a business combination are expensed and incurred. Direct and incremental costs relating to successful negotiations where the Company is the acquiring company are capitalized as part of the acquisition. Costs associated with unsuccessful negotiations are expensed when it is probable that the acquisition will not occur.

         w.  New Accounting Pronouncements

         In October 2000, the Company adopted Financial Accounting Standards Board SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards requiring every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement also requires changes in the derivative's fair value to be recognized in earnings unless specific hedge accounting criteria are met. The adoption of SFAS 133 as of January 2001 did not have a material impact on the consolidated financial statements.

         In December 1999, the Securities and Exchange Commission ("SEC") released Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation and disclosure of revenue in the financial statements filed with the SEC. Subsequently, the SEC released SAB 101B, which delayed the implementation date of SAB 101 for registrants with fiscal years that begin between December 16, 1999 and March 15, 2000. The Company was required to be in conformity with the provisions of SAB 101, as amended by SAB 101B, no later than October 1, 2000. The Company believes the adoption of SAB 101, as amended by SAB 101B, has not had a material effect on the financial position, results of operations or cash flows of the Company for the year ended December 31, 2000.

         In March 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation, the Interpretation of APB Opinion No. 25" (FIN44). The Interpretation is intended to clarify certain problems that have arisen in practice since the issuance of APB No. 25, "Accounting for Stock Issued to Employees." The effective date of the Interpretation was July 1, 2000. The provisions of the Interpretation apply prospectively, but they will also cover certain events occurring after December 14, 1998 and after January 12, 2000. The adoption of FIN 44 did not have a material adverse affect on the current and historical consolidated financial statements.

         In July, 2000, the Company adopted Emerging Issues Task Force No. 00-2, "Accounting for Web Site Development Costs" (EITF 00-2). The Task Force issue outlined the capitalization and expense requirements of costs incurred to development internet web sites. The adoption of EITF 00-2 did not have a material impact on the consolidated financial statements.

NOTE 3 - EQUITY INVESTMENT

         In July 2000, the Company entered into a venture fund agreement with the McKenna Group, a third party entity. The name of the newly formed fund is McKenna-ZiaSun ("MKZ" or the "Fund"). MKZ was organized as a limited liability company, formed in the state of Delaware. The purpose of the Fund is to invest in emerging, early-stage technology companies, either through the McKenna Venture Accelerator ("MVA"), a limited liability company formed in July 2000 or through other means as determined by the Investment Board of MKZ. Under the original MKZ agreement, the Company agreed to fund MKZ with $15,000,000. However, in April 2001, the Company and the McKenna Group agreed to limit ZiaSun's commitment to MKZ to $9,150,000, $7,500,000 of which had been contributed to MKZ during the year ended December 31, 2000. As of December 31, 2000, the Company has an outstanding commitment to MKZ in the amount of $1,650,000. Under the amended terms, the Company shall receive 60% of the distributed profits of MKZ, and the McKenna Group will receive 40%. The accounts of MKZ have been consolidated with those of ZiaSun and its subsidiaries as ZiaSun owns 100% of MKZ's equity as of December 31, 2000 and controls the investment making decisions of the Fund. The Company issued 100,000 shares of restricted common stock to an advisor who assisted in consummating the venture fund agreement. The Company recorded expense $433,000, equal to the estimated fair value of the stock on the date of grant. Condensed financial information of MKZ, which is included in the consolidated financial statements of the Company, is as follows:


                                                                        DECEMBER 31,
                                                                            2000
                                                                        ------------
         Cash.............................................              $    650,000
         Investments in MVA...............................                 5,400,000
         Investments......................................                   455,000
         Investments due from McKenna Group, LLC..........                   200,000
                                                                        ------------
         Total assets.....................................              $  6,705,000
                                                                        ============

         Accounts payable.................................              $    500,491

         Total liabilities................................                   500,491
                                                                        ------------
         Contributed capital..............................                 7,500,000
         Accumulated deficit..............................               (1,295,491)
                                                                        ------------
         Total capital....................................                 6,204,509
                                                                        ------------
         Total liabilities and capital ...................              $  6,705,000
                                                                        ============

         Revenue..........................................              $          -
         Share of loss in MVA.............................                 (200,000)
         General and administrative expenses..............               (1,095,491)
         (included in the consolidated general and
         administrative expenses of the Company)..........                         -
                                                                        ------------
         Net loss.........................................              $(1,295,491)
                                                                        ============


         The main purpose of MVA is to acquire securities of start-up and early stage companies with a principal focus of its investment portfolio to be in the areas of broadband telecoms and infrastructure, horizontal e-business platforms, and mobile infrastructure and e-commerce. MVA began operations in September 2000. The total initial funding of MVA shall be $20,000,000. Under the initial MKZ venture fund agreement, MKZ committed to fund MVA with a minimum of $5,000,000 and up to $10,000,000. As of December 31, 2000, MKZ has contributed $5,600,000 in cash. MKZ currently intends to contribute an additional $2,400,000 into MVA. As of December 31, 2000, MKZ had a 43.2% interest in MVA. The Company accounts for its investment in MVA using the equity method of accounting. MKZ does not intend to contribute any additional amounts to MVA. Condensed financial information of MVA is as follows:


                                                                 DECEMBER 31,
                                                                     2000
                                                                 ------------
Cash.....................................................         $10,761,241
Certificate of deposit...................................             500,000
Employee advances........................................              15,000
                                                                  -----------
Total Current Assets.....................................          11,276,241
                                                                  -----------

Property and Equipment, Net..............................              13,833
                                                                  -----------
Portfolio investments....................................           1,500,000
Deposits.................................................             188,752
                                                                  -----------
Total Other Assets.......................................           1,688,752
                                                                  -----------
Total Assets.............................................         $12,978,826
                                                                  ===========
Accounts payable.........................................            $136,217
Notes payable............................................             500,000
Total Current Liabilities................................             636,217
Total Liabilities........................................             636,217

Contributed capital......................................          18,500,000
Shares subscription receivable...........................         (5,709,506)
Accumulated deficit......................................           (447,885)
                                                                  -----------
Total Capital............................................          12,342,609
                                                                  -----------
Total Liabilities and Capital............................         $12,978,826
                                                                  ===========
Interest income..........................................         $   176,776
Other income.............................................              10,400
                                                                  -----------
Total Revenues...........................................             187,176
Operating expenses.......................................             635,061
                                                                  -----------
Net Loss.................................................         $ (447,885)
                                                                  ===========


           The loss attributable to MKZ for the year ended December 31, 2000, is approximately $200,000.

NOTE 4 - COMMITMENTS AND CONTINGENCIES

LEASES

      The Company's continuing operations lease space at four facilities, one in California and three in Utah. The Company's discontinued operations lease space at two facilities in the Philippines, including a 20 year non-cancelable lease. Rent expense for continuing operations for the years ended December 31, 2000,1999 and 1998 was $289,032, $213,043 and $-0-, respectively.

      Future minimum lease commitments are as follows:

                                        CONTINUING       DISCONTINUED
                                       ------------      ------------
       2001........................      $290,686           $97,140
       2002........................       291,690            98,239
       2003........................       189,809            95,636
       2004........................       143,950           101,375
       2005........................        28,080           107,457
       Thereafter..................          -            1,705,336
                                       ------------      ------------
       Total.......................      $944,215        $2,205,183
                                       ============      ============

EMPLOYMENT AGREEMENTS

      The Company has an employment agreement with its President providing for annual compensation of $200,000, expiring 2002.

CONTINGENCIES

      The Company is subject to certain legal proceedings and claims arising in connection with its business. In the opinion of management, there are currently no claims that will have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

RESCISSION OFFER

      It is not certain that this Rescission Offer will have the effect of barring claims relating to the non-compliance of ZiaSun or SMG with the applicable federal and state securities laws. The rights remaining to the recipients of a rescission offer are not clearly delineated under the federal or most state securities laws. The staff of the SEC has taken the position that a person's federal right of rescission, which may survive for one year following the date of the sale, may survive a rescission offer. If a person accepts the Rescission Offer, the Company takes the position that its potential liability to that person will be eliminated. Should the Rescission Offer be rejected by any or all recipients, the Company may continue to be contingently liable for rescission or damages in an indeterminate amount, which liability could be material. The Company cannot presently quantify the number or the magnitude of the possible claims related to the Rescission Offer. Thus, the Company cannot quantify its or ZiaSun's potential continuing exposure upon completion of the Rescission Offer.

      Recipients who do not accept this Rescission Offer may be able to assert claims against the Company or ZiaSun relating to possible non-compliance with federal and state securities laws. Should any or all of such claims prevail, the Company's business, financial condition and results of operations could all be materially adversely affected. Even if the Company is successful in defending any claims under applicable securities laws, the mere assertion of such claims could result in costly litigation and significant diversion of effort.

      In addition, the Company is not offering to repurchase any of the shares issued to persons at the time of the exchange as "bonus shares," because the Company believes such shares were gifted to the holders, and not sold "for value." However, the failure of the Company to offer to repurchase the "bonus shares" could result in additional contingent liability to the Company.

      In addition, the rescission offer will not prevent the SEC or any state securities agency in which the securities were sold, from pursuing enforcement action or imposing penalties and fines against the Company with respect to any violations of federal or state securities laws.

NOTE 5 - INCOME TAXES

      For the years ended December 31, 2000 and 1999, the provision for U.S. and foreign income taxes consisted of the following:

                                      2000           1999          1998
                                   ----------     ----------    ----------
      Current:
      U.S.....................     $3,101,153     $1,754,690          -
      Foreign.................            -             -             -
                                   ----------     ----------    ----------
                                   $3,101,153     $1,754,690          -
                                   ==========     ==========    ==========

      A reconciliation of income taxes at the federal statutory rate to the effective tax rate is as follows:

                                                                   2000           1999          1998
                                                              --------------  ------------   ----------
Income taxes computed at the U.S. statutory rate............  $ (25,202,563)  $ 4,000,915    $ 307,700
Benefit of net income not subject to taxing jurisdictions...        923,343       (74,600)    (307,700)
Benefit of operating loss carryforward......................              -      (142,205)           -
Taxes attributable to discontinued operations...............              -    (2,029,420)           -
Goodwill....................................................     25,453,160             -            -
Other.......................................................        700,085             -            -
Disallowed loss on foreign subsidiaries.....................      1,227,128             -            -

Taxes on income.............................................    $ 3,101,153   $ 1,754,690          $ -


      The Company has no material deferred tax liabilities or assets. The permanent difference due to income not being subject to taxing jurisdictions pertains to the British Virgin Islands where there is no income tax.

NOTE 6 - RELATED PARTY TRANSACTIONS

      a. Receivables

      At December 31, 1999, the Company had receivables of $68,236 due from the President of the company's discontinued MAI subsidiary. The full amount was collected in 2000.

      b. Officer Compensation

      In 2000 and 1999, the Company's former president was compensated for his services under a consulting contract with a company which he controls. The contract provides for $10,000 per month in consulting fees. During the years ended December 31, 2000 and 1999 the Company paid $60,000 and $120,000, respectively, to this Company. Other officers of the Company were paid a total of $70,060 in consulting fees in addition to their base salaries during 1999.

      c. Convertible Debt

      In 1999, the Company received $690,000 in advances from shareholders. The advances were non-interest bearing and unsecured. In 2000, the advances were converted to 103,500 shares of common stock based on the trading value of the shares on the date of conversion.

      d. Stock Issuance

      In August 2000, in conjunction with the consummation of the MKZ Venture Fund agreement, the Company issued a total of 100,000 shares of its restricted common stock as finder's fee. 50,000 were issued to a Company controlled by a member of the Company's advisory board and 50,000 were issued to a director of the Company. See Note 3.

      The Company also issued 71,660 shares of restricted common stock to its directors as compensation. See Note 12.

      e. Marketing Expense

      In 2000, the Company paid $40,000 in marketing expenses to a company owned by certain officers and directors of the Company.

NOTE 7 - ECONOMIC DEPENDENCE AND MAJOR CUSTOMERS

      During 2000, 1999, and 1998, the Company had no customers which made up more than 10% of net sales.

NOTE 8 - STOCK OPTIONS

      During 1997, the Company issued to its vice-president the option to purchase 100,000 shares of its common stock at $2.00 per share. At the time of grant, the market value of the stock was $2.40 per share. Consequently, the Company recorded deferred compensation expense of $40,000 equal to the intrinsic value of the award granted. On November 3, 2000, the Company's shareholders approved the 1999 Stock Option Plan (the "1999 Plan"). The 1999 Plan allows for the issuance of up to 2,500,000 shares of common stock upon exercise of stock options granted under the 1999 Plan. All options are generally granted at not less than fair value at the date of grant except for 272,400 options granted in 2000 for which deferred compensation of $49,849 has been recorded, equal to the difference between the exercise price and the market value of the common stock on the date of grant. The options have a contractual life of seven years. The purpose of this plan is to attract, retain, motivate and reward officers, directors, employees and consultants of the Company to maximize their contribution towards the Company's success.

      The following table summarizes the activity in the plan:

                                                                                   WEIGHTED AVERAGE
                                                             NUMBER OF SHARES       EXERCISE PRICE
                                                             ----------------      ----------------
         Options outstanding at January 1, 1997
           Granted.........................................        100,000               $2.00
                                                             ----------------      ----------------
         Options outstanding at December 31, 1998
           and 1997........................................        100,000               $2.00
         Exercised.........................................        (25,000)              $2.00
                                                             ----------------      ----------------
         Options outstanding at December 31,1999...........         75,000               $2.00
         Granted...........................................        342,400               $5.73
         Cancelled.........................................        (43,000)              $6.38
         Exercised.........................................        (50,000)              $2.00
                                                             ----------------      ----------------
         Options outstanding at December 31, 2000..........        324,400               $5.36
                                                             ================      ================

Except for the options noted above, all options issued to employees have an exercise price not less than the fair market value of the Company's common stock on the date of grant, and in accordance with the accounting for such options utilizing the intrinsic value method, there is not related compensation expense recorded in the Company's financial statements. During the twelve months ending December 31, 2000, the Company granted 10,000 stock options to consultants for services rendered. Included in general and administrative expense is $9,051 in expense relating to these grants. Had compensation cost for stock-based compensation been determined based in the fair value at the grant dates in accordance with the method delineated in Statement of Accounting Standards No. 123, the Company's net loss per share for the years ended December 31, 2000, 1999 and 1998, would have been increased to the proforma amounts presented below:

                                                 2000          1999          1998
                                            ------------    ----------    ----------
         Net income (loss):
         As reported.....................   $(77,226,337)   $5,964,239     $769,320
         Proforma........................    (77,665,254)    5,946,477      741,558
         Earnings (loss) per share:
         Basic EPS as reported...........          (2.60)         0.27         0.05
         Proforma basic EPS..............          (2.61)         0.27         0.04
         Diluted EPS as reported.........          (2.60)         0.23         0.05
         Proforma diluted EPS............          (2.61)         0.23         0.04

      Additional information relating to stock options outstanding and exercisable at December 31, 2000 summarized by exercise price as follows:

                                                         OUTSTANDING                 EXERCISABLE
                                                           WEIGHTED                    WEIGHTED
                                                         EXERCISABLE                   AVERAGE
       EXERCISE PRICE                  AVERAGE LIFE        EXERCISE                    EXERCISE
          PER SHARE        SHARES         (YEARS)           PRICE         SHARES        PRICE
       --------------     --------     ------------      -----------     --------    -----------
                $2.00       25,000              3.5           $2.00             -           $ -
                $2.13       20,000             6.29           $2.13         5,000         $2.13
                $3.63       50,000             6.58           $3.63        25,000         $3.63
                $6.38      229,400             6.29           $6.38       114,700         $6.38
       --------------      -------     ------------      -----------     --------    -----------
          $2.00-$6.38      324,400             6.16           $5.36       144,700         $5.76
                          --------                                       --------

      The fair value of options granted is estimated on the date of grant utilizing the Black-Scholes option-pricing model with the following weighted average assumptions for grants during the year ended December 31, 2000: expected life of option 4 years, expected volatility of 45%, risk free interest rate of 6.00% and a 0% dividend yield. The fair value, at date of grant, using these assumptions range from $0.91-$2.72 and the weighted average was $2.40. The assumptions for the year ended December 31, 1999 were: expected life of option 4 years, expected volatility of 45%, risk free interest rate of 6.00% and a 0% dividend yield. The fair value, at date of grant using these assumptions was $1.17.

NOTE 9 - EARNINGS (LOSS) PER SHARE

         The following data show the amounts used in computing basic earnings per share. The number of shares used in the calculation for the years December 31, 2000, 1999, and 1998 were as follows:

                                                  2000               1999               1998
                                             ---------------     ------------       -----------
         Net earnings (loss) available
             to common shareholders......    $  (77,226,337)     $  5,964,239       $   769,320
                                             ===============     ============       ===========
         Average number of common
         shares used in basic EPS........        29,744,300        21,769,583        17,022,767
                                             ===============     ============       ===========

         The Company incurred a net loss from continuing operations for the year ended December 31, 2000 and 1998. Accordingly, the effect of dilutive securities are not included in the calculation of EPS because their effect would be antidilutive. The following data shows the effect on income and the weighted average number of shares of dilutive potential common stock.

                                                  2000               1999               1998
                                             ---------------     ------------       -----------
         Net earnings (loss) available
         to common shareholders used
         in basic EPS....................    $  (77,226,337)     $  5,964,239       $   769,320
                                             ===============     ============       ===========
         Average number of common
         shares used in basic EPS........        29,744,300        21,769,583        17,022,767
         Stock options...................            30,813            75,000           100,000
         Purchase of subsidiaries........                 -         3,847,917                 -
         Convertible debt................                 -           103,500                 -
         Average number of common
         shares and dilutive potential
         common stock used in diluted
                                             ---------------     ------------       -----------
         EPS.............................         29,775,113       25,796,000        17,122,767
                                             ===============     ============       ===========

         The shares issuable upon exercise of options and warrants represent the quarterly average of the shares issuable at exercise, net of share assumed to have been purchased, at the average market price for the period, with assumed exercise proceeds. Accordingly, options with exercise prices in excess of the average market price for the period are excluded because their effect would be antidilutive.

NOTE 10 - DISCONTINUED OPERATIONS

         In August 2000, the Company entered into a share Purchase Agreement effective as of July 1, 2000 with Vulcan Consultants Limited, a British Virgin Island Company (Vulcan) under which the Company would sell all the issued and outstanding shares of Momentum Internet, Inc (MII) in consideration of 725,000 shares of the Company's common stock owned by Vulcan. As a condition of the sale, SwiftTrade, a subsidiary of MII, agreed to repay a $500,000 loan made from the Company's wholly owned subsidiary, Momentum Asia, Inc., to SwiftTrade. Subsequent to the disposition, the Company cancelled the 725,000 shares received in the transaction. The Company recorded a $1,004,186 loss on disposal of this subsidiary. The accompanying balance sheet has been restated to separately classify the former subsidiaries net assets as of December 31, 1999.

NOTE 10 - DISCONTINUED OPERATIONS

         In March, the Company's board of directors adopted a plan to dispose of or sell its Asia Prepress Technology and Asia Internet Services subsidiaries. Net assets to be disposed of, at their expected realizable values, have been separately classified in the accompanying balance sheet at December 31, 2000.
A loss on disposal of $1,502,991 has been recorded equal to the carrying amount of goodwill at December 2000.

         In March, the Company entered into an agreement to sell its Momentum Asia, Inc. subsidiary for 200,000 shares of restricted stock of the Company which had previously been issued to the former shareholders of MAI when the Company acquired it in 1998. The sale of this subsidiary has been reflected in the December 31, 2000 financial statements. The Company recorded a loss on disposal of $1,249,523. The accompanying balance sheet has been restated to separately classify the former subsidiaries net assets as of December 31, 1999.

         Revenues generated by discontinued operations for the years ended December 31, 2000, 1999 and 1998 were $2,937,715, $3,600,750 and $2,270,036, respectively.

         Net assets of discontinued operations at December 31, 2000 and 1999 consist of:

                                                                         2000                    1999
                                                                  ------------------      ------------------
         Cash.................................................    $          190,659      $        2,369,194
         Marketable securities................................                     -                 540,234
         Restricted stock.....................................                     -                 166,413
         Equity investment....................................                     -                 254,195
         Accounts receivable, net.............................               168,268                 401,667
         Prepaid expenses and other assets....................                 6,888                  92,065
         Inventory............................................                     -                  18,239
         Mortgage note receivable.............................                     -                 250,000
         Club membership......................................                     -                 142,857
         Equipment............................................               142,632                 512,676
         Excess cost over net assets acquired.................                     -               1,910,691
                                                                  ------------------      ------------------
         Total Assets.........................................               508,447               6,658,231

         Line of credit.......................................                70,000                       -
         Accounts payable and other liabilities...............                34,532                 435,861
         Deferred income......................................                     -                  74,100
                                                                  ------------------      ------------------
         Total Liabilities....................................               104,532                 509,961
                                                                  ------------------      ------------------
         Net Assets of Discontinued Operations................    $          403,915              $6,148,270
                                                                  ==================      ==================

NOTE 11 - PURCHASE OF SUBSIDIARIES

         A summary of the purchases of Online Investors Advantage, Inc., Seminar Marketing Group, Inc., Memory Improvement Systems, Inc., Asia Prepress, Asia Internet Services, Momentum Asia, Inc., and Momentum Internet, Inc. are as follows:

                                                                    CONTINUING OPERATIONS
                                            ----------------------------------------------------------------------
                                                                                     SEMINAR             MEMORY
                                             OIA FINDERS                            MARKETING          IMPROVEMENT
                                               SHARES               OIA               GROUP              SYSTEMS
                                            --------------      -------------       ----------         -----------
Goodwill..............................         $375,000(i)      $109,182,961          $614,200            $600,000
Current assets........................                -              339,757                 -                   -
Property and equipment................                -               94,777                 -                   -
Other assets..........................                -              148,950                 -                   -
Current liabilities...................                -             (285,951)                -                   -
                                            --------------      -------------       ----------         -----------
Total Purchase Price..................         $375,000         $109,480,494          $614,200            $600,000
                                            ==============      =============       ==========         ===========

                                                                    CONTINUING OPERATIONS
                                            ----------------------------------------------------------------------
                                                                                     SEMINAR             MEMORY
                                             OIA FINDERS                            MARKETING          IMPROVEMENT
                                               SHARES               OIA               GROUP              SYSTEMS
                                            --------------      -------------       ----------         -----------
Cash..................................      $         -         $  6,400,000        $      -           $         -
Common stock..........................          375,000(i)       103,080,494(ii)     614,200(iii)       600,000(iv)
                                            --------------      -------------       ----------         -----------
Total Purchase Price..................         $375,000         $109,480,494        $614,200           $600,000
                                            ==============      =============       ==========         ===========

                                                                   DISCONTINUED OPERATIONS
                                           ------------------------------------------------------------------------
                                                               ASIA INTERNET      MOMENTUM              MOMENTUM
                                           ASIA PREPRESS         SERVICES         ASIA INC.           INTERNET INC.
                                           -------------      --------------     ----------           -------------
Goodwill..............................         $492,992       $   1,085,000      $1,516,427             $667,220
Current assets........................          210,100                   -       1,382,452              325,293
Property and equipment................          146,136                   -         421,785               19,630
Other assets..........................                -                   -       1,682,310                    -
Current liabilities...................         (159,228)                  -        (487,309)             (16,337)
                                           -------------      --------------     ----------           -------------
Total Purchase Price..................         $690,000       $   1,085,000      $4,515,665             $995,806
                                           =============      ==============     ==========           =============
Cash..................................         $100,000       $     200,000      $1,515,665             $148,306
Common stock..........................          590,000(v)          885,000(v)    3,000,000(vi)          847,550(vi)
                                           -------------      --------------     ----------           -------------
Total Purchase Price..................         $690,000       $   1,085,000      $4,515,665             $995,806
                                           =============      ==============     ==========           =============

(i) at $2.50 per share
(ii) 1,150,000 shares at $1.50, 9,820,152 shares at $10.24
(iii) at $1.66 per share
(iv) at $5.90 per share
(v) at $0.75 per share
(vi) at $0.75 per share

         There were minimal net assets of Asia4sale at the date of acquisition. The value of the 100,000 shares issued and the $250,000 paid, was written-off during the year ended December 31, 1999 as the subsidiary was sold.

         The accompanying proforma statement of operations has been prepared as though OIA, SMG and MIS were acquired on January 1, 1999. The summarized statement of operations of the Company includes the operations of OIA from April 1, 1999 through December 31, 1999. The summarized statements of operations of OIA for the three months ended March 31, 1999 is included below as a proforma adjustment. The summarized statements of operations of SMG and MIS for the year ended December 31, 1999, is included below as a proforma adjustment, which reflects the additional expense that would have been incurred if SMG and MIS had been acquired as of January 1, 1999. The proforma amounts do not purport to be indicative of the results what would have actually be obtained if the acquisition occurred as of the beginning of the periods presented or that may be obtained in the future.

         The proforma effects relating to the acquisition of Asia4sale, Asia PrePress and Asia Internet Services have not been presented as their operations are not significant.

                                        ZIASUN
                                     TECHNOLOGIES,                                       PROFORMA
                                       INC. AND                                         ADJUSTMENTS
                                     SUBSIDIARIES                       SMG AND          INCREASE
                                     CONSOLIDATED         OIA             MIS           (DECREASE)        PROFORMA
                                     ------------      ----------      -----------     ------------     -----------
REVENUES........................     $23,619,590       $4,701,227      $        -      $         -      $28,320,817
NET INCOME (LOSS)...............       5,964,239           63,866        (311,807)        (195,932)       5,920,366
BASIC NET INCOME (LOSS PER
  COMMON SHARE..................            0.27             0.02           (0.01)           (0.01)            0.27
DILUTED NET INCOME (LOSS) PER
  COMMON SHARE..................     $      0.23       $     0.02      $    (0.01)     $     (0.01)     $      0.23

         Pro forma adjustments:

         To record a full year of amortization expense for OIA based on a ten-year life ($2,980,467 x 3/12 = $74,512).

         To record one year of amortization expense for SMG and MIS based on a ten-year life ($1,214,200/10 = $121,420).

         The summarized statements of operations of SMG and MIS for the year ended December 31, 2000, is included below as a proforma adjustment, which reflects the additional expense that would have been incurred if SMG and MIS had been acquired as of January 1, 1999. The proforma amounts do not purport to be indicative of the results what would have actually be obtained if the acquisition occurred as of the beginning of the periods presented or that may be obtained in the future.

         The proforma effects relating to the acquisition of Asia PrePress and Asia Internet Services have not been presented as their operations are not significant.

                                          ZIASUN                                                PROFORMA
                                       TECHNOLOGIES,                                          ADJUSTMENTS
                                         INC. AND            SMG AND        INCREASE           PROFORMA
                                       SUBSIDIARIES            MIS         (DECREASE)        CONSOLIDATED
                                       ------------         ---------      ----------        ------------
REVENUES...........................     $54,667,477               $-              $-         $54,667,477
NET LOSS...........................     (77,226,337)        (594,954)       (121,420)        (77,942,711)
BASIC NET INCOME (LOSS)
  PER COMMON SHARE.................           (2.60)           (0.03)          (0.00)              (2.62)
DILUTED NET INCOME (LOSS)
  PER COMMON SHARE.................          $(2.60)          $(0.03)         $(0.00)             $(2.62)

         To record one year of amortization expense for SMG and MIS based on a ten-year life ($1,214,200/ 10 = $121,420).

NOTE 12 - STOCKHOLDERS' EQUITY

         In March 2000, the Company issued 30,000 shares of restricted common stock to a consulting firm for services rendered. The Company recorded expense of $273,450, the estimated fair value of the stock issued.

         In November 2000, the Company compensated its Board of Directors members with 71,660 shares of restricted common stock for their service. The Company recorded expense of $136,871, the estimated fair value of the stock issued.

         In March 1999, the Company's Momentum Asia, Inc. subsidiary sold 35,970 shares of treasury stock on the open market for cash. The difference between the cash received and the cost of the treasury shares is presented as additional paid-in capital.

NOTE 13 - COMMON STOCK WARRANT

         In January, 2000, the Company issued warrants to acquire 200,000 shares of the Company's common stock to a consulting firm. The terms of the warrant are as follows:

               - 50,000 immediately exercisable, term 180 days from the issuance date, exercise price equal to 125% of the closing bid price on January 14, 2000.

               - 50,000 immediately exercisable, term 210 days from issuance date, exercise price equal to 150% of the closing bid price on January 14, 2000.

               - 50,000 immediately exercisable, term 240 days from issuance date, exercise price equal to 175% of the closing bid price on January 14, 2000.

               - 50,000 immediately exercisable, term 270 days from issuance date, exercise price equal to 200% of the closing bid price on January 14, 2000.

         The Company recorded consulting expense and additional paid-in capital of $70,935, equal to the fair value of the warrant on the date of grant. The warrant expired unexercised in October 2000.

NOTE 14 - SHARES SUBJECT TO RESCISSION

         In September, 2000, the Company acquired all of the issued and outstanding shares of Seminar Marketing Group, Inc. ("SMG") for 365,000 shares of unregistered and restricted shares of the Company's common stock. The issuance of these shares was intended to be issued in a transaction exempt from the registration requirements under the Securities Act of 1933 ("Securities Act") pursuant to Rule 506 of Regulation D. Upon subsequent review of the transaction by the Company's attorneys, it was determined that the issuance of the shares did not meet the technical requirements of the Securities Act. The Company is in the process of making an offer of rescission to the former
SMG shareholders under which they may be compensated with a cash amount equal to the consideration paid for the shares originally granted plus the statutory rate of interest.

NOTE 15 - GOODWILL IMPAIRMENT

         The Company periodically assesses the recoverability of carrying the amount of goodwill. Based on its assessment, the Company recorded a charge to goodwill for $71,755,840 during the three months ended December 31, 2000. The magnitude of the charge is equal to the difference between the discounted projected future cash flows from the acquired business that gave rise to the goodwill and the carrying amount of goodwill prior to the impairment charge.

NOTE 16 - TRADEMARK

         In October 2000, a company filed a complaint against the Company alleging trademark and servicemark infringement. It was contended that ZiaSun's use of the trademark "Online Investors Advantage" infringed on their trademark, "Investors Advantage." The two parties negotiated a settlement where by the Company would cease using the mark "Online Investors Advantage" on or before September 19, 2001. No amounts were paid on the settlement. The Company began implementing its trade marked name "Online Investortoolbox" in January 2001, in order to phase out the use of Online Investors Advantage before September 2001.

NOTE 17 - SEGMENTS

         Following the sale or discontinuance of all activities other than those of OIA the Company operates in one business segment. Enterprise wide information regarding our geographical concentration is as follows:

                                                     2000               1999               1998
                                                  -----------        -----------        ----------
Net sales:
  United States..............................     $46,218,461        $20,925,850        $        -
  North America-non U.S......................       5,825,702          1,014,302                 -
  Europe.....................................         527,221                  -                 -
  Asia.......................................       1,568,999                  -                 -
  Australia..................................         339,258          1,679,438                 -
  Africa.....................................         187,836                  -                 -
                                                  -----------        -----------        ----------
  Total......................................     $54,667,477        $23,619,590        $        -
                                                  ===========        ===========        ==========

         The Company does not have any significant long lived assets outside of the United States.

SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

         Operating results for the years ended December 31, 2000 and 1999 by quarters are as follows:

                                     FIRST QUARTER   SECOND QUARTER   THIRD QUARTER   FOURTH QUARTER       TOTAL
                                     -------------   --------------   -------------   --------------      --------
                                                        (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)
2000

OPERATING REVENUES - NET........        $13,789          $14,211         $13,243          $13,424          $54,667
INCOME (LOSS) FROM CONTINUING
  OPERATIONS....................          1,977           (1,792)         (1,202)         (69,531)         (70,548)
INCOME (LOSS) FROM
  DISCONTINUED OPERATIONS.......              -             (320)          1,312           (7,670)          (6,678)
NET INCOME......................          1,977           (2,112)            110          (77,201)         (77,226)
BASIC EARNINGS PER SHARE OF
  STOCK
Continuing operations...........           0.09            (0.06)          (0.04)           (2.36)           (2.37)

Discontinued operations.........              -            (0.01)           0.04            (0.26)           (0.23)
                                     -------------   --------------   -------------   --------------      --------
Earnings Per Share..............          $0.09           ($0.07)              0           $(2.62)          $(2.60)
                                     =============   ==============   =============   ==============      ========
Weighted Average Shares
  Outstanding...................         22,219           32,309          31,625           32,315           29,744
                                     =============   ==============   =============   ==============      ========
DILUTED EARNINGS PER SHARE OF STOCK
Continuing operations...........           0.09            (0.06)          (0.04)           (2.36)           (2.37)
Discontinued operations.........              -            (0.01)           0.04            (0.26)           (0.23)
                                     -------------   --------------   -------------   --------------      --------
Earnings Per Share..............          $0.09           ($0.07)              0           $(2.62)          $(2.60)
                                     =============   ==============   =============   ==============      ========
Weighted Average Shares
  Outstanding...................         22,269           32,309          31,625           32,315           29,744
                                     =============   ==============   =============   ==============      ========

                                     FIRST QUARTER   SECOND QUARTER   THIRD QUARTER   FOURTH QUARTER       TOTAL
                                     -------------   --------------   -------------   --------------      --------
                                                        (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)
1999

OPERATING REVENUES - NET........     $        -           $8,570          $6,998           $8,052          $23,620
INCOME (LOSS) FROM CONTINUING
  OPERATIONS....................              -            1,203              35            1,394            2,632
INCOME (LOSS) FROM
  DISCONTINUED OPERATIONS.......            (91)             (64)            755            2,641            3,332
NET INCOME......................            (91)           1,139             790            4,126            5,964

BASIC EARNINGS PER SHARE OF STOCK
Continuing operations...........           (0.00)            0.05            0.01             0.06             0.12
Discontinued operations.........           (0.00)            0.00            0.03             0.13             0.15
                                     -------------   --------------   -------------   --------------      --------
Earnings Per Share..............          $(0.00)           $0.05           $0.04            $0.19            $0.27
                                     =============   ==============   =============   ==============      ========
Weighted Average Shares
  Outstanding...................         20,930           22,201          22,055           22,205           21,770
                                     =============   ==============   =============   ==============      ========
DILUTED EARNINGS PER SHARE OF STOCK
Continued operations............           (0.00)            0.04            0.00             0.06             0.10
Discontinued operations.........           (0.00)            0.00            0.03             0.10             0.13
                                     -------------   --------------   -------------   --------------      --------
Earnings Per Share..............          $(0.00)           $0.04           $0.03            $0.16            $0.23
                                     =============   ==============   =============   ==============      ========
Weighted Average Shares
  Outstanding...................         21,030           26,227          27,130           26,231           25,796
                                     =============   ==============   =============   ==============      ========

         Earnings per share are computed independently for each of the quarters presented. Therefore, the sum of the quarterly earnings per share may not equal the total for the year.

                     ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                           Consolidated Balance Sheets

                                     ASSETS

                                                                           DECEMBER 31,      SEPTEMBER 30,
                                                                               2000              2001
                                                                           ------------      -------------
                                                                                              (UNAUDITED)
CURRENT ASSETS

Cash and cash equivalents.........................................          $  3,851,897      $  4,397,399
Trade receivables.................................................               954,848           779,236
Prepaid expenses                                                                 265,618            81,947
Prepaid expenses..................................................                     -           158,652
                                                                            ------------      ------------
   Total Current Assets...........................................             5,072,363         5,417,234
                                                                            ------------      ------------
EQUIPMENT

Machinery and equipment...........................................               288,905           257,213
Office equipment..................................................               169,663           126,580
Leasehold improvements ...........................................                76,681            64,261
                                                                            ------------      ------------
                                                                                 535,249           448,054
Less: accumulated depreciation....................................             (171,585)         (179,539)
                                                                            ------------      ------------
   Total Equipment................................................               363,664           268,515
                                                                            ------------      ------------
OTHER ASSETS

 Deferred acquisition costs.......................................                     -         1,102,547
 Equity investment................................................            6,055,000          5,624,489
 Net assets of discontinued operations ...........................               403,915                 -
 Goodwill - net of accumulated amortization of $3,849,826 and
     $6,109,418...................................................            35,802,447        32,413,059
 Receivables - related parties....................................                     -             5,000
 Other assets.....................................................                16,048            13,462
                                                                            ------------      ------------
   Total Other Assets.............................................            42,277,410        39,158,557
                                                                            ------------      ------------
   TOTAL ASSETS ..................................................          $ 47,713,437      $ 44,844,306
                                                                            ============      ============

                   ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                     Consolidated Balance Sheets (Continued)

                      LIABILITIES AND STOCKHOLDERS' EQUITY


                                                                           DECEMBER 31,     SEPTEMBER 30,
                                                                           ------------     -------------
                                                                               2000              2001
                                                                           ------------     -------------
                                                                                             (UNAUDITED)
CURRENT LIABILITIES

Accounts payable and accrued expenses.............................          $  1,855,544      $  2,875,458
Income tax payable................................................                26,958                 -
Sales tax payable.................................................             3,004,914         1,849,683
GST payable.......................................................               112,841           247,202
                                                                            ------------      ------------
    Total Current Liabilities.....................................             5,000,257         4,972,343
                                                                            ------------      ------------
    Total Liabilities.............................................             5,000,257         4,972,343
                                                                            ------------      ------------
COMMITMENTS AND CONTINGENCIES

Shares subject to rescission......................................               613,830           654,370
Minority interest                                                                      -            25,000

STOCKHOLDERS' EQUITY

Common stock: 250,000 shares authorized of $0.001 par value, 32,675,330 shares issued and 32,314,630 outstanding at December 31, 2000, 31,838,330 shares issued and 31,838,330 outstanding, at
    September 30, 2001............................................                32,675            31,838
Additional paid-in capital........................................           116,909,372       115,825,566
Treasury stock, 360,700 and no shares, respectively...............             (799,538)                 -

Deferred compensation.............................................              (36,097)          (22,561)
Accumulated deficit...............................................          (74,007,062)      (76,642,250)
                                                                            ------------      ------------
    Total Stockholders' Equity....................................            42,099,350        39,192,593
                                                                            ------------      ------------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY....................          $ 47,713,437      $ 44,844,306
                                                                            ============      ============


                    ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                      Consolidated Statements of Operations
                                   (Unaudited)

                                                       FOR THE NINE MONTHS ENDED        FOR THE THREE MONTHS ENDED
                                                             SEPTEMBER 30,                     SEPTEMBER 30,
                                                      ------------------------------    -----------------------------
                                                          2000             2001            2000             2001
                                                      ------------      ------------    ------------     ------------
SALES, NET......................................      $ 39,139,271      $ 39,877,394    $ 12,848,316     $ 10,103,471
COST OF GOODS SOLD..............................        12,524,758        13,974,967       3,341,748        3,726,040
                                                      -----------       -----------     ------------     ------------
   Gross Margin.................................        26,614,513        25,902,427       9,506,568        6,377,431
                                                      -----------       -----------     ------------     ------------
OPERATING EXPENSES
   Depreciation and amortization expense........         5,747,529         3,477,194       2,952,931        1,155,157
   Bad debt expense.............................            45,000                --          15,000               --
   General and administrative...................        17,339,897        23,326,581       6,031,063        6,414,164
                                                      -----------       -----------     ------------     ------------
   Total Operating Expenses.....................        23,132,426        26,803,775       8,998,994        7,569,321
                                                      -----------       -----------     ------------     ------------
   Income (Loss) from Operations................         3,482,087         (901,348)         507,574      (1,191,890)
                                                      -----------       -----------     ------------     ------------
OTHER INCOME (EXPENSE)
   Gain (loss) on disposal of assets............          (32,166)          (41,187)              --               --
   Loss on equity investments...................          (37,017)         (830,020)        (37,017)        (355,417)
   Interest expense.............................                --         (190,786)              --               --
   Interest and dividend income.................           179,341           109,708          40,046           39,717
                                                      -----------       -----------     ------------     ------------
      Total Other Income (Expense)..............           110,158         (952,285)           3,029        (315,700)
                                                      -----------       -----------     ------------     ------------
INCOME (LOSS) BEFORE INCOME TAXES...............         3,592,245       (1,853,633)         510,603      (1,507,590)

INCOME TAXES (BENEFIT)..........................         3,756,846           587,531       1,429,684         (89,963)
                                                      -----------       -----------     ------------     ------------
LOSS BEFORE DISCONTINUED OPERATIONS.............         (164,601)       (2,441,164)       (919,081)      (1,417,627)

DISCONTINUED OPERATIONS                                (1,172,164)         (132,367)       (282,509)               --

GAIN (LOSS) ON DISPOSAL OF DISCONTINUED OPERATIONS       1,311,995          (61,657)       1,311,995         (50,190)
                                                      -----------       -----------     ------------     ------------
NET INCOME (LOSS)...............................      $   (24,770)      $(2,635,188)    $    110,405     $(1,467,817)
                                                      ===========       ===========     ============     ============


                                                      FOR THE NINE MONTHS ENDED         FOR THE THREE MONTHS ENDED
                                                            SEPTEMBER 30,                     SEPTEMBER 30,
                                                    ----------------------------       ----------------------------
                                                       2000              2001             2000             2001
                                                    -----------      -----------       -----------      -----------
BASIC AND DILUTED WEIGHTED AVERAGE SHARES
    OUTSTANDING                                      28,720,809       32,151,228        31,624,570       31,825,123
                                                    ===========      ===========       ===========      ===========
    Continuing..................................    $    (0.01)      $    (0.08)       $    (0.03)      $    (0.04)
    Discontinued................................          0.01            (0.00)              0.03           (0.01)
                                                    -----------      -----------       -----------      -----------
BASIC AND DILUTED INCOME
(LOSS) PER SHARE................................    $    (0.00)      $    (0.08)       $    (0.00)      $    (0.05)
                                                    ==========       ==========        ==========

                    ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                 Consolidated Statements of Stockholders' Equity

                                                                        ADDITIONAL                                OTHER
                                           COMMON STOCK               PAID-IN CAPITAL       TREASURY          COMPREHENSIVE
                                                                                              STOCK              INCOME
                                  -------------------------------
                                  SHARES               AMOUNT
                                  --------------   --------------     ----------------    --------------    ------------------
Balance, December 31, 1999            22,205,018        $22,205          $12,504,547          $(34,030)              $54,230
Exercise of stock options                 50,000             50               99,950            -                     -
Earnout agreement of                                                                            -                     -
    Online Investors,
    Advantage, Inc.                    9,820,152          9,820          100,567,674
Common stock issued for services         101,660            101              843,120            -                     -
Sale of Momentum Internet, Inc.
    Subsidiary                          (725,000)          (725)              -                 -                     -
Discontinuance of foreign
    subsidiaries                          -              -                    -                 -                    (54,230)
Amortization of deferred
    compensation                          -              -                    -                 -                     -
Deferred compensation                     -              -                    49,849            -                     -
Common stock issued for
    related party debt                   103,500            104              689,896            -                     -
Acquisition of subsidiaries            1,120,000          1,120            2,074,350            -                     -
Warrant grant                             -              -                    70,035            -                     -
Options granted for services              -              -                     9,051            -                     -
Repurchase of common
    stock by the Company                  -              -                    -               (765,508)               -
Loss for the year ended
    December 31, 2000                     -              -                    -                 -                     -
                                  ----------------     ----------     ----------------    --------------    ------------------

Balance December 31,
    2000                               32,675,330        $32,675       $116,909,372          $(799,538)          $    -
                                  ----------------     ----------     ----------------    --------------    ------------------

                                      DEFERRED            ACCUMULATED
                                    COMPENSATION            DEFICIT              TOTAL


                                  ------------------    -----------------    ---------------
Balance, December 31,                     $(30,000)          $3,219,275         $15,736,227
    1999
Exercise of stock options                   -                    -                  100,000
Earnout agreement of                        -                    -              100,577,494
    Online Investors,
    Advantage, Inc.
Common stock issued for services            -                    -                  843,321
Sale of Momentum Internet, Inc.
    Subsidiary                              -                    -                    (725)
Discontinuance of foreign
    subsidiaries                            -                    -                 (54,230)
Amortization of deferred
    compensation                            43,752               -                   43,752
Deferred compensation                      (49,849)              -                        -
Common stock issued for
    related party debt                      -                    -                  690,000
Acquisition of subsidiaries                 -                    -                2,075,370
Warrant grant                               -                    -                   70,935
Options granted for services                -                    -                    9,051
Repurchase of common
    stock by the Company                    -                    -                (765,508)
Loss for the year ended
    December 31, 2000                       -               (77,226,337)       (77,226,337)
                                  ------------------    -----------------    ---------------

Balance December 31,
    2000                                  $(36,097)        $(74,007,062)        $42,099,350
                                  ------------------    -----------------    ---------------

                    ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                 Consolidated Statements of Stockholders' Equity
                             (Unaudited) (Continued)

                                                                                                                       OTHER
                                                                                 ADDITIONAL         TREASURY       COMPREHENSIVE
                                              COMMON STOCK                    PAID-IN CAPITAL         STOCK            INCOME
                                      ----------------------------            ---------------       --------       -------------
                                      SHARES                AMOUNT
                                      ------                ------
Balance
December 31, 2000                            32,675,330       $  32,675          $ 116,909,372        $(799,538)  $         -

Amortization of deferred
  Compensation                                -                 -                                       -                -

Common stock issued for services                 40,500              41              $  24,934          -                -

Treasury stock received
  for subsidiaries                            -                 -                    -                 (310,080)         -

Treasury stock retired                         (877,500)           (878)            (1,108,740)       1,109,618          -

Loss for the nine months ended
  September 30, 2001                          -                 -                    -                  -                -

Balance  September 30, 2001                  31,838,330      $   31,838          $115,826,5668       $      -         $      -
                                             ==========      ==========          =============       ==========       =========

                                             DEFERRED        ACCUMULATED
                                           COMPENSATION        DEFICIT             TOTAL
                                           ------------      -----------        -----------
Balance
December 31, 2000                            $  (38,097)     $ (74,007,062)     $42,099.350

Amortization of deferred
  Compensation                                   13,536           -                 13,536

Common stock issued for services               -                  -                 24,975

Treasury stock received
  for subsidiaries                             -                  -               (310,080)

Treasury stock retired                         -                  -                -

Loss for the nine months ended
  September 30, 2001                           -                (2,635,188)     (2,635,188)



Balance  September 30, 2001                  $  (22,561)     $ (76,642,250)     $39,192,593
                                             ==========      ==============     ===========

                    ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows
                                   (Unaudited)

                                                                          FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                                                                          ---------------------------------------
                                                                                2000                    2001
                                                                           ------------------       ---------------
         CASH FLOWS FROM OPERATING ACTIVITIES
         Net loss.............................................             $           (24,70)      $    (2,635,188)
         Adjustments to reconcile net loss to net cash used in
             operating activities:
             Depreciation and amortization....................                       5,747,529             3,477,193
             Bad debt expense.................................                          45,000                     -
             Loss on equity investment........................                               -               830,020
             Common stock issued for services.................                         300,000                24,975
             Gain (loss) on disposed of assets................                               -                61,658
             Common stock received for subsidiaries...........                               -             (310,080)

         Changes in operating assets and liabilities:
             (Increase) decrease in accounts receivable.......                       (395,707)               175,612
             (Increase) decrease in prepaids..................                        (42,371)               183,671
             (Increase) decrease in other assets..............                          90,565                 2,588
             Increase (decrease) in accounts payable and accrued
                expenses......................................                       1,085,924             (106,122)
             Increase (decrease) in taxes payable.............                         189,081           (1,206,480)
             Increase (decrease) in deferred income...........                               -             1,166,577
             (Increase) decrease in receivable - related party
                receivable....................................                               -               (5,000)
                                                                                  -----------           -----------
          NET CASH PROVIDED BY CONTINUING OPERATING ACTIVITIES                       6,995,251             1,659,424

          NET CASH PROVIDED BY DISCONTINUED OPERATIONS........                     (3,538,247)             2,063,338
                                                                                  -----------           -----------
             Net Cash Provided by Operating Activities........                       5,451,783             2,337,548
                                                                                  -----------           -----------
         CASH FLOWS FROM INVESTING ACTIVITIES

             Payment of deferred acquisition costs............                               -           (1,102,547)
             Cash acquired in purchase of subsidiary..........                               -                25,000
             Purchases of equity investments..................                     (3,600,000)             (399,509)
             Purchases of property and equipment..............                       (178,552)              (40,780)
             Purchase of discontinued subsidiaries............                       (300,000)                     -
             Investing activities of discontinued operations..                       1,301,201                     -
             Earn out payment to former shareholders of subsidiary                 (6,000,000)                     -
                                                                                  -----------           -----------
                Net Cash used in Investing Activities.........                    $(8,777,351)          $(1,517,836)
                                                                                  ===========           ===========

                                              F-38

         CASH FLOWS FROM FINANCING ACTIVITIES

            Purchase of treasury stock                                     $     (355,122)      $          -
            Financing activities of discontinued operations..............        (515,052)                 -
            Proceeds from exercise of stock options......................          25,000                  -
                                                                           --------------       ------------
              Net Cash Provided by Financing Activities..................        (845,174)                 -
                                                                           --------------       ------------
         NET INCREASE (DECREASE) IN CASH.................................      (6,084,278)           545,502

         CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD................      11,652,505          3,851,897
                                                                           --------------       ------------
         CASH AND CASH EQUIVALENTS AT END OF PERIOD......................  $    5,568,227       $  4,397,399
                                                                           ==============       ============

         SUPPLEMENTAL CASH FLOW INFORMATION:

         Cash Paid For:

            Interest.....................................................  $            -       $          -
            Income taxes.................................................  $    5,738,870       $    773,141

         Schedule of Non-Cash Financing Activities:

            Purchase of subsidiaries for common stock....................  $  104,002,494       $          -
            Insurance of common stock for related party payable..........  $      690,000       $          -
            Treasury stock retired.......................................  $            -       $  1,109,618
         Accounts payable classified to Shares subject to rescission                            $     40,540

                   ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                 Notes to the Consolidated Financial Statements
                    September 30, 2001 and December 31, 2000

NOTE 1 -      CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

         The accompanying consolidated financial statements have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows as of and for the periods September 30, 2001 and 2000 and for the periods ended for all periods presented have been made.

         Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these condensed consolidated financial statements be read in conjunction with the financial statements and notes thereto included in the Company's December 31, 2000 audited consolidated financial statements. The results of operations for the periods ended September 30, 2001 and 2000 are not necessarily indicative of the operating results for the full years.

NOTE 2 -      SUBSEQUENT EVENTS

         On May 3, 2001, the Company and the Telescan, Inc., a Delaware Corporation ("Telescan") entered into an Agreement and Plan of Merger (the "Merger Agreement"), whereby Telescan and the Company agreed to engage in a business combination ("the Merger") that results in each becoming a wholly owned subsidiary of a new corporation, INVESTools, Inc. ("INVESTools"), to be organized under the laws of the State of Delaware.

         As a result of the Merger, each issued and outstanding share of the Company's common stock, are to be converted into the right to receive one share of INVESTools common stock, par value $0.01 per share ("INVESTools common stock"). Each issued and outstanding share of Telescan common stock, par value of $0.01 per share, shall be converted into the right to receive
0.55531 of a share of INVESTools common stock, while each issued and outstanding share of Telescan 4% Series B Convertible Stock, par value of $0.01 per share, shall be converted into and become one share of INVESTools 4% Convertible Preferred Stock, par value $0.01 per share. The merger is expected to result in the Company's shareholders owning approximately 75% of INVESTools. The Company has capitalized $1,102,547 of costs associated with the merger.

         The joint proxy statement/prospectus on Form S-4 was declared effective by the Securities and Exchange Commission on November 5, 2001, and the Merger is anticipated to close on December 6, 2001.

NOTE 3 -          EARNINGS (LOSS) PER SHARE

         The Company incurred a net loss from continuing operations for the three months ended September 30, 2000 and 2001 and for the nine months ended September 30, 2000 and 2001. Accordingly the effect of dilutive securities are not included in the calculation of EPS because their effect would be antidilutive. The following data shows the effect on income and the weighted average number of shares of dilutive potential common stock.

NOTE 4 -      FORMATION OF SUBSIDIARY

         In March 2001, the Company formed a 75% owned subsidiary. The subsidiary is a Singapore corporation which markets and manages its operations in the Asian rim, primarily Singapore and Malaysia. The minority interest represents the capital contribution by the minority shareholders of $25,000.

         On September 27, 2001, the Company along with two Singapore residents, entered into a Joint Venture Agreement under which they formed a Singapore corporation, "Online Investors Advantage Asia Pacific Private Limited," to expand OIA's business in the Asian marketplace, including the performance of marketing services, the distribution of OIA's materials and conducting workshops initially in Singapore, Malaysia, Brunei and Hong Kong. OIA Singapore is owned 75% by OIA and 25% by the two Singapore residents.

NOTE 5 -      RECENT ACCOUNTING PRONOUNCEMENTS

         In June 2001, the Financial Accounting Standards Board finalized FASB Statements No. 141, Business Combinations (SFAS 141), and No. 142, Goodwill and Other Intangible Assets (SFAS 142). SFAS 141 requires the use of the purchase method of accounting and prohibits the use of the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001. SFAS 141 also requires that the Company recognize acquired intangible assets apart from goodwill if the acquired intangible assets meet certain criteria. SFAS 141 applies to all business combinations initiated after July 1, 2001 and for purchase business combinations completed on or after July 1, 2001.

         SFAS 142 requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS 142 requires that the Company identify reporting units for the purposes of assessing potential future impairments of goodwill, reassess the useful lives of other existing recognized intangible assets, and cease amortization of intangible assets with an indefinite useful life. An intangible asset with an indefinite useful life should be tested for impairment in accordance with the guidance in SFAS 142. SFAS 142 is required to be applied in fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized at that date, regardless of when those assets were initially recognized. SFAS 142 requires the Company to complete a transitional goodwill impairment test six months from the date of adoption. The Company is also required to reassess the useful lives of other intangible assets within the first interim quarter after adoption of SFAS 142.

         The Company's previous business combinations were accounted for using the purchase method. As of September 30, 2001, the net carrying amount of goodwill is $32,413,059. Amortization expense during the nine-month period ended September 30, 2001 was $3,389,388. Currently, the Company is assessing but has not yet determined how the adoption of SFAS 141 and SFAS 142 will impact its financial position and results of operations.

         In August 2001, the FASB issued SFAS No. 143, ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS. SFAS No. 143 requires the fair value of a liability for an asset retirement obligation to be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The Company believes the adoption of this Statement will have no material impact on its financial statements.

         In October 2001, the FASB issued SFAS No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS. SFAS 144 requires that those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. SFAS 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001 and, generally, are to be applied prospectively. The Company believes the adoption of this Statement will have no material impact on its financial statements.

NOTE 6 -      RELATED PARTY TRANSACTIONS

         During the nine months ended September 30, 2001, the Company paid $5,214,419 in marketing expenses to a Company owned by certain officers and directors of the Company.

NOTE 7 -      TERMINATION OF OFFICER'S EMPLOYMENT AGREEMENT

         In September 2001, the Company terminated the employment of Allen Hardman as President, Chief Operating Officer, Secretary and Director. The Company agreed to pay $100,000 in severance pay, which had not been paid at the end of the period. The severance pay was accrued at period end.

NOTE 7            TERMINATION OF OFFICER'S EMPLOYMENT AGREEMENT (CONTINUED)

         In conjunction with the proposed merger and the subsequent departure of Mr. Hardman, the Company agreed that the options held by Mr. Hardman would immediately vest and become exercisable and that the expiration date of the options would be extended to the full term of the options as originally granted. Accordingly, on July 13, 2001, the options held by Mr. Hardman were amended and restated to reflect the acceleration of vesting and the extension of the expiration date. In accordance with FIN 44, a modification that extends the life of the award results in a new measurement of compensation cost as of the date of the modification. Since the fair market value of the stock on July 13, 2001 ($0.67), the date of the modification, was less than the exercise price of all of the stock options modified, there is no additional intrinsic value at the date of the modification and therefore no additional compensation cost was recorded.

NOTE 8 -        EQUITY INVESTMENT

         In July 2000, the Company entered into a venture fund agreement with the McKenna Group, a third party entity. The name of the fund is McKenna-ZiaSun ("MKZ"). MKZ was organized as a limited liability company, formed in the state of Delaware. The purpose of MKZ is to invest in emerging early-stage technology companies, either through the McKenna Venture Accelerator ("MVA"), a limited liability company formed in July 2000 or through other means as determined by the Investment Board of MKZ. Under the original MKZ agreement, the Company agreed to fund MKZ with $5,000,000. However, in April 2001, the Company and the McKenna Group agreed to limit the Company's commitment to MKZ to $9,150,000, $7,500,000 of which had been contributed to MKZ during the year ended December 31, 2000. As of June 30, 2000, the Company has an outstanding commitment of MKZ in the amount of $1,450,000. Under the amended terms, the Company shall receive 60% of the distributed profits of MKZ, and the McKenna Group will receive 40%. The accounts of MKZ, have been consolidated with those of ZiaSun and its subsidiaries. During the nine months ended September 30, 2001 and 2000, the Company recorded a loss on its investment in MVA in the amount of $830,020 and $0, respectively. This loss is comprised mainly of allocable operating costs of MVA. No impairment of fair value of investments was recorded by MKZ or MVA for the nine months ended September 30, 2001 and 2000. Condensed financial information of MVA is as follows:

                                                                                                   September 30,
                                                                                                       2001
                                                                                                -------------------
                Cash                                                                          $          7,188,290
                Prepaid expenses                                                                           581,644
                Other receivable                                                                             9,163
                Certificate of deposit                                                                     500,000
                Employee advances                                                                           15,000
                                                                                                -------------------
                Total current assets                                                                     8,294,093
                                                                                                -------------------
                Property and equipment, net                                                                161,336
                                                                                                -------------------
                Portfolio investments                                                                    6,070,018
                Deposits                                                                                   767,718
                                                                                                -------------------
                Total other assets                                                                       6,837,736
                                                                                                -------------------
                Total assets                                                                  $         15,293,164
                                                                                                ===================

                Accounts payable and accrued expenses                                         $            937,855
                Notes payable                                                                              502,469
                Total current liabilities                                                                1,440,324

                Total liabilities                                                                        1,440,324
                Contributed capital                                                                     18,500,000
                Shares subscription receivable                                                          (2,278,134)
                Accumulated deficit                                                                     (2,369,026)
                                                                                                -------------------
                Total capital                                                                           13,852,840
                                                                                                -------------------
                Total liabilities and capital                                                 $         15,293,164
                                                                                                ===================

                Interest income                                                               $            311,037
                Other income                                                                               128,618
                                                                                                -------------------
                Total revenues                                                                             439,655

                Operating expenses                                                                       2,360,996
                                                                                                -------------------
                Net loss                                                                      $         (1,921,341)
                                                                                                ===================

NOTE 9 -        EQUITY INVESTMENT

         The Company entered into a Share Purchase Agreement with Ko Jen Wang, effective as of October 1, 2001, under which the Company agreed to sell all 5,400,000 restricted shares of Asia4sale.com, Inc. ("Asia4sale"), owned and held by the Company as an investment, in consideration of 200,000 shares of the Company's common stock and $30,000 in cash payable at closing. The closing is expected to occur on or before November 30, 2001, upon which the 200,000 shares of the Company's common stock received in this transaction will be cancelled.

                                  TELESCAN, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                             PAGE
                                                                                                             ----
Report of Independent Public Accountants.......................................................................F-45
Independent Auditor's Report...................................................................................F-46
Consolidated Balance Sheets as of December 31, 2000 and December 31, 1999......................................F-47
Consolidated Statements of Operations and Comprehensive Income for the Three Years Ended
     December 31, 2000.........................................................................................F-48
 Consolidated Statements of Stockholders' Equity for the Three Years Ended December 31, 2000...................F-49
Consolidated Statements of Cash Flows for the Three Years Ended December 31, 2000..............................F-51
Notes to Consolidated Financial Statements.....................................................................F-52
Unaudited Consolidated Balance Sheets as of September 30, 2001 and December 31, 2000...........................F-74
Unaudited Consolidated Statements of Operations for the Nine Months and the Three Months
     Ended September 30, 2001 and September 30, 2000...........................................................F-75
Unaudited Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2001
     and September 30, 2000....................................................................................F-76
Notes to the Unaudited Consolidated Financial Statements.......................................................F-77

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF TELESCAN, INC.:

         We have audited the accompanying consolidated balance sheet of Telescan, Inc. (a Delaware corporation) and subsidiaries as of December 31, 2000, and the related consolidated statement of operations, comprehensive income, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

         We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Telescan, Inc. and subsidiaries as of December 31, 2000, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

         The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed further in
Note 16, subsequent to February 21, 2001, the date of our original report, the Company has incurred losses and is not achieving its fiscal year 2001 projected revenues or cash flows from operations. These factors, among others, as described in Note 16, create a substantial doubt about the Company's ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

ARTHUR ANDERSEN LLP

Houston, Texas
February 21, 2001 (except with respect to the matters discussed in Note 16 as to which the date is September 25, 2001.

                          INDEPENDENT AUDITOR'S REPORT

BOARD OF DIRECTORS AND STOCKHOLDERS
TELESCAN, INC.
HOUSTON, TEXAS

         We have audited the accompanying consolidated balance sheet of Telescan, Inc. and subsidiaries as of December 31, 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Telescan, Inc. and subsidiaries as of December 31, 1999, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

HEIN + ASSOCIATES LLP

Houston, Texas
February 25, 2000

                         TELESCAN, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                      (in thousands, except share amounts)

                                                                                            DECEMBER 31,
                                                                                    --------------------------
                                                                                      2000              1999
                                                                                    ---------        ---------
ASSETS
CURRENT ASSETS:
Cash and cash equivalents                                                           $   1,494        $  12,625
Accounts receivable, net (allowance: $262; $299)                                        3,411            5,033
Notes receivable                                                                        4,594            5,468
Marketable securities                                                                   4,178                -
Other current assets                                                                      446              552
                                                                                    ---------        ---------
         TOTAL CURRENT ASSETS                                                          14,123           23,678
Property and equipment, net                                                             3,431            3,644
Investments                                                                               968            3,919
Software development costs, net                                                           838            4,506
Marketable securities                                                                       -           46,761
Other assets                                                                               80              391
                                                                                    ---------        ---------
         TOTAL ASSETS                                                               $  19,440        $  82,899
                                                                                 ============     ============
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Deferred revenue                                                                    $   4,008        $   8,817
Accounts payable                                                                        3,799            3,550
Other current liabilities                                                               2,160            1,262
                                                                                    ---------        ---------
         TOTAL CURRENT LIABILITIES                                                      9,967           13,629
Capital lease obligations, net of current portion                                          46              271
Deferred taxes                                                                              -           11,229
STOCKHOLDERS' EQUITY:
Class A convertible preferred stock (liquidation preference $25 per share)
     (120,000 shares issued and outstanding at December 31, 2000 and 1999,
     respectively.)                                                                         1                1
Common stock,
     (16,296,026, 16,548,859 shares issued and outstanding at December 31,
     2000 and 1999, respectively.)                                                        162              165
Additional paid-in capital                                                             67,650           66,875
Accumulated comprehensive income                                                            -           18,321
Accumulated deficit                                                                   (58,386)         (27,592)
                                                                                    ---------        ---------
         TOTAL STOCKHOLDERS' EQUITY                                                     9,427           57,770
                                                                                    ---------        ---------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                              $     19,440     $     82,899
                                                                                 ============     ============


       The accompanying notes are an integral part of these consolidated financial statements.

                         TELESCAN, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in thousands, except per share amounts)

                                                                           YEARS ENDED DECEMBER 31,
                                                                ------------------------------------------
                                                                    2000            1999             1998
                                                                -----------     -----------    -----------
REVENUE                                                         $    35,938     $    26,438    $    15,234
COSTS AND EXPENSES:
Cost of revenue                                                      17,196          15,072         10,436
Selling and marketing expenses                                        6,632           4,703          4,082
General and administrative expenses                                  18,567           9,661          6,993
Write down of assets and other charges                               11,742               -          1,530
Cost of acquisition opportunities                                     5,009           3,287              -
                                                                -----------     -----------    -----------
    Total costs and expenses                                         59,146          32,723         23,041
                                                                -----------     -----------    -----------
        Loss from operations                                        (23,208)         (6,285)        (7,807)
OTHER INCOME (EXPENSE):
  Gain on marketable securities sales                                19,432               -              -
  Realized loss on marketable securities impairment                 (27,668)              -              -
  Interest, net                                                         704             455           (597)
  Other, net                                                             96             (76)            42
                                                                -----------     -----------    -----------
            Total other income (expense)                             (7,436)            379           (555)
                                                                -----------     -----------    -----------
LOSS BEFORE MINORITY INTEREST IN LOSS OF SUBSIDIARY                 (30,644)         (5,906)        (8,362)
  Minority interest loss                                                 -               56            142
                                                                -----------     -----------    -----------
LOSS FROM CONTINUING OPERATIONS                                     (30,644)         (5,850)        (8,220)
  Income from discontinued operations                                     -               -             19
                                                                -----------     -----------    -----------
NET LOSS                                                            (30,644)         (5,850)        (8,201)

   Preferred stock dividend                                            (150)           (150)           (94)
   Incremental yield dividend                                             -               -            (44)
                                                                -----------     -----------    -----------
LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS                        $   (30,794)       $ (6,000)   $    (8,339)
                                                                ============    ===========    ===========

 NET LOSS PER COMMON SHARE  - BASIC AND DILUTED(A)              $     (1.85)       $  (0.39)   $     (0.66)
                                                                ============    ===========    ============

BASIC AND DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING                16,665          15,486         12,654
                                                                ===========     ===========    ===========

  (a)     The earnings per share amount for discontinued operations is $0.00.

             CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
                                   (in thousands)

                                                                      2000           1999            1998
                                                                 --------------  -------------  -------------
Net loss                                                         $     (30,644)  $      (5,850) $      (8,201)
Change in net unrealized gains (loss) on marketable securities         (29,550)         29,550              -
Deferred taxes on net unrealized gain (losses) on marketable
    securities                                                          11,229         (11,229)             -
                                                                 --------------  -------------  -------------
COMPREHENSIVE INCOME (LOSS)                                      $     (48,965)  $      12,471  $      (8,201)
                                                                 ==============  =============  =============

       The accompanying notes are an integral part of these consolidated financial statements.

                         TELESCAN, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                    (in thousands)

                                                  PREFERRED STOCK          COMMON STOCK         ADDITIONAL
                                                 ------------------      -------------------      PAID-IN
                                                 SHARES     AMOUNT        SHARES     AMOUNT       CAPITAL
                                                 ------     -------      --------  ---------    -----------
  BALANCE JANUARY 1, 1998                             -     $     -        12,493  $     125     $   20,970
Net loss                                              -           -             -          -              -
 Issuance of stock under stock option plan            -           -           166          2            458
 Issuance of convertible preferred stock            120           1             -          -          3,000
 Incremental yield on preferred stock                 -           -             -          -             44
 5% convertible preferred stock dividends             -           -             -          -              -
 Equity transactions of pooled company                -           -           187          2            424
 Other                                                -           -             -          -             19
                                                 ------     -------      --------  ---------    -----------
  BALANCE DECEMBER 31, 1998                         120           1        12,846        129         24,915
Net loss                                              -           -             -          -              -
Change in net unrealized gains                        -           -             -          -              -
Deferred taxes                                        -           -             -          -              -
Issuance of stock under stock option plan             -           -           458          5          1,731
Issuance of common stock                              -           -         2,876         27         39,103
5% convertible preferred stock dividends              -           -             -          -              -
Equity transactions of pooled company                 -           -           252          3            530
Change in fiscal year of pooled company               -           -           117          1            596
                                                 ------     -------      --------  ---------    -----------
  BALANCE DECEMBER 31, 1999                         120           1        16,549        165         66,875
        Net loss                                      -           -             -          -              -
        Change in net unrealized losses               -           -             -          -              -
        Deferred taxes                                -           -             -          -              -
        Issuance of stock under stock option
        plan                                          -           -           184          2            683
        Issuance of common stock                      -           -           108          1          1,334
        Cancellation of common stock                  -           -          (545)        (6)        (1,731)
        Stock based compensation                      -           -             -          -            417
        Issuance of warrants                          -           -             -          -             72
        5% convertible preferred stock
        dividends                                     -           -             -          -              -
                                                 ------     -------      --------  ---------    -----------
  BALANCE DECEMBER 31, 2000                         120     $     1        16,296  $     162     $   67,650
                                               ========   =========   ======================  =============

       The accompanying notes are an integral part of these consolidated financial statements.

                                                                                ACCUMULATED
                                                               ACCUMULATED     COMPREHENSIVE
                                                                 DEFICIT           INCOME          TOTAL
                                                               --------------  --------------     -----------
  BALANCE JANUARY 1, 1998                                      $     (11,935)   $           -     $    9,160
Net loss                                                              (8,201)               -         (8,201)
   Issuance of stock under stock option plan                               -                -            460
   Issuance of convertible preferred stock                                 -                -          3,001
   Incremental yield on preferred stock                                  (44)               -              -
   5% convertible preferred stock dividends                              (94)               -            (94)
   Equity transactions of pooled company                                   -                -            426
   Other                                                                   -                -             19
                                                               --------------  --------------     -----------
  BALANCE DECEMBER 31, 1998                                          (20,274)               -          4,771
Net loss                                                              (5,850)               -         (5,850)
Change in net unrealized gains                                             -           29,550         29,550
Deferred taxes                                                             -          (11,229)       (11,229)
   Issuance of stock under stock option plan                               -                -          1,736
   Issuance of common stock                                                -                -         39,130
   5% convertible preferred stock dividends                             (150)               -           (150)
   Equity transactions of pooled company                                   -                -            533
   Change in fiscal year of pooled company                            (1,318)               -           (721)
                                                               --------------  --------------     -----------
  BALANCE DECEMBER 31, 1999                                          (27,592)          18,321         57,770
       Net loss                                                      (30,644)               -        (30,644)
       Change in net unrealized losses                                     -          (29,550)       (29,550)
       Deferred taxes                                                      -           11,229         11,229
       Issuance of stock under stock option plan                           -                -            685
       Issuance of common stock                                            -                -          1,335
       Cancellation of common stock                                        -                -         (1,737)
       Stock based compensation                                            -                -            417
       Issuance of warrants                                                -                -             72
       5% convertible preferred stock dividends                         (150)               -           (150)
                                                               --------------  --------------     -----------
  BALANCE DECEMBER 31, 2000                                    $     (58,386)   $           -     $     9,427
                                                             ================ ===============   =============

       The accompanying notes are an integral part of these consolidated financial statements.

                         TELESCAN, INC AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (in thousands)

                                                                             YEARS ENDED DECEMBER 31,
                                                                       --------------------------------------
                                                                         2000         1999           1998
                                                                       -----------   -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                               $  (30,644)   $   (5,850)  $   (8,201)
   Reconciling adjustments:
      Gain on sale of GlobalNet stock                                     (19,432)            -            -
      Realized loss on marketable securities impairment                    27,668             -            -
      Cost of acquisition opportunities                                     5,258             -            -
      Stock option compensation / warrants provided for services              371             -            -
      Recognition of non-cash revenue                                      (4,449)       (1,398)           -
                     Depreciation and amortization                          2,907         3,563        3,031
                     Write down of assets and other charges                11,026             -        1,530
     Change in current assets and liabilities:
                     (Increase)/decrease in accounts receivable               919        (3,713)      (1,613)
                     Increase/(decrease) in accounts payable                 (287)        1,408          186
                     (Increase)/decrease in other current assets              (60)        2,974        2,365
                     Increase in other liabilities                            658           550          587
                                                                       -----------   -----------  -----------
              Net cash used in operating activities                        (6,065)       (2,466)      (2,115)
CASH FLOWS FROM INVESTING ACTIVITIES:
   Additions to property and equipment                                     (1,812)       (3,002)        (249)
        Additions to software development costs                              (742)       (1,273)      (2,519)
        Additions to investments                                           (3,639)       (8,935)           -
        Additions to notes receivable                                           -        (5,643)           -
        Proceeds from sale of marketable securities                           468             -            -
        Other                                                                 525           433            -
                                                                       -----------   -----------  -----------
              Net cash used in investing activities                        (5,200)      (18,420)      (2,768)
CASH FLOWS FROM FINANCING ACTIVITIES:
        Proceeds from issuance of common stock                                  -        32,625            -
        Proceeds from issuance of convertible preferred stock                   -             -        3,000
        Proceeds from exercise of stock options                               685         1,736          460
        Preferred dividends paid                                             (150)         (150)         (94)
        Proceeds from notes payable                                             -             -        2,000
        Increase in capital lease obligations                                  60           488          105
        Payments on notes payable and capital lease obligations              (461)       (2,890)        (568)
        Equity transactions of pooled company, net of cash                      -           194            1
        Other                                                                   -           (31)          (9)
                                                                       -----------   -----------  -----------
              Net cash provided by financing activities                       134        31,972        4,895
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                          (11,131)       11,086           12
CASH AND CASH EQUIVALENTS:
     Beginning of year                                                     12,625         1,539        1,527
                                                                       -----------   -----------  -----------
     End of year                                                       $    1,494    $   12,625   $    1,539
                                                                     ============  =========================
OTHER NON-CASH INVESTING AND FINANCING ACTIVITIES WERE AS FOLLOWS:
Net unrealized gain (loss)                                             $        -    $   18,321   $        -
Exercise of GlobalNet option through sale of GlobalNet stock               33,227             -            -
Conversion of note receivable into equity investment                            -           664            -
Acquisition of assets for stock                                               350             -            -
Company common stock in exchange for investment in GlobalNet                   64         6,335            -
Stock received for services and licenses                                        -         3,298            -

       The accompanying notes are an integral part of these consolidated financial statements.

                         TELESCAN, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       SIGNIFICANT ACCOUNTING POLICIES AND RELATED INFORMATION

THE COMPANY

         Telescan, Inc. ("Telescan" or the "Company") is committed to helping investors improve their investment results through advice and the educated use of proprietary investment search tools. The Company provides financial services marketed through two divisions. The Company's Consumer Division manages two Web properties, INVESTools.com and WallStreetCity.com, with the common goal of simplifying and enriching the investing consumer's financial life. The Company's Business-to-Business Division offers businesses an array of online financial solutions including quotes, charts, news, portfolio reports and stock and mutual fund screening tools to businesses seeking to expand their offerings online and gain greater cost efficiency through outsourcing.

         Telescan, Inc., a Texas corporation, was formed in 1983 to manufacture software and an online database containing analytical tools for financial analysis. In 1986, D. B. Technology, Inc. ("DB"), a Texas corporation, was formed for the purpose of acquiring Telescan, Inc. and was merged with Telescan, Inc., and filed a d.b.a. to use the name Telescan, Inc. In 1988, Max Ret, Inc., a Delaware corporation, was formed for the purpose of acquiring the outstanding common stock of DB. In 1989, Max Ret, Inc. issued 75% of its then outstanding stock to acquire all of the outstanding common stock of DB. Max Ret, Inc. then changed its name to Telescan, Inc.

         On May 28, 1999, the Company completed the acquisition of INVESTools, Inc. ("INVESTools") upon which the INVESTools stockholders exchanged all of their shares for shares of the Company's common stock in a business combination that was accounted for as a pooling-of-interests. The consolidated financial statements for the two years ended December 31, 1999 and the accompanying related notes reflect the Company's financial position and the results of operations as if INVESTools had been a wholly-owned subsidiary of the Company since inception. Prior to the acquisition, INVESTools had a fiscal year-end of June 30. The adjustment for the change in the year-end is reflected in the statement of stockholders' equity for the year ended December 31, 1999.

PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements include the accounts of Telescan, Inc. and its majority-owned subsidiaries for which the Company controls the operations. All significant intercompany transactions have been eliminated.

USE OF ESTIMATES

         The preparation of financial statements requires management to make estimates and assumptions that affect amounts reported in the financial statements and disclosures of contingent assets and liabilities. Ultimate results could differ from these estimates.

RECLASSIFICATIONS

         Certain prior years' balances have been reclassified to conform to the current year's presentation. These reclassifications had no impact on operating results.

CONCENTRATION OF CREDIT RISK

         The Company markets its products and services to a diverse customer base. Accounts receivable are generally unsecured and are derived primarily from revenues earned from customers located in the United States. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential credit losses; historically, such losses have been within management's expectations.

         The Company maintains deposits in banks, which may exceed the amount of federal deposit insurance available. Management believes the potential risk of loss on these accounts to be minimal.

SEGMENT REPORTING

         The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 131, DISCLOSURE ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, in 1997. The Company's business activities are represented by a single reportable segment, the distribution of content and analytical tools to investors via the computer. The Company provides services that have similar economic characteristics, technology, development processes, customers, distribution strategies and shared infrastructures. Although revenue information is available by revenue source, financial information for related costs and expense is not available by revenue source because the costs and expenses related to these services are common for all services. Accordingly, discrete financial information regarding results of operations' by revenue source is unavailable. Further, operating results by revenue source are not produced or reviewed by Telescan's chief operating decision maker to make decisions about resources to be allocated or to assess performance. Management personnel are not held accountable for the performance of a particular revenue source.

         The Consumer Divisions and Business-to-Business Divisions are a means of marketing services to the investor and are not reportable segments.

SIGNIFICANT CUSTOMERS

         The Company has an agreement with BPI Communications, Inc. ("BPI") to provide hosting and development services for multiple BPI Web sites. Revenue for these services represented 12% and 10% of total revenue for 2000 and 1999, respectively. This contract was amended on December 31, 2000 to a fixed fee arrangement for the first three months of 2001 and then the agreement and the fees are renewed month-to-month thereafter.

         The Company has a license agreement with NBC, whereby NBC uses Telescan's proprietary Internet technology for use on CNBC.com, a comprehensive Web site for personal finance. Under the agreement, Telescan developed the financial content portion of the CNBC.com Web site and currently provides hosting services for such content. Revenue from these services accounted for 10% and 13% of total revenue in 2000 and 1999, respectively. The Company generates revenue under the agreement from cost reimbursement, fixed monthly license fees and a percentage of advertising revenue generated from the site.

         There were no other customers that generated greater than 10% of revenue in 2000, 1999, or 1998.

CASH AND CASH EQUIVALENTS

         The Company considers all cash and cash investments with an original maturity of three months or less to be cash equivalents. The Company has invested excess cash in commercial paper and money market accounts and amounts included in the consolidated financial statements approximate fair value at the balance sheet date.

MARKETABLE SECURITIES

         The Company's marketable securities are classified as available-for-sale securities. Available-for-sale securities are carried at fair value with the unrealized gains and losses, net of tax, reported as a separate component within stockholders' equity entitled "accumulated comprehensive income." Realized gains and losses and permanent declines in value on available-for-sale securities are reported in other income or expense, as incurred. Realized investment gains (losses) are recognized using the specific identification method.

PROPERTY AND EQUIPMENT

         Property and equipment is stated at cost less accumulated depreciation. Depreciation is calculated on a straight-line method over the estimated useful lives of the assets, which range from three to seven years. Equipment under capital lease is amortized over the lesser of the remaining useful lives of the equipment or the lease term.

         Depreciation expense was approximately $1.8 million, $1.2 million and $1.1 million for the years ended December 31, 2000, 1999 and 1998, respectively.

INVESTMENTS

         The Company invests in equity instruments of privately-held information technology companies for business and strategic purposes. These investments are included in long-term assets and are accounted for under the cost method when ownership is less than 20% and the Company does not significantly influence or control the entity's operations. For these non-marketable investments, the Company regularly reviews the assumptions underlying the operating performance and cash flow forecasts in assessing the appropriate carrying value of the investments.

SOFTWARE DEVELOPMENT COSTS

         Costs for the development of software, including the costs of coding, software configuration, upgrades and enhancements are capitalized and amortized over the expected useful life, generally three to five years. Unamortized capitalized costs determined to be in excess of the net realizable value of the product are expensed at the date of such determination. The accumulated amortization and related software development costs are removed from the respective accounts effective in the year following full amortization.

         Amortization expense was $1.0 million, $2.1 million, and $2.6 million, for the years ended December 31, 2000, 1999 and 1998, respectively. Accumulated amortization totaled $204,000 and $5.0 million at December 31, 2000 and 1999, respectively.

LONG-LIVED ASSETS

         The Company reviews all long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If indicators suggest that impairment is probable, the Company will prepare an estimate of undiscounted future cash flows expected to result from the use of the asset. If impairment is indicated, an adjustment will be made to reduce the carrying amount of the asset to its fair value. The Company did not recognize any such impairment in 1999. In 2000 and 1998, the Company adjusted the carrying value of certain long-lived assets, primarily capitalized software development costs, capital data costs and related goodwill, to their estimated fair value, resulting in a non-cash impairment loss of $4.2 million and $1.5 million, respectively, which is included in write down of assets and other charges in the consolidated statement of operations.

INCOME TAXES

         Deferred tax assets and liabilities are recognized for temporary differences between the financial reporting basis and the tax basis of assets and liabilities, at the enacted tax rates expected to be in effect when the temporary differences reverse.

         A valuation allowance for deferred tax assets is provided if it is more likely than not that some portion of the deferred tax asset will not be realized. An increase or decrease in a valuation allowance that results from a change in circumstances that causes a change in judgment about the reliability of the related deferred tax asset is included in income. A change related to fluctuations in fair value of available-for-sale securities is included in accumulated comprehensive income in stockholders' equity.

MINORITY INTEREST

         The minority interest relates to the Company's investment in Knowledge Express Data Systems, L.C., ("KEDS") which was sold subsequent to year end. Refer to Note 14 for additional discussion of this subsequent event. The minority investment was reduced to zero as of December 31, 1999.

REVENUE RECOGNITION

         The Company primarily derives revenue from the following sources:
(1) licensing of analytical tools, (2) development and hosting of third party Web sites, (3) subscriptions to WallStreetCity.com and to newsletters through INVESTools.com, (4) web site and e-mail advertising, (5) e-mail list management for third parties, and (6) e-mail list rental. License fees and hosting revenue are recognized ratably over the term of the hosting arrangements, which range from two to five years. Development revenue is recognized when Web site development is complete, the Web site has been launched and hosting has begun. Revenue for all other services is recognized in the period in which the services are provided. Deferred revenue is recorded for cash received for which services have not been provided.

DEFERRED REVENUE

         Deferred revenue is primarily comprised of billings in excess of recognized revenue relating to license and service fees.

STOCK-BASED COMPENSATION

         SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, allows companies to adopt either of two methods for accounting for stock options. The Company accounts for its stock based compensation plans under APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES. In accordance with SFAS No. 123, certain proforma disclosures are provided in Note 10. The Company's long-term incentive plans provide for the award of stock options to employees and directors.

ADVERTISING COSTS

         Advertising costs are expensed when the initial advertisement is run and are included in selling and marketing expenses. Advertising costs for the years ended December 31, 2000, 1999 and 1998 were $296,000, $433,000, and
$808,000, respectively.

COSTS OF ACQUISITION OPPORTUNITIES

         Internal costs associated with a business combination are expensed as incurred. Direct and incremental costs related to successful negotiations where the Company is the acquiring company are capitalized as part of the cost of the acquisition. Costs associated with unsuccessful negotiations are expensed when it is probable that the acquisition will not occur.

NET LOSS PER SHARE

         Net loss per share is computed by using the weighted average number of shares of common stock outstanding. At December 31, 2000 there were approximately 4.2 million shares of common stock potentially issuable with respect to stock options, warrants, and convertible preferred stock, which were excluded from the net loss per share calculation because they are antidilutive.

RECENTLY ISSUED ACCOUNTING STANDARDS

         In December 1999, the SEC issued Staff Accounting Bulleting 101, "Revenue Recognition in Financial Statements" (SAB 101), which provides guidance related to revenue recognition based on interpretations and practices following by the SEC. The adoption of SAB 101 in the first quarter of 2000 did not have a material impact on the Company's financial position or results of operations.

         In March 2000, the Emerging Issues Task Force ("EITF") reached a consensus on Issue No. 00-2, "ACCOUNTING FOR WEB SITE DEVELOPMENT COSTS" that requires certain Web site development costs to be capitalized. The adoption of EITF 00-2 did not have a material impact on the Company's financial position or results of operation.

         In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. SFAS No. 133, as amended by SFAS No. 137 effective for years beginning after June 15, 2000, requires derivatives to be recorded in the balance sheet as an asset or liability measured at its fair value, with changes in the derivative's fair value recognized currently in earnings unless specific hedge accounting criteria are met. The Company does not invest in derivative instruments and therefore does not believe that this statement will have a material impact on the Company's financial statements.

2.       BALANCE SHEET COMPONENTS (IN THOUSANDS):

          PROPERTY AND EQUIPMENT:                                          2000                1999
                                                                        ----------         ----------
          Property, computer and other equipment                        $    6,017         $    5,487

          Furniture and fixtures                                               584                655

          Software                                                             546                504
                                                                        ----------         ----------
               Total property and equipment                                  7,147              6,646

          Less: accumulated depreciation and amortization                   (3,716)            (3,002)
                                                                        ----------         ----------
                   PROPERTY AND EQUIPMENT, NET                          $    3,431         $    3,644
                                                                        ==========         ==========

          OTHER CURRENT LIABILITIES:                                        2000              1999
                                                                        ----------         ----------

          Accrued payroll                                               $      941         $      485

          Accrued royalties                                                    869                100

          Current portion of long term obligations                             261                425

          Other accrued liabilities                                             89                252
                                                                        ----------         ----------

             OTHER CURRENT LIABILITIES                                  $    2,160         $    1,262
                                                                        ==========         ==========

3.       ACQUISITIONS

2000 ACQUISITION OPPORTUNITIES

         During 2000, Telescan evaluated a number of opportunities to add key technologies, enhance market presence and complement existing products and services through acquisitions.

         In August 2000, the Company entered into a merger agreement with GlobalNet Financial.com, Inc. ("GlobalNet") in which each share of Telescan common stock would be exchanged for 0.50 shares of GlobalNet common stock. During the ensuing due diligence period, the companies determined that their business strategies would be best served if they were pursued separately. In September 2000, a termination agreement was signed and the costs associated with this acquisition opportunity totaling $4.5 million were expensed. A summary of the material terms of the termination agreement is as follows:

               - The Company exchanged 272,500 shares of GlobalNet common stock the Company owned with GlobalNet for the 545,000 shares of Company common stock GlobalNet owned. These shares of Company common stock were subsequently cancelled.

               - GlobalNet purchased 276,495 shares of GlobalNet common stock the Company owned for $6.00 per share.

               - GlobalNet paid the Company $250,000 in cash for expenses incurred in connection with the proposed acquisition opportunity.

               - The Company and GlobalNet terminated most of their contracts and agreements, and dismissed all related outstanding receivables. The Company accelerated recognition of deferred revenue of $1.0 million currently into revenue on these contracts as the termination relieved the Company of future performance obligations under these contracts.

               - The Company agreed it would not sell, transfer, or dispose of its shares of GlobalNet common stock until July 2001, except for 50,000 shares per month for six consecutive months beginning October 1, 2000. During the fourth quarter of 2000, the Company sold 150,000 shares of GlobalNet stock on the open market under the terms of this agreement.

         Additional merger and acquisition opportunities the Company explored during 2000 resulted in an additional $545,000 in costs of acquisition opportunities expensed.

1999 ACQUISITION OPPORTUNITIES

         On May 28, 1999, the Company completed the acquisition of INVESTools, Inc., a privately held company. INVESTools operated an investment advice Web site, featuring continually updated portfolio advice from recognized money managers, as well as online investment advisory newsletters. Under the terms of the acquisition agreement, which was accounted for as a pooling-of-interests, Telescan issued 2,124,976 shares of common stock in exchange for all of INVESTools' outstanding shares and assumed 220,955 options to purchase Telescan common stock. All outstanding INVESTools, Inc. preferred stock and warrants were converted to common stock immediately prior to the acquisition. During 1999, the Company recorded a one-time charge of $3.3 million for acquisition-related costs. These costs consisted of investment banking fees, legal and accounting fees, and certain other expenses directly related to the acquisition.

         INVESTools had a June 30 fiscal year end and, accordingly, the INVESTools statements of operations for the years ended June 30, 1998 and 1997 have been combined with the Company's statements of operations for the calendar years ended December 31, 1998 and 1997, respectively. In order to conform INVESTools' year-end to the Company's calendar year end, the consolidated statement of stockholders' equity was adjusted for the operating results of INVESTools for the period from July 1, 1998 to December 31, 1998 which is not included in the consolidated results of operations. The following is a summary of operating results for that period (in thousands):

Revenue                        $     1,058
Expenses                             2,376
                               -----------
    Net loss                   $    (1,318)
                               ===========

         INVESTools' historical financial statements have been adjusted to conform to the accounting policies and practices of the Company. These adjustments primarily related to the classification of interest and other income and the classification of restricted cash. These conforming adjustments did not change the net loss INVESTools reported.

         Separate revenues, net loss and related per share amounts of the merged entities are presented in the following table (in thousands):

                                             1998
                                        -------------
REVENUE:
     Telescan, Inc. (restated)            $    13,778
     INVESTools                                 1,456
                                        -------------
     Revenue as reported                  $    15,234
                                        =============
NET LOSS:
     Telescan, Inc.                       $    (6,038)
     INVESTools                                (2,163)
                                        -------------
     Net loss, as reported                $    (8,201)
                                        =============

LOSS PER SHARE:
     Telescan, Inc.                       $     (0.48)
     INVESTools                                 (0.18)
                                        -------------
     Loss per share as reported           $     (0.66)
                                        =============

4.       NOTES RECEIVABLE

         In November 1999, the Company entered into a loan agreement with TeamVest to loan $4.2 million for one year at a rate of LIBOR plus 2%, payable at maturity. The note was secured by guarantees from certain key principals of TeamVest and was convertible into equity interests in TeamVest, subject to certain conditions in the agreement. In addition, the agreement contained a warrant permitting the Company to purchase additional equity interests in TeamVest at such time that the loan was converted into an equity interest if certain conditions were met. At December 31, 2000, the Company had accrued $394,000 in interest, which is classified with the note receivable. The Company recognized license fee and development revenue from TeamVest of $399,000 in 2000.

         In January 2001, this note was settled. Refer to Note 14 for further details of this subsequent event.

5.       MARKETABLE SECURITIES

         During 1999 and the first quarter of 2000, the Company acquired marketable securities in companies as payment for services rendered or as an investment to support a strategic alliance. At December 31, 2000, these investments were as follows:

                                                                          COST BASIS AT
NAME                                           ORIGINAL COST            DECEMBER 31, 2000
--------------------------------               --------------          -------------------
GlobalNetFinancial.com, Inc.                    $22.4 million               $2.8 million
Individual Investor Group, Inc.                   4.1 million                 .5 million
FreeRealTime.com, Inc.                            3.0 million                 .3 million
Stockwalk Group, Inc.                             2.4 million                 .6 million

         Consistent with the overall market for Internet stocks, the Company has seen the market value of these investments decrease during 2000. In the fourth quarter of 2000, the Company assessed these investments and concluded that each of the marketable securities had experienced an "other than temporary" decline in value and, in accordance with SFAS 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES, the cost basis of these investments, classified as available-for-sale, was written down to market value and a realized loss of $27.7 million was recognized. As a result, cost basis equals fair market value as indicated by the market and there are no unrealized gains or losses at December 31, 2000.

          The Company began selling these investments in the fourth quarter of 2000 and will continue to sell these investments in 2001 because they are considered to be a non-strategic asset and provide working capital. Therefore, these investments were reclassified as current assets in the accompanying balance sheet at December 31, 2000. The majority of these marketable securities are subject to restrictions under Rule 144 of the Securities Act of 1933 which, among other things, limit the quantity that can be sold through a broker for a period of time.

         In March 2000, the Company exercised an option acquired in March 1999 to acquire additional shares of GlobalNet stock. A gain of $20.7 million was recorded in the first and second quarters related to sales of GlobalNet securities, the proceeds of which were used to exercise this option. Additional sales in the fourth quarter of 2000 reduced this gain to $19.4 million for the year. There were no other sales of marketable securities during 2000.

6.       INVESTMENTS

         During 1999 and 2000 the Company made strategic investments in other companies, which had technologies that were compatible with or enhanced the Company's technology or content. These investments are carried at cost because the Company owns less than 20% of the total equity and has no significant influence or control over the operations. Due to weaknesses in the market related to Internet companies, the Company continuously reviewed the market value of these investments for indications that the value had declined below cost permanently or that the Company would not be able to recover its investment. Based on these assessments, these investments were written down $5.1 million during 2000. This charge is included in write down of assets and other charges in the consolidated statement of operations.

7.       COMMITMENTS AND CONTINGENCIES

COMMITMENTS

         CAPITAL LEASES

         The Company has entered into capital lease commitments that expire early in 2002. The future minimum lease payments under these agreements are $267,000 and $46,000 for 2001 and 2002, respectively. The present value of these minimum payments totals $307,000, with $6,000 attributable to interest. The interest rates on these leases range from 3% to 10%. Computer and telephone equipment under capital lease totaled $1.4 million and $1.8 million at December 31, 2000 and 1999, respectively with related accumulated depreciation of $1.2 million per year.

         INTEREST PAID

         The Company paid $26,000, $264,000 and $115,000 for interest during the years ended December 31, 2000, 1999 and 1998, respectively.

         OPERATING LEASES

         The Company has commitments to lease office space and equipment under non-cancelable operating leases. Rent expense under operating leases totaled $1.5 million, $1.3 million and $1.1 million for the years ended December 31, 2000, 1999 and 1998, respectively. Future minimum payments under non-cancelable leases are as follows (in thousands):

YEARS ENDING DECEMBER 31,
             2001*               $        1,723
             2002                         2,183
             2003                         1,474
             2004                         1,484
             2005                         1,142
          Thereafter                          -
                                 --------------
             Total               $        8,006
                                 ==============

         *In 2001, the Company does not pay rent for the last six months of the year.

CONTINGENCIES

         From time to time the Company is involved in certain legal actions arising in the ordinary course of business. It is the opinion of management that such litigation will be resolved without a material effect on the Company's financial position or results of operations.

         In August 2000, a lawsuit was filed against the Company in the United States District Court for the Southern District of New York by a former employee alleging that the Company failed to grant him certain stock options to which he was entitled. The Company has responded to the complaint and the case is proceeding before the court. Although no assurances can be given, the Company believes that the ultimate resolution of the litigation will not have a material adverse impact on the Company's financial position or results of operations.

8.       INCOME TAXES

         At December 31, 2000, the Company had net operating loss carryforwards for income tax reporting purposes of approximately $28.9 million, which expire in years 2009 to 2020. A portion of the $5.0 million in net operating loss carryforwards acquired with the INVESTools, Inc. acquisition are currently limited as to use.

         Deferred tax assets and liabilities consisted of the following at December 31, 2000 and 1999 (in thousands):

                                                                        2000            1999
                                                                    -----------    ------------
          Deferred tax assets:
               Acquisition costs capitalized for tax purposes          $  1,217       $  1,217
               Deferred revenue                                               -          2,196
               Net operating loss carryforwards                           9,838          5,155
               Net unrealized gains (losses) on securities                6,703              -
               Other                                                        181              -
                                                                    -----------    ------------
                  Total deferred tax asset                               17,939          8,568
               Less: Valuation allowance                                (16,862)        (7,148)
                                                                    -----------    ------------
          Deferred tax asset, net                                         1,077          1,420
          Deferred tax liability:
               Accumulated depreciation                                  (1,077)        (1,420)
               Net unrealized gains (losses) on securities                    -        (11,229)
                                                                    -----------    ------------
          Deferred tax liability, net                                  $      -       $(11,229)
                                                                    ===========    ============

         The valuation allowance increased approximately $9.7 million during 2000. In as much as the Company's recognition of an impairment of the marketable securities portfolio would suggest an anticipated capital loss from the eventual disposition of the securities, and since capital losses are allowed for tax purposes only to the extent of capital gains, the net deferred tax effects related to the market value adjustments have been reduced to zero.

         The following is a reconciliation of expected to actual income tax expense based upon the statutory rates:

                                                                       YEARS ENDED DECEMBER 31,
                                                              ----------------------------------------
                                                                   2000          1999          1998
                                                              ------------   -----------   -----------
           Federal income tax benefit at statutory rates         $ (10,419)     $ (2,040)     $ (2,788)
           Acquisition costs capitalized for tax purposes                -         1,217             -
           Other, net                                                  705            45          (295)
           Change in valuation allowance                             9,714           778         3,083
                                                              ------------   -----------   -----------
           Actual Provision                                      $       -      $      -      $      -
                                                              ============   ===========   ===========

9.       STOCKHOLDERS' EQUITY

CLASSES OF CAPITAL STOCK

         The Company has two classes of capital stock: convertible preferred stock and common stock. During 1999, the Board of Directors approved an amendment to the Restated Certificate of Incorporation to increase the total number of authorized shares of all classes of capital stock to a total of 40,000,000 shares. The Company is authorized to issue up to 30,000,000 shares of common stock with a par value of $.01 and 10,000,000 shares of convertible preferred stock with a par value of $.01.

CAPITAL STOCK ACTIVITY

         In October 2000, as part of the termination agreement with GlobalNet discussed in Note 3, the Company received the 545,000 shares of Company stock issued to GlobalNet in 1999 in exchange for 272,500 shares of GlobalNet stock the Company owned. These shares were subsequently cancelled.

         In May 2000, the Company settled conflicting contractual claims with CyberAction, Ltd. for $1.1 million, which is included in write down of assets and other charges in the consolidated statement of operations. As part of the settlement, the Company issued 91,628 shares of common stock and issued an option to purchase 25,000 shares of the Company's common stock at an exercise price of $10.75 per share. The option expires May 5, 2002.

         In March 2000, as consideration for the purchase of the assets of Reality Sports, Inc., the Company issued 15,596 shares to Reality Sports, Inc. and 1,071 shares to CCCC Enterprises, Ltd.

         In January 1999, the Company sold 1,220,237 shares of its common stock in a private placement to NBC in conjunction with its affiliate, GE Capital Equity Investments, Inc. The Company received net proceeds of $8,655,000 from the transaction. The resale of the stock is restricted under Rule 144, subject to demand registration rights on one-half of the shares.

         In July 1999, the Company sold an additional 1,111,111 shares of its common stock in a private placement to NBC and received net proceeds of $23,970,000. The resale of the stock is also restricted under Rule 144 subject to demand registration rights on one-half of the shares. At December 31, 1999, NBC held 14.2% of the Company's outstanding shares.

         In March 1999, the Company entered into an agreement with GlobalNet to exchange 520,000 shares of its common stock for 2,715,337 shares of GlobalNet common stock, giving the Company a 9.9% ownership interest in GlobalNet. In addition the Company issued 25,000 shares of its common stock for a one-year option to purchase additional shares such that, upon exercise of the option, the Company could own an aggregate of 19.9% of GlobalNet's then outstanding common stock. The exercise price of the option was set at $12.00 per share. This option was exercised in March and April of 2000.

         In May 1998, the Company issued 120,000 shares of 5% Class A Convertible Preferred Stock for $3.0 million dollars. In connection with the issuance of the preferred stock, there is an incremental yield that arises from the conversion discount from fair value that is considered a dividend to preferred stockholders. The amount is determined as the fixed discount from market (5%) based on the closing price at May 15, 1998 and is calculated as follows:

Closing price at May 15, 1998                7 3/8
Fixed discount from market                       5%
                                    --------------
                                    $         0.37
Shares issued                              120,000
                                    --------------
Incremental yield                   $       44,400
                                    ==============

         Preferred stockholders had the option to convert the preferred shares into common stock at any time after May 15, 1998. The conversion price of the preferred stock conversion into common stock was to be based on a defined formula and capped at a maximum of $8.62 per share. In January 2001, the holders of the 120,000 shares of 5% Class A Convertible Preferred Stock exchanged all of their shares for 120,000 shares of 4% Class B Convertible Preferred Stock. Refer to Note 14 for details of this subsequent event.

10.      STOCK OPTION PLANS

EMPLOYEE STOCK OPTION PlANS

         DESCRIPTION OF PLANS

         2000 STOCK OPTION PLAN

         Approved by stockholders in August 2000, the Company has reserved
1.0 million shares for grant under this Plan for issuance to officers, directors, and employees. The Plan expires August 2010. Under the Plan, incentive options may be granted at the fair market value of the Company's common stock at the date of the grant, as determined by the Board of Directors, but not less than $1.50 per share. Non-statutory options may be granted at prices equal to or greater than $1.50 per share, as determined by the Board of Directors. Options generally expire ten years from the date of grant.

         AMENDED 1995 STOCK OPTION PLAN

         This Plan was amended in June 2000 to increase the number of shares available for grant to 1.2 million for issuance to officers, directors, and employees. The Plan expires March 2005. Under the Plan, incentive options may be granted at the fair market value of the Company's common stock at the date of the grant, as determined by the Board of Directors, but not at less than $1.50 per share. Non-statutory options may be granted at prices equal to or greater than $1.50 per share, as determined by the Board of Directors. Options generally expire ten years from the date of grant.

         AMENDED 1990 STOCK OPTION PLAN

         The Company reserved 1.5 million shares for grant under this Plan for issuance to officers, directors, and employees. This Plan expired in August 2000 and no new options are being granted from this Plan. Options granted under this plan were granted at fair market value at the date of grant and generally expire ten years from the date of the grant.

         INVESTOOLS' STOCK OPTION PLANS

         The Company reserved 220,995 shares of its common stock for issuance under three Stock Option Plans for employees and consultants of INVESTools. No new options are being granted under these plans. Options granted under these plans were granted at fair market value at the grant date and generally expire ten years from the date of the grant.

         EMPLOYEE STOCK OPTION PLAN ACTIVITY

         The following is a summary of option activity under these plans:

                                           TOTAL SHARES UNDER   WEIGHTED AVERAGE
                                                 OPTION          EXERCISE PRICE
                                           ------------------   ----------------
       BALANCE - JANUARY 1, 1998                      872,476   $           4.26
           Granted                                    447,117               6.37
           Cancelled                                  (47,925)              1.94
           Exercised                                 (169,250)              2.69
                                           ------------------   ----------------
       BALANCE - DECEMBER 31, 1998                  1,102,418               5.50
           Pooling Adjustment                          (9,184)              0.39
           Granted                                    306,949              11.17
           Cancelled                                  (75,826)              6.12
           Exercised                                 (516,681)              4.00
                                           ------------------   ----------------
       BALANCE - DECEMBER 31, 1999                    807,676               8.56
           Granted                                  1,997,139              10.93
           Cancelled                                 (260,397)             15.29
           Exercised                                 (183,516)              3.73
                                           ------------------   ----------------
       BALANCE - DECEMBER 31, 2000                  2,360,902   $          10.19
                                           ==================   ================

           The following table summarizes information about options outstanding at December 31, 2000:

                          OPTIONS OUTSTANDING                   OPTIONS EXERCISABLE
                ----------------------------------------   ----------------------------
                                  WEIGHTED
                                  AVERAGE       WEIGHTED
   RANGE OF                   REMAINING YEARS    AVERAGE                   WEIGHTED
   EXERCISE        NUMBER      OF CONTRACTUAL   EXERCISE     NUMBER         AVERAGE
    PRICES      OUTSTANDING         LIFE         PRICES    EXERCISABLE   EXERCISE PRICE
-------------   -----------   ---------------   --------   -----------   --------------
$   0 - $4.99    1,005,520          9.25         $ 2.19       448,468        $ 2.41
 5.00 -  9.99      397,064          5.46           7.29       394,789          7.28
10.00 - 14.99       71,016          6.59          12.41        71,016         12.41
15.00 - 19.99      458,092          9.01          18.93       158,092         18.81
20.00 - 24.99      423,710          8.15          21.91       341,510         21.78
25.00 - 30.00        5,500          9.07          25.14         5,500         25.14
                ----------         -----         ------    ----------        ------

        TOTAL    2,360,902          8.29         $10.19     1,419,375        $10.84
                ==========         =====         ======    ==========        ======

STOCK OPTIONS GRANTED TO THIRD PARTIES

         DESCRIPTION OF GRANTS

         The Company issues options to certain outside vendors as payment for services rendered. The options are valued based on the value of services received, if available, or at fair market value of the option at the date of grant.

         STOCK OPTION ACTIVITY

         The following is a summary of option activity:

                                                             WEIGHTED
                                           TOTAL SHARES      AVERAGE
                                           UNDER OPTION   EXERCISE PRICE
                                           ------------   --------------
       BALANCE JANUARY 1, 1998                   60,000   $         5.26
            Granted                              50,000             6.75
                                           ------------   --------------
       BALANCE DECEMBER 31, 1998                110,000             5.94
            Granted                              75,000            20.00
            Exercised                           (60,000)            6.72
            Cancelled                           (37,500)            5.00
                                           ------------   --------------
       BALANCE DECEMBER 31, 1999                 87,500            17.86
            Granted                              25,000            10.75
                                           ------------   --------------
       BALANCE DECEMBER 31, 2000                112,500   $        16.28
                                           ============   ==============

         The 60,000 options exercised during 1999 were cashless exercises. The remaining options outstanding have a weighted average remaining life of three years.

         PRO FORMA DISCLOSURES

         Had compensation expense arising from stock-based compensation been determined consistent with the provisions of SFAS 123, net loss and net loss per share would have been as follows (in thousands, except per share amounts):

                                           2000         1999
                                        ----------   ----------
       Net loss:
                As reported             $ (30,644)    $ (5,850)
                Pro forma                 (42,041)      (6,974)
       Net loss per common share:
                As reported             $   (1.85)    $  (0.39)
                Pro forma                   (2.53)       (0.46)

         The weighted average fair values of the options granted during 2000, 1999 and 1998 were $9.19, $10.79 and $3.79 respectively. The fair value of each option grant was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions; risk free rates ranging from 5.74% to 6.88% for 2000 and 5.00% to 6.15% for 1999; volatility factors ranging from 75.9% to 78.4% for 2000 and 78.67% and 86.14% for 1999; expected lives of 10 years for 2000 and 3 years for 1999; and no assumed dividend yield in either period.

11.      EMPLOYEE BENEFITS

         The Company sponsors a defined contribution 401(k) Profit Sharing Plan for its employees. The plan provides participants a mechanism for making contributions for retirement savings. Each participant may contribute certain amounts of eligible compensation. The plan allows for Company matching contributions, and effective January 1, 2000, the Company invoked this privilege, matching 25% of participant contributions up to 1% of salary.

12.      FAIR VALUE OF FINANCIAL INSTRUMENTS

         At December 31, 2000, the book value of the Company's financial instruments equaled market.

         At December 31, 1999, the book value of cash and cash equivalents, notes receivable excluding the TeamVest note, marketable securities and capital lease obligations equaled market value. The fair market value of the TeamVest note receivable reported at cost was not determinable because it was convertible into equity of a private company. The fair value of investments reported at cost was not readily determinable since they represent equity investments in private companies.

13.      RELATED PARTIES

KEDS

         At December 31, 2000 the Company owned 55.58% of KEDS and a joint venture controlled by GRF Interests, Inc., owned the remainder. G. Robert Friedman, a significant stockholder and former director of the Company, controls GRF Interests, Inc. In February 2001, all owners sold their interests to an unrelated third party. Refer to Note 14 for more details of this subsequent event.

TELEBUILD, L.C. ("TELEBUILD")

         At December 31, 2000, the Company owned 15.83% of Telebuild. Friedman Interests, Inc, and the Brown Family Partnership own 45.42% and 25.44%, respectively. G. Robert Friedman, a significant stockholder and former director of the Company, controls Friedman Interests, Inc. David L. Brown, Director and former Chairman of the Company and other members of the Brown family own the Brown Family Partnership. The Company recognized contract revenue from Telebuild of $55,000, $1,369,000, and $1,152,000 in 2000, 1999, and 1998, respectively.
The Company recognized contract expense of $1,241,000, and 1,016,000 during the years ended 1999, and 1998, respectively. As of December 31, 2000 and 1999, $19,000 and $1,043,000 were due from Telebuild for contract services provided. At December 31, 2000, the Company's investment in Telebuild was zero.

GRO CORPORATION ("GRO")

         Mr. Greg E. Gensemer, an officer of Telescan, serves on the Board of Directors for GRO. The Company has entered into licensing and servicing agreements with this company. In December 2000, the licensing agreement was amended to terminate development of a new product for GRO. As a result of this modification, $153,000 of deferred license fees for GRO were accelerated and recognized as revenue in 2000. At December 31, 2000, the Company still had approximately $358,000 of deferred license fees from GRO to be recognized as revenue through 2003. The Company recognized $190,000 in revenue during 2000 from this licensing agreement. The Company owned 603 shares of GRO Corporation representing an ownership interest of 5.1% at December 31, 2000.

NATIONAL BROADCASTING COMPANY, INC. ("NBC")

         In a letter agreement dated February 22, 1999 between the NBC and the Company, NBC was granted the right to have an individual designated by NBC (the "NBC Designee") included as a nominee for the Board of Directors of the Company. NBC shall have this right until GE Capital Equity Investments, Inc. ("GE Equity") owns less than 5% of the outstanding common stock of the Company or the license agreement with NBC terminates or expires, whichever event occurs earlier. Pursuant to this agreement, NBC has designated and the Board of Directors has approved Ms. Elisabeth Y. Sami.

         In addition, GE Equity has the right to designate an individual to be present at all Board of Director meetings. Such individual will not be a participating or voting member of the Board of Directors and may remain as a designee so long as GE Equity owns at least 5% of the Company's outstanding common stock. Note 1 to the financial statements discusses activity with NBC during 1999 under the caption "Concentration of Credit Risk."

14.      SUBSEQUENT EVENTS

TEAMVEST

         In January 2001, the Company received a $1.5 million payment on the $4.2 million note receivable due from TeamVest that the Company entered into in November 1999 (refer to Note 4 for details). The Company then exercised its option to convert the remaining balance due on the note, plus accrued interest of $407,000, into 1.9 million shares of TeamVest common stock.

CONVERTIBLE PREFERRED STOCK

         In January 2001, the holders of the 120,000 shares of Class A 5% Convertible Preferred Stock agreed to exchange all of their shares for new Class B 4% Convertible Preferred Stock. This stock pays $1.00 per share per annum in dividends and is convertible into 3,000,000 shares of Common Stock, which the Company has reserved for such conversion. The stock automatically converts on May 15, 2002.

KEDS

         In February 2001, all interests in KEDS, including the Company's 56% interest, were sold to a third party. The net liabilities of KEDS, a consolidated subsidiary of the Company, were reclassified as net liabilities held for sale and are included in other liabilities on the balance sheet at December 2000. In February 2001, the Company recognized a $9,000 loss on the sale.

BPI

         The Company had an agreement with BPI to provide hosting and development services for multiple BPI Web sites. Revenue for these services represented 12% and 10% of total revenue for 2000 and 1999, respectively. This contract was amended on December 31, 2000 to a fixed fee arrangement for the first three months of 2001 and then the agreement and the fees are renewed month-to-month thereafter.

15.      UNAUDITED SELECTED QUARTERLY RESULTS OF OPERATIONS

                                                        (in thousands, except per share data)

                                                                    QUARTERS ENDED
                                                 ---------------------------------------------------
                                                  12/31/00      9/30/00       6/30/00       3/31/00
                                                 ---------     ---------     ---------     ---------
Revenue                                          $   8,003     $   9,183     $   8,925     $   9,827
Cost and expenses from operations                   11,650        17,462        18,186        11,848
                                                 ---------     ---------     ---------     ---------
Loss from operations                                (3,647)       (8,279)       (9,261)       (2,021)
Other income (expense)                             (28,726)          180         8,865        12,245
Income tax (expense) benefit                             -             -         2,041        (2,041)
                                                 ---------     ---------     ---------     ---------
Net income (loss)                                $ (32,373)    $  (8,099)    $   1,645     $   8,183
                                                 =========     =========     =========     =========
Net income (loss) attributable to common
stockholders                                     $ (32,410)    $  (8,137)    $   1,607     $   8,146
                                                 =========     =========     =========     =========

EARNINGS PER SHARE - BASIC
Net income (loss)                                $   (1.97)    $   (0.48)    $    0.10     $    0.49
                                                 =========     =========     =========     =========
Weighted average shares                             16,450        16,829        16,747        16,633
                                                 =========     =========     =========     =========

EARNINGS PER SHARE - DILUTED
Net income (loss)                                $   (1.97)    $   (0.48)    $    0.09     $    0.47
                                                 =========     =========     =========     =========
Weighted average shares                             16,450        16,829        17,371        17,469
                                                 =========     =========     =========     =========


                                                                    QUARTERS ENDED
                                                 ---------------------------------------------------
                                                  12/31/99      9/30/99       6/30/99       3/31/99
                                                 ---------     ---------     ---------     ---------
Revenue                                          $   8,928     $   6,735     $   6,039     $   4,736
Cost and expenses from operations                    8,991         7,773        10,055         5,904
                                                 ---------     ---------     ---------     ---------
Loss from operations                                   (63)       (1,038)       (4,016)       (1,168)
Other income (expense)                                 268           166            34           (89)
Minority interest loss                                   -             -            24            32
                                                 ---------     ---------     ---------     ---------
Net income (loss)                                $     205          (872)    $  (3,958)    $  (1,225)
                                                 =========     =========     =========     ========
Net income (loss) attributable to common
stockholders                                     $     168     $    (910)    $  (3,995)    $  (1,263)
                                                 =========     =========     =========     =========

EARNINGS PER SHARE - BASIC
Net income (loss)                                $    0.01     $   (0.06)    $   (0.26)    $   (0.09)
                                                 =========     =========     =========     =========
Weighted average shares                             16,511        16,174        15,131        14,068
                                                 =========     =========     =========     =========

EARNINGS PER SHARE - DILUTED
Net income (loss)                                $    0.01     $   (0.06)    $   (0.26)    $   (0.09)
                                                 =========     =========     =========     =========
Weighted average shares                             17,348        16,174        15,131        14,068
                                                 =========     =========     =========     =========

16.      LIQUIDITY

         The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has an accumulated deficit of $58.4 million through December 31, 2000 and had negative cash flows from operations of $6.1 million, $2.5 million and $2.1 million for 2000, 1999, and 1998, respectively. It is the Company's intention to control its operating expenses while continuing to invest in its existing products. In addition, the Company has implemented changes intended to reduce certain operating and general and administrative expenses. The Company will continue to liquidate its marketable securities portfolio during 2001 and is continuing its exploration of strategic alternatives. The Company has incurred losses and is not achieving its fiscal year 2001 revised projected revenues or cash flows from operations. Additionally, the fair value of the Company's remaining marketable securities has continued to decline. These matters raise substantial doubt about the Company's ability to continue as a going concern. The Company is in the process of consummating a merger with ZiaSun Technologies, Inc., as discussed in
Note 17. If this merger is consummated prior to year-end, management believes the combined entity will have sufficient cash flows to fund operations and capital requirements. Should the Company's operating results not sufficiently improve or if the merger is not consummated, it is probable that the Company will not be able to sustain operations through December 31, 2001. There can be no assurance that the Company will be able to successfully consummate the merger. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

17.      EVENTS SUBSEQUENT TO AUDITOR'S REPORT (UNAUDITED)

SPECIAL AND OTHER CHARGES

         The Company incurred $4.5 million in investment losses and severance costs in the nine months ended September 30, 2001.

MERGER WITH ZIASUN TECHNOLOGIES, INC.

         In May 2001, the Company executed a merger agreement with ZiaSun to form a new company, INVESTools Inc. ("INVESTools"). The new company will provide investor education, financial publications and analytical tools worldwide. The merger will be a stock for stock exchange with shareholders of ZiaSun receiving 75% of the stock in the new company and Telescan stockholders receiving 25% of the stock in the new company. Each share of ZiaSun common stock will be exchanged for one share of INVESTools common stock and each share of Telescan comomn stock will be exchanged for 0.55531 of a share of INVESTools common stock. The Company expects to complete the merger in November 2001.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF TELESCAN, INC.:

We have audited, in accordance with auditing standards generally accepted in the United States, the consolidated financial statements of Telescan, Inc. and subsidiaries as of December 31, 2000 and for the year then ended included in this Prospectus and have issued our report thereon dated February 21, 2001 (except with respect to the matters discussed in Note 16, as to which the date is September 25, 2001). Our audit was made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The Schedule listed in Item 14-2 is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. Information on this schedule for the year ended December 31, 2000 has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.



ARTHUR ANDERSEN LLP

Houston, Texas
February 21, 2001 (except with respect to the Matters discussed in Note 16
As to which the date is September 25, 2001)

                    INDEPENDENT AUDITOR'S REPORT ON SCHEDULE


Board of Directors and Stockholders
Telescan, Inc.
Houston, Texas

We have audited the financial statements of Telescan, Inc. and subsidiaries as of December 31, 1999 and 1998, and for each of the years in the two-year period ended December 31, 1999. Our audits for such years also included the financial statement schedule of Telescan, Inc. and subsidiaries, listed in Item 14-2, for each of the years in the two-year period ended December 31, 1999. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to report on this schedule based on our audits. In our opinion, such a financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth herein.



HEIN + ASSOCIATES LLP
Houston, Texas
February 25, 2000

                                     TELESCAN, INC. AND SUBSIDIARIES
                             SCHEDULE I - VALUATION AND QUALIFYING ACCOUNTS
                                             (IN THOUSANDS)

                                                                           DEDUCTIONS:
                                                                            ACCOUNTS
                                       BALANCE AT         ADDITIONS:       WRITTEN OFF
                                      BEGINNING OF     CHARGED TO COST       AGAINST        BALANCE AT
          DESCRIPTION                   THE YEAR         AND EXPENSES       ALLOWANCE      END OF YEAR
---------------------------------     ------------     ---------------     -----------     -----------
December 31, 1998
Allowance for Doubtful Accounts       $        114     $           399     $      (139)    $       374

December 31, 1999
Allowance for Doubtful Accounts       $        374     $           184     $      (259)    $       299

December 31, 2000
Allowance for Doubtful Accounts       $        299     $           530     $      (567)    $       262


                         TELESCAN, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                  SEPTEMBER 30,        DECEMBER 31,
                                                                                      2001                 2000
                                                                                 ----------------    -----------------
                                                                                   (unaudited)
ASSETS
CURRENT ASSETS:
   Cash and cash equivalents                                                         $      957        $     1,494
   Accounts receivable, net (allowance:  $285, $262)                                      1,275              3,411
   Notes receivable                                                                           -              4,594
   Marketable securities                                                                     21              4,178
   Other current assets                                                                     172                446
                                                                                     ----------        -----------
         TOTAL CURRENT ASSETS                                                             2,425             14,123
Property and equipment, net                                                               2,304              3,431
Software development costs, net                                                             849                838
Investments                                                                                 731                968
Other assets                                                                                 68                 80
                                                                                     ----------        -----------
         TOTAL ASSETS                                                                $    6,377        $    19,440
                                                                                     ==========        ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
   Accounts payable                                                                  $    2,852        $     3,799
   Deferred revenue                                                                       2,405              4,008
   Accrued royalties                                                                        586                869
   Accrued payroll                                                                          299                941
   Other current liabilities                                                                532                350
                                                                                     ----------        -----------
         TOTAL CURRENT LIABILITIES                                                        6,674              9,967
Capital lease obligations                                                                     -                 46
STOCKHOLDERS' EQUITY:
Class A - convertible preferred stock (liquidation preference $25 per share)
   (shares issued and outstanding: 0; 120)                                                    -                  1
Class B - convertible preferred stock (liquidation preference $25 per share)
   (shares issued and outstanding: 120; 0)                                                    1                  -
Common stock
   (shares issued and outstanding:  16,296; 16,296)                                         162                162
Additional paid in capital                                                               67,650             67,650
Accumulated comprehensive income                                                              -                  -
Accumulated deficit                                                                     (68,110)           (58,386)
                                                                                     ----------        -----------
         TOTAL STOCKHOLDERS' EQUITY                                                        (297)             9,427
                                                                                     ----------        -----------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                  $    6,377        $    19,440
                                                                                     ==========        ===========

       The accompanying notes are an integral part of these consolidated financial statements.

                         TELESCAN, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                                        THREE MONTHS ENDED                     NINE MONTHS ENDED
                                                        SEPTEMBER 30,                          SEPTEMBER  30,
                                                        ------------------------------------   -----------------------------------
                                                              2001                2000               2001                2000
                                                        -----------------    ---------------   -----------------    --------------
                                                          $      3,726       $       9,183     $        15,224      $      27,935

    Cost of revenue                                              1,470               4,215               5,973             13,624
    Selling and marketing expenses                                 448               1,993               2,575              5,223
    General and administrative expenses                          2,448               4,782               8,807             14,458
    Special and other charges                                      625               2,008               4,538              9,182
    Cost of acquisition opportunities                              434               4,464                 870              5,009
                                                        -----------------    ---------------   -----------------    --------------
         Total costs and expenses                                5,425              17,462              22,763             47,496
LOSS FROM OPERATIONS                                            (1,699)             (8,279)             (7,539)           (19,561)

    Net gain (loss) on sales of marketable securities           (2,038)                  -              (2,159)            20,696
    Interest, net                                                   11                 135                  54                548
    Other, net                                                       1                  45                  11                 46
                                                        -----------------    ---------------   -----------------    --------------
         Total other income (expense)                           (2,026)                180              (2,094)            21,290
                                                        -----------------    ---------------   -----------------    --------------
INCOME (LOSS) BEFORE INCOME TAXES                               (3,725)             (8,099)             (9,633)             1,729
   Income tax benefit                                                -                   -                   -                  -
                                                        -----------------    ---------------   -----------------    --------------
NET INCOME (LOSS)                                               (3,725)             (8,099)             (9,633)             1,729
     Less:  Preferred stock dividends                              (30)                (38)                (91)              (113)
                                                        -----------------    ---------------   -----------------    --------------
INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS         $     (3,755)        $    (8,137)        $    (9,724)        $    1,616
                                                        =================    ===============   =================    ==============
NET INCOME (LOSS) PER COMMON SHARE
    Basic                                                 $      (0.23)        $    (0.48)         $     (0.60)        $     0.10
    Diluted                                               $      (0.23)        $    (0.48)         $     (0.60)        $     0.09
                   WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic                                                           16,296              16,829              16,296             16,737
Diluted                                                         16,296              16,829              16,296             18,756

                         CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
                                         (IN THOUSANDS)

Net income (loss)                                         $     (3,725)         $    (8,099)       $    (9,633)        $    1,729
Change in net unrealized losses on marketable
   securities                                                    2,253               (8,989)                 -            (52,911)
Deferred taxes on net unrealized losses on marketable
   securities                                                        -                3,416                  -             20,106
                                                        -----------------    ---------------   -----------------    --------------
         COMPREHENSIVE LOSS                               $     (1,472)         $   (13,672)       $    (9,633)       $   (31,076)
                                                        =================    ===============   =================    ==============

       The accompanying notes are an integral part of these consolidated financial statements.

                         TELESCAN, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                                        NINE MONTHS ENDED SEPTEMBER 30,
                                                                                    --------------------------------------
                                                                                           2001                 2000
                                                                                    --------------       ---------------
 CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)                                                                  $    (9,633)         $     1,729
    Reconciling adjustments:
      Net (gain) loss on sale of marketable securities                                    2,159              (20,696)
      Special and other non-cash charges                                                  4,019                8,704
      Cost of acquisition opportunities                                                     870                4,194
      Stock options/ warrants provided for services                                           -                  362
      Amortization of deferred revenue                                                   (1,603)              (3,258)
      Depreciation and amortization                                                       1,758                2,320
    Changes in assets and liabilities:
      (Increase)/decrease in accounts receivable                                          2,136                   (7)
      Decrease in other current assets and other assets                                     283                  328
      Decrease in accounts payable                                                       (1,818)              (1,118)
      Increase/(decrease) in other current liabilities                                     (596)                 550
      Other                                                                                 (27)                   -
                                                                                    ------------         -------------
            Net cash used in operating activities                                        (2,452)              (6,892)
 CASH FLOWS FROM INVESTING ACTIVITIES:
    Additions to property and equipment                                                    (112)              (1,381)
    Additions to software development cost                                                 (538)                (581)
    Proceeds from repayment of note receivable                                            1,500                    -
    Proceeds from the sale of marketable securities                                       1,323                    -
    Purchases of investments                                                                  -               (3,639)
    Other                                                                                    10                  525
                                                                                    ------------         -------------
            Net cash provided by (used in) investing activities                           2,183               (5,076)
 CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from exercise of stock options                                                   -                  685
    Preferred dividends paid                                                                (61)                (113)
    Borrowings on capital lease obligations and notes payable                                23                   20
    Payments on notes payable and capital lease obligations                                (230)                (363)
                                                                                    ------------         -------------
            Net cash provided by (used in) financing activities                            (268)                 229
                                                                                    ------------         -------------

 DECREASE IN CASH AND CASH EQUIVALENTS                                                     (537)             (11,739)
 CASH AND CASH EQUIVALENTS:
    Beginning of period                                                                   1,494               12,625
                                                                                    ------------         -------------
    End of period                                                                   $       957          $       886
                                                                                    ============         =============
 OTHER NON-CASH INVESTING AND FINANCING ACTIVITIES WERE AS FOLLOWS:
    Net unrealized gain (loss), net of tax                                          $    (2,392)         $    30,302
    Exercise of GlobalNetFinancial.com option through sale of
         GlobalNetFinancial.com stock                                                         -               33,227
    Stock received in lieu for payment of services rendered                                   -                    -
    Acquisition of assets for stock                                                           -                  350
    Conversion of note receivable into equity investment                                  3,107                   64


      The accompanying notes are an integral part of these consolidated financial statements.

                         TELESCAN, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   BASIS OF PRESENTATION

The consolidated financial statements reflect the accounts of Telescan, Inc. (the "Company") and its wholly and majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

The accompanying condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2000 included in the Company's Annual Report on Form 10-K/A.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with Rule 10-01 of Regulation S-X for interim financial statements required to be filed with the Securities and Exchange Commission and do not include all information and footnotes required by generally accepted accounting principles. However, in the opinion of management, the information furnished reflects all adjustments, consisting of normal recurring adjustments, which are necessary to make a fair presentation of financial position and operating results for the interim periods. The results of operations for the three and nine-month periods ended September 30, 2001 are not necessarily indicative of the results to be expected for the full year.

Certain amounts in the September 30, 2000 consolidated financial statements have been reclassified to conform to the current period's presentation.

2.   LIQUIDITY

It is the Company's intention to control its operating expenses while continuing to focus on its existing products. In addition, the Company has implemented changes intended to reduce certain operating expenses. As discussed in Note 13, the Company sold its remaining marketable securities in October 2001. The Company is in the process of consummating a merger with ZiaSun Technologies, Inc. ("ZiaSun"), as discussed in Note 3 below. If this merger is consummated prior to year-end, management believes that the combined entity will have sufficient cash flows to fund operations and capital requirements. The Company currently expects to complete the merger in December 2001; however, no assurance can be given as to when, or if, the Company will be able to complete the merger.

These conditions raise substantial doubt about the Company's ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on many factors, including successful completion of the merger with ZiaSun. As disclosed in the Company's financial statements for the year ended December 31, 2000, the opinion of Arthur Andersen LLP, the independent public accountants for the Company, included an explanatory fourth paragraph stating that there is substantial doubt about the Company's ability to continue as a going concern.

3.   MERGER WITH ZIASUN TECHNOLOGIES, INC.

In May 2001, the Company executed a merger agreement with ZiaSun to form a new company, INVESTools Inc. ("INVESTools"). The new company will provide investor education, financial publications and analytical tools worldwide. The merger will be a stock for stock exchange with shareholders of ZiaSun receiving 75% of the stock in the new company and Telescan stockholders receiving 25% of the stock in the new company. Each share of ZiaSun common stock will be exchanged for one share of INVESTools common stock and each share of Telescan common stock will be exchanged for 0.55531 shares of INVESTools common stock.

4.   SPECIAL AND OTHER CHARGES

Special and other charges in the first nine months of 2001 included the following:

          - $2.4 million to reduce the investment in TeamVest LLC to fair value based on current valuation.

          - $700,000 to write-off the investment in GRO Corporation because the Company no longer expects to recover its investment.

          - $400,000 to write-down its investment in Individual Investor Group, Inc. because the Company no longer expects to recover its investment.

          - $300,000 to write-off the investment in FreeRealTime.com, Inc., which filed for voluntary bankruptcy.

          - $200,000 to write-off the investment in Tachyon Systems, LLC because the Company no longer expects to recover its investment.

          - $500,000 for severance costs as the Company continues efforts to control costs by further reducing staff.

5.   COST OF ACQUISITION OPPORTUNITIES

Cost of acquisition opportunities for the first nine months of 2001 were incurred in connection with the merger with ZiaSun currently underway. In 2000, the costs related to acquisition targets no longer being pursued.

6.   MARKETABLE SECURITIES

During the first nine months of 2001, in conjunction with management's business plans, the Company sold shares of marketable securities and recognized $66,000 in gross gains and $2.2 million in gross losses. Proceeds of $1.3 million were received from these sales.

7.   NOTE RECEIVABLE

In January 2001, the Company received a $1.5 million cash payment on a $4.2 million note receivable from TeamVest pursuant to an agreement that the Company entered into in November 1999. The Company then exercised its option to convert the remaining balance due on the note, plus accrued interest of $407,000, into approximately 1.9 million shares of TeamVest common stock which, on the conversion date, was valued at $3.1 million and represented approximately a 14% interest in TeamVest. See Note 4 above.

8.   PREFERRED STOCK

In January 2001, the holders of the 120,000 shares of Class A 5% Convertible Preferred Stock agreed to exchange all of their shares for new Class B 4% Convertible Preferred Stock ("4% Preferred Stock"). The 4% Preferred Stock pays $1.00 per share per annum in dividends and is convertible into 3,000,000 shares of Common Stock, which the Company has reserved for such conversion. The stock automatically converts on May 15, 2002. Pursuant to the terms of the merger agreement discussed in Note 3, these stockholders will receive INVESTools Preferred Stock with terms identical to the 4% Preferred Stock upon consummation of the merger.

At September 30, 2001, the Company had a liability of $30,000 for dividends in arrears on this preferred stock.

9.   SIGNIFICANT CUSTOMERS

BPI Communications, Inc. ("BPI") and National Broadcasting Company, Inc. ("NBC") each accounted for at least 10% of the Company's revenues for the year ended December 31, 2000.

In the fourth quarter of 2000, BPI notified the Company that it would no longer use the Company's services. This action resulted in a renegotiation of the contract at December 31, 2000 to discontinue development services and provide only fixed fee hosting services on a month-to-month basis for the first three months of 2001 and month-to-

                           TELESCAN, INC. AND SUBSIDIARIES
                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

month thereafter. Subsequent to April 2001, BPI no longer required hosting services from the Company and therefore, revenues will no longer be recorded from this customer.

A Settlement and Termination Agreement was entered into in June 2001 between the Company and NBC, which terminated the license agreement then in place between the parties. In accordance with the settlement agreement, the Company hosted NBC's web site until July 27, 2001. All other obligations under the license agreement were terminated with the settlement agreement. NBC paid the Company $1.5 million to satisfy outstanding receivables and to comply with the negotiated early termination costs included as part of the original agreement. The Company recognized approximately $900,000 in additional revenue in June 2001 as a result of the termination of the license agreement. In July 2001, the Company recognized approximately $100,000 in revenue related to the remaining licensing and hosting fees.

10.  CONTINGENCIES

In August 2000, a lawsuit (Avner Hacohen v. Telescan, Inc., No. 00CIV.5937) was filed against the Company in the United States District Court for the Southern District of New York by a former employee, Avner Hacohen, alleging that the Company failed to grant him certain stock options to which he was entitled. The plaintiff seeks monetary compensation for damages alleged to exceed $1 million, plus interest and attorney fees. The Company has responded to the complaint and the case is proceeding before the court. Although no assurances can be given, the Company believes that the ultimate resolution of the litigation will not have a material adverse impact on the Company's financial position or results of operations. The Company believes that (i) Mr. Hacohen's claim is without merit since he has no signed formal grant of stock options and (ii) almost ten years has elapsed since the termination of his employment and the statute of limitations has expired on Mr. Hacohen's claim.

From time to time the Company is also involved in certain legal actions arising in the ordinary course of business. It is the opinion of management that such litigation will be resolved without a material effect on the Company's financial position or results of operations.

11.  CALCULATION OF EARNINGS PER SHARE

                                                                       THREE MONTHS ENDED                 NINE MONTHS ENDED

The calculation of earnings per share was as follows:                 SEPTEMBER 30,                     SEPTEMBER 30,
                                                              -------------------------------    -----------------------------
                                                                  2001             2000             2001             2000
                                                              -------------    --------------    ------------    -------------
Income (loss) attributable to common shareholders (a)         $    (3,755)     $   (8,137)       $   (9,724)     $    1,616
Dividends on preferred stock                                          -(c)            -(c)              -(c)            113
                                                              -------------    --------------    ------------    -------------
Income (loss) attributable to common shareholders, assuming
   dilution (b)                                               $    (3,755)     $   (8,137)       $   (9,724)     $    1,729
                                                              ===========      ==========        ==========      ==========

Average shares outstanding (a)                                     16,296          16,829            16,296          16,737
Effect of dilutive securities
    Convertible preferred stock                                       -(c)            -(c)              -(c)          1,742
    Stock options                                                     -(c)            -(c)              -(c)            277
                                                              -------------    --------------    ------------    -------------
Average shares outstanding, assuming dilution (b)                  16,296          16,829            16,296          18,756
                                                              ===========      ==========        ==========      ==========

Net income (loss) per common share
    Basic                                                     $    (0.23)      $   (0.48)         $  (0.60)       $    0.10
    Diluted                                                   $    (0.23)      $   (0.48)         $  (0.60)       $    0.09

    (a) Used to compute basic earnings per share.
    (b) Used to compute diluted earnings per share.
    (c) Because the Company is in a loss position, the stock options and convertible preferred stock are antidilutive.

                              TELESCAN, INC. AND SUBSIDIARIES
                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


12.   RECENT ACCOUNTING PRONOUNCEMENTS

In August 2001, the Financial Accounting Standards Board ("FASB") issued Statement No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS. Statement No. 144 supersedes FASB Statement No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF and the accounting and reporting provisions of APB Opinion No. 30, REPORTING THE RESULTS OF OPERATIONS - REPORTING THE EFFECTS OF DISPOSAL OF A SEGMENT OF A BUSINESS, AND EXTRAORDINARY, UNUSUAL AND INFREQUENTLY OCCURRING EVENTS AND TRANSACTIONS for the disposal of a segment of a business. The purpose of this statement was to bring together two accounting models for disposing of long-lived assets under one framework. In addition, Statement No. 144 eliminates the exception to consolidation for a subsidiary for which control is likely to be temporary. This Statement is effective for financial statements issued for fiscal years beginning after December 15, 2001.

In June 2001, the FASB issued Statement No. 143, ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS. Statement No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated retirement costs. This statement is effective for financial statements issued for fiscal years beginning after June 15, 2002.

In June 2001 the Financial Accounting Standards Board issued Statement No. 141, BUSINESS COMBINATIONS and Statement No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. Statement No. 141 addresses financial accounting and reporting for goodwill and other intangible assets acquired in a business combination upon acquisition. Statement No. 142 addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This Statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements.

The provisions of Statement No. 141 apply to all business combinations initiated after June 30, 2001. The provisions also apply to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001 or later.

The provisions of Statement No. 142 are required to be applied starting with fiscal years beginning after December 15, 2001. Goodwill and intangible assets acquired after June 30, 2001, will be subject immediately to the amortization provisions of this Statement.

Management believes adoption of these pronouncements will not have a material impact on the consolidated results of operations or financial position of the Company.

13.  SUBSEQUENT EVENTS

In October 2001, the Company entered into an Asset Purchase Agreement with Individual Investor Group, Inc. ("IIGP") to purchase certain assets from it in exchange for all of the IIGP stock held by the Company, which was classified as a marketable security as of September 30, 2001. The assets included a database of registered users and use of the domain name IndividualInvestor.com. No gain or loss was recorded on the transaction in the fourth quarter of 2001. See Note 4 for a discussion of the write-down to fair value that the Company recognized on the marketable security in the third quarter of 2001.

                          APPENDIX A--FORM OF ELECTION

                               INVESTOOLS INC.


                           ELECTION FOR ACCEPTANCE OR
                    REJECTION OF RESCISSION OFFER AND RELEASE


THE RESCISSION OFFER WILL EXPIRE AT THE LATER OF (A) 12:00 MIDNIGHT, MOUNTAIN STANDARD TIME, ON ____________________ ___, 2002, OR (B) THIRTY DAYS AFTER THE DATE ON WHICH THE UNDERSIGNED ACTUALLY RECEIVED THIS ELECTION FORM.

------------------------------------------------------------------------------

      Please complete and sign this document and return it to INVESTools Inc., at the address set forth below, on or before midnight, Mountain Standard Time, on ________________ ___, 2002, the Expiration Date of the Rescission Offer. Please indicate your election by INITIALING either (i) the space immediately preceding paragraph A below to ACCEPT the Rescission Offer or (ii) the space immediately preceding paragraph B to REJECT the Rescission Offer and affirm your intention to retain the Common Stock.

------------------------------------------------------------------------------

                         RESCISSION OFFEREE INFORMATION

Offeree:_________________________________________________
Number of Shares Subject to Rescission Offer:___________   Cert. No.(s):________

A.   Shares Purchased for Services for which compensation was withheld:
     __________Shares; Total Amount of compensation withheld: $__________;

B. All Other Shares:_________Shares; Value (average closing bid price during twenty trading days prior to date of Prospectus): $__________

TOTAL AMOUNT OF RESCISSION OFFER: $______________
(Including interest at 12% per annum through Expiration Date.)

INVESTools Inc.
5959 Corporate Drive, Suite 2000
Houston, TX 77036

Gentlemen:

      The undersigned hereby acknowledges having received and carefully read the rescission offer (the "Rescission Offer") of INVESTools Inc. (the "Company") described in the Prospectus dated _______________, 2001 (the "Prospectus"), of the Company, to repurchase the shares of common stock (the "Common Stock"), identified above, which were previously acquired by the undersigned from the Company (the "Securities"), in connection with the Company's acquisition of Seminar Marketing Group, Inc. ("SMG"). As indicated below, the undersigned hereby (i) elects to accept the Rescission Offer and requests that the Company repurchase the Common Stock in accordance with the terms of the Rescission Offer, or (ii) rejects the Rescission Offer, and affirms the undersigned's intention to retain the Common Stock.

      The undersigned that the Company and others will rely on the representations, warranties and agreements contained in this Form of Election, and that if any of the representations, warranties and agreements made by the undersigned are no longer accurate, he or she shall promptly notify the Company.

      PLEASE SELECT "A" OR "B" BELOW BY CHECKING THE APPROPRIATE BOX BELOW.

      ________A. ACCEPTANCE OF RESCISSION OFFER; REQUEST FOR RESCISSION

      1. The undersigned hereby irrevocably elects to accept the Company's offer to repurchase all of the Common Stock on the terms described in the Prospectus under "THE RESCISSION OFFER," and to pay the undersigned an amount equal to (a) the consideration which the undersigned paid to the Company for the Common Stock, plus, (b) the market price per share of all other Common Stock received in connection with the acquisition of SMG , at the market price of such Common Stock as of the date of the Prospectus, together with (c) interest on such amounts from the date of acquisition of the undersigned's shares of SMG, to the Expiration Date, at 12% per annum, in the amount set forth above under "RESCISSION OFFEREE INFORMATION." The undersigned understands that as a result of accepting the Rescission Offer, the undersigned will no longer hold the Common Stock represented by the certificate(s) referenced above.

      The undersigned (Check applicable box) [ ] HAS; [ ] HAS NOT resold all or a portion of the Common Stock.

                 TABLE TO FILL OUT ONLY IF YOU HAVE SOLD SHARES:

Number of Shares Sold:___________Shares    Date Sold:_______________________
Amount of Consideration Received:$________________
Type of Consideration (Check applicable box): Cash [ ] Other Consideration [ ] If Other Consideration, describe:_______________________________________________
Person Who Acquired Shares:_____________________________________________________
Address:________________________________________________________________________

      (Note: If you have resold the Common Stock to a third party at a loss prior to the date hereof in a bona fide transaction, please enclose herewith proof reasonably satisfactory to the Company evidencing the sale of the Common Stock at a loss in a bona fide transaction. Satisfactory proof of sale at a loss may take the form of appropriate documentation reflecting the sale and the purchase price. If the proof of a bona fide sale at a loss is not reasonably satisfactory to the Company, the Company may require additional proof. In addition, the Company may require evidence that any sale of the Common Stock was a bona fide transfer of such shares.)

      2. The undersigned hereby encloses the certificates identified below, representing all of the Common Stock that the undersigned acquired from the Company, duly endorsed for transfer or accompanied by an assignment separate from the applicable stock certificate in either case with the signature(s) guaranteed by an eligible guarantor institution. The enclosed represents all, and not less than all, of the Common Stock that the undersigned acquired from the Company. The undersigned hereby represents that the undersigned is conveying all interests in the Common Stock free and clear of all liens and encumbrances of any kind, and that no such interest has been previously or concurrently transferred in any manner to any other person or entity.

      ______ B. REJECTION OF RESCISSION OFFER; AFFIRMATION OF INTENTION TO RETAIN COMMON STOCK.

      The undersigned hereby affirms the undersigned's intent to retain the Common Stock, and elects NOT to accept the Company's offer to repurchase such Securities.

      The undersigned understands that as a result of rejecting the Rescission Offer, the undersigned will continue to hold the Common Stock.

      The undersigned understands and acknowledges that the rejection of the Rescission Offer is speculative in nature, involves a high degree of risk and is suitable only for persons of substantial means who are able to bear the risk of loss of their entire investment. The undersigned understands all of the risk factors to the rejection of the Rescission Offer, including those set forth in the caption "Risk Factors" in the Prospectus.

                                     RELEASE

      In consideration of the offer to repurchase the undersigned's Securities, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby irrevocably releases and discharges the Company, SMG, and their past, current and future officers, directors, employees, affiliates, representatives and agents, of and from all claims which the undersigned and the undersigned's successors and assigns have, ever had or might have in connection with the sales and issuances by the Company and SMG of Common Stock including, but not limited to, any violation of federal and/or state security laws or regulations, to the maximum extent permitted by applicable law.

                                  INSTRUCTIONS

      The signature on this letter on transmittal and on the stock transfer power must correspond exactly to the name on your stock certificate(s). If held as joint tenants, both must sign. The Company may require evidence of authority of the signer if a trustee, executor, administrator, attorneys-in-fact, or others acting in a fiduciary or representative capacity. Signatures on this Form of Election do not need to be signature guaranteed, but the signature(s) on the stock transfer power, or stock certificate(s) must be guaranteed.

      THIS FORM SHOULD BE MAILED OR SENT AS SOON AS PRACTICAL, BUT IN NO EVENT SHOULD THIS FORM BE RECEIVED BY THE COMPANY LATER THAN THE EXPIRATION DATE, WHICH IS ___________ ____, 2002.

                                  THE UNDERSIGNED:

                                  -----------------------------------------
                                  Print name of the undersigned and, (a) if Securities are held by a partnership, corporation, trust or entity, the name and capacity of the individual signing on its behalf, and (b) if Securities are held as joint tenants or as community property, name(s) of co-purchaser(s).


Dated: ________________, 2001     ______________________________________________
                                  Signature

                                  ______________________________________________
                                  Tax I.D./Soc. Sec. No.

Dated: ________________, 2001     ______________________________________________
                                  Signature

                                  ______________________________________________
                                  Tax I.D./Soc. Sec. No.

Residence Address:                ______________________________________________

Street Address:                   ______________________________________________

City, State and Zip Code          ______________________________________________

Mailing Address (if different
from residence):                  ______________________________________________

Street Address:                   ______________________________________________

City State and Zip Code:          ______________________________________________


                                    PART II

                    INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following table sets forth the costs and expenses payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates, except the SEC registration fee.

SEC Registration Fee                      $     150
Legal Fees and Expenses                      65,000
Accounting Fees and Expenses                  4,000
Printing Fees and Expenses                   10,000
Transfer Agent and Registrar Fees             1,500
Miscellaneous expenses                        2,000
                                          ---------
TOTAL                                     $  82,650*

*Includes expenses previously incurred by the Company's predecessors, ZiaSun and Telescan, in connection with this Rescission Offer.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      INVESTools is a Delaware Corporation. Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (ii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchase or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

      Reference also is made to Section 145 of the DGCL, which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

      Article VIII of the Amended and Restated Certificate of Incorporation and
Article V of the By-Laws of INVESTools provide that except as provided under the Delaware General Corporation Law, (i) directors of INVESTools shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, (ii) INVESTools shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of INVESTools, or is or was serving at the request of INVESTools as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, and
(iii) INVESTools may purchase and maintain insurance on behalf of such persons.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

      Set forth below is the information required under Item 701, Regulation S-K, concerning all sales of unregistered securities by the Registrant and its predecessor, ZiaSun, within the past three years.

      On October 5, 1998, in conjunction with the acquisition of Momentum Internet Incorporated, a corporation organized under the laws of the British Virgin Islands ("Momentum Internet"), ZiaSun issued in a stock-for-stock exchange 1,130,000 (post-split adjusted) shares of restricted common stock in exchange for all capital stock of Momentum Internet thereby making Momentum Internet a wholly owned subsidiary of ZiaSun. No underwriters were used. The transaction was deemed exempt from registration pursuant to Section 4(2) of the Securities Act of 1933. The recipients of the shares in this transaction were shareholders of Momentum Internet, and possessed more information regarding the business of ZiaSun than any other person. The certificates representing each of the issued shares bear an appropriate restrictive legend.

      On October 5, 1998, in conjunction with the acquisition of Momentum Asia, Inc., ("Momentum Asia"), a corporation organized under the laws of the Republic of the Philippines, ZiaSun issued in a stock-for-stock exchange 4,000,000 (post-split adjusted) shares of restricted common stock in exchange for all capital stock of Momentum Asia, thereby making Momentum Asia a wholly-owned subsidiary of ZiaSun. No underwriters we used. The transaction was deemed exempt from registration pursuant to Section 4(2) of the Securities Act of 1933. The recipients of the shares in this transaction were shareholders of Momentum Asia, and possessed more information regarding the business of ZiaSun than any other person. The certificates representing each of the issued shares bear an appropriate restrictive legend.

      On March 25, 1999, in conjunction with the acquisition of Asia4sale.com, Ltd., a Hong Kong Registered Company ("Asia4sale"), ZiaSun issued 100,000 (post split adjusted) shares of restricted common stock, in exchange for 99 of the 100 shares of Asia4sale, thereby making Asia4sale virtually a wholly-owned subsidiary of ZiaSun. ZiaSun sold Asia4sale in December 1999.

      On March 31, 1999, in conjunction with the acquisition of OIA, and in exchange for all of the capital stock of OIA, ZiaSun issued 1,000,000 (post split adjusted) shares of "restricted" common stock, thereby making OIA a wholly-owned subsidiary of ZiaSun. In addition, ZiaSun issued an additional 5,000,000 (post split adjusted) shares (the "Escrow Shares") pro-rata to the shareholders of OIA. The Escrow Shares were being held in escrow pursuant to the terms of the adjustment provision set forth in the acquisition agreement.

      On April 10, 1999, ZiaSun issued 25,000 (post-split adjusted) shares of "restricted" common stock to Allen D. Hardman, the current President of ZiaSun upon the exercise by Mr. Hardman of the vested portion of his stock option.

      On January 13, 2000, Allen D. Hardman, an officer and director or ZiaSun exercised a stock option to purchase 25,000 restricted shares of Common Stock at a price of $2.00 per share for total cash consideration received by ZiaSun of $50,000.

      On March 2, 2000, ZiaSun issued 30,000 restricted shares to Netgenesis Strategic Internet Marketing, Ltd., for marketing and shareholder relation services.

      On May 22, 2000, in conjunction with the acquisition of Asia Prepress Technology, Inc. ("Asia Prepress") and in exchange for all of the capital stock of Asia Prepress, ZiaSun issued 100,000 shares of "restricted" common stock thereby making Asia Prepress a wholly owned subsidiary of ZiaSun.

      On May 22, 2000, in conjunction with the acquisition of Asia Internet Services, Inc. ("Asia Internet") and in exchange for all of the capital stock of Asia Internet, ZiaSun issued 150,000 shares of "restricted" common stock thereby making Asia Prepress a wholly owned subsidiary of ZiaSun.

      On June 6, 2000, pursuant to the terms of the Amendment to the Acquisition Agreement between ZiaSun and OIA Shareholders, ZiaSun issued 4,820,152 restricted shares of its Common Stock to the former owners of OIA as part of their total earn out of 9,820,152 shares of which 5,000,000 shares had been previously issued and held in escrow.

      On July 3, 2000, Allen D. Hardman, the President, CEO and a Director or ZiaSun exercised a stock option to purchase 25,000 restricted shares of Common Stock at a price of $2.00 per share for total cash consideration received by ZiaSun of $50,000.

      On August 2, 2000, at a Special Meeting of the Board of Directors, the board ratified and approved the issuance of a total 100,000 restricted shares of common stock to Credico Inc., and Hans von Meiss, for their efforts and services in locating, negotiating and assisting in the consummation of agreement between ZiaSun and the McKenna Group. The board authorized the issuance of 50,000 restricted shares to Credico, Inc., a Nevada corporation, owned and controlled by Bryant D. Cragun, a member of the advisory board of ZiaSun, and 50,000 restricted shares to Hans Von Meiss, a director of ZiaSun.

      On August 2, 2000, at a Special Meeting of the Board of Directors, the board ratified and approved the issuance of a total 103,500 restricted shares of common stock to Bryant D. Cragun in conversion of the debt of $690,000 owing by ZiaSun to Mr. Cragun.

      On September 29, 2000, ZiaSun acquired all of the outstanding stock of Seminar Marketing Group, Inc., ("SMG"), a Utah corporation. Under the terms of the acquisition agreement, ZiaSun, issued an aggregate of 370,000 restricted shares of Common Stock to stockholders of SMG in exchange for such stock. This transaction is the subject of the rescission offer under this registration statement.

      On October 15, 2000, ZiaSun acquired all of the outstanding stock of Memory Improvement Systems,. Inc. ("MIS"), a Utah corporation. Pursuant to the terms of the acquisition agreement, ZiaSun, issued an aggregate of 400,000 restricted shares of Common Stock to stockholders of MIS in exchange for such stock.

      On November 20, 2000 ZiaSun issued a total of 71,660 restricted shares to its directors. ZiaSun also issued Non-Qualified Stock Options to purchase a total of 20,000 shares of ZiaSun's common stock, to the non-employee directors and advisory board members.

      Except for the issuance of shares in connection with the acquisition of SMG, which is the subject of this registration statement, the offer and/ or sale of securities in the transactions described above, were made in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended, set forth in Section 4(2) of the Securities Act. The recipients of the securities in each of the transactions set forth above represented their intention to acquire such securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the shares certificates and instruments used in such transactions. All recipients were given adequate information about the Registrant at the time of the acquisition of such securities, or had access, through employment or other relationships with the Registrant, to such information. Concerning the sale of shares in connection with the acquisition of SMG, management believed, as indicated in this registration statement, that the offer and sale of securities to the SMG shareholders was made in compliance with all securities laws, but have since been advised that ZiaSun did not comply with the registration requirements of the Securities Act. However, persons receiving shares in the transaction were each provided with a disclosure document regarding the Registrant, and each executed an investment letter, representing their intention to acquire the securities for investment.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a) List of Exhibits attached or incorporated by reference pursuant to
Item 601 of Regulation S-K.

EXHIBIT   DESCRIPTION
-------   -----------
    2.1   Acquisition Agreement and Plan of Reorganization between ZiaSun
          Technologies, Inc. and Momentum Internet Incorporated dated
          October 5, 1998. (Incorporated by the Registrant's Registration
          Statement on Form 10-SB filed September 16, 1999, Commission File
          No. 000-27349)

    2.2   Acquisition Agreement and Plan of Reorganization between ZiaSun
          Technologies, Inc. and Momentum Asia, Inc. dated October 5, 1998.
          (Incorporated by reference from the Registrant's Registration
          Statement on Form 10-SB filed September 16, 1999, Commission File
          No. 000-27349)

    2.3   Acquisition Agreement and Plan of Reorganization between ZiaSun
          Technologies, Inc. and Asia4sale.com, Ltd., dated March 25, 1999.
          (Incorporated by reference from the Registrant's Registration
          Statement on Form 10-SB filed September 16, 1999, Commission File
          No. 000-27349)

    2.4   Acquisition Agreement and Plan of Reorganization between ZiaSun
          Technologies, Inc. and Online Investors Advantage, Inc., dated
          March 31, 1999. (Incorporated by reference from the Registrant's
          Registration Statement on Form 10-SB filed September 16, 1999,
          Commission File No. 000-27349)

    2.5   Acquisition Agreement and Plan of Reorganization between ZiaSun
          Technologies, Inc. and Seminar Marketing group, Inc., dated
          September 29, 2000 (Incorporated by reference from the Registrant's Current Report on Form 8-K filed on October 3, 2000).

    2.6   Acquisition Agreement and Plan of Reorganization with Memory
          Improvement Systems, Inc., dated October 10, 2000 (Incorporated by reference from the Registrant's Current Report on Form 8-K filed on October 3, 2000).

    2.7 Second Amended and Restated Agreement and Plan of Merger, dated as of September 25, 2001, between ZiaSun and Telescan, Inc.
          (Incorporated by reference from Registration Statement on Form S-4 of INVESTools, Inc., SEC File No. 333-67454, filed on November 9,
          2001, and included as Annex I to the joint proxy statement/prospectus included in such Registration Statement).

    3.1   Restated Articles of Incorporation of ZiaSun Technologies, Inc.
          (Incorporated by reference from the Registrant's Registration
          Statement on Form 10-SB filed on September 16, 1999).

    3.2 Restated By-laws of ZiaSun Technologies, Inc. (Incorporated by reference from the Registrant's Current Report on Form 8-K filed on November 3, 2000).

    3.3 Certificate of Amendment of Restated Certificate of Incorporation of Telescan, Inc. Filed with the Delaware Secretary of State on
          May 31, 1999. (Incorporated by reference to Telescan's Form 10-K for the annual period ended December 31, 1999.)

    3.4   By-laws of Telescan, Inc.  (Incorporated by reference to
          Telescan's Form S-1 dated September 14, 1993 (Registration No.
          33-52182).)


                                     II-4

    3.5   Restated Certificate of Incorporation of INVESTools, Inc.
          (Incorporated by reference from Registration Statement on Form
          S-4 of INVESTools, Inc., SEC File No. 333-67454, filed on
          November 9, 2001, and included as Annex V to the joint proxy statement/prospectus included in such Registration Statement).

    3.6 Restated By-laws of INVESTools, Inc. (Incorporated by reference from Registration Statement on Form S-4 of INVESTools, Inc., SEC
          File No. 333-67454, filed on November 9, 2001, and included as
          Annex VI to the joint proxy statement/prospectus included in such Registration Statement).

   10.1 Amended Stock Option Plan of Telescan. (Incorporated by reference from Telescan's Post-Effective Amendment No. 1 to Form S-8 filed
          February 2, 1994.)

   10.2 1995 Stock Option Plan of Telescan. (Incorporated by reference from Telescan's Registration Statement on Form S-8 filed July 12,
          1995.)

   10.3   June 2000 Amendment to the 1995 Stock Option Plan of Telescan.
          (Incorporated by reference from Telescan's Registration Statement on Form S-8 filed November 21, 2000.)

   10.4 2000 Stock Option Plan of Telescan. (Incorporated by reference from Telescan's Registration Statement on Form S-8 filed November
          21, 2000.)

   10.5 Amended 1999 Stock Option Plan of ZiaSun. (Incorporated by reference from ZiaSun's Post-Effective Amendment No. 1 to Form
          S-8 filed June 14, 2000.)

   10.6   Non-Qualified Stock Option Agreement between ZiaSun and Allen D.
          Hardman. (Incorporated by reference from ZiaSun's Registration
          Statement on Form 10-SB filed September 16, 1999.)

   10.7   Amended and Restated Employment Agreement and Stock Option of
          Allen D. Hardman, dated August 2, 2000. (Incorporated by reference from ZiaSun's Quarterly Report on Form 10-Q filed on August 17,
          2000.)

   10.8   Stock Purchase Agreement by and between Telescan and GE Capital
          Equity Investment Inc., dated January 14, 1999, (Incorporated by reference from Telescan's Form 8-K filed January 14, 1999.)

   10.9   Stock Purchase Agreement by and between Telescan and GE Capital
          Equity Investment Inc., dated as of July 23, 1999 (Incorporated by reference from Telescan's Form 8-K filed July 30, 1999.)

  10.10   Lease Agreement between EsNET Properties L.C. and OIA, dated May
          25, 1999. (Incorporated by reference from ZiaSun's Registration
          Statement on Form 10-SB filed September 16, 1999.)

  10.11   Lease Agreement between DC Mason Ltd. and OIA, dated October 7,
          1998. (Incorporated by reference from ZiaSun's Registration
          Statement on Form 10-SB filed September 16, 1999.)

  10.12   Lease Agreement between Gordon Jacobson and OIA, dated June 22,
          1999. (Incorporated by reference from the ZiaSun's Registration
          Statement on Form 10-SB filed September 16, 1999.)

  10.13 Office Lease Agreement between Telescan and Chevron U.S.A., Inc., dated November 8, 1995. (Incorporated by reference from Telescan's Form 10-K for the annual period ended December 31, 1995.)

  10.14 Client Service Agreement, dated January 14, 2000 between ZiaSun and Continental Capital & Equity Corporation. (Incorporated by reference from ZiaSun's Form 10K for the annual period ended
          December 31, 1999.)


                                     II-5

  10.15   Consulting Agreement, dated January 1, 2000, between ZiaSun and
          Credico Inc. (Incorporated by reference from ZiaSun's Quarterly
          Report on Form 10-QSB filed May 22, 2000.)

  10.16   Business Agreement, dated April 20, 2000, between ZiaSun and The
          McKenna Group. (Incorporated by reference from ZiaSun's Quarterly
          Report on Form 10-QSB filed on May 22, 2000.)

  10.17   Venture Fund Agreement between ZiaSun and The McKenna Group, dated
          July 3, 2000. (Incorporated by reference from ZiaSun's Quarterly
          Report on Form 10-Q filed on August 17, 2000.)

  10.18   Agreement, dated April 13, 2001, between ZiaSun and MKZ Fund, LLC.
          (Incorporated by reference from ZiaSun's Current Report on Form
          8-K filed on August 1, 2001.)

  10.19   Non-Competition Agreement, dated March 8, 2000, between OIA and
          MIT, LLC. (Incorporated by reference from ZiaSun's Current Report on Form 8-K filed on August 1, 2001.)

  10.20   Voting Agreement between ZiaSun and Vulcan Ventures, Inc., dated
          May 3, 2001. (Incorporated by reference from Registration
          Statement on S-4, File No. 333-67454, filed on November 9, 2001, and included as Annex II to the joint proxy statement/prospectus included in such Registration Statement.)

  10.21   Voting Agreement among ZiaSun and NBC-TSCN Holding, Inc., and GE
          Capital Equity Investments, Inc., dated May 3, 2001.
          (Incorporated by reference from Registration Statement on S-4, File No. 333-67454, filed on November 9, 2001, and included as
          Annex II to the joint proxy statement/prospectus included in such Registration Statement.)

  10.22   Voting Agreement between ZiaSun and LJH Corporation, dated May 3,
          2001. (Incorporated by reference from Registration Statement on S-4, File No. 333-67454, filed on November 9, 2001, and included as Annex II to the joint proxy statement/prospectus included in such Registration Statement.)

  10.23   Voting Agreement between Telescan and Ross Jardine, dated May 2,
          2001. (Incorporated by reference from Registration Statement on S-4, File No. 333-67454, filed on November 9, 2001, and included as Annex II to the joint proxy statement/prospectus included in such Registration Statement.)

  10.24   Voting Agreement between Telescan and D. Scott Elder, dated May 2,
          2001. (Incorporated by reference from Registration Statement on S-4, File No. 333-67454, filed on November 9, 2001, and included as Annex II to the joint proxy statement/prospectus included in such Registration Statement.)

  10.25   Voting Agreement between Telescan and Scott Harris, dated May 2,
          2001. (Incorporated by reference from Registration Statement on S-4, File No. 333-67454, filed on November 9, 2001, and included as Annex II to the joint proxy statement/prospectus included in such Registration Statement.)

  10.26   Voting Agreement between Telescan and David W. McCoy, dated May 2,
          2001. (Incorporated by reference from Registration Statement on S-4, File No. 333-67454, filed on November 9, 2001, and included as Annex II to the joint proxy statement/prospectus included in such Registration Statement.)

  10.27   Voting Agreement between Telescan and Momentum Media Ltd., dated
          May 2, 2001.  (Incorporated by reference from Registration
          Statement on S-4, File No. 333-67454, filed on November 9, 2001, and included as Annex II to the joint proxy statement/prospectus included in such Registration Statement.)


                                     II-6

  10.28   Lock-up Agreement between ZiaSun and Vulcan Ventures, Inc., dated
          May 2, 2001. (Incorporated by reference from Registration
          Statement on S-4, File No. 333-67454, filed on November 9, 2001, and included as Annex III to the joint proxy statement/prospectus included in such Registration Statement.)

  10.29   Lock-up Agreement between Telescan and Ross Jardine, dated May 2,
          2001. (Incorporated by reference from Registration Statement on S-4, File No. 333-67454, filed on November 9, 2001, and included as Annex III to the joint proxy statement/prospectus included in such Registration Statement.)

  10.30   Lock-up Agreement between Telescan and D. Scott Elder, dated May
          2, 2001. (Incorporated by reference from Registration Statement on
          S-4, File No. 333-67454, filed on November 9, 2001, and included as Annex III to the joint proxy statement/prospectus included in such Registration Statement.)

  10.31   Lock-up Agreement between Telescan and Scott Harris, dated May 2,
          2001. (Incorporated by reference from Registration Statement on S-4, File No. 333-67454, filed on November 9, 2001, and included as Annex III to the joint proxy statement/prospectus included in such Registration Statement.)

  10.32   Lock-up Agreement between Telescan and David W. McCoy, dated May
          2, 2001. (Incorporated by reference from Registration Statement on
          S-4, File No. 333-67454, filed on November 9, 2001, and included as Annex III to the joint proxy statement/prospectus included in such Registration Statement.)

  10.33   Form of Employment Agreement between INVESTools and Lee K. Barba.
          (Incorporated by reference from Registration Statement on S-4, File No. 333-67454, filed on November 9, 2001, and included as
          Annex IV to the joint proxy statement/prospectus included in such Registration Statement.)

  10.34   Form of Employment Agreement between INVESTools and Ross Jardine.
          (Incorporated by reference from Registration Statement on S-4, File No. 333-67454, filed on November 9, 2001, and included as
          Annex IV to the joint proxy statement/prospectus included in such Registration Statement.)

  10.35   Form of Employment Agreement between INVESTools and D. Scott
          Elder. (Incorporated by reference from Registration Statement on S-4, File No. 333-67454, filed on November 9, 2001, and included as Annex IV to the joint proxy statement/prospectus included in such Registration Statement.)

   16.1   Letter from HJ & Associates regarding change in accountants
          (Incorporated by reference from the Registrant's Current Report on Form 8-K filed on October 10, 2000).

   16.2   Letter from Hein + Associates LLP regarding change in accountants
          (Incorporated by reference from Telescan, Inc.'s Current Report on
          Form 8-K/A filed on April 13, 2000).

   23.1   Consent of Jones, Jensen & Company with respect to ZiaSun.

   23.2   Consent of BDO Seidman, LLP with respect to ZiaSun.

   23.3   Consent of Arthur Andersen LLP with respect to Telescan.

   23.4   Consent of Hein + Associates LLP with respect to Telescan.


ITEM 17. UNDERTAKINGS.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Corporation, or otherwise, the Corporation has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Corporation of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Corporation will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The Corporation will:

      (1) For determining any liability under the Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Corporation under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

      (2) For determining any liability under the Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York on December 13, 2001.

                                                INVESTOOLS, INC.
                                                A DELAWARE CORPORATION

                                                /s/ Lee K. Barba
                                                --------------------------------
                                                By: Lee K. Barba
                                                Its: Principal Executive Officer

                                POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lee K. Barba, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of his substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this Registration Statement below.

Dated: December 13, 2001                  /s/ Lee K. Barba
                                         ------------------------------
                                         By: Lee K. Barba
                                         Its: CEO and Director

Dated: ________________ ___, 2001        ______________________________
                                         By: William D. Savoy
                                         Its: Chairman of the Board

Dated: December 11, 2001                  /s/ Ross W. Jardine
                                         ------------------------------
                                         By: Ross W. Jardine
                                         Its: Exec. Vice President and Director

Dated: December 11, 2001                  /s/ D. Scott Elder
                                         ------------------------------
                                         By: D. Scott Elder
                                         Its: Exec. Vice President and Director

Dated: December 13, 2001                  /s/ Stephen C. Wood
                                         ------------------------------
                                         By: Stephen C. Wood
                                         Its: Director

Dated: ________________ ___, 2001        ______________________________
                                         By: Hans von Meiss
                                         Its: Director